    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 4, 2000.

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM F-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        CHINA MOBILE (HONG KONG) LIMITED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                   HONG KONG, CHINA                                          NOT APPLICABLE
            (STATE OR OTHER JURISDICTION OF                                 (I.R.S. EMPLOYER
            INCORPORATION OR ORGANIZATION)                                 IDENTIFICATION NO.)

                             60TH FLOOR, THE CENTER
                            99 QUEEN'S ROAD CENTRAL
                                HONG KONG, CHINA
                                (852) 3121-8888
   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             CT CORPORATION SYSTEM
                               111 EIGHTH AVENUE
                                   13TH FLOOR
                               NEW YORK, NY 10011
                                 (212) 590-9200
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:

                 MATTHEW BERSANI, ESQ.                                       CHUN WEI, ESQ.
                  SHEARMAN & STERLING                                      SULLIVAN & CROMWELL
             12TH FLOOR, GLOUCESTER TOWER                                      28TH FLOOR
            THE LANDMARK, 11 PEDDER STREET                              NINE QUEEN'S ROAD CENTRAL
                   HONG KONG, CHINA                                         HONG KONG, CHINA

                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
             TITLE OF EACH CLASS OF                       PROPOSED MAXIMUM                    AMOUNT OF
           SECURITIES TO BE REGISTERED             AGGREGATE OFFERING PRICE(1)(2)          REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
Ordinary shares, par value HK$0.10 per
  share(3).......................................          $3,310,000,000                     $  873,840
US$         % convertible notes due     (4)......          $  690,000,000                     $  182,160
                                                   -----------------------          ---------------------
         Total...................................          $4,000,000,000                     $1,056,000
                                                   -----------------------          ---------------------
                                                   -----------------------          ---------------------
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

(1) Includes ordinary shares and convertible notes initially offered and sold outside the United States that may be resold from time to time in the United States. The ordinary shares and convertible notes are not being registered for the purpose of sales outside the United States. See "Underwriting".

(2) Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933.

(3) American depositary shares issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 filed with the Commission on October 4, 2000. Each American depositary share represents five ordinary shares.

(4) Includes the registration of such currently indeterminate number of ordinary shares as shall be issuable from time to time upon conversion of the convertible notes.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   Subject to Completion. Dated      , 2000.

[CHINA MOBILE (HK) LOGO]
                        CHINA MOBILE (HONG KONG) LIMITED

                              [CHINESE CHARACTERS]
                     201,001,644 AMERICAN DEPOSITARY SHARES
                   REPRESENTING 1,005,008,218 ORDINARY SHARES
                                      AND

              US$600,000,000       % CONVERTIBLE NOTES DUE
                            ------------------------
     China Mobile (Hong Kong) Limited is offering American depositary shares representing ordinary shares in the form of ADSs or ordinary shares. Each ADS is
equal to five ordinary shares. Concurrently, China Mobile (HK) is offering    %
convertible notes due           . The number of ordinary shares and ADSs to be
sold in the share offering may be adjusted as necessary to ensure that the total gross proceeds of the share offering will be equivalent to approximately US$6,575 million.

     ADSs and ordinary shares of China Mobile (HK) are listed on the New York Stock Exchange under the symbol "CHL" and on the Hong Kong Stock Exchange, respectively. The last reported sale price of the ADSs and the ordinary shares on October 3, 2000 was US$32.00 per ADS and HK$51.00 per share. China Mobile
(HK) has applied to list the convertible notes on the Luxembourg Stock Exchange.

     See "Risk Factors" beginning on page 19 to read about factors you should consider before buying the ordinary shares or ADSs or the convertible notes.
                            ------------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     A copy of the final version of this prospectus, having attached to it the written consents specified under the section headed "Miscellaneous" on page , will be registered by the Registrar of Companies in Hong Kong as required by
Section 38D of the Companies Ordinance of Hong Kong. The Hong Kong Registrar of Companies, the Hong Kong Securities and Futures Commission and The Stock Exchange of Hong Kong Limited take no responsibility as to the contents of this prospectus and make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus.
                            ------------------------

                                                                                                Total in
                                         Per                                        Per            the
                                       ordinary                Total in the     convertible    convertible
                                        share      Per ADS    share offering       note         offering
                                       --------    -------    --------------    -----------    -----------
Initial price to public..............       HK$    US$        US$                  100%          US$
Underwriting discount................       HK$    US$        US$                     %          US$
Proceeds, before expenses, to China
  Mobile (HK)........................       HK$    US$        US$                     %          US$

     The underwriters in the share offering have the option to purchase up to such number of additional ADSs equal to 15% of the number of the ADSs initially offered from China Mobile (HK) at the initial price to public less the underwriting discount. The underwriters in the convertible note offering have the option to purchase up to such additional principal amount of convertible notes equal to 15% of the aggregate principal amount of the convertible notes initially offered from China Mobile (HK) at the initial price to public less the underwriting discount.

     The underwriters expect to deliver the ADSs in New York, New York on
            , 2000, the ordinary shares in Hong Kong on             , 2000 and
the convertible notes in New York, New York on             , 2000.

     The ordinary shares offered in the share offering will not commence trading on the Hong Kong Stock Exchange until they are delivered, which is expected to be three business days after the date of pricing. You may not be able to sell or otherwise deal in these shares during the three-day period.
                            ------------------------
CHINA INTERNATIONAL CAPITAL CORPORATION LIMITED

                          GOLDMAN SACHS (ASIA) L.L.C.

                                                             MERRILL LYNCH & CO.
                            ------------------------
                    Prospectus dated                , 2000.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding our company, the ordinary shares and ADSs being sold in the share offering and the convertible notes being sold in the convertible note offering and the financial statements and notes to those statements appearing elsewhere in this prospectus.

                        CHINA MOBILE (HONG KONG) LIMITED

                                  INTRODUCTION

     We are the leading provider of mobile communications services in six provinces in China. We had approximately 23.9 million subscribers as of September 20, 2000. On October 4, 2000, we agreed to acquire from our immediate controlling shareholder, an indirect subsidiary of China Mobile Communications Corporation, the mobile communications businesses currently operated by China Mobile Communications Corporation in seven provinces, municipalities and autonomous region in China, subject to regulatory and independent shareholder approvals and other conditions. If the proposed acquisition is successfully completed:

     - we will have a geographically contiguous market covering all of the coastal regions of mainland China;

     - we will have approximately 55.9% of all cellular subscribers in mainland China;

     - our service areas will cover approximately 48.0% of the total population in mainland China; and

     - the cellular penetration rate in our combined market will be approximately 7.1%, which indicates room for significant future growth.

                                 OUR OPERATIONS

     Our cellular networks are based primarily on the digital GSM technology. Our networks reach all cities and counties and most major roads and highways in the provinces in which we operate. Our networks are connected to China's national fixed line telephone networks and the other cellular networks of China Mobile Communications Corporation in the regions in which we do not currently operate. We use a total of 24 MHz of frequency spectrum in the 900 MHz frequency band and 10 MHz of spectrum in the 1800 MHz frequency band.

                                THE ACQUISITION

     We have agreed to acquire from China Mobile Hong Kong (BVI) Limited, our immediate controlling shareholder, the entire interest of the mobile communications businesses currently operated by China Mobile Communications Corporation in Beijing, Shanghai, Tianjin, Hebei, Liaoning, Shandong and Guangxi. Each of these companies is the leading mobile communications services provider in its geographic region. Most of these regions are among the most developed and prosperous regions in China not yet serviced by us. As of September 20, 2000, these seven companies had a total of approximately 15.4 million subscribers.

     The total purchase price is HK$256,021 million (US$32,840 million), to be paid by us with a combination of cash and new shares to be issued to China Mobile Hong Kong

(BVI) Limited. We intend to finance part of the cash portion of the purchase price using the proceeds from the share offering and convertible note offering.

     We will proceed with the acquisition only if the conditions set forth in the acquisition agreement are satisfied or waived. These conditions include the receipt of regulatory and independent shareholder approvals for the acquisition.

                             OUR BUSINESS STRATEGY

     We believe that the telecommunications market in mainland China will continue to expand rapidly. We are making this acquisition because it would enhance our growth profile and significantly expand our size and positioning in the market. Our business strategy has the following key elements:

     - continue to actively grow our core mobile communications services by:

            - maintaining focus on developing a high-quality subscriber base;

            - broadening our subscriber base and increasing market penetration;

            - focusing on integrating our businesses and realizing synergies to improve efficiency; and

            - nurturing our human capital;

     - pursue strategic expansion in the broader telecommunications market in mainland China and capturing new revenue streams; and

     - continue to explore acquisition and other expansion opportunities.

            OUR PROPOSED STRATEGIC ALLIANCE WITH VODAFONE GROUP PLC

     On October 4, 2000, we entered into a non-binding memorandum of understanding with Vodafone Group Plc, which sets forth the principal terms of cooperation between us in relation to mobile voice and data communications services. The memorandum of understanding contemplates, among other things, the sharing of management experience, exchange of other human resources, technical cooperation, exclusive technology licensing to us in China and sharing of expertise at the operational level. Concurrently, Vodafone Group Plc has agreed to purchase, as part of the share offering, shares with an aggregate purchase price of US$2,500 million based on the initial price to public per share set forth on the cover page of this prospectus.

                            OUR MAJORITY SHAREHOLDER

     China Mobile Communications Corporation indirectly owns approximately 75% of our outstanding shares. Immediately following the completion of the concurrent share offering and convertible note offering and the acquisition, China Mobile Communications Corporation will indirectly own approximately 75.82% of our outstanding shares.
                            ------------------------

     Our principal executive office is located at 60th Floor, The Center, 99 Queen's Road Central, Hong Kong, China and our telephone number at this address is (852) 3121-8888.

                                 THE OFFERINGS

     The offerings described in this prospectus consist of the share offering and the convertible note offering. The closing of one offering is not conditional upon the closing of the other offering.

THE SHARE OFFERING

Securities offered............   201,001,644 ADSs offered by us in the form of
                                 ordinary shares or ADSs.

     International offering...                   ADSs in the United States and
                                 Internationally outside of Asia.

     Asia offering............                   ADSs in Asia, including up to
                                 382,156,863 ordinary shares to be offered to Vodafone Group Plc.

                                 The above share numbers are provided for illustrative purposes only and assumes that the initial price to public will be HK$51.00 per share, the closing price of our shares on the Hong Kong Stock Exchange on October 3, 2000. These numbers may be adjusted as necessary to ensure that the total gross proceeds of the share offering will be equivalent to approximately US$6,575 million.

Number of shares outstanding
  immediately after the share
  offering and the
  acquisition.................   18,331,301,805 ordinary shares (including
                                 3,616,032,566 ordinary shares to be issued to China Mobile Hong Kong (BVI) Limited as part of the purchase price for the acquisition). These numbers are provided for illustrative purposes only and may vary depending on the number of ordinary shares or ADSs to be issued in the share offering and to be issued to China Mobile
                                 Hong Kong (BVI) Limited.

Overallotment option..........   We have granted the underwriters for the share
                                 offering an option exercisable within 28 days of the date of this prospectus to purchase up to such additional number of ADSs equal to 15% of the ADSs initially offered.

Depositary....................   The Bank of New York.

THE CONVERTIBLE NOTE OFFERING

Securities offered............   US$600,000,000 aggregate principal amount of
                                      % convertible notes due      .

Offering price................   100% of principal amount.

Overallotment option..........   We have granted the underwriters for the
                                 convertible note offering an option exercisable within 28 days of the date of this prospectus to purchase up to an additional principal amount of convertible notes equal to 15% of the aggregate principal amount of the convertible notes initially offered.

Interest......................        % per annum, payable semi-annually on
                                              and              of each year
                                 commencing              , 2001.

Conversion....................   You may convert your convertible notes into our
                                 shares or ADSs at any time after 30 days from
                                 the original issuance of the convertible notes
                                 and before the close of business on the third
                                 business day prior to maturity or early
                                 redemption. The conversion price per ADS is
                                 initially US$     per ADS, or HK$     per share
                                 based on the fixed exchange rate of
                                 US$1.00 = HK$     and the current share-to-ADS
                                 ratio of 5:1. The conversion price may be adjusted as described in "-- Adjustment of Conversion Price" beginning on page --.

Redemption at maturity........   We will redeem the convertible notes at 100% of
                                 their principal amount, plus any accrued and
                                 unpaid interest, on                    .

Taxes; optional tax redemption
  by us.......................   In the event that certain Hong Kong taxes are
                                 payable in respect of payments under the convertible notes as a result of any change in Hong Kong laws or regulations, we will pay additional amounts to compensate holders for such taxes. We may, at our option, redeem the convertible notes in such cases.

Our early redemption option;
  holders' put option.........   Prior to maturity, we may redeem the
                                 convertible notes after         as described in
                                 "-- Optional Redemption by China Mobile (HK)" beginning on page -- , and the holders may require us to repay the convertible notes as described in "-- Repayment at Option of Holders" beginning on page -- .

Trustee and conversion
agent.........................   The Bank of New York.

USE OF PROCEEDS

     We plan to use the total net proceeds from the concurrent share offering and convertible note offering, together with Renminbi-denominated bank loans, internal resources and other forms of external financing, if necessary, to finance the cash portion of the purchase price for our acquisition of the seven companies that we have agreed to acquire.

                        SUMMARY OPERATING AND OTHER DATA

                                                             AS OF OR FOR THE              AS OF OR FOR THE
                                                                YEAR ENDED                    SIX MONTHS
                                                               DECEMBER 31,                     ENDED
                                                    -----------------------------------        JUNE 30,
                                                    1997           1998           1999           2000
                                                    ----           ----           ----     ----------------
CHINA MOBILE (HK)
Total population base (in millions)(1)............    115            188            324            326(2)
Cellular penetration (%)(3).......................    3.0            3.7            5.5            8.0(2)
Subscribers (in thousands)
  Contract........................................  3,405          6,531         15,621         19,142
  Prepaid(4)......................................     --             --             --          2,496
                                                    -----         ------         ------         ------
         Total subscribers........................  3,405          6,531         15,621         21,638*
                                                    =====         ======         ======         ======
Market share (%)(3)...............................   97.6           94.5           87.4           83.0
Average churn rate (%)(5)(6)......................    1.6            2.1            4.6            3.9
Average minutes of use per subscriber per month
  (7).............................................    441            385            383            320
Average revenue per subscriber per month
  (RMB)(8)........................................    474            450(9)         347(10)         261

TARGET COMPANIES
Total population base (in millions)(1)............    277            279            281            282(2)
Cellular penetration (%)(3).......................    1.4            2.5            4.2            6.1(2)
Subscribers (in thousands)
  Contract........................................  3,699          6,471         10,121         12,280
  Prepaid(4)......................................     --             --             --          1,363
                                                    -----         ------         ------         ------
         Total subscribers........................  3,699          6,471         10,121         13,643**
                                                    =====         ======         ======         ======
Market share (%)(3)...............................   94.6           91.3           85.4           80.0
Average churn rate (%)(5)(6)......................    5.1            6.3            7.9            6.4
Average minutes of use per subscriber per month
  (7).............................................    419            386            340            310
Average revenue per subscriber per month
  (RMB)(8)........................................    387            309            270            224

CHINA MOBILE (HK) AND TARGET COMPANIES PRO FORMA
  COMBINED
Combined total population base (in millions)(1)...    392            467            605            607(2)
Cellular penetration (%)(3).......................    1.9            3.0            4.9            7.1(2)
Subscribers (in thousands)
  Contract........................................  7,104         13,002         25,743         31,422
  Prepaid(4)......................................     --             --             --          3,858
                                                    -----         ------         ------         ------
         Total subscribers........................  7,104         13,002         25,743         35,280***
                                                    =====         ======         ======         ======
Market share (%)(3)...............................   95.9           92.9           86.6           81.8
Average churn rate (%)(5)(6)......................    3.4            4.2            5.9            4.9
Average minutes of use per subscriber per month
  (7).............................................    429            386            366            316
Average revenue per subscriber per month
  (RMB)(8)........................................    430            373(9)         310(10)         247

---------------
  * 23.9 million subscribers as of September 20, 2000.

 ** 15.4 million subscribers as of September 20, 2000.

*** 39.3 million subscribers as of September 20, 2000.

 (1) Source: 1998 China Statistical Yearbook, 1999 China Statistical Yearbook and 2000 China Statistical Abstract.

 (2) Estimate based on population as of December 31, 1999 as published in 2000 China Statistical Abstract, and further assuming the same annual population growth rate in each province, municipality or autonomous region in 2000 as in 1999.

 (3) Calculated based on our estimate of the total number of cellular subscribers.

 (4) We and the companies that we have agreed to acquire began trial prepaid services in selected cities in the second half of 1999 and launched prepaid services on a full scale basis in the beginning of 2000.

 (5) Measures the rate of subscriber disconnections from mobile telephone service, determined by dividing (A) the sum of voluntary and involuntary deactivations (excluding deactivations due to subscribers switching from one of our contract services to another) during the relevant period by (B) the average number of subscribers during the period (calculated as the average at the beginning and end of the year (in the case of 1997 and 1998) and at the beginning of the year and the end of each calendar month (in the case of 1999 and the six months ended June 30, 2000)). On this basis, our calculated churn rate will be affected by the number of voluntary and involuntary deactivations and the significant growth in our subscriber base. For ease of comparison, the calculation includes the relevant information of Jiangsu Mobile in respect of the full year of 1998 and the relevant information of Fujian Mobile, Henan Mobile and Hainan Mobile in respect of the full year of 1999.

 (6) We began offering prepaid services in late 1999. Some of our subscribers have switched from our contract services to our prepaid services, which do not require subscriber registration. Since the exact number of such subscribers cannot be ascertained, the above churn rate accounts for them as churn subscribers, even though they remain our subscribers. Based on our own recent market surveys, we believe that if such subscribers were to be excluded from the churn rate calculation, our calculated churn rates would be lower than those shown in the schedule above.

 (7) Calculated by (A) dividing the total minutes of usage during the relevant period by the average number of subscribers during the period (calculated in the same manner as described in note (5) above) and (B) dividing the result by the number of months in the period. For ease of comparison, the calculation includes the relevant information of Jiangsu Mobile in respect of the full year of 1998 and the relevant information of Fujian Mobile, Henan Mobile and Hainan Mobile in respect of the full year of 1999.

 (8) Calculated by (A) dividing the operating revenue during the relevant period by the average number of subscribers during the period (calculated in the same manner as described in note (5) above) and (B) dividing the result by the number of months in the period.

 (9) Excluding Jiangsu Mobile, because the operating revenues of Jiangsu Mobile are included in our financial results only from June 4, 1998, the date of its acquisition by us.

(10) Excluding Fujian Mobile, Henan Mobile and Hainan Mobile, because the operating revenues of Fujian Mobile, Henan Mobile and Hainan Mobile are included in our financial results only from November 12, 1999, the date of their acquisition by us.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

                                            AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                           ---------------------------------------------------------------------------
                              1995         1996         1997         1998         1999         1999
                              ----         ----         ----         ----         ----         ----
                              RMB              RMB          RMB          RMB          RMB          US$
                            (IN MILLIONS, EXCEPT PER SHARE AND PER ADS INFORMATION AND SHARE NUMBERS)
INCOME STATEMENT DATA:
HONG KONG GAAP
Operating revenue........       7,598       10,367       15,488       26,345       38,623        4,666
Operating expenses.......       2,856        5,405       10,074       18,410       24,983        3,018
Operating profit.........       4,742        4,962        5,414        7,935       13,640        1,648
Write-down and write-off
 of TACS network
 equipment...............          --           --           --          282        8,242          996
Profit before tax and
 minority interests......       4,954        4,941        5,953        9,387        6,444          778
Income tax...............         286          428          991        2,486        1,647          199
Net profit(1)............       4,668        4,509        4,955        6,900        4,797          579
Basic and diluted net
 profit per
 share(2)(3).............                     0.50         0.52         0.59         0.40         0.05
Basic and diluted net
 profit per ADS(2)(3)....                     2.50         2.60         2.93         1.99         0.24
Shares utilized in basic
 calculation (in
 thousands)..............                9,010,000    9,534,365   11,780,788   12,069,108   12,069,108
Shares utilized in
 diluted calculation (in
 thousands)..............                9,010,000    9,534,365   11,782,521   12,072,383   12,072,383
US GAAP(4)
Operating revenue........      10,440       15,322       23,853       35,516       44,940        5,429
Operating expenses.......       4,231        8,056       14,867       23,761       34,318        4,146
Operating profit.........       6,201        7,266        8,986       11,755       10,622        1,283
Profit before tax and
 minority interests......       6,464        7,411        9,571       13,548       11,482        1,387
Income tax...............         498          832        1,416        3,262        3,248          392
Net profit...............       5,974        6,575        8,148       10,285        8,234          995
Basic and diluted net
 profit per
 share(2)(3).............        0.58         0.64         0.75         0.79         0.63         0.08
Basic and diluted net
 profit per ADS(2)(3)....        2.90         3.20         3.77         3.94         3.13         0.38
Shares utilized in basic
 calculation (in
 thousands)..............  10,283,195   10,283,195   10,807,560   13,053,983   13,164,404   13,164,404
Shares utilized in
 diluted calculation (in
 thousands)..............  10,283,195   10,283,195   10,807,560   13,055,716   13,167,679   13,167,679
BALANCE SHEET DATA:
HONG KONG GAAP
Current assets
 Cash and cash
   Equivalents...........       3,128        2,976       40,071       17,481       19,349        2,337
 Deposits with banks.....          --           --           --        1,311        8,227          994
 Accounts receivable.....         807        1,087        1,592        2,482        4,957          599
Fixed assets.............       7,346       11,536       18,634       33,986       42,699        5,158
Total assets.............      13,563       18,136       64,950       64,541       87,435       10,562
Total short-term
 debt(5).................         513        1,504        2,148        5,337        4,419          534
Total long-term
 debt(6).................       2,004        1,946        2,870          991        2,332          282
Fixed rate notes.........          --           --           --           --        4,952          598
Total liabilities........       4,522        5,657       10,386       18,699       30,343        3,665
Shareholders' equity.....       9,041       12,471       54,550       45,827       57,092        6,897

                                    AS OF OR FOR THE SIX
                                    MONTHS ENDED JUNE 30,
                           ---------------------------------------
                              1999          2000          2000
                              ----          ----          ----
                                   RMB           RMB           US$
                           (IN MILLIONS, EXCEPT PER SHARE AND PER ADS INFORMATION AND SHARE NUMBERS)
INCOME STATEMENT DATA:
HONG KONG GAAP
Operating revenue........       16,940        28,897         3,490
Operating expenses.......       10,929        16,575         2,002
Operating profit.........        6,011        12,322         1,488
Write-down and write-off
 of TACS network
 equipment...............          500            --            --
Profit before tax and
 minority interests......        5,974        12,742         1,540
Income tax...............        1,970         4,018           485
Net profit(1)............        4,004         8,724         1,055
Basic and diluted net
 profit per
 share(2)(3).............         0.34          0.64          0.08
Basic and diluted net
 profit per ADS(2)(3)....         1.70          3.18          0.39
Shares utilized in basic
 calculation (in
 thousands)..............   11,782,885    13,706,310    13,706,310
Shares utilized in
 diluted calculation (in
 thousands)..............   11,785,447    13,716,377    13,716,377
US GAAP(4)
Operating revenue........       21,483        27,834         3,362
Operating expenses.......       13,870        16,606         2,006
Operating profit.........        7,613        11,228         1,356
Profit before tax and
 minority interests......        8,044        11,690         1,412
Income tax...............        2,460         3,532           427
Net profit...............        5,584         8,158           985
Basic and diluted net
 profit per
 share(2)(3).............         0.43          0.60          0.07
Basic and diluted net
 profit per ADS(2)(3)....         2.14          2.98          0.36
Shares utilized in basic
 calculation (in
 thousands)..............   13,056,080    13,706,310    13,706,310
Shares utilized in
 diluted calculation (in
 thousands)..............   13,058,642    13,716,377    13,716,377
BALANCE SHEET DATA:
HONG KONG GAAP
Current assets
 Cash and cash
   Equivalents...........       17,557        19,767         2,388
 Deposits with banks.....        5,234        14,455         1,746
 Accounts receivable.....        3,244         5,526           668
Fixed assets.............       35,297        44,399         5,363
Total assets.............       68,609        96,624        11,672
Total short-term
 debt(5).................        4,995         2,683           324
Total long-term
 debt(6).................        1,200         2,050           247
Fixed rate notes.........           --         4,957           599
Total liabilities........       18,709        30,801         3,721
Shareholders' equity.....       49,900        65,823         7,951


                                            AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                           ---------------------------------------------------------------------------
                              1995         1996         1997         1998         1999         1999
                              ----         ----         ----         ----         ----         ----
                                  RMB          RMB          RMB          RMB          RMB          US$
                            (IN MILLIONS, EXCEPT PER SHARE AND PER ADS INFORMATION AND SHARE NUMBERS)
US GAAP(4)
Fixed assets.............      10,464       18,597       27,058       39,930       41,618        5,027
Total assets.............      17,693       27,960       79,986       75,098       87,570       10,577
Total long-term
 debt(6).................       2,015        2,054        3,054        2,472        2,333          282
Fixed rate notes.........          --           --           --           --        4,952          598
Shareholders' equity.....      12,570       20,871       66,715       51,665       55,927        6,755
OTHER FINANCIAL DATA:
HONG KONG GAAP
Capital
 expenditures(7).........       2,653        5,511        5,807       11,040       11,708        1,414
Adjusted cash flow(8)....       4,450        4,213        8,203       13,444       19,673        2,377
Net cash inflow from
 operating activities....       5,331        6,418        8,825       13,567       21,662        2,617
Net cash outflow from
 investing activities....      (3,169)      (5,264)      (5,327)     (36,357)     (36,117)      (4,363)
Net cash inflow/(outflow)
 from financing
 activities..............        (467)         899       34,218          325       18,337        2,215
Adjusted EBITDA(9).......       5,707        6,436        8,180       12,869       21,603        2,609
US GAAP(4)
Net cash inflow from
 operating activities....       6,403        8,176       13,252       17,110       23,500        2,838
Net cash outflow from
 investing activities....       5,810       10,589       11,590       17,694       19,245        2,325
Net cash inflow/(outflow)
 from financing
 activities..............        (803)       2,385       35,440      (22,017)      (2,589)        (313)
Adjusted EBITDA(9).......       7,257        9,495       12,821       17,675       24,660        2,980

                                    AS OF OR FOR THE SIX
                                    MONTHS ENDED JUNE 30,
                           ---------------------------------------
                              1999          2000          2000
                              ----          ----          ----
                                   RMB           RMB           US$
                           (IN MILLIONS, EXCEPT PER SHARE AND PER ADS INFORMATION AND SHARE NUMBERS)
US GAAP(4)
Fixed assets.............       42,144        43,439         5,247
Total assets.............       83,308        97,359        11,761
Total long-term
 debt(6).................        3,122         2,050           248
Fixed rate notes.........           --         4,957           599
Shareholders' equity.....       57,367        64,120         7,746
OTHER FINANCIAL DATA:
HONG KONG GAAP
Capital
 expenditures(7).........        4,591         8,498         1,027
Adjusted cash flow(8)....        8,582        17,053         2,060
Net cash inflow from
 operating activities....        9,801        19,566         2,364
Net cash outflow from
 investing activities....       (8,438)      (14,624)       (1,767)
Net cash inflow/(outflow)
 from financing
 activities..............          (68)       (2,011)         (242)
Adjusted EBITDA(9).......        9,578        16,817         2,031
US GAAP(4)
Net cash inflow from
 operating activities....       11,826        17,053         2,060
Net cash outflow from
 investing activities....       10,193        14,624         1,767
Net cash inflow/(outflow)
 from financing
 activities..............         (135)       (2,011)         (243)
Adjusted EBITDA(9).......       11,922        15,636         1,889

---------------
(1) After excluding the write-down and write-off of TACS network equipment and the related tax effect, net profit for the years ended December 31, 1998 and 1999 and the six months ended June 30, 1999 was RMB 7,088 million, RMB 10,320 million and RMB 4,339 million, respectively.

(2) The basic and diluted net profit per share and per ADS amounts under Hong Kong GAAP for the years ended December 31, 1996 and 1997 have been computed by dividing net profit under Hong Kong GAAP by the weighted average number of shares and the weighted average number of ADSs, respectively, outstanding as if 9,010,000,000 ordinary shares and 1,802,000,000 ADSs (based on a ratio of five shares to one ADS), respectively, issued in the IPO restructuring were outstanding during these periods (in addition to shares actually issued, if any).

     The basic and diluted net profit per share and per ADS amounts under US GAAP for the years ended December 31, 1995, 1996 and 1997 have been computed by dividing net profit under US GAAP by the weighted average number of shares and the weighted average number of ADSs, respectively, outstanding as if (A) 9,010,000,000 ordinary shares and 1,802,000,000 ADSs (based on a ratio of five shares to one ADS), respectively, issued in the IPO restructuring and (B) 1,273,195,021 ordinary shares and 254,639,004 ADSs, respectively, issued to China Mobile Hong Kong (BVI) Limited as part of the consideration in the acquisition of Fujian Mobile, Henan Mobile and Hainan Mobile were outstanding during these periods (in addition to shares actually issued, if any).

(3) The basic net profit per share and per ADS amounts under Hong Kong GAAP for the years ended December 31, 1998 and 1999 have been computed by dividing net profit by the weighted average number of shares and the weighted average number of ADSs, respectively, in issue during 1998 and 1999. The calculation of diluted net profit per share under Hong Kong GAAP for the years ended December 31, 1998 and 1999 have been compiled after adjusting for the effects of all dilutive potential ordinary shares.

     The basic net profit per share and per ADS amounts under US GAAP for the years ended December 31, 1998 and 1999 have been computed by dividing net profit by the weighted average number of shares and the weighted average number of ADSs, respectively, as if 1,273,195,021 ordinary shares and 254,639,004 ADSs issued to China Mobile Hong Kong (BVI) Limited as part of the consideration in the acquisition of Fujian Mobile, Henan Mobile and Hainan Mobile were outstanding during these periods (in addition to shares actually issued, if any). The calculation of diluted net profit per share under US GAAP for the years ended December 31, 1998 and 1999 have been compiled after adjusting for the effects of all dilutive potential ordinary shares.

     All dilutive potential ordinary shares arise from the share options granted to our directors under our share option scheme which, if converted to ordinary shares, would decrease profit attributable to shareholders per share.

(4) The amounts for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 are presented to reflect the acquisitions of Jiangsu Mobile, Fujian Mobile, Henan Mobile and Hainan Mobile under the "as if pooling-of-interest" method, as well as the effects of other differences between Hong Kong GAAP and US GAAP.

(5) Total short-term debt includes short-term bank and other loans, current portion of long-term bank and other loans and current installments of obligations under capital leases.

(6) Total long-term debt includes long-term bank and other loans and obligations under capital leases, net of current portion.

(7) Represents payments made for capital expenditures during the period.

(8) Represents net cash inflows from operating activities less net cash outflows (inflows) from returns on investments and servicing of finance and taxation.

(9) Adjusted EBITDA represents earnings before interest income, interest expense, income taxes, depreciation and amortization, non-operating income (expense) and write-down and write-off of fixed assets.

     For the years ended December 31, 1995, 1996, 1997, 1998 and 1999, and the six months ended June 30, 1999 and 2000, non-operating income (expense) under Hong Kong GAAP was RMB 125 million, RMB 97 million, RMB (27) million, RMB (51) million, RMB 70 million, RMB 11 million and RMB (12) million, respectively, and under US GAAP was RMB 124 million, RMB 103 million, RMB
     (12) million, RMB (1) million, RMB (136) million, RMB 21 million and RMB 2 million, respectively. Write-down and write-off of fixed assets under Hong Kong GAAP for the years ended December 31, 1998 and 1999 and the six months ended June 30, 1999 was RMB 282 million, RMB 8,242 million, and RMB 500 million, and under US GAAP was RMB 136 million, RMB 5,267 million, and RMB 322 million, respectively. There was no write-down and write-off of fixed assets under Hong Kong GAAP or US GAAP in the six months ended June 30, 2000.

     EBITDA is commonly used in the telecommunications industry to analyze companies on the basis of operating performance, leverage and liquidity. Adjusted EBITDA is not intended to represent cash flow for the period, nor has it been presented as an alternative to net profit as an indicator of operating performance. The items of net profit excluded from adjusted EBITDA are significant components in understanding and assessing our financial performance, and our computation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page -- and our consolidated statements of cash flows contained elsewhere in this prospectus.

   SUMMARY HISTORICAL COMBINED FINANCIAL INFORMATION OF THE TARGET COMPANIES

                                              AS OF OR FOR THE YEAR ENDED            AS OF OR FOR THE SIX
                                                      DECEMBER 31,                   MONTHS ENDED JUNE 30,
                                         --------------------------------------   ---------------------------
                                          1997      1998       1999      1999      1999      2000      2000
                                          ----      ----       ----      ----      ----      ----      ----
                                             RMB       RMB        RMB       US$       RMB       RMB       US$
                                                             (IN MILLIONS, EXCEPT RATIOS)
INCOME STATEMENT DATA:
HONG KONG GAAP
Operating revenue......................   12,977    18,859     26,384     3,187    11,827    15,706     1,897
Operating expenses.....................    8,193    13,408     17,864     2,158     8,183     9,956     1,202
Operating profit.......................    4,784     5,451      8,520     1,029     3,644     5,750       695
TACS write-down/write-off..............       --        --      4,508       545        --        --        --
Profit before tax......................    4,652     5,223      3,506       423     3,454     5,456       659
Income tax.............................      316       640        824       100       595     1,002       121
Net profit(1)..........................    4,336     4,583      2,682       323     2,859     4,454       538
US GAAP
Operating revenue......................   12,977    18,859     25,663     3,100    11,827    15,467     1,868
Operating expenses.....................    8,236    13,712     22,125     2,673     8,278     9,878     1,193
Operating profit.......................    4,741     5,147      3,538       427     3,549     5,589       675
Profit before tax......................    4,651     4,948      3,128       378     3,380     5,318       642
Income tax.............................      381       650        369        45       666     1,584       191
Net profit.............................    4,270     4,298      2,759       333     2,714     3,734       451

BALANCE SHEET DATA:
HONG KONG GAAP
Current assets
  Cash and cash equivalents............                557      4,641       561               6,467       781
  Accounts receivable..................              2,267      2,685       325               2,823       341
Fixed assets...........................             24,069     29,999     3,624              37,252     4,500
Total assets...........................             35,791     45,711     5,522              53,758     6,494
Total short-term debt(2)...............              4,992      6,513       787               5,340       645
Total long-term debt(3)................              7,910     10,999     1,329              10,787     1,303
Total liabilities......................             17,198     24,681     2,982              24,441     2,952
Owner's equity.........................             18,593     21,030     2,540              29,317     3,542
US GAAP
Fixed assets...........................             24,154     30,173     3,645              32,620     3,940
Total assets...........................             36,490     47,654     5,757              51,495     6,221
Total long-term debt(3)................              7,910     10,999     1,329              10,787     1,303
Owner's equity.........................             18,462     21,146     2,554              26,443     3,194

OTHER FINANCIAL DATA:
HONG KONG GAAP
Capital expenditures(4)................    6,346     9,868     11,385     1,375     5,180     4,580       553
Adjusted cash flow(5)..................    4,808     5,438     10,788     1,303     4,563     8,242       995
Net cash inflow from operating
  activities...........................    5,813     7,810     13,428     1,622     6,245    10,823     1,307
Net cash outflow from investing
  activities...........................   (6,352)   (9,864)   (11,401)   (1,377)   (5,179)   (4,614)     (557)
Net cash inflow/(outflow) from
  financing activities.................    1,360     4,589      4,697       567     3,393    (1,802)     (218)
Adjusted EBITDA(6).....................    6,520     8,409     13,322     1,609     5,804     8,452     1,021
Ratio of earnings to fixed charges.....     17.1      23.7       10.5        --        --      24.6        --

                                              AS OF OR FOR THE YEAR ENDED            AS OF OR FOR THE SIX
                                                      DECEMBER 31,                   MONTHS ENDED JUNE 30,
                                         --------------------------------------   ---------------------------
                                          1997      1998       1999      1999      1999      2000      2000
                                          ----      ----       ----      ----      ----      ----      ----
                                             RMB       RMB        RMB       US$       RMB       RMB       US$
                                                             (IN MILLIONS, EXCEPT RATIOS)
US GAAP
Net cash inflow from operating
  activities...........................    5,265     6,730     11,637     1,406     5,348     9,539     1,152
Net cash outflow from investing
  activities...........................   (6,352)   (9,864)   (11,401)   (1,377)   (5,179)   (4,614)     (557)
Net cash inflow/(outflow) from
  financing activities.................      903     3,297      3,848       465     2,608    (3,099)     (374)
Adjusted EBITDA(6).....................    6,479     8,108     12,855     1,553     5,712     8,297     1,002
Ratio of earnings to fixed charges.....     24.1      22.4       14.7        --        --      22.6        --

---------------
(1) After excluding the write-down and write-off of TACS network equipment and the related tax effect, net profit for the year ended December 31, 1999 was RMB 6,760 million.

(2) Total short-term debt includes short-term bank and other loans, current portion of long-term bank and other loans and current installments of obligations under capital leases.

(3) Total long-term debt includes long-term bank and other loans and obligations under capital leases, net of current portion.

(4) Represents payments made for capital expenditures during the period.

(5) Represents net cash inflows from operating activities less net cash outflows (inflows) from returns on investments and servicing of finance and taxation.

(6) Adjusted EBITDA represents earnings before interest income, interest expense, income taxes, depreciation and amortization, non-operating income (expense) and write-down and write-off of fixed assets. Non-operating income (expense) both under Hong Kong GAAP and US GAAP for the years ended December 31, 1997, 1998 and 1999, and the six months ended June 30, 1999 and 2000 was RMB 77 million, RMB 68 million, RMB 123 million, RMB 57 million and RMB 52 million, respectively. Write-down and write-off of fixed assets for the year ended December 31, 1999 was RMB 4,508 million. There was no write-down and write-off of fixed assets for the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999 and 2000.

    EBITDA is commonly used in the telecommunications industry to analyze companies on the basis of operating performance, leverage and liquidity. Adjusted EBITDA is not intended to represent cash flow for the period, nor has it been presented as an alternative to net profit as an indicator of operating performance. The items of net profit excluded from adjusted EBITDA are significant components in understanding and assessing the financial performance of the companies that we have agreed to acquire, and this computation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies. You should also refer to the combined statements of cash flows of the companies that we have agreed to acquire contained elsewhere in this prospectus.

                 SUMMARY PRO FORMA INCOME STATEMENT INFORMATION
                      FOR THE YEAR ENDED DECEMBER 31, 1999

HONG KONG GAAP:

                                                                                          PRO FORMA
                                                                                         ADJUSTMENTS      CHINA
                                                  PRO FORMA                  CHINA         FOR THE        MOBILE
                                      TARGET     ADJUSTMENTS    TARGET       MOBILE      ACQUISITION       (HK)
                                    COMPANIES    FOR CERTAIN   COMPANIES      (HK)      AND FINANCING   PRO FORMA
                                    HISTORICAL     EVENTS      PRO FORMA   HISTORICAL   TRANSACTIONS     COMBINED
                                    ----------   -----------   ---------   ----------   -------------   ----------
                                       RMB           RMB          RMB         RMB            RMB           RMB
                                            (IN MILLIONS, EXCEPT PER SHARE INFORMATION AND SHARE NUMBERS)
Operating revenue
  Usage fees......................    16,285                     16,285      25,812                         42,097
  Monthly fees....................     4,564                      4,564       4,981                          9,545
  Connection fees.................     2,113                      2,113       4,319                          6,432
  Other operating revenue.........     3,422                      3,422       3,511                          6,933
                                     -------                    -------     -------                     ----------
    Total operating revenue.......    26,384                     26,384      38,623                         65,007
                                     -------                    -------     -------                     ----------
Operating expenses
  Leased lines....................     3,309                      3,309       3,723                          7,032
  Interconnection.................     4,867                      4,867       6,453                         11,320
  Depreciation....................     4,793           518(a)     5,311       7,411                         12,722
  Personnel.......................       546                        546       2,256                          2,802
  Other operating expenses........     4,349                      4,349       5,140                          9,489
                                     -------                    -------     -------                     ----------
    Total operating expenses......    17,864                     18,382      24,983                         43,365
                                     -------                    -------     -------                     ----------
Operating profit..................     8,520                      8,002      13,640                         21,642
Write-down and write-off of TACS
  network equipment...............    (4,508)                    (4,508)     (8,242)                       (12,750)
Other income......................         9                          9         552                            561
Non-operating income, net.........       123                        123          70                            193
Interest income...................        --                         --         767           (207)(d)         560
Finance costs.....................      (638)                      (638)       (343)          (857)(e)      (1,838)
                                     -------                    -------     -------                     ----------
Profit before tax.................     3,506                      2,988       6,444                          8,368
                                                       171(b)
Income tax........................      (824)         (959)(c)   (1,612)     (1,647)                        (3,259)
                                     -------                    -------     -------                     ----------
Net profit........................     2,682                      1,376       4,797                          5,109
                                     =======                    =======     =======                     ==========
Basic and diluted net profit per
  pro forma share.................                                                                            0.31
                                                                                                        ==========
Pro forma shares utilized in basic
  calculation (in thousands)......                                                                      16,690,149
                                                                                                        ==========
Pro forma shares utilized in
  diluted calculation (in
  thousands)......................                                                                      16,693,424
                                                                                                        ==========

                 SUMMARY PRO FORMA INCOME STATEMENT INFORMATION
                      FOR THE YEAR ENDED DECEMBER 31, 1999

US GAAP:

                                   TARGET COMPANIES                         CHINA MOBILE (HK)/TARGET COMPANIES COMBINED
                       ----------------------------------------   ----------------------------------------------------------------
                                       PRO FORMA                    TARGET        CHINA
                                    ADJUSTMENTS FOR    US GAAP    COMPANIES    MOBILE (HK)   PRO FORMA     PRO FORMA     US GAAP
                       HISTORICAL   CERTAIN EVENTS    PRO FORMA   HISTORICAL   HISTORICAL     COMBINED    ADJUSTMENTS   PRO FORMA
                       ----------   ---------------   ---------   ----------   -----------   ----------   -----------   ----------
                          RMB                            RMB         RMB           RMB          RMB           RMB          RMB
                                          RMB                                (IN MILLIONS, EXCEPT PER SHARE AND PER ADS
                                    (IN MILLIONS)                                  INFORMATION AND SHARE NUMBERS)
Total operating
  revenue............    25,663                        25,663       25,663       44,940          70,603                     70,603
Total operating
  expenses...........    22,125                        22,125       22,125       34,318          56,443                     56,443
Other income.........         9                             9            9          619             628                        628
Non-operating income/
  (expenses).........       123                           123          123         (136)            (13)                       (13)
Interest income......        --                            --           --          773             773        (207)(d)        566
Finance costs........      (542)                         (542)        (542)        (396)           (938)       (857)(e)     (1,795)
Income tax...........      (369)          (959)(c)     (1,328)        (369)      (3,248)         (3,617)       (959)(c)     (4,576)
                         ------                        ------       ------       ------      ----------                 ----------
Net profit...........     2,759                         1,800        2,759        8,234          10,993                      8,970
                         ======                        ======       ======       ======      ==========                 ==========
Basic and diluted net
  profit per pro
  forma share........                                                                              0.66                       0.53
                                                                                             ==========                 ==========
Pro forma shares
  utilized in basic
  calculation (in
  thousands).........                                                                        16,780,437                 16,780,437
                                                                                             ==========                 ==========
Pro forma shares
  utilized in diluted
  calculation (in
  thousands).........                                                                        16,783,712                 16,783,712
                                                                                             ==========                 ==========
Net profit per pro
  forma ADS..........                                                                              3.28                       2.67
                                                                                             ==========                 ==========

                 SUMMARY PRO FORMA INCOME STATEMENT INFORMATION
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000

HONG KONG GAAP:

                                                                                        PRO FORMA
                                                PRO FORMA                              ADJUSTMENTS      CHINA
                                               ADJUSTMENTS                 CHINA         FOR THE        MOBILE
                                    TARGET         FOR        TARGET       MOBILE      ACQUISITION       (HK)
                                  COMPANIES      CERTAIN     COMPANIES      (HK)      AND FINANCING   PRO FORMA
                                  HISTORICAL     EVENTS      PRO FORMA   HISTORICAL   TRANSACTIONS     COMBINED
                                  ----------   -----------   ---------   ----------   -------------   ----------
                                     RMB           RMB          RMB         RMB            RMB           RMB
                                    (IN MILLIONS, EXCEPT PER SHARE AND PER ADS INFORMATION AND SHARE NUMBERS)
Operating revenue
  Usage fees....................    10,218                    10,218       20,143                         30,361
  Monthly fees..................     2,780                     2,780        4,250                          7,030
  Connection fees...............       548                       548        1,532                          2,080
  Other operating revenue.......     2,160                     2,160        2,972                          5,132
                                    ------                    ------       ------                     ----------
    Total operating revenue.....    15,706                    15,706       28,897                         44,603
                                    ------                    ------       ------                     ----------
Operating expenses
  Leased lines..................     1,532                     1,532        2,714                          4,246
  Interconnection...............     2,749                     2,749        3,604                          6,353
  Depreciation..................     2,652          305(a)     2,957        4,165                          7,122
  Personnel.....................       326                       326        1,476                          1,802
  Other operating expenses......     2,697                     2,697        4,616                          7,313
                                    ------                    ------       ------                     ----------
    Total operating expenses....     9,956                    10,261       16,575                         26,836
                                    ------                    ------       ------                     ----------
Operating profit................     5,750                     5,445       12,322                         17,767
Other income....................        50                        50          330                            380
Non-operating
  income/(expenses).............        52                        52          (12)                            40
Interest income                         --                        --          437         (125)(d)           312
Finance costs...................      (396)                     (396)        (335)        (428)(e)        (1,159)
                                    ------                    ------       ------                     ----------
Profit before tax...............     5,456                     5,151       12,742                         17,340
                                                    101(b)
Income tax......................    (1,002)        (310)(c)   (1,211)      (4,018)                        (5,229)
                                    ------                    ------       ------                     ----------
Net profit......................     4,454                     3,940        8,724                         12,111
                                    ======                    ======       ======                     ==========
Basic and diluted net profit per
  pro forma share...............                                                                            0.66
                                                                                                      ==========
Pro forma shares utilized in
  basic calculation (in
  thousands)....................                                                                      18,327,351
                                                                                                      ==========
Pro forma shares utilized in
  diluted calculation (in
  thousands)....................                                                                      18,337,418
                                                                                                      ==========

US GAAP:

                                  TARGET COMPANIES                         CHINA MOBILE (HK)/TARGET COMPANIES COMBINED
                       ---------------------------------------   ----------------------------------------------------------------
                                      PRO FORMA
                                     ADJUSTMENTS                   TARGET        CHINA
                                         FOR          US GAAP    COMPANIES    MOBILE (HK)   PRO FORMA     PRO FORMA     US GAAP
                       HISTORICAL   CERTAIN EVENTS   PRO FORMA   HISTORICAL   HISTORICAL     COMBINED    ADJUSTMENTS   PRO FORMA
                       ----------   --------------   ---------   ----------   -----------   ----------   -----------   ----------
                          RMB            RMB            RMB         RMB           RMB          RMB           RMB          RMB
                                    (IN MILLIONS)                    (IN MILLIONS, EXCEPT PER SHARE AND PER ADS INFORMATION)
Total operating
  revenue............    15,467                       15,467       15,467       27,834          43,301                     43,301
Total operating
  expenses...........     9,878                        9,878        9,878       16,606          26,484                     26,484
Other income.........        50                           50           50          330             380                        380
Non-operating
  income.............        52                           52           52            2              54                         54
Interest income......        --                           --           --          437             437      (125)(d)          312
Finance costs........      (373)                        (373)        (373)        (307)           (680)     (428)(e)       (1,108)
Income tax...........    (1,584)         (310)(c)     (1,894)      (1,584)      (3,532)         (5,116)     (310)(c)       (5,426)
                         ------                       ------       ------       ------      ----------                 ----------
Net profit...........     3,734                        3,424        3,734        8,158          11,892                     11,029
                         ======                       ======       ======       ======      ==========                 ==========
Basic and diluted
  net profit per
  pro forma
  share..............                                                                             0.69                       0.64
                                                                                            ==========                 ==========
Pro forma shares
  utilized in basic
  calculation (in
  thousands).........                                                                       17,322,343                 17,322,343
                                                                                            ==========                 ==========
Pro forma shares
  utilized in diluted
  calculation (in
  thousands).........                                                                       17,332,410                 17,332,410
                                                                                            ==========                 ==========
Net profit
  per pro
  forma ADS..........                                                                             3.43                       3.18
                                                                                            ==========                 ==========

                  SUMMARY PRO FORMA BALANCE SHEET INFORMATION
                              AS OF JUNE 30, 2000

HONG KONG GAAP:

                                                                              PRO FORMA
                                                                           ADJUSTMENTS FOR       CHINA
                                                               CHINA       THE ACQUISITION    MOBILE (HK)
                                        TARGET COMPANIES    MOBILE (HK)     AND FINANCING      PRO FORMA
                                           HISTORICAL       HISTORICAL      TRANSACTIONS       COMBINED
                                        ----------------    -----------    ---------------    -----------
                                              RMB               RMB              RMB              RMB
                                                                  (IN MILLIONS)
Cash and cash equivalents.............        6,467            19,767           (4,139)(f)       22,095
Other current assets..................        4,697            22,509                            27,206
Fixed assets..........................       37,252            44,399                            81,651
Other assets..........................        5,342             9,949                            15,291
                                            -------           -------                          --------
    Total assets......................       53,758            96,624                           146,243
                                            =======           =======                          ========
Current liabilities...................       13,400            22,211                            35,611
Long-term bank and other loans........       10,787             2,050           12,500(g)        25,337
Deferred revenue......................          254             1,583                             1,837
Fixed rate notes......................           --             4,957                             4,957
Convertible notes.....................           --                --            4,967(g)         4,967
                                            -------           -------                          --------
    Total liabilities.................       24,441            30,801                            72,709
                                                                               250,250(h)
                                                                               (29,317)(i)
Shareholders' equity..................       29,317            65,823         (242,539)(j)       73,534
                                            -------           -------                          --------
    Total liabilities and
      shareholders' equity............       53,758            96,624                           146,243
                                            =======           =======                          ========

US GAAP:

                                                                              PRO FORMA
                                                                           ADJUSTMENTS FOR       CHINA
                                                               CHINA       THE ACQUISITION    MOBILE (HK)
                                        TARGET COMPANIES    MOBILE (HK)     AND FINANCING      PRO FORMA
                                           HISTORICAL       HISTORICAL      TRANSACTIONS       COMBINED
                                        ----------------    -----------    ---------------    -----------
                                              RMB               RMB              RMB              RMB
                                                                  (IN MILLIONS)
Cash and cash equivalents.............        6,467            19,767           (4,139)(f)       22,095
Other current assets..................        4,697            22,509                            27,206
Fixed assets..........................       32,620            43,439                            76,059
Other assets..........................        7,711            11,644                            19,355
                                            -------           -------                           -------
    Total assets......................       51,495            97,359                           144,715
                                            =======           =======                           =======
Current liabilities...................       13,400            22,275                            35,675
Long-term bank and other loans........       10,787             2,050           12,500(g)        25,337
Deferred revenue......................          622             3,957                             4,579
Deferred tax liabilities..............          243                --                               243
Fixed rate notes......................           --             4,957                             4,957
Convertible notes.....................           --                --            4,967(g)         4,967
                                            -------           -------                           -------
    Total liabilities.................       25,052            33,239                            75,758
                                                                               250,250(h)
Shareholders' equity..................       26,443            64,120         (271,856)(k)       68,957
                                            -------           -------                           -------
    Total liabilities and
      shareholders' equity............       51,495            97,359                           144,715
                                            =======           =======                           =======

DESCRIPTION OF PRO FORMA ADJUSTMENTS

     (a) The fixed assets of the companies that we have agreed to acquire were revalued as of June 30, 2000, resulting in a revaluation surplus recorded on that date. The adjustment records the additional depreciation resulting from the revaluation of the fixed assets as if the revaluation surplus had been recorded on January 1, 1999.

     (b) The adjustment records the tax effect of the pro forma adjustment described in note (a) above.

     (c) Previously the connection fee revenue and certain surcharge revenue of the companies that we have agreed to acquire were not subject to enterprise income tax and, accordingly, no tax expense was included in the determination of the historical results of operations for the year ended December 31, 1999 and for the six-month period ended June 30, 2000. Upon the completion of the registration of the companies that we have agreed to acquire as wholly foreign-owned enterprises, in accordance with the Ministry of Finance ruling, such revenue will be taxable at an enterprise income tax rate of 33%. The adjustment records the applicable additional tax expense as if this revenue was taxable since January 1, 1999.

     (d) To adjust the interest income for the cash portion of the purchase consideration to be paid from the internal resources of China Mobile (HK), as if the payment had been made on January 1, 1999. This interest income is not subject to income tax.

     (e) To record the interest expense of the convertible notes and the RMB bank loan at interest rates of 3.8125% per annum (being the mid point of a range from 2.875% to 4.750%, which range is shown for illustrative purposes only, and is determined based on recent market transactions) and 5.34% per annum (being a mid point of the range from 5.09% to 5.59%, which range is shown for illustrative purposes only), respectively, as if the issuance of the convertible notes and the RMB bank loan were consummated on January 1, 1999. The interest expense of the convertible notes and the RMB bank loan are not deductible for income tax purposes. Had the interest rate on the convertible notes and the RMB bank loan varied by 1/8%, the effect on the net profit would have been approximately RMB 22 million and RMB 11 million for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively.

     (f) To record the cash portion of the purchase consideration for the companies that we have agreed to acquire to be paid from our internal resources as of June 30, 2000.

     (g) To record the liability arising from the issuance of convertible notes and the raising of RMB bank loan for financing the acquisition as of June 30, 2000.

     (h) To record the additional share capital arising from the issuance of shares in the share offering and to China Mobile Hong Kong (BVI) Limited for financing the acquisition as of June 30, 2000.

     (i) To eliminate the owners' equity of the companies that we have agreed to acquire as of June 30, 2000.

     (j) To record goodwill as a result of the acquisition as if the acquisition had taken place on June 30, 2000. The goodwill has been eliminated against reserves of China Mobile (HK). Goodwill represents the difference between the purchase consideration of HK$256,021 million and the estimated fair value of the underlying net assets of the companies that we have agreed to acquire as of June 30, 2000.

     (k) To record the total consideration paid of HK$256,021 million (RMB 271,856 million) as an equity transaction.

                          HONG KONG REGULATORY MATTERS

     This preliminary prospectus is in draft form and has not been approved by The Stock Exchange of Hong Kong Limited or the Hong Kong Securities and Futures Commission as, and does not constitute, a listing document. Any offer to sell, or solicitation of an offer to buy or subscribe for, the securities described in this preliminary prospectus may only be made on the basis of the final prospectus to be registered with the Registrar of Companies in Hong Kong in accordance with the provisions of Section 38D of the Companies Ordinance of Hong Kong.

     This prospectus includes particulars given in compliance with the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited for the purpose of giving information with regard to us. Our directors collectively and individually accept full responsibility for the accuracy of the information contained in this prospectus and confirm, having made all reasonable inquiries, that to the best of their knowledge and belief there are no other facts the omission of which would make any statement in this prospectus misleading.

     If you are in any doubt about this prospectus, you should consult your stock broker, bank manager, solicitor, professional accountant or other professional adviser.

                                  RISK FACTORS

     You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in the ordinary shares or ADSs or the convertible notes.

RISKS RELATING TO OUR COMPANY AND THE TELECOMMUNICATIONS INDUSTRY IN CHINA

     EXTENSIVE GOVERNMENT REGULATION MAY LIMIT OUR FLEXIBILITY TO RESPOND TO MARKET CONDITIONS, COMPETITION OR CHANGES IN OUR COST STRUCTURE

     The Ministry of Information Industry regulates, among others, the following areas of the telecommunications industry under the leadership of the State
Council:

     - formulating and enforcing industry policy, standards and regulations;

     - granting telecommunications licenses;

     - formulating interconnection and settlement standards for implementation between telecommunications networks;

     - together with other relevant regulatory authorities, formulating tariff and service charge standards for telecommunications services;

     - supervising the operations of telecommunications service providers;

     - maintaining fair and orderly market competition among telecommunications service providers; and

     - allocating and administering public communications resources, such as radio frequencies, number resources, domain names and addresses of communications networks.

     Other Chinese government authorities also take part in regulating tariff policies and foreign investment in the telecommunications industry. The regulatory framework within which we operate may limit our flexibility to respond to market conditions, competition or changes in our cost structure. In particular, future adverse changes in tariff policies and rates could immediately decrease our revenues.

     We operate our businesses with approvals granted by the State Council and under licenses granted by the Ministry of Information Industry. If these approvals or licenses are revoked or suspended, we will be adversely affected.

     WE MAY BE AFFECTED BY FUTURE REGULATORY CHANGES

     To provide a uniform regulatory framework for orderly development of the telecommunications industry, the Chinese government is currently preparing a draft telecommunications law. If and when the telecommunications law is adopted by the National People's Congress, it is expected to become the fundamental telecommunications statute and the legal basis for telecommunications regulations in mainland China. The State Council has recently approved certain telecommunications regulations. These regulations are substantially consistent with the existing rules and guidelines for the telecommunications industry, and will apply in the interim period prior to the adoption of the telecommunications law. Although we expect that the telecommunications law will positively affect the overall development of the telecommunications industry in mainland

China, we do not fully know what the nature and scope of the telecommunications law will be. The telecommunications law may contain provisions that could materially and adversely affect our business, financial condition and results of operations.

     COMPETITION FROM OTHER MOBILE COMMUNICATIONS SERVICE PROVIDERS MAY AFFECT OUR SUBSCRIBER GROWTH AND PROFITABILITY BY CAUSING THE RATE OF OUR SUBSCRIBER GROWTH TO DECLINE AND BRINGING ABOUT DECREASES IN TARIFF RATES AND INCREASES IN SELLING AND PROMOTIONAL EXPENSES

     China United Telecommunications Corporation operates (directly or through its subsidiaries) in all of the provinces, municipalities and autonomous region in which we and the companies that we have agreed to acquire operate. The Chinese government encourages orderly competition in the telecommunications industry in mainland China. Towards this end, it has extended certain favorable regulatory policies to China Unicom in order to help it become a more viable competitor. In particular, the Chinese government has permitted China Unicom to lower its cellular service tariffs by up to 10% below the government guidance rates (or up to 20% below the government guidance rates in areas where we and the companies that we have agreed to acquire offer service packages that provide only local access services on analog networks, which packages have lower tariff rates compared to our standard tariff rates for services offered on GSM networks). Some of our subsidiaries and companies that we have agreed to acquire offer such local access only services over their TACS networks. We believe this policy has helped China Unicom capture a significant number of price-sensitive and low-usage cellular subscribers. As a result, China Unicom's market share has increased over the past few years. See "Business -- Competition" beginning on page --. We could experience increased competition if the Chinese government takes other actions in the future to further enhance China Unicom's competitive position.

     In addition to China Unicom, the State Council and the Ministry of Information Industry may approve additional mobile communications service providers in the future that may compete with us. We may also be subject to competition from providers of new telecommunications services as a result of technological development and the convergence of various telecommunications services.

     China recently concluded bilateral negotiations of the major terms for its entry into the World Trade Organization with a number of countries, including the United States, and the European Union. As a result, we expect the Chinese government to gradually reduce current restrictions on foreign ownership in the telecommunications industry. This could lead to the eventual opening of the Chinese telecommunications market to foreign investors and operators, and could result in or accelerate the issuance of new mobile communications service licenses.

     Increased competition from China Unicom and any introduction of new competitors through the issuance of additional mobile communications service licenses could adversely affect our financial results by, among other factors, causing the rate of our subscriber growth to decline and bringing about decreases in tariff rates and increases in selling and promotional expenses. This could have a material adverse effect on our results of operations.

     WE ARE CONTROLLED BY CHINA MOBILE COMMUNICATIONS CORPORATION, WHICH MAY NOT ALWAYS ACT IN YOUR BEST INTEREST

     Upon completion of the concurrent share and convertible note offerings and the payment of the share consideration in connection with the acquisition of the companies that we have agreed to acquire, China Mobile Communications Corporation will indirectly own an aggregate of approximately 75.82% of our shares. Accordingly, China Mobile Communications Corporation is, and will be, able to:

     - nominate our entire board of directors and, in turn, indirectly influence the selection of our senior management;

     - determine the timing and amount of our dividend payments; and

     - otherwise control or influence actions that require the approval of our shareholders.

     The interests of China Mobile Communications Corporation as our ultimate controlling person could conflict with the interests of our minority shareholders.

     In addition, China Mobile Communications Corporation also provides our operating subsidiaries with services that are necessary for our business activities, including:

     - interconnection arrangements with its other subsidiaries' cellular networks and roaming arrangements;

     - the coordination of the provision of inter-provincial transmission leased lines from China Telecommunications Corporation to us; and

     - billing processing for domestic and international roaming services.

     The interests of China Mobile Communications Corporation as the provider of these services to our operating subsidiaries may conflict with our interests. See "Relationship with China Mobile Communications Corporation" beginning on page -- for a description of the services provided to our operating subsidiaries by China Mobile Communications Corporation and its other subsidiaries.

     In connection with our proposed acquisition, we have obtained certain representations, warranties and indemnities from China Mobile Communications Corporation, including with respect to any undisclosed contingent liabilities of the companies that we have agreed to acquire. However, these may not be fully or effectively enforced against China Mobile Communications Corporation.

     THE LIMITED SPECTRUM ALLOCATED TO US MAY CONSTRAIN OUR FUTURE NETWORK CAPACITY GROWTH

     A cellular network's capacity is to a certain extent limited by the amount of frequency spectrum available for it to use. Since the Ministry of Information Industry allocates frequency spectrum to mobile communications operators in mainland China, the capacity of our cellular network is limited by the amount of spectrum that the Ministry of Information Industry allocates to us. The Ministry of Information Industry has allocated 24 MHz in the 900 MHz frequency band and 10 MHz in the 1800 MHz frequency band to each of our operating subsidiaries and the companies that we have agreed to acquire.

     We believe that our current spectrum allocation, and that of the companies that we have agreed to acquire, is sufficient for anticipated subscriber growth in the near term, but we and the companies that we have agreed to acquire may need additional spectrum to accommodate future subscriber growth or to develop cellular services using third generation wireless communications technologies. However, the Ministry of Information Industry may not allocate additional spectrum to us or the companies that we have agreed to acquire. Our network expansion plans and those of the companies that we have agreed to acquire may be affected if we or these companies are unable to obtain additional spectrum. This could in turn constrain our future network capacity growth and materially and adversely affect our business, financial condition and results of operations.

     CHANGES TO OUR INTERCONNECTION AND LEASED LINE ARRANGEMENTS MAY INCREASE THE COST OF OUR OPERATION AND ADVERSELY AFFECT OUR PROFITABILITY

     Our mobile communications services depend, in large part, upon our interconnection arrangements. Currently, interconnection is necessary in the case of all local calls between our subscribers and subscribers of fixed line or other cellular networks. Interconnection and leased line arrangements are also necessary for domestic long distance calls and international calls. We have entered into interconnection and transmission line leasing agreements with the relevant fixed line operators and other subsidiaries of China Mobile Communications Corporation. The companies that we have agreed to acquire have also entered into similar agreements.

     The terms of our interconnection arrangements and leased line arrangements have a material effect on our operating revenue and expenses. A material increase in the interconnection or leased line expenses we pay could have a material adverse effect on our results of operations. In addition, we will be materially and adversely affected if we cannot enter into future interconnection and leased line agreements on commercially acceptable terms. See "Relationship with China Mobile Communications Corporation" beginning on page -- and "Relationship with China Telecommunications Corporation" beginning on page --.

     WE MAY BE UNABLE TO OBTAIN SUFFICIENT FINANCING TO FUND OUR SUBSTANTIAL CAPITAL REQUIREMENTS, WHICH COULD LIMIT OUR GROWTH POTENTIAL

     We estimate that we will require approximately RMB 86.3 billion (US$10.4 billion) for capital expenditures from 2000 through the end of 2002 for a range of projects. We estimate that the companies that we have agreed to acquire will require approximately RMB 49.7 billion (US$6.0 billion) for capital expenditures from 2000 through the end of 2002 for a similar range of projects.

     We believe that cash from operations, together with any necessary borrowings, will provide sufficient financial resources to meet our projected capital and other expenditure requirements. We currently plan to use the net proceeds from the concurrent share offering and convertible note offering described in this prospectus solely for the acquisition. If we have underestimated our capital requirements or overestimated our future cash flows, additional financing may be required. In addition, a significant feature of our business strategy is to continue exploring opportunities for strategic investments in the telecommunications industry in mainland China, which may require additional capital resources.

     Financing may not be available to us on acceptable terms. In addition, any future issuance of our securities to foreign investors will require approval from the China Securities Regulatory Commission, the State Council, and other relevant government authorities. If adequate capital is not available, our business prospects could be adversely affected.

     CHANGES IN TECHNOLOGY MAY RENDER OUR CURRENT TECHNOLOGIES OBSOLETE OR REQUIRE US TO MAKE SUBSTANTIAL CAPITAL INVESTMENTS

     The telecommunications industry is subject to rapid and significant changes in technology. Accordingly, although we strive to keep our technology up to international standards, the mobile communications technologies currently employed by us may become obsolete or subject to competition from new technologies in the future. In addition, the cost of implementing new technologies, upgrading our networks or expanding capacity could be significant. In particular, in order for us to effectively respond to technological changes, including the introduction of third-generation wireless communications technologies, we may be required to make substantial capital expenditures in the near future. This will in turn depend upon our ability to obtain additional financing on commercially acceptable terms. The new technologies we implement, such as wireless data applications, may not generate an acceptable rate of return.

     FAILURE TO CAPITALIZE ON NEW BUSINESS OPPORTUNITIES MAY HAVE AN ADVERSE EFFECT ON OUR GROWTH POTENTIAL

     We intend to pursue a number of new growth opportunities in the broader telecommunications industry, including wireless data. These opportunities involve new services for which there are no proven markets in mainland China. In addition, the ability to deploy and deliver these services depends, in many instances, on new and unproven technology. Our newly adopted wireless communications technology may not perform as expected, and that we will be able to successfully develop new technology to effectively and economically deliver these services, or that we will be able to compete successfully in the delivery of telecommunications services based on new technology.

     ACTUAL OR PERCEIVED HEALTH RISKS COULD LEAD TO DECREASED MOBILE COMMUNICATIONS USAGE AND DIFFICULTIES IN INCREASING NETWORK COVERAGE

     According to certain published reports, the electromagnetic signals from cellular handsets and transmission masts, which serve as antennae for transmitting radio signals, may pose health risks and interfere with the operation of electronic equipment. Although the findings in such reports are disputed, actual or perceived risks of using cellular communications devices or transmission masts could have an impact on cellular operators, including us. For example, we could encounter difficulties in obtaining sites for additional base transceiver stations required to expand our network coverage and experience reductions in our growth rate, subscriber base or average usage per subscriber.

RISKS RELATING TO THE ACQUISITION

     WE MAY NOT COMPLETE THE ACQUISITION OF THE COMPANIES THAT WE HAVE AGREED TO ACQUIRE

     We will only be able to acquire the companies that we have agreed to acquire if the conditions set forth in the acquisition agreement are satisfied or waived. In particular, we may proceed with the acquisition only if we obtain the approval of the relevant Chinese government authorities and our independent shareholders. However, we may not be able to obtain these approvals. We also have the right not to proceed with the acquisition if there is any material adverse change in the business of the companies that we have agreed to acquire. In addition, if our aggregate net proceeds from the concurrent share offering and the convertible note offering and the financing that we obtain from bank borrowings are less than the respective amounts we currently expect, we may not have sufficient funds to finance the acquisition unless we can obtain additional funds through other forms of external financing in addition to any available internal resources. If we are not able to or choose not to acquire the companies that we have agreed to acquire, the information regarding the companies that we have agreed to acquire and the pro forma information in this prospectus giving effect to the acquisition would not be relevant, and the proceeds of the offerings will not be applied towards their intended use. Our net profit per share and per ADS may also be significantly diluted following the offerings if we do not complete the acquisition.

     WE MAY FACE DIFFICULTIES AND INCUR ADDITIONAL COSTS IN INTEGRATING THE ACQUIRED OPERATIONS WITH OUR EXISTING OPERATIONS

     Once we complete the acquisition, we will have to integrate the operations of the companies that we have agreed to acquire with our existing operations. We may experience difficulties in assimilating the operations, assets, systems, structure and personnel of previously separate operations into our existing operations.

RISKS RELATING TO THE SHARE OFFERING

     THE TRADING PRICES OF OUR SHARES COULD FALL DURING THE THREE-DAY PERIOD BETWEEN PRICING OF THE ORDINARY SHARES OFFERED IN THE SHARE OFFERING AND THE COMMENCEMENT OF TRADING OF THESE SHARES ON THE HONG KONG STOCK EXCHANGE

     The initial price to the public of the ADSs and ordinary shares sold in the share offering will be determined on the date of pricing. However, the ordinary shares will not commence trading on the Hong Kong Stock Exchange until they are delivered, which is expected to be three business days after the pricing date. As a result, investors will not be able to sell or otherwise deal in those shares for such three-day period. Accordingly, holders of those shares are subject to the risk that the trading prices of our shares could fall before trading in the ordinary shares offered in the share offering commences on the Hong Kong Stock Exchange.

RISKS RELATING TO THE CONVERTIBLE NOTE OFFERING

     WE MAY BE UNABLE TO MEET OUR PAYMENT OBLIGATIONS UNDER THE CONVERTIBLE NOTES IF WE FAIL TO RECEIVE DIVIDENDS AND OTHER PAYMENTS FROM OUR OPERATING SUBSIDIARIES

     We are a holding company and all of our operations are conducted through our operating subsidiaries. We may not be able to meet our payment obligations in respect of the convertible notes if we fail to receive funds from our subsidiaries in the form of dividends or interest and principal payments on inter-company loans. There are currently no legal, regulatory or contractual restrictions on dividend payments by our subsidiaries. However, the ability of our subsidiaries to make dividend and other payments to us may be restricted by factors that include:

          - change of applicable foreign exchange and other laws and regulations; and

          - agreements to which our subsidiaries are or may become subject.

     In particular, under Chinese law, our operating subsidiaries may only pay dividends after 10% of their net profit has been set aside as a statutory surplus reserve. Our operating subsidiaries are not required to set aside any of their net profit as part of the statutory surplus reserve if such reserve is at least 50% of their respective registered capital.

     Because we are a holding company, the convertible notes are structurally subordinated to all existing and future liabilities of our subsidiaries. The aggregate long-term and short-term debt of our subsidiaries on our consolidated balance sheet as of June 30, 2000, was approximately RMB 5,945 million (US$718 million). The aggregate long-term and short-term debt of the companies that we have agreed to acquire as of June 30, 2000 was approximately RMB 16,127 million (US$1,948 million). Our subsidiaries may incur substantial additional indebtedness in the future. If any of our subsidiaries is liquidated or restructured or becomes insolvent, it may not be able to make dividend or other payments to us. This would adversely affect our ability to meet our financial obligations, including our obligations under the convertible notes. In addition, our right to participate in any distribution of assets upon the liquidation, reorganization or insolvency of any of our subsidiaries will be subject to the claims of the subsidiary's creditors.

RISKS RELATING TO MAINLAND CHINA

     Substantially all of our assets are located in mainland China and substantially all of our revenue is derived from our operations in mainland China. Accordingly, our financial condition and results of operations are subject to a significant degree to economic, political and legal developments in mainland China.

     ADVERSE CHANGES IN ECONOMIC POLICIES OF THE CHINESE GOVERNMENT COULD HAVE A MATERIAL ADVERSE EFFECT ON THE OVERALL ECONOMIC GROWTH OF MAINLAND CHINA, WHICH COULD REDUCE THE DEMAND FOR OUR SERVICES AND ADVERSELY AFFECT OUR COMPETITIVE POSITION

     Since the late 1970s, the Chinese government has been reforming the Chinese economic system. These reforms have resulted in significant economic growth and social progress. Although we believe that economic reform and macroeconomic policies and measures adopted by the Chinese government will continue to have a positive effect on the economic development in mainland China and that we will continue to benefit from such policies and measures, these policies and measures may from time to time be modified or revised. Adverse changes in economic and social conditions in mainland China, in policies of the Chinese government or in laws and regulations in mainland China, if any, could have a material adverse effect on the overall economic growth of mainland China and investment in the telecommunications industry in mainland China. Such developments could adversely affect our business, such as reducing the demand for our services and adversely affecting our competitive position.

     WE MAY NOT FREELY CONVERT RENMINBI INTO FOREIGN CURRENCY, WHICH COULD LIMIT THE ABILITY OF OUR SUBSIDIARIES IN MAINLAND CHINA TO OBTAIN SUFFICIENT FOREIGN EXCHANGE TO SATISFY THEIR FOREIGN EXCHANGE REQUIREMENTS OR PAY DIVIDENDS TO US

     Substantially all of our revenues and operating expenses are denominated in Renminbi, while a portion of our capital expenditures and indebtedness are denominated in US dollars and other foreign currencies. The Renminbi is currently freely convertible under the "current account", which includes dividends, trade and service-related foreign exchange transactions, but not under the "capital account", which includes foreign direct investment, unless the prior approval of the State Administration for Foreign Exchange is obtained.

     Our operating subsidiaries are foreign investment enterprises. Currently, they may purchase foreign exchange without the approval of the State Administration for Foreign Exchange for settlement of "current account transactions", including payment of dividends, by providing commercial documents evidencing these transactions. They may also retain foreign exchange in their current accounts (subject to a cap approved by the State Administration for Foreign Exchange) to satisfy foreign exchange liabilities or to pay dividends. In addition, if and when we acquire the companies that we have agreed to acquire as described in this prospectus, they will also become foreign investment enterprises and will be eligible for the same treatment that our current subsidiaries are receiving. However, the relevant Chinese government authorities may limit or eliminate our ability to purchase and retain foreign currencies in the future. Also, our subsidiaries incorporated in mainland China may not be able to obtain sufficient foreign exchange to satisfy their foreign exchange requirements or pay dividends to us for our use in making any future dividend payments or to satisfy other foreign exchange payment requirements. Foreign exchange transactions under the capital account are still subject to limitations and require approvals from the State Administration for Foreign Exchange. This could affect our subsidiaries' ability to obtain foreign exchange through debt or equity financing, including by means of loans or capital contributions from us.

     FLUCTUATIONS IN EXCHANGE RATES COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS

     Substantially all of our operating revenue is denominated in Renminbi, while a portion of our capital expenditures and some of our financing expenses are denominated in US dollars. Because we may not be able to hedge effectively against Renminbi devaluations, future movements in the exchange rate of Renminbi and other currencies could have an adverse effect on our financial condition and results of operations.

     THE CHINESE LEGAL SYSTEM EMBODIES UNCERTAINTIES WHICH COULD LIMIT THE LEGAL PROTECTIONS AVAILABLE TO YOU

     The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. In 1979, the Chinese government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. Legislation over the past 20 years has significantly enhanced the protections afforded to various forms of foreign investment in mainland China. Our existing subsidiaries are, and after the acquisition the companies that we have agreed to acquire will be, "wholly foreign-owned enterprises" which are enterprises incorporated in mainland China and wholly-owned by Hong Kong or foreign investors, and subject to the laws and regulations applicable to foreign investment in mainland China. However, these laws, regulations and legal requirements are relatively recent, and their interpretation and enforcement involve uncertainties, which could limit the legal protections available to foreign investors.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are, by their nature, subject to significant risks and uncertainties. These forward-looking statements include, without limitation, statements relating to:

     - our business strategy;

     - the future growth of the telecommunications industry in mainland China, including the factors driving such growth;

     - the expected impact of tariff changes on our results of operations;

     - the expected impact of changes in competitive conditions in the mobile communications sector in mainland China, including the expected impact of China's entry into the World Trade Organization on our operations;

     - our ability to maintain and enhance our existing competitive advantages;

     - the expected impact of new operating arrangements on our results of operations;

     - our planned investment in wireless data technology platforms and capital expenditures relating to such investment;

     - our network expansion plans, including proposed capital investments under these plans and the planned development of Digital Cellular System 1800 systems;

     - the expected impact of the proposed acquisition of the companies that we have agreed to acquire on our overall results and growth prospects, including the impact of certain operating and other arrangements entered into by the companies that we have agreed to acquire in connection with the acquisition;

     - the planned integration of the operations of the companies that we have agreed to acquire with our existing operations and the expected realization of operational and other synergies among our subsidiaries and the impact of such integration and such synergies on our overall business;

     - the future growth of the remaining 18 operating subsidiaries of China Mobile Communications Corporation in their respective geographic regions following the proposed acquisition;

     - our proposed strategic alliance with Vodafone Group Plc. and the expected impact of such strategic alliance on the future development of our business;

     - our future business development and economic performance; and

     - prospective financial and subscriber information regarding, and the future business development and economic performance of, the companies that we have agreed to acquire, including the forecast information on their combined subscriber number by the end of year 2000 on page -- and their combined revenue, net profit, cash flow from operating activities and adjusted EBITDA for year 2000 on page --.

     The words "anticipate", "believe", "estimate", "expect", "intend", "plan" and similar expressions, as they relate to us, are intended to identify a number of these forward-looking statements.

     These forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual results may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including, without limitation, the risk factors set forth in this prospectus and the following:

     - the impact on market demand, competition, tariffs and cost of leased lines caused by the restructuring of the telecommunications industry in mainland China;

     - any changes in the regulatory policies of the Ministry of Information Industry and other relevant government authorities relating to, among other things:

        - the granting of approvals and licenses;

        - interconnection and transmission line arrangements;

        - tariff policies;

        - capital investment priorities; and

        - spectrum and number resources allocation;

     - the effects of competition on the demand for and price of our services;

     - any changes in cellular and wireless communications and related technology, which could affect the viability and competitiveness of our mobile communications networks;

     - the development of new technologies, applications or services affecting our current and future businesses and their impact on demand;

     - factors affecting our future network expansion, wireless data application development and other capital expenditure and development plans, including, among other things:

        - the availability of adequate financing on acceptable terms;

        - the adequacy of currently available spectrum or the availability of additional spectrum;

        - the availability of the requisite number of sites for locating network equipment on reasonable commercial terms;

        - the availability of transmission lines and equipment when required;
          and

        - the availability of qualified management and technical personnel;

     - changes in political, economic, legal and social conditions in mainland China, including the Chinese government's specific policies with respect to foreign investment in the telecommunications industry, economic growth, inflation, foreign exchange and the availability of credit; and

     - changes in population growth and GDP growth and their impact on the demand for our services.

     In particular, the financial and subscriber projections for the companies that we have agreed to acquire included in this prospectus under "The Acquisition -- General" on page -- and "The Acquisition -- Prospective Financial Information" on page -- represent our best estimate of the subscriber growth and results of operations of these companies for the year ending December 31, 2000 under normal operating circumstances. The projections are based upon a number of assumptions, including those set forth in "The Acquisition -- Prospective Financial Information -- Bases and Assumptions" on page --. Some of these assumptions may not materialize, and unanticipated events could adversely affect the actual results and subscriber growth of the companies that we have agreed to acquire. Consequently, actual results may vary materially from these projections. You are cautioned not to place undue reliance on these projections.

                                  OUR COMPANY

OUR IPO RESTRUCTURING AND IPO

     We were incorporated under the laws of Hong Kong on September 3, 1997. In connection with our initial public offering in October 1997, the mobile communications businesses and operations then controlled by the former Ministry of Posts and Telecommunications in Guangdong and Zhejiang provinces were restructured to form Guangdong Mobile Communication Company Limited and Zhejiang Mobile Communication Company Limited, respectively. Upon the completion of the restructuring, we obtained a 100% equity interest in Guangdong Mobile and a 99.63% equity interest in Zhejiang Mobile. On October 23, 1997, we completed our initial public offering, raising net proceeds of approximately US$4,040 million. We acquired the remaining 0.37% equity interest in Zhejiang Mobile in June 1999.

ACQUISITION OF JIANGSU MOBILE

     On June 4, 1998, we acquired Jiangsu Mobile from China Mobile Hong Kong
(BVI) Limited, our immediate controlling shareholder, for HK$22,475 million (US$2,900 million) in cash.

ACQUISITION OF FUJIAN MOBILE, HENAN MOBILE AND HAINAN MOBILE

     On November 12, 1999, we acquired Fujian Mobile, Henan Mobile and Hainan Mobile from China Mobile Hong Kong (BVI) Limited for HK$49,715 million (US$6,400 million), consisting of HK$19,031 million (US$2,450 million) in cash and the remaining HK$30,684 million (US$3,950 million) in the form of 1,273,195,021 new shares issued to China Mobile Hong Kong (BVI) Limited. We funded the cash portion of the acquisition with the total net proceeds from a US$2,000 million share offering and a concurrent US$600 million debt offering.

PROPOSED ACQUISITION OF BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE, LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

     We have entered into a conditional acquisition agreement to acquire Beijing Mobile, Shanghai Mobile, Tianjin Mobile, Hebei Mobile, Liaoning Mobile, Shandong Mobile and Guangxi Mobile from China Mobile Hong Kong (BVI) Limited. In connection with the proposed acquisition, these companies have entered into various services agreements and other agreements with China Mobile Communications Corporation, our ultimate controlling shareholder, and its other subsidiaries, as well as China Telecommunications Corporation and its subsidiaries. The terms of the proposed acquisition and operating and financial information regarding the companies that we have agreed to acquire are set forth in this prospectus under "The Acquisition" beginning on page --.

     The map on the following page shows our existing coverage areas and the coverage areas of these seven companies and sets forth certain population and operating data in each of these areas:

                                                                           [MAP]

Note: Information in the map above is as of June 30, 2000, except population data, which is as of December 31, 1999. Cellular penetration as of June 30, 2000 is an estimate based on population data as of December 31, 1999 as published in the 2000 China Statistical Abstract, and further assuming the same annual population growth rate in each province, municipality or autonomous region in 2000 as in 1999.

     The following depicts our corporate structure, with our principal subsidiaries, immediately after the concurrent share offering and convertible note offering and the proposed acquisition.

[CHINA MOBILE COMMUNICATIONS CORPORATION ORGANIZATIONAL CHART]

---------------

(1) China Mobile Communications Corporation owns all of the issued voting share capital of and economic interest in China Mobile (HK) Group.

(2) It is expected that immediately following the completion of the proposed acquisition, the share offering and the convertible note offering (assuming that the underwriters' over-allotment option in the share offering is exercised in full), the respective shareholding of China Mobile Hong Kong
    (BVI) Limited and public shareholders in China Mobile (HK) will be approximately 75% and 25%. These percentage shareholdings are provided for illustrative purposes only and assume that the initial price to public in the share offering will be HK$51.00 per share, the closing price of our shares on the Hong Kong Stock Exchange on October 3, 2000.

(3) China Mobile (Shenzhen), our wholly-owned subsidiary incorporated in mainland China, was established in June 2000 to improve profit monitoring and financial management of our operating subsidiaries in mainland China, to handle roaming and interconnection clearing and settlement among such subsidiaries, and among such subsidiaries and other subsidiaries of China Mobile Communications Corporation, and to conduct research and development relating to wireless data communications.

     In addition to its interest in us, China Mobile Communications Corporation operates the leading mobile communications businesses in the provinces, municipalities and autonomous regions in mainland China in which we do not currently operate. As of June 30, 2000, China Mobile Communications Corporation had 51.9 million cellular subscribers, including 21.6 million cellular subscribers in the six provinces in which we operate.

                                USE OF PROCEEDS

     We estimate that the aggregate gross proceeds to us from the concurrent share offering and convertible note offering described in this prospectus will be approximately US$7,175 million, including approximately US$6,575 million from the share offering and approximately US$600 million from the convertible note offering, in each case before deducting underwriters' discounts and commissions and offering expenses. Unless otherwise indicated, information contained in this prospectus assumes that the respective underwriters' option to purchase additional ordinary shares or ADSs in the share offering or additional convertible notes in the convertible note offering, as the case may be, will not be exercised.

     We plan to use the total net proceeds from the offerings, together with Renminbi-denominated bank loans, internal resources and other forms of external financing, if necessary, to finance the cash portion of the purchase price for our acquisition of the seven companies that we have agreed to acquire. If the acquisition is not completed, the net proceeds from the offerings will be used for general corporate purposes or for other potential strategic investments in the telecommunications industry in mainland China. Pending these uses, the net proceeds will be invested in interest-bearing short-term deposits or short-term U.S. government bonds.

                         DIVIDENDS AND DIVIDEND POLICY

     We have not declared or paid any dividends since our incorporation in September 1997. Our board of directors will determine the payment of any future interim and final dividends. Final dividends are subject to approval by our shareholders at an annual general meeting. The payment of dividends will depend upon, among other things, our future earnings, capital requirements, financial condition and general business conditions. Our ability to pay dividends will also depend upon our subsidiaries' ability to distribute sufficient funds to us.

     Holders of shares will receive the dividends as determined by the board of directors pro rata according to amounts paid up on the shares in respect of which the relevant dividend is paid. We may only pay dividends out of our distributable profits.

     Holders of ADSs will receive the same dividends as holders of the shares, less the fees and expenses payable under the deposit agreement. We will pay cash dividends, if any, on the shares underlying the ADSs to the depositary in Hong Kong dollars and distribute stock dividends, if any, with respect to such shares to the depositary. Unless otherwise described under "Description of American Depositary Receipts -- Share Dividends and Other Distributions" beginning on page --:

     - the depositary will convert any cash dividends it receives into US dollars and pay these amounts to holders of ADSs; and

     - the depositary will distribute any stock dividends underlying the ADSs to holders of the ADSs.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for China Mobile (HK) for the periods indicated:

                                                                                   SIX MONTHS
                                                                                     ENDED
                                                 YEAR ENDED DECEMBER 31,            JUNE 30,
                                           ------------------------------------    ----------
                                           1995    1996    1997    1998    1999       2000
                                           ----    ----    ----    ----    ----       ----
Ratio of Earnings to Fixed Charges
  in accordance with Hong Kong GAAP......  23.5    20.2    17.1    23.7    10.5     24.6
  in accordance with US GAAP.............  28.8    27.5    24.1    22.4    14.7     22.6

                                 CAPITALIZATION

     The following table sets forth our consolidated short-term debt and capitalization:

     - as of June 30, 2000; and

     - as adjusted to give effect to the following events as if they had occurred on June 30, 2000:

        - our sale of 1,005,008,218 ordinary shares offered in the share offering;

        - our sale of the US$600 million principal amount of convertible notes offered in the convertible note offering;

        - the raising of RMB 12,500 million (US$1,510 million) in bank loans;

        - the application of total gross proceeds from the concurrent share offering and convertible note offering to the purchase price of the proposed acquisition; and

        - the issuance of 3,616,032,566 ordinary shares to China Mobile Hong Kong (BVI) Limited as part of the purchase price of the proposed acquisition.

     The numbers of shares to be issued in the share offering and as part of the purchase price of the acquisition are provided for illustrative purposes only and assume that the initial price to public will be HK$51.00 per share, the closing price of our shares on the Hong Kong Stock Exchange on October 3, 2000.

     You should read this table together with our consolidated financial statements, the combined financial statements of the companies that we have agreed to acquire, and the pro forma financial statements included elsewhere in this prospectus.

                                                                  JUNE 30, 2000
                                                 -----------------------------------------------
                                                 ACTUAL     AS ADJUSTED    ACTUAL    AS ADJUSTED
                                                 ------     -----------    ------    -----------
                                                   RMB          RMB         US$          US$
                                                                  (IN MILLIONS)
SHORT-TERM DEBT:
  Short-term bank and other loans..............    2,330        4,268        282          516
  Current portion of long-term bank and other
     loans.....................................      285        2,074         34          251
  Current installments of obligation under
     capital lease.............................       68        1,681          8          203
                                                 -------     --------      -----       ------
     Total short-term debt.....................    2,683        8,023        324          970
                                                 =======     ========      =====       ======
CAPITALIZATION:
  Long-term bank and other loans, net of
     current portion...........................    1,982       23,332        239        2,818
  Obligations under capital lease -- long
     term......................................       68        2,005          8          242
  7 7/8% Notes due 2004........................    4,957        4,957        599          599
  Convertible notes............................       --        4,967         --          600
  Shareholders' equity.........................
  Ordinary shares, par value HK$0.10 per share:
     16,000,000,000 shares authorized,
       13,706,429,021 shares issued, fully paid
       and outstanding; 18,327,469,805 shares
       as adjusted.............................    1,467        1,958        177          237
     Reserves(1)...............................   64,356       71,576      7,774        8,646
                                                 -------     --------      -----       ------
          Total shareholders' equity...........   65,823       73,534      7,951        8,883
                                                 -------     --------      -----       ------
          Total capitalization.................   72,830      108,795      8,797       13,142
                                                 =======     ========      =====       ======

---------------
(1) Includes the effect of eliminating the excess of the purchase price over the estimated fair value of the underlying net assets of the companies that we have agreed to acquire as of June 30, 2000 against reserves.

     Except as disclosed in this prospectus, there has been no material change in our capitalization since June 30, 2000.

                           EXCHANGE RATE INFORMATION

     For your convenience, this prospectus contains translations between Renminbi amounts and US dollars and between Hong Kong dollar amounts and US dollars at RMB 8.2782 = US$1.00 and HK$7.7960 = US$1.00, the prevailing rates on June 30, 2000. These translations are not a representation that the Renminbi or Hong Kong dollar amounts could actually be converted into US dollars at those rates, or at all.

     The following tables set forth information concerning the noon buying rates in New York City for cable transfers in Renminbi and Hong Kong dollars, as certified for customs purposes by the Federal Reserve Bank in New York, for the periods indicated:

                                                                NOON BUYING RATE
                                                  --------------------------------------------
PERIOD                                            PERIOD END    AVERAGE(1)     HIGH      LOW
------                                            ----------    ----------     ----      ---
                                                               (RMB PER US$1.00)
1995............................................    8.3374        8.3852      8.5000    8.2916
1996............................................    8.3284        8.3395      8.3549    8.3002
1997............................................    8.3100        8.3193      8.3290    8.2911
1998............................................    8.3008        8.2991      8.3100    8.2778
1999............................................    8.2795        8.2785      8.2800    8.2276
2000 (through October 3)........................    8.2790        8.2787      8.2799    8.2768

---------------
(1) The average of the noon buying rates on the last day of each month during the relevant period.

                                                                NOON BUYING RATE
                                                  --------------------------------------------
PERIOD                                            PERIOD END    AVERAGE(1)     HIGH      LOW
------                                            ----------    ----------     ----      ---
                                                            (HK DOLLAR PER US$1.00)
1995............................................    7.7323        7.7354      7.7665    7.7300
1996............................................    7.7347        7.7341      7.7440    7.7310
1997............................................    7.7495        7.7440      7.7550    7.7275
1998............................................    7.7476        7.7465      7.7595    7.7355
1999............................................    7.7740        7.7599      7.7814    7.7465
2000 (through October 3)........................    7.7942        7.7904      7.8008    7.7765

---------------
(1) The average of the noon buying rates on the last day of each month during the relevant period.

                            MARKET PRICE INFORMATION

     Our American depositary shares, each representing five ordinary shares, par value HK$0.10 per share, have been listed and traded on the New York Stock Exchange since October 22, 1997 under the symbol "CHL". Prior to July 5, 2000, each of our ADSs represented 20 ordinary shares. Our shares have been listed and traded on the Hong Kong Stock Exchange since October 23, 1997. Prior to these listings, there was no public market for our equity securities. The New York Stock Exchange and the Hong Kong Stock Exchange are the principal trading markets for our ADSs and shares.

     As of October 3, 2000, there were 13,710,261,021 ordinary shares issued and outstanding. As of June 30, 2000, there were 96 registered holders of American depositary receipts evidencing 35,032,382 ADSs. Since certain of the ADSs are held by nominees, the above number may not be representative of the actual number of U.S. beneficial holders of ADSs or the number of ADSs beneficially held by U.S. persons. The depositary of the ADSs is The Bank of New York.

     The high and low closing sale prices and the average daily trading volume of the shares on the Hong Kong Stock Exchange and of the ADSs on the New York Stock Exchange for each quarterly period since listing to 1999 and for each month in 2000 (through October 3, 2000) are set forth below. The information for periods prior to July 2000 have been restated to reflect the change in our share-to-ADS ratio from one-to-twenty to one-to-five, which became effective on July 5, 2000.

                                 PRICE PER         PRICE PER             AVERAGE DAILY
                                SHARE (HK$)        ADS (US$)             TRADING VOLUME
                               --------------    --------------    --------------------------
                               HIGH      LOW     HIGH      LOW     SHARES (HK$)    ADSS (US$)
                               ----      ---     ----      ---     ------------    ----------
                                                                         (IN MILLIONS)
1997
  Fourth Quarter (from
     October 22).............  14.40    10.55     9.56     6.60        911.41        16.31
1998
  First Quarter..............  16.25    10.30    10.66     6.91        376.68         5.23
  Second Quarter.............  16.15    11.40    10.42     7.53        269.84         5.03
  Third Quarter..............  13.70     8.90     9.00     5.74        280.39         4.95
  Fourth Quarter.............  15.90    11.65    10.24     7.19        232.09         3.30
1999
  First Quarter..............  15.50    12.60    10.00     8.10        189.89         2.79
  Second Quarter.............  22.45    13.05    14.39     8.55        295.64         3.76
  Third Quarter..............  26.70    21.00    17.16    13.56        256.28         3.78
  Fourth Quarter.............  48.60    24.00    32.16    15.38        498.16        14.39
2000
  January....................  53.50    41.70    34.75    27.41        888.90        23.72
  February...................  71.50    48.90    50.20    31.80      1,210.21        50.22
  March......................  79.00    62.75    50.73    41.42      1,006.85        47.09
  April......................  69.25    51.50    45.13    34.69      1,141.00        41.65
  May........................  62.00    47.90    38.97    30.80      1,165.28        27.79
  June.......................  72.25    58.75    46.91    38.97        891.35        32.12
  July.......................  75.75    62.25    48.94    40.38        738.64        16.45
  August.....................  66.75    59.00    43.31    37.50        785.40        18.28
  September..................  62.75    47.20    39.81    31.63        848.43        23.17
  October (through October 3,
     2000)...................  51.00    51.00    32.00    31.88        609.79        21.02

     The closing prices per share and per ADS on October 3, 2000 were HK$51.00 and US$32.00, respectively. The trading volumes of our shares and ADSs on October 3, 2000 were HK$609.79 million and US$33.05 million, respectively.

           OUR SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following tables present selected historical consolidated financial data of our company as of and for each of the years in the five-year period ended December 31, 1999 and as of and for the six-month periods ended June 30, 1999 and 2000.

     The selected historical income statement data for the years ended December 31, 1997, 1998 and 1999 and the six-month periods ended June 30, 1999 and 2000 and the selected historical balance sheet data as of December 31, 1998 and 1999 and June 30, 2000 set forth below are derived from, should be read in conjunction with, and are qualified in their entirety by reference to, our consolidated financial statements, including the related notes included elsewhere in this prospectus.

     The selected historical Hong Kong GAAP income statement data for the years ended December 31, 1995 and 1996 and the selected historical Hong Kong GAAP balance sheet data as of December 31, 1995, 1996 and 1997 are derived from audited financial statements that are not included herein.

     The selected historical US GAAP balance sheet data as of December 31, 1995 and 1996 and the selected historical US GAAP income statement data for the year ended December 31, 1995 set forth below are unaudited but, in the opinion of our management, reflect the adjustments necessary for a fair presentation of these data.

     Our consolidated financial statements are prepared and presented in accordance with Hong Kong GAAP. For a discussion of significant differences between Hong Kong GAAP and US GAAP as they relate to us, and the effects of these differences on net profit for the years ended December 31, 1997, 1998 and 1999 and for the six-month periods ended June 30, 1999 and 2000, and shareholders' equity as of December 31, 1998 and 1999 and June 30, 2000, see
note 28 to the consolidated financial statements. In addition, our condensed consolidated financial statements prepared and presented in accordance with US GAAP for the relevant periods have been included in note 28 to the consolidated financial statements. Historical results may not be indicative of the results to be expected in the future.

     In connection with our IPO restructuring in 1997, our acquisition of Jiangsu Mobile in June 1998 and our acquisition of Fujian Mobile, Henan Mobile and Hainan Mobile in November 1999, we entered into certain arrangements with the predecessor of China Telecommunications Corporation. For a description of these arrangements and their impact on our results of operations and financial condition, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page --.


                                                            AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------------------------------------
                                              1995         1996         1997         1998         1999         1999
                                              ----         ----         ----         ----         ----         ----
                                                  RMB          RMB          RMB          RMB          RMB          US$
                                            (IN MILLIONS, EXCEPT PER SHARE AND PER ADS INFORMATION AND SHARE NUMBERS)
INCOME STATEMENT DATA:
HONG KONG GAAP
Operating revenue........................       7,598       10,367       15,488       26,345       38,623        4,666
Operating expenses.......................       2,856        5,405       10,074       18,410       24,983        3,018
Operating profit.........................       4,742        4,962        5,414        7,935       13,640        1,648
Write-down and write-off of TACS network
 equipment...............................          --           --           --          282        8,242          996
Profit before tax and minority
 interests...............................       4,954        4,941        5,953        9,387        6,444          778
Income tax...............................         286          428          991        2,486        1,647          199
Net profit...............................       4,668        4,509        4,955        6,900        4,797          579
Basic and diluted net profit per
 share(1)(2).............................                     0.50         0.52         0.59         0.40         0.05
Basic and diluted net profit per
 ADS(1)(2)...............................                     2.50         2.60         2.93         1.99         0.24
Shares utilized in basic calculation (in
 thousands)..............................                9,010,000    9,534,365   11,780,788   12,069,108   12,069,108
Shares utilized in diluted calculation
 (in thousands)..........................                9,010,000    9,534,365   11,782,521   12,072,383   12,072,383
US GAAP(3)
Operating revenue........................      10,440       15,322       23,853       35,516       44,940        5,429
Operating expenses.......................       4,231        8,056       14,867       23,761       34,318        4,146
Operating profit.........................       6,201        7,266        8,986       11,755       10,622        1,283
Profit before tax and minority
 interests...............................       6,464        7,411        9,571       13,548       11,482        1,387
Income tax...............................         498          832        1,416        3,262        3,248          392
Net profit...............................       5,974        6,575        8,148       10,285        8,234          995
Basic and diluted net profit per
 share(1)(2).............................        0.58         0.64         0.75         0.79         0.63         0.08
Basic and diluted net profit per
 ADS(1)(2)...............................        2.90         3.20         3.77         3.94         3.13         0.38
Shares utilized in basic calculation (in
 thousands)..............................  10,283,195   10,283,195   10,807,560   13,053,983   13,164,404   13,164,404
Shares utilized in diluted calculation
 (in thousands)..........................  10,283,195   10,283,195   10,807,560   13,055,716   13,167,679   13,167,679
BALANCE SHEET DATA:
HONG KONG GAAP
Current assets
 Cash and cash equivalents...............       3,128        2,976       40,071       17,481       19,349        2,337
 Deposits with banks.....................          --           --           --        1,311        8,227          994
 Accounts receivable.....................         807        1,087        1,592        2,482        4,957          599
Fixed assets.............................       7,346       11,536       18,634       33,986       42,699        5,158
Total assets.............................      13,563       18,136       64,950       64,541       87,435       10,562
Total short-term debt(7).................         513        1,504        2,148        5,337        4,419          534
Total long-term debt(8)..................       2,004        1,946        2,870          991        2,332          282
Fixed rate notes.........................          --           --           --           --        4,952          598
Total liabilities........................       4,522        5,657       10,386       18,699       30,343        3,665
Shareholders' equity.....................       9,041       12,471       54,550       45,827       57,092        6,897
US GAAP(3)
Fixed assets.............................      10,464       18,597       27,058       39,930       41,618        5,027
Total assets.............................      17,693       27,960       79,986       75,098       87,570       10,577
Total long-term debt(8)..................       2,015        2,054        3,054        2,472        2,333          282
Fixed rate notes.........................          --           --           --           --        4,952          598
Shareholders' equity.....................      12,570       20,871       66,715       51,665       55,927        6,755

                                                    AS OF OR FOR THE SIX
                                                    MONTHS ENDED JUNE 30,
                                           ---------------------------------------
                                              1999          2000          2000
                                              ----          ----          ----
                                                   RMB           RMB           US$
                                           (IN MILLIONS, EXCEPT PER SHARE AND PER
                                             ADS INFORMATION AND SHARE NUMBERS)
INCOME STATEMENT DATA:
HONG KONG GAAP
Operating revenue........................       16,940        28,897         3,490
Operating expenses.......................       10,929        16,575         2,002
Operating profit.........................        6,011        12,322         1,488
Write-down and write-off of TACS network
 equipment...............................          500            --            --
Profit before tax and minority
 interests...............................        5,974        12,742         1,540
Income tax...............................        1,970         4,018           485
Net profit...............................        4,004         8,724         1,005
Basic and diluted net profit per
 share(1)(2).............................         0.34          0.64          0.08
Basic and diluted net profit per
 ADS(1)(2)...............................         1.70          3.18          0.39
Shares utilized in basic calculation (in
 thousands)..............................   11,782,885    13,706,310    13,706,310
Shares utilized in diluted calculation
 (in thousands)..........................   11,785,447    13,716,377    13,716,377
US GAAP(3)
Operating revenue........................       21,483        27,834         3,362
Operating expenses.......................       13,870        16,606         2,006
Operating profit.........................        7,613        11,228         1,356
Profit before tax and minority
 interests...............................        8,044        11,690         1,412
Income tax...............................        2,460         3,532           427
Net profit...............................        5,584         8,158           985
Basic and diluted net profit per
 share(1)(2).............................         0.43          0.60          0.07
Basic and diluted net profit per
 ADS(1)(2)...............................         2.14          2.98          0.36
Shares utilized in basic calculation (in
 thousands)..............................   13,056,080    13,706,310    13,706,310
Shares utilized in diluted calculation
 (in thousands)..........................   13,058,642    13,716,377    13,716,377
BALANCE SHEET DATA:
HONG KONG GAAP
Current assets
 Cash and cash equivalents...............       17,557        19,767         2,388
 Deposits with banks.....................        5,234        14,455         1,746
 Accounts receivable.....................        3,244         5,526           668
Fixed assets.............................       35,297        44,399         5,363
Total assets.............................       68,609        96,624        11,672
Total short-term debt(7).................        4,995         2,683           324
Total long-term debt(8)..................        1,200         2,050           247
Fixed rate notes.........................           --         4,957           599
Total liabilities........................       18,709        30,801         3,721
Shareholders' equity.....................       49,900        65,823         7,951
US GAAP(3)
Fixed assets.............................       42,144        43,439         5,247
Total assets.............................       83,308        97,359        11,761
Total long-term debt(8)..................        3,122         2,050           248
Fixed rate notes.........................           --         4,957           599
Shareholders' equity.....................       57,367        64,120         7,746


                                                            AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------------------------------------
                                              1995         1996         1997         1998         1999         1999
                                              ----         ----         ----         ----         ----         ----
                                                  RMB          RMB          RMB          RMB          RMB          US$
                                            (IN MILLIONS, EXCEPT PER SHARE AND PER ADS INFORMATION AND SHARE NUMBERS)
OTHER FINANCIAL DATA:
HONG KONG GAAP
Capital expenditures(4)..................       2,653        5,511        5,807       11,040       11,708        1,414
Adjusted cash flow(5)....................       4,450        4,213        8,203       13,444       19,673        2,377
Net cash inflow from operating
 activities..............................       5,331        6,418        8,825       13,567       21,662        2,617
Net cash outflow from investing
 activities..............................      (3,169)      (5,264)      (5,327)     (36,357)     (36,117)      (4,363)
Net cash inflow/(outflow) from financing
 activities..............................        (467)         899       34,218          325       18,337        2,215
Adjusted EBITDA(6).......................       5,707        6,436        8,180       12,869       21,603        2,609
US GAAP(3)
Net cash inflow from operating
 activities..............................       6,403        8,176       13,252       17,110       23,500        2,838
Net cash outflow from investing
 activities..............................       5,810       10,589       11,590       17,694       19,245        2,325
Net cash inflow/(outflow) from financing
 activities..............................        (803)       2,385       35,440      (22,017)      (2,589)        (313)
Adjusted EBITDA(6).......................       7,257        9,495       12,821       17,675       24,660        2,980

                                                    AS OF OR FOR THE SIX
                                                    MONTHS ENDED JUNE 30,
                                           ---------------------------------------
                                              1999          2000          2000
                                              ----          ----          ----
                                                   RMB           RMB           US$
                                           (IN MILLIONS, EXCEPT PER SHARE AND PER
                                             ADS INFORMATION AND SHARE NUMBERS)
OTHER FINANCIAL DATA:
HONG KONG GAAP
Capital expenditures(4)..................        4,591         8,498         1,027
Adjusted cash flow(5)....................        8,582        17,053         2,060
Net cash inflow from operating
 activities..............................        9,801        19,566         2,364
Net cash outflow from investing
 activities..............................       (8,438)      (14,624)       (1,767)
Net cash inflow/(outflow) from financing
 activities..............................          (68)       (2,011)         (242)
Adjusted EBITDA(6).......................        9,578        16,817         2,031
US GAAP(3)
Net cash inflow from operating
 activities..............................       11,826        17,053         2,060
Net cash outflow from investing
 activities..............................       10,193        14,624         1,767
Net cash inflow/(outflow) from financing
 activities..............................         (135)       (2,011)         (243)
Adjusted EBITDA(6).......................       11,922        15,636         1,889

---------------
(1) The basic and diluted net profit per share and per ADS amounts under Hong Kong GAAP for the years ended December 31, 1996 and 1997 have been computed by dividing net profit under Hong Kong GAAP by the weighted average number of shares and the weighted average number of ADSs, respectively, outstanding as if 9,010,000,000 ordinary shares and 1,802,000,000 ADSs (based on a ratio of five shares to one ADS), respectively, issued in the IPO restructuring were outstanding during these periods (in addition to shares actually issued, if any).

     The basic and diluted net profit per share and per ADS amounts under US GAAP for the years ended December 31, 1995, 1996 and 1997 have been computed by dividing net profit under US GAAP by the weighted average number of shares and the weighted average number of ADSs, respectively, outstanding as if (A) 9,010,000,000 ordinary shares and 1,802,000,000 ADSs (based on a ratio of five shares to one ADS), respectively, issued in the IPO restructuring and (B) 1,273,195,021 ordinary shares and 254,639,004 ADSs, respectively, issued to China Mobile Hong Kong (BVI) Limited as part of the consideration in the acquisition of Fujian Mobile, Henan Mobile and Hainan Mobile were outstanding during these periods (in addition to shares actually issued, if any).

(2) The basic net profit per share and per ADS amounts under Hong Kong GAAP for the years ended December 31, 1998 and 1999 have been computed by dividing net profit by the weighted average number of shares and the weighted average number of ADSs, respectively, in issue during 1998 and 1999. The calculation of diluted net profit per share under Hong Kong GAAP for the years ended December 31, 1998 and 1999 have been compiled after adjusting for the effects of all dilutive potential ordinary shares.

     The basic net profit per share and per ADS amounts under US GAAP for the years ended December 31, 1998 and 1999 have been computed by dividing net profit by the weighted average number of shares and the weighted average number of ADSs, respectively, as if 1,273,195,021 ordinary shares and 254,639,004 ADSs issued to China Mobile Hong Kong (BVI) Limited as part of the consideration in the acquisition of Fujian Mobile, Henan Mobile and Hainan Mobile were outstanding during these periods (in addition to shares actually issued, if any). The calculation of diluted net profit per share under US GAAP for the years ended December 31, 1998 and 1999 have been compiled after adjusting for the effects of all dilutive potential ordinary shares, respectively.

     All dilutive potential ordinary shares arise from the share options granted to our directors under our share option scheme which, if converted to ordinary shares, would decrease profit attributable to shareholders per share.

(3) The amounts for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 are presented to reflect the acquisitions of Jiangsu Mobile, Fujian Mobile, Henan Mobile and Hainan Mobile under the "as if pooling-of-interest" method, as well as the effects of other differences between Hong Kong GAAP and US GAAP.

(4) Represent payments made for capital expenditures during the year/period.

(5) Represents net cash inflows from operating activities less net cash outflows (inflows) from returns on investments and servicing of finance and taxation.

(6) Adjusted EBITDA represents earnings before interest income, interest expense, income taxes, depreciation and amortization, non-operating income (expense) and write-down and write-off of fixed assets. For the years ended December 31, 1995, 1996, 1997, 1998 and 1999, and the six months ended June 30, 1999 and 2000, non-operating income (expense) under Hong Kong GAAP was RMB 125 million, RMB 97 million, RMB (27) million, RMB (51) million, RMB 70 million, RMB 11 million and RMB (12) million, and under US GAAP was RMB 124 million, RMB 103 million, RMB (12) million, RMB (1) million, RMB (136) million, RMB 21 million and RMB 2 million, respectively. Write-down and write-off of fixed assets under Hong Kong GAAP for the years ended December 31, 1998 and 1999 and the six months ended June 30, 1999 and 2000 was RMB 282 million, RMB 8,242 million, RMB 500 million and RMB 0 million and under US GAAP was RMB 136 million, RMB 5,267 million, RMB 322 million and RMB 0 million, respectively. EBITDA is commonly used in the telecommunications industry to analyze companies on the basis of operating performance, leverage and liquidity. Adjusted EBITDA is not intended to represent cash flow for the period, nor has it been presented as an alternative to net profit as an indicator of operating performance. The items of net profit excluded from adjusted EBITDA are significant components in understanding and assessing our financial performance, and our computation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page -- and our consolidated statements of cash flows contained elsewhere in this prospectus.

(7) Total short-term debt includes short-term bank and other loans, current portion of long-term bank and other loans and current installments of obligations under capital leases.

(8) Total long-term debt includes long-term bank and other loans and obligations under capital leases, net of current portion.

SELECTED HISTORICAL COMBINED FINANCIAL INFORMATION OF THE COMPANIES THAT WE HAVE
                               AGREED TO ACQUIRE

     The following tables present selected historical combined financial data of the companies that we have agreed to acquire as of and for each of the years in the three-year period ended December 31, 1999 and as of and for the six-month periods ended June 30, 1999 and 2000. These data are derived from, should be read in conjunction with, and are qualified in their entirety by reference to, the combined financial statements of the companies that we have agreed to acquire, including the related notes, included elsewhere in this prospectus.

     The combined financial statements of the companies that we have agreed to acquire are prepared and presented in accordance with Hong Kong GAAP. For a discussion of significant differences between Hong Kong GAAP and US GAAP as they relate to the companies that we have agreed to acquire, and the effects of these differences on net profit for the years ended December 31, 1997, 1998 and 1999 and for the six-month periods ended June 30, 1999 and 2000, and owners' equity as of December 31, 1998 and 1999 and June 30, 2000, see note 23 to the combined financial statements. Note 23 also includes the condensed combined financial statements of the companies that we have agreed to acquire prepared and presented in accordance with US GAAP for the relevant periods. Additional information prepared and presented under US GAAP is included in note 24 to the combined financial statements. Historical results may not be indicative of the results to be expected in the future.

     In connection with the proposed acquisition, the companies that we have agreed to acquire have entered into service agreements and other agreements with China Mobile Communications Corporation, China Telecommunications Corporation and their respective subsidiaries. For a description of these arrangements, see "Relationship with China Mobile Communications Corporation" beginning on page -- and "Relationship with China Telecommunications Corporation" beginning on page
--.

                                        AS OF OR FOR THE YEAR ENDED        AS OF OR FOR THE SIX
                                                DECEMBER 31,               MONTHS ENDED JUNE 30,
                                     ----------------------------------   -----------------------
                                      1997     1998     1999      1999     1999     2000    2000
                                      ----     ----     ----      ----     ----     ----    ----
                                        RMB      RMB       RMB      US$      RMB      RMB     US$
                                                            (IN MILLIONS)
INCOME STATEMENT DATA:
HONG KONG GAAP
Operating revenue..................  12,977   18,859    26,384    3,187   11,827   15,706   1,897
Operating expenses.................   8,193   13,408    17,864    2,158    8,183    9,956   1,202
Operating profit...................   4,784    5,451     8,520    1,029    3,644    5,750     695
TACS write-down/write-off..........      --       --     4,508      545       --       --      --
Profit before tax..................   4,652    5,223     3,506      423    3,454    5,456     659
Income tax.........................     316      640       824      100      595    1,002     121
Net profit.........................   4,336    4,583     2,682      323    2,859    4,454     538

US GAAP
Operating revenue..................  12,977   18,859    25,663    3,100   11,827   15,467   1,868
Operating expenses.................   8,236   13,712    22,125    2,673    8,278    9,878   1,193
Operating profit...................   4,741    5,147     3,538      427    3,549    5,589     675
Profit before tax..................   4,651    4,948     3,128      378    3,380    5,318     642
Income tax.........................     381      650       369       45      666    1,584     191
Net profit.........................   4,270    4,298     2,759      333    2,714    3,734     451

                                        AS OF OR FOR THE YEAR ENDED        AS OF OR FOR THE SIX
                                                DECEMBER 31,               MONTHS ENDED JUNE 30,
                                     ----------------------------------   -----------------------
                                      1997     1998     1999      1999     1999     2000    2000
                                      ----     ----     ----      ----     ----     ----    ----
                                        RMB      RMB       RMB      US$      RMB      RMB     US$
                                                            (IN MILLIONS)
BALANCE SHEET DATA:
HONG KONG GAAP
Current assets
  Cash and cash equivalents........              557     4,641      561             6,467     781
  Accounts receivable..............            2,267     2,685      325             2,823     341
Fixed assets.......................           24,069    29,999    3,624            37,252   4,500
Total assets.......................           35,791    45,711    5,522            53,758   6,494
Total short-term debt(1)...........            4,992     6,513      787             5,340     645
Total long-term debt(2)............            7,910    10,999    1,329            10,787   1,303
Total liabilities..................           17,198    24,681    2,982            24,441   2,952
Owner's equity.....................           18,593    21,030    2,540            29,317   3,542

US GAAP
Fixed assets.......................           24,154    30,173    3,645            32,620   3,940
Total assets.......................           36,490    47,654    5,757            51,495   6,221
Long-term debt(2)..................            7,910    10,999    1,329            10,787   1,303
Owner's equity.....................           18,462    21,146    2,554            26,443   3,194

OTHER FINANCIAL DATA:
HONG KONG GAAP
Capital expenditures(3)............   6,346    9,868    11,385    1,375    5,180    4,580     553
Adjusted cash flow(4)..............   4,808    5,438    10,788    1,303    4,563    8,242     995
Net cash inflow from operating
  activities.......................   5,813    7,810    13,428    1,622    6,245   10,823   1,307
Net cash outflow from investing
  activities.......................  (6,352)  (9,864)  (11,401)  (1,377)  (5,179)  (4,614)   (557)
Net cash inflow/(outflow) from
  financing activities.............   1,360    4,589     4,697      567    3,393   (1,802)   (218)
Adjusted EBITDA(5).................   6,520    8,409    13,322    1,609    5,804    8,452   1,021

US GAAP
Net cash inflow from operating
  activities.......................   5,265    6,730    11,637    1,406    5,348    9,539   1,152
Net cash outflow from investing
  activities.......................  (6,352)  (9,864)  (11,401)  (1,377)  (5,179)  (4,614)   (557)
Net cash inflow/(outflow) from
  financing activities.............     903    3,297     3,848      465    2,608   (3,099)   (374)
Adjusted EBITDA(5).................   6,479    8,108    12,855    1,553    5,712    8,297   1,002

---------------
(1) Total short-term debt includes short-term bank and other loans, current portion of long-term bank and other loans and current portion of obligations under capital leases.

(2) Total long-term debt includes long-term bank and other loans and obligations under capital leases, net of current portion.

(3) Represent payments made for capital expenditures during the period.

(4) Represents net cash inflows from operating activities less net cash outflows from returns on investments and servicing of finance and taxation.

(5) Adjusted EBITDA represents earnings before interest income, interest expense, income taxes, depreciation and amortization, non-operating income (expense) and write-down and write-off of fixed assets. Non-operating income (expense) both under Hong Kong GAAP and US GAAP for the years ended December 31, 1997, 1998 and 1999, and the six months ended June 30, 1999 and 2000 was RMB 77 million, RMB 68 million, RMB 123 million, RMB 57 million and RMB 52 million, respectively. Write-down and write-off of fixed assets for the year ended December 31, 1999 was RMB 4,508 million. There was no write-down and write-off of fixed assets for the years ended December 31, 1997 and 1998, and the six months ended June 30, 1999 and 2000. EBITDA is commonly used in the telecommunications industry to analyze companies on the basis of operating performance, leverage and liquidity. Adjusted EBITDA is not intended to represent cash flow for the period, nor has it been presented as an alternative to net profit as an indicator of operating performance. The items of net profit excluded from adjusted EBITDA are significant components in understanding and assessing the financial performance of the companies that we have agreed to acquire, and this computation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies. You should also refer to the combined statements of cash flows of the companies that we have agreed to acquire contained elsewhere in this prospectus.

                    SELECTED PRO FORMA FINANCIAL INFORMATION

     The following tables present selected pro forma income statement and balance sheet data for the year ended December 31, 1999 and the six-month period ended June 30, 2000, giving effect to:

     - the proposed acquisition of Beijing Mobile, Shanghai Mobile, Tianjin Mobile, Hebei Mobile, Liaoning Mobile, Shandong Mobile and Guangxi Mobile;

     - the concurrent share offering and convertible note offering; and

     - the Renminbi-denominated loans in connection with the proposed acquisition.

     The selected pro forma income statement and balance sheet data set forth below are derived from and should be read in conjunction with the unaudited pro forma statements of income and balance sheet, including the related notes, included elsewhere in this prospectus. The information set forth in the pro forma statements of income and balance sheet is unaudited but, in the opinion of our management, reflects the significant adjustments necessary to depict the effects of the transactions and arrangements described in the related notes as if these changes had been implemented on the dates referred to below.

PRO FORMA ADJUSTMENTS FOR CERTAIN EVENTS

     In connection with the proposed acquisition, the fixed assets of the companies we have agreed to acquire were revalued as of June 30, 2000, and connection fee revenue and certain surcharge revenue, previously not taxable under PRC regulations, will become subject to enterprise income tax at a 33% rate when the companies that we have agreed to acquire are registered as wholly foreign-owned enterprises.

     We expect that these events will have a material impact on our overall results of operations following the acquisition. Therefore, we believe that the presentation of pro forma information is necessary to supplement our historical financial information.

     The following selected unaudited pro forma income statement information under Hong Kong GAAP for the year ended December 31, 1999 and for the six months ended June 30, 2000 has been adjusted to give effect to these events as if they had been consummated on January 1, 1999.

PRO FORMA ADJUSTMENTS FOR THE ACQUISITION AND FINANCINGS

     In order to finance part of the cash portion of the purchase price for the acquisition, we expect to complete the following financing transactions:

     - the issuance of 1,005,008,218 ordinary shares resulting in gross cash proceeds of approximately RMB 54,426 million (US$6,575 million)(the number of shares is provided for illustrative purposes only and assumes that the initial price to public will be HK$51.00 per share, the closing price of our shares on the Hong Kong Stock Exchange on October 3, 2000);

     - the issuance of convertible notes resulting in gross cash proceeds of approximately RMB 4,967 million (US$600 million); and

     - the raising of RMB 12,500 million (US$1,510 million) in bank loans.

     The following selected unaudited pro forma balance sheet information under Hong Kong GAAP as of June 30, 2000 gives effect to these financing transactions, the acquisition and the use of proceeds raised in the financing transactions as if they had been consummated on June 30, 2000. The following selected unaudited pro forma income statement information under Hong Kong GAAP for the year ended December 31, 1999 and for the six-month period ended June 30, 2000 has been further adjusted to give effect to the acquisition and the use of the proceeds raised in the financing transactions as if they had been consummated on January 1, 1999.

                SELECTED PRO FORMA INCOME STATEMENT INFORMATION
                      FOR THE YEAR ENDED DECEMBER 31, 1999

HONG KONG GAAP:

                                                                                          PRO FORMA
                                                                                         ADJUSTMENTS      CHINA
                                                PRO FORMA                    CHINA         FOR THE        MOBILE
                                  TARGET       ADJUSTMENTS      TARGET       MOBILE      ACQUISITION       (HK)
                                COMPANIES      FOR CERTAIN     COMPANIES      (HK)      AND FINANCING   PRO FORMA
                                HISTORICAL       EVENTS        PRO FORMA   HISTORICAL   TRANSACTIONS     COMBINED
                                ----------     -----------     ---------   ----------   -------------   ---------
                                   RMB             RMB            RMB         RMB            RMB           RMB
                                                   (IN MILLIONS, EXCEPT PER SHARE INFORMATION)
Operating revenue
  Usage fees..................    16,285                        16,285         25,812                       42,097
  Monthly fees................     4,564                         4,564          4,981                        9,545
  Connection fees.............     2,113                         2,113          4,319                        6,432
  Other operating revenue.....     3,422                         3,422          3,511                        6,933
                                  ------                        ------     ----------                   ----------
    Total operating revenue...    26,384                        26,384         38,623                       65,007
                                  ------                        ------     ----------                   ----------
Operating expenses............
  Leased lines................     3,309                         3,309          3,723                        7,032
  Interconnection.............     4,867                         4,867          6,453                       11,320
  Depreciation................     4,793            518(a)       5,311          7,411                       12,722
  Personnel...................       546                           546          2,256                        2,802
  Other operating expenses....     4,349                         4,349          5,140                        9,489
                                  ------                        ------     ----------                   ----------
    Total operating expenses..    17,864                        18,382         24,983                       43,365
                                  ------                        ------     ----------                   ----------
Operating profit..............     8,520                         8,002         13,640                       21,642
Write-down and write-off of
  TACs network equipment......    (4,508)                       (4,508)        (8,242)                     (12,750)
Other income..................         9                             9            552                          561
Non-operating income/
  (expenses)..................       123                           123             70                          193
Interest income...............        --                            --            767       (207)(d)           560
Finance costs.................      (638)                         (638)          (343)      (857)(e)        (1,838)
                                  ------                        ------     ----------                   ----------
Profit before tax.............     3,506                         2,988          6,444                        8,368
                                                    171(b)
Income tax....................      (824)          (959)(c)     (1,612)        (1,647)                      (3,259)
                                  ------                        ------     ----------                   ----------
Net profit....................     2,682                         1,376          4,797                        5,109
                                  ======                        ======     ==========                   ==========
Basic and diluted net profit
  per pro forma share.........                                                                                0.31
                                                                                                        ==========
Pro forma shares utilized in
  basic calculation (in
  thousands)..................                                                                          16,690,149
                                                                                                        ==========
Pro forma shares utilized in
  diluted calculation (in
  thousands)..................                                                                          16,693,424
                                                                                                        ==========

US GAAP:

                                  TARGET COMPANIES                          CHINA MOBILE (HK)/TARGET COMPANIES COMBINED
                       ---------------------------------------    ---------------------------------------------------------------
                                      PRO FORMA                                  CHINA
                                     ADJUSTMENTS                    TARGET       MOBILE
                                     FOR CERTAIN      US GAAP     COMPANIES       (HK)      PRO FORMA     PRO FORMA     US GAAP
                       HISTORICAL       EVENTS       PRO FORMA    HISTORICAL   HISTORICAL    COMBINED    ADJUSTMENTS   PRO FORMA
                       ----------    -----------     ---------    ----------   ----------   ---------    -----------   ---------
                          RMB            RMB            RMB          RMB          RMB          RMB           RMB          RMB
                                    (IN MILLIONS)                     (IN MILLIONS, EXCEPT PER SHARE AND PER ADS INFORMATION)
Total operating
  revenue............     25,663                       25,663        25,663       44,940        70,603                     70,603
Total operating
  expenses...........     22,125                       22,125        22,125       34,318        56,443                     56,443
Other income.........          9                            9             9          619           628                        628
Non-operating
  income/(expenses)..        123                          123           123         (136)          (13)                       (13)
Interest income......         --                           --            --          773           773        (207)(d)        566
Finance costs........       (542)                        (542)         (542)        (396)         (938)       (857)(e)     (1,795)
Income tax...........       (369)          (959)(c)    (1,328)         (369)      (3,248)       (3,617)       (959)(c)     (4,576)
Minority interests...         --                           --            --           --            --                         --
                        --------                     --------      --------     --------    ----------                 ----------
Net profit...........      2,759                        1,800         2,759        8,234        10,993                      8,970
                        ========                     ========      ========     ========    ==========                 ==========
Basic and diluted net
  profit per pro
  forma share........                                                                             0.66                       0.53
                                                                                            ==========                 ==========
Pro forma shares
  utilized in basic
  calculation (in
  thousands).........                                                                       16,780,437                 16,780,437
                                                                                            ==========                 ==========
Pro forma shares
  utilized in diluted
  calculation (in
  thousands).........                                                                       16,783,712                 16,783,712
                                                                                            ==========                 ==========
Net profit per pro
  forma ADS..........                                                                             3.28                       2.67
                                                                                            ==========                 ==========

                SELECTED PRO FORMA INCOME STATEMENT INFORMATION
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000

HONG KONG GAAP:

                                                                                         PRO FORMA
                                                                                        ADJUSTMENTS
                                                PRO FORMA                                 FOR THE         CHINA
                                    TARGET     ADJUSTMENTS    TARGET        CHINA       ACQUISITION    MOBILE (HK)
                                  COMPANIES    FOR CERTAIN   COMPANIES   MOBILE (HK)   AND FINANCING    PRO FORMA
                                  HISTORICAL     EVENTS      PRO FORMA   HISTORICAL    TRANSACTIONS     COMBINED
                                  ----------   -----------   ---------   -----------   -------------   -----------
                                     RMB           RMB          RMB          RMB            RMB            RMB
                                              (IN MILLIONS, EXCEPT PER SHARE AND PER ADS INFORMATION)
Operating revenue
  Usage fees....................     10,218                    10,218         20,143                        30,361
  Monthly fees..................      2,780                     2,780          4,250                         7,030
  Connection fees...............        548                       548          1,532                         2,080
  Other operating
    revenue.....................      2,160                     2,160          2,972                         5,132
                                   --------                  --------    -----------                   -----------
    Total operating revenue.....     15,706                    15,706         28,897                        44,603
                                   --------                  --------    -----------                   -----------
Operating expenses
  Leased lines..................      1,532                     1,532          2,714                         4,246
  Interconnection...............      2,749                     2,749          3,604                         6,353
  Depreciation..................      2,652          305(a)     2,957          4,165                         7,122
  Personnel.....................        326                       326          1,476                         1,802
  Other operating expenses......      2,697                     2,697          4,616                         7,313
                                   --------                  --------    -----------                   -----------
    Total operating expenses....      9,956                    10,261         16,575                        26,836
                                   --------                  --------    -----------                   -----------
Operating profit................      5,750                     5,445         12,322                        17,767
Other income....................         50                        50            330                           380
Non-operating
  income/(expenses).............         52                        52            (12)                           40
Interest income.................         --                        --            437        (125)(d)           312
Finance costs...................       (396)                     (396)          (335)       (428)(e)        (1,159)
                                   --------                  --------    -----------                   -----------
Profit before tax...............      5,456                     5,151         12,742                        17,340
                                                     101(b)
Income tax......................     (1,002)        (310)(c)   (1,211)        (4,018)                       (5,229)
                                   --------                  --------    -----------                   -----------
Net profit......................      4,454                     3,940          8,724                        12,111
                                   ========                  ========    ===========                   ===========
Basic and diluted net profit per
  pro forma share...............                                                                              0.66
                                                                                                       ===========
Pro forma shares utilized in
  basic calculation (in
  thousands)....................                                                                        18,327,351
                                                                                                       ===========
Pro forma shares utilized in
  diluted calculation (in
  thousands)....................                                                                        18,337,418
                                                                                                       ===========

US GAAP:

                                        TARGET COMPANIES
                              ------------------------------------
                                            PRO FORMA
                                           ADJUSTMENTS
                                           FOR CERTAIN    US GAAP
                              HISTORICAL     EVENTS      PRO FORMA
                              ----------   -----------   ---------
                                 RMB           RMB          RMB
                                               (IN
                                            MILLIONS)
Total operating revenue.....    15,467                    15,467
Total operating expenses....     9,878                     9,878
Other income................        50                        50
Non-operating income........        52                        52
Interest income.............        --                        --
Finance costs...............      (373)                     (373)
Income tax..................    (1,584)       (310)(c)    (1,894)
                                ------                    ------
Net profit..................     3,734                     3,424
                                ======                    ======
Basic and diluted net profit
  per pro forma share.......
Pro forma shares utilized in
  basic calculation (in
  thousands)................
Pro forma shares utilized in
  diluted calculation (in
  thousands)................
Net profit per pro forma
  ADS.......................

                                        CHINA MOBILE (HK)/TARGET COMPANIES COMBINED
                              ---------------------------------------------------------------
                                             CHINA
                                TARGET       MOBILE
                              COMPANIES       (HK)      PRO FORMA     PRO FORMA     US GAAP
                              HISTORICAL   HISTORICAL    COMBINED    ADJUSTMENTS   PRO FORMA
                              ----------   ----------   ---------    -----------   ---------
                                 RMB          RMB          RMB           RMB          RMB
                                  (IN MILLIONS, EXCEPT PER SHARE AND PER ADS INFORMATION)

Total operating revenue.....    15,467       27,834         43,301                     43,301
Total operating expenses....     9,878       16,606         26,484                     26,484
Other income................        50          330            380                        380
Non-operating income........        52            2             54                         54
Interest income.............        --          437            437      (125)(d)          312
Finance costs...............      (373)        (307)          (680)     (428)(e)       (1,108)
Income tax..................    (1,584)      (3,532)        (5,116)    (310)(c)        (5,426)
                                ------       ------     ----------                 ----------
Net profit..................     3,734        8,158         11,892                     11,029
                                ======       ======     ==========                 ==========
Basic and diluted net profit
  per pro forma share.......                                  0.69                       0.64
                                                        ==========                 ==========
Pro forma shares utilized in
  basic calculation (in
  thousands)................                            17,322,343                 17,322,343
                                                        ==========                 ==========
Pro forma shares utilized in
  diluted calculation (in
  thousands)................                            17,332,410                 17,332,410
                                                        ==========                 ==========
Net profit per pro forma
  ADS.......................                                  3.43                       3.18
                                                        ==========                 ==========

                  SELECTED PRO FORMA BALANCE SHEET INFORMATION
                              AS OF JUNE 30, 2000

HONG KONG GAAP:

                                                                           PRO FORMA
                                                                          ADJUSTMENTS
                                                                            FOR THE          CHINA
                                                TARGET        CHINA       ACQUISITION     MOBILE (HK)
                                              COMPANIES    MOBILE (HK)   AND FINANCING     PRO FORMA
                                              HISTORICAL   HISTORICAL    TRANSACTIONS      COMBINED
                                              ----------   -----------   -------------    -----------
                                                 RMB           RMB            RMB             RMB
                                                                   (IN MILLIONS)
Cash and cash equivalents...................     6,467       19,767          (4,139)(f)      22,095
Other current assets........................     4,697       22,509                          27,206
Fixed assets................................    37,252       44,399                          81,651
Other assets................................     5,342        9,949                          15,291
                                                ------       ------                         -------
     Total assets...........................    53,758       96,624                         146,243
                                                ======       ======                         =======
Current liabilities.........................    13,400       22,211                          35,611
Long-term bank and other loans..............    10,787        2,050          12,500(g)       25,337
Deferred revenue............................       254        1,583                           1,837
Fixed rate notes............................        --        4,957                           4,957
Convertible notes...........................        --           --           4,967(g)        4,967
                                                ------       ------                         -------
     Total liabilities......................    24,441       30,801                          72,709
                                                                            250,250(h)
                                                                            (29,317)(i)
Shareholders' equity........................    29,317       65,823        (242,539)(j)      73,534
                                                ------       ------                         -------
          Total liabilities and
            shareholders' equity............    53,758       96,624                         146,243
                                                ======       ======                         =======

US GAAP:

                                                                           PRO FORMA
                                                                          ADJUSTMENTS
                                                                            FOR THE          CHINA
                                                TARGET        CHINA       ACQUISITION     MOBILE (HK)
                                              COMPANIES    MOBILE (HK)   AND FINANCING     PRO FORMA
                                              HISTORICAL   HISTORICAL    TRANSACTIONS      COMBINED
                                              ----------   -----------   -------------    -----------
                                                 RMB           RMB            RMB             RMB
                                                                   (IN MILLIONS)
Cash and cash equivalents...................     6,467       19,767          (4,139)(f)      22,095
Other current assets........................     4,697       22,509                          27,206
Fixed assets................................    32,620       43,439                          76,059
Other assets................................     7,711       11,644                          19,355
                                                ------       ------                         -------
     Total assets...........................    51,495       97,359                         144,715
                                                ======       ======                         =======
Current liabilities.........................    13,400       22,275                          35,675
Long-term bank and other loans..............    10,787        2,050          12,500(g)       25,337
Deferred revenue............................       622        3,957                           4,579
Deferred tax liabilities....................       243           --                             243
Fixed rate notes............................        --        4,957                           4,957
Convertible notes...........................        --           --           4,967(g)        4,967
                                                ------       ------                         -------
     Total liabilities......................    25,052       33,239                          75,758

                                                                            250,250(h)
Shareholders' equity........................    26,443       64,120        (271,856)(k)      68,957
                                                ------       ------                         -------
          Total liabilities and
            shareholders' equity............    51,495       97,359                         144,715
                                                ======       ======                         =======

DESCRIPTION OF PRO FORMA ADJUSTMENTS

     (a) The fixed assets of the companies that we have agreed to acquire were revalued as of June 30, 2000, resulting in a revaluation surplus recorded on that date. The adjustment records the additional depreciation resulting from the revaluation of the fixed assets as if the revaluation surplus had been recorded on January 1, 1999.

     (b) The adjustment records the tax effect of the pro forma adjustment described in note (a) above.

     (c) Previously, the connection fee revenue and certain surcharge revenue of the companies that we have agreed to acquire were not subject to enterprise income tax and, accordingly, no tax expense was included in the determination of the historical results of operations for the year ended December 31, 1999 and for the six-month period ended June 30, 2000. Upon the completion of the registration of the companies that we have agreed to acquire as wholly foreign-owned enterprises, in accordance with the Ministry of Finance ruling, such revenue will be taxable at an enterprise income tax rate of 33%. The adjustment records the applicable additional tax expense as if this revenue was taxable since January 1, 1999.

     (d) To adjust the interest income for the cash portion of the purchase consideration to be paid from the internal resources of China Mobile (HK), as if the transaction had taken place on January 1, 1999. This interest income is not subject to income tax.

     (e) To record the interest expense of the convertible notes and the RMB bank loan at interest rates of 3.8125% per annum (being the mid point of a range from 2.875% to 4.750%, which range is shown for illustrative purposes only, and is determined based on recent market transactions) and 5.34% per annum (being a mid point of the range from 5.09% to 5.59%, which range is shown for illustrative purposes only), respectively as if the issuance of the convertible notes and the RMB bank loan were consummated on January 1, 1999. The interest expense of the convertible notes and the RMB bank loan are not deductible for income tax purposes. Had the interest rate on the convertible notes and the RMB bank loan varied by 1/8%, the effect on the net profit would have been approximately RMB 22 million and RMB 11 million for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively.

     (f) To record the cash portion of the purchase consideration for the companies that we have agreed to acquire to be paid from our internal resources as of June 30, 2000.

     (g) To record the liability arising from the issuance of the convertible notes and the raising of RMB bank loan for financing the acquisition as of June 30, 2000.

     (h) To record the additional share capital arising from the issuance of shares in the share offering and to China Mobile Hong Kong (BVI) Limited for financing the acquisition as of June 30, 2000.

     (i) To eliminate the owners' equity of the companies that we have agreed to acquire as of June 30, 2000.

     (j) To record goodwill as a result of the acquisition as if the acquisition had taken place on June 30, 2000. The goodwill has been eliminated against reserves of China Mobile (HK). Goodwill represents the difference between the purchase consideration of HK$256,021 million and the estimated fair value of the underlying net assets of the companies that we have agreed to acquire as of June 30, 2000.

     (k) To record the total consideration paid of HK$256,021 million (RMB 271,856 million) as an equity transaction.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis in conjunction with our consolidated financial statements, together with the related notes, included elsewhere in this prospectus. The consolidated financial statements have been prepared in accordance with Hong Kong GAAP, which differs in certain significant respects from US GAAP. Note 28 to the consolidated financial statements summarizes the significant differences between Hong Kong GAAP and US GAAP as they relate to us, and provides a reconciliation to US GAAP of net profit and shareholders' equity. In addition, note 28 to the consolidated financial statements includes our condensed consolidated financial statements prepared and presented in accordance with US GAAP for the relevant periods.

     The consolidated financial statements present, and the discussion and analysis in this section pertain to, our consolidated financial position and results of operations as of and for the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 1999 and 2000, and reflect the results of Jiangsu Mobile from June 4, 1998, the date we acquired it, and of Fujian Mobile, Henan Mobile and Hainan Mobile from November 12, 1999, the date we acquired them. Our consolidated financial position and results of operations prior to September 27, 1997 represent the combined operations of Guangdong Mobile and Zhejiang Mobile.

     Except as disclosed in this prospectus, we believe that there has been no material adverse change in our financial or trading position or prospects since June 30, 2000, the date of our latest audited financial statements.

OVERVIEW OF OUR OPERATIONS

     During 1997, 1998 and 1999 and the first six months of 2000, our network capacity, subscriber base and usage and operations experienced significant growth. We believe that with the market-oriented restructuring of the telecommunications industry, as well as the development of the economy and increase in per capita income in mainland China, the telecommunications industry will continue to grow rapidly. Given the relatively low cellular penetration rates in our markets, we believe that there is potential for significant future subscriber growth.

     Our results of operations are substantially dependent on a number of factors, including:

     - the number and quality of subscribers;

     - the level of subscriber usage;

     - the level and structure of tariffs; and

     - interconnection, roaming and transmission line leasing arrangements.

     We operate in an extensively regulated environment and our operations and financial performance are significantly affected by the Chinese government's regulation of the telecommunications industry. These regulations and policies affect our tariff structure, interconnection and transmission line leasing arrangements, technology and equipment standards and capital investment. Our financial performance is also subject to economic and social conditions in mainland China and foreign currency exchange fluctuations.

THE ACQUISITION OF JIANGSU MOBILE IN 1998 AND OF FUJIAN MOBILE, HENAN MOBILE AND HAINAN MOBILE IN 1999 MATERIALLY IMPACTED OUR FINANCIAL RESULTS

     We acquired Jiangsu Mobile on June 4, 1998 and Fujian Mobile, Henan Mobile and Hainan Mobile on November 12, 1999. We have adopted the acquisition method to account for these acquisitions under Hong Kong GAAP. Accordingly, the consolidated financial statements include the results of Jiangsu Mobile from June 4, 1998 and those of Fujian Mobile, Henan Mobile and Hainan Mobile from November 12, 1999, the respective dates of the acquisitions.

     Under US GAAP, the acquisitions of Jiangsu Mobile, Fujian Mobile, Henan Mobile and Hainan Mobile are considered a "combination of entities under common control" and are accounted for under the "as if pooling-of-interests" method, whereby assets and liabilities are accounted for at historical cost and the accounts of previously separate companies for periods prior to the combination generally are restated on a combined basis.

     Our acquisition of Jiangsu Mobile had a material impact on our overall results of operations for 1998 and shareholders' equity as of December 31, 1998. Our acquisition of Fujian Mobile, Henan Mobile and Hainan Mobile as part of our growth strategy had a material impact on our overall results of operations for 1999 and shareholders' equity as of December 31, 1999. Those acquisitions significantly expanded the size of the mobile communications markets we serve and increased the number of our subscribers and usage of our services. As a result, our operating revenue and operating expenses increased significantly in 1998 and 1999.

WRITE-DOWN AND WRITE-OFF OF TACS NETWORK EQUIPMENT AFFECTED OUR NET PROFITS IN 1998 AND 1999

     Total Access Communication Systems (commonly known as TACS) is a European standard for analog mobile telephone transmissions in the 800 and 900 MHz frequency bands. Due to the rapid development of mobile telecommunications technologies and the potentially limited economic life of our TACS network equipment, we decided to accelerate the enhancement of our technology and the migration of our TACS subscribers to our GSM network, resulting in write-downs and write-offs of our TACS network equipment. We wrote down certain TACS network equipment in 1998 and 1999 in aggregate amounts of RMB 282 million and RMB 6,720 million, respectively, and we wrote off certain TACS network equipment in 1999 in an aggregate amount of RMB 1,522 million. After the write-down and write-off, the net book value of the TACS network equipment at the end of 1999 was RMB 1,525 million, representing 3.6% of the total net book value of fixed assets. As of June 30, 2000, we had an aggregate of 1.35 million TACS subscribers, representing 6.3% of our total subscribers, compared to 27.1% at December 31, 1998 and 10.2% at December 31, 1999.

     We expect to continue to utilize the TACS networks until the end of their economic life. However, we will also seek to identify the most economically advantageous means for disposing of the TACS network equipment. As the write-down and write-off of our TACS network equipment was substantially completed in prior periods, we expect that future write-downs and write-offs relating to the TACS network equipment, if any, will not have a material impact on our net profit in the future.

OPERATING ARRANGEMENTS WE ENTERED INTO IN 1997, 1998 AND 1999 MATERIALLY IMPACTED OUR FINANCIAL RESULTS

     Our current corporate structure was established as a result of our IPO restructuring completed in September 1997, our acquisition of Jiangsu Mobile completed in June 1998 and our acquisition of Fujian Mobile, Henan Mobile and Hainan Mobile completed in November 1999. In connection with these transactions, we entered into various operating arrangements. These arrangements included:

     - agreements with respect to interconnection revenue and costs;

     - leased line agreements;

     - property leasing agreements;

     - service agreements with the relevant fixed line operator or other local service providers;

     - a change in the tax treatment of connection fees and certain surcharge revenue for our services; and

     - the revaluation of fixed assets of Guangdong Mobile and Zhejiang Mobile as of May 31, 1997, of Jiangsu Mobile as of December 31, 1997 and of Fujian Mobile, Henan Mobile and Hainan Mobile as of June 30, 1999.

     In addition, in October 1999 we entered into an agreement with China Mobile Communications Corporation for inter-provincial interconnection and domestic and international roaming, which apply to all of our six subsidiaries, with effect from April 1, 1999. This agreement has been superseded by the interconnection and roaming agreement that we entered into with China Mobile Communications Corporation in May 2000, as described below.

     Our financial results reflect the impact of the above arrangements as of the dates they became effective. These arrangements and changes have had a material impact on our overall results of operations. In particular, the implementation of the interconnection agreements in 1997, 1998 and 1999 led to significant increases in both operating revenue (in the form of usage fees and other operating revenues) and operating expenses (in the form of interconnection expenses). In addition, other operating expenses, including selling, general and administrative expenses, or SG&A, increased as a result of the implementation of agreements relating to billing and collection services and distribution and sales. Depreciation expense increased as a result of the revaluation of fixed assets, while income tax increased as a result of connection fees and certain surcharges becoming fully taxable following the IPO restructuring and the acquisitions.

OUR NEW OPERATING ARRANGEMENTS WITH CHINA MOBILE COMMUNICATIONS CORPORATION HAVE AFFECTED AND MAY CONTINUE TO AFFECT OUR FINANCIAL RESULTS

     In May 2000, we entered into two agreements with China Mobile Communications Corporation for:

          - inter-provincial interconnection and domestic and international roaming services; and

          - sharing of inter-provincial leased line fees.

     The agreements apply to our six operating subsidiaries with retroactive effect from April 1, 1999, except that with regard to Guangdong Mobile, Zhejiang Mobile and Jiangsu Mobile, the leased line fee sharing arrangement has retroactive effect from October 1, 1999.

     Prior to these arrangements, we leased intra-provincial transmission lines to link our network to the fixed line network, but did not lease any inter-provincial transmission lines. Instead, we paid China Mobile Communications Corporation an inter-provincial interconnection fee. In accordance with these arrangements, we lease certain inter-provincial transmission lines. The rent payable by us is determined based on the standard leasing fee stipulated by the relevant regulatory authorities after adjusting for the discount that we are entitled to, and on the basis that the cellular network operators at both ends of the transmission lines will share the leasing fees equally. As a result, the new arrangements led to an increase in our transmission leasing expenses, but a reduction in our inter-provincial interconnection and roaming settlement expenses, which resulted in net savings in our operating expenses for the six months ended June 30, 2000. We expect that the reduction in interconnection and roaming costs will continue to exceed the increased transmission line leasing fees in 2000. See "Relationship with China Mobile Communications Corporation" beginning on page --.

PRO FORMA FINANCIAL IMPACT OF THE PROPOSED ACQUISITION AND RELATED ARRANGEMENTS

     We have conditionally agreed to acquire Beijing Mobile, Shanghai Mobile, Tianjin Mobile, Hebei Mobile, Liaoning Mobile, Shandong Mobile and Guangxi Mobile from China Mobile Hong Kong (BVI) Limited, our immediate controlling shareholder, for a total purchase price of HK$256,021 million (US$32,840 million). As a result of the enlarged subscriber base and expanded network coverage following the acquisition, we expect that our operating revenue and operating expenses will increase significantly. See "Selected Pro Forma Financial Information" beginning on page --.

     The acquisition will be accounted for as a purchase under Hong Kong GAAP. As a result of the companies that we have agreed to acquire being under common control with us, the acquisition will be considered a "combination of entities under common control" under US GAAP. Under US GAAP, combinations of entities under common control are accounted for under the "as if pooling-of-interests method", whereby assets and liabilities are accounted for at historical cost and the financial statements of previously separate companies for periods prior to the combination generally are restated on a combined basis.

GEOGRAPHICAL BREAKDOWN OF OUR OPERATING REVENUES BY PROVINCE

     Currently, we provide mobile communications services in Guangdong, Zhejiang, Jiangsu, Fujian, Henan and Hainan. Launched approximately five years earlier than our operations in other provinces, Guangdong Mobile has greater network capacity, serves more of our subscribers and accounts for a greater portion of our operating revenue, expenses and profit than our other operating subsidiaries.

     The following charts show a percentage breakdown of our operating revenue for the six months ended June 30, 2000 by contribution from each subsidiary.

                   PERCENTAGE OF OUR TOTAL OPERATING REVENUE
               BY PROVINCE FOR THE SIX MONTHS ENDED JUNE 30, 2000

                           [OPERATING REVENUE CHART]

RESULTS OF OPERATIONS

     The following table sets forth selected income statement data, expressed as percentages of operating revenue, for the periods indicated:

                                                                               SIX MONTHS
                                                  YEAR ENDED DECEMBER 31,    ENDED JUNE 30,
                                                  -----------------------    --------------
                                                  1997     1998     1999     1999     2000
                                                  ----     ----     ----     ----     ----
Operating revenue:..............................  100.0%   100.0%   100.0%   100.0%   100.0%
  Usage fees....................................   56.3     62.0     66.8     65.0     69.7
  Monthly fees..................................   17.4     16.5     12.9     12.3     14.7
  Connection fees...............................   20.5     12.6     11.2     14.3      5.3
  Others........................................    5.8      8.9      9.1      8.4     10.3
Operating expenses:
  Leased lines..................................   20.2     14.9      9.6     11.9      9.4
  Interconnection...............................    7.8     18.0     16.7     16.4     12.5
  Depreciation..................................   17.3     17.5     19.2     19.4     14.4
  Personnel.....................................    4.9      6.1      5.8      5.0      5.1
  Other operating expenses......................   14.8     13.4     13.4     11.8     16.0
                                                  -----    -----    -----    -----    -----
     Total operating expenses...................   65.0     69.9     64.7     64.5     57.4
                                                  -----    -----    -----    -----    -----
Operating profit................................   35.0     30.1     35.3     35.5     42.6

                                                                               SIX MONTHS
                                                  YEAR ENDED DECEMBER 31,    ENDED JUNE 30,
                                                  -----------------------    --------------
                                                  1997     1998     1999     1999     2000
                                                  ----     ----     ----     ----     ----
Write-down and write-off of TACS network
  equipment.....................................     --     (1.1)   (21.3)    (3.0)      --
Other income....................................    0.5      1.3      1.4      1.6      1.1
Finance costs...................................   (1.1)    (0.6)    (0.9)    (0.6)    (1.1)
Interest income.................................    4.2      6.1      2.0      1.7      1.5
Non-operating income (expenses).................   (0.2)    (0.2)     0.2      0.1        0
                                                  -----    -----    -----    -----    -----
Profit before tax and minority Interests........   38.4     35.6     16.7     35.2     44.1
Income tax......................................   (6.4)    (9.4)    (4.3)   (11.6)   (13.9)
                                                  -----    -----    -----    -----    -----
Net profit(1)...................................   32.0%    26.2%    12.4%    23.6%    30.2%
                                                  =====    =====    =====    =====    =====

---------------
(1) Net profit margin before write-down and write-off of TACS network equipment was 26.9% and 26.7% for the years ended 1998 and 1999, respectively, and 25.6% for the six months ended June 30, 1999.

     SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO SIX MONTHS ENDED JUNE 30, 1999

     OPERATING REVENUE. We derive operating revenue principally from usage fees, monthly fees, and one-time connection fees charged to new contract subscribers. Usage fees represent basic local usage fees for airtime and applicable domestic and international long distance charges received from subscribers for the use of our cellular networks and facilities, and fees in respect of roaming out calls made by our subscribers outside their registered service areas. We also derive revenue from other services, such as interconnection and certain value added services.

     Operating revenue increased 70.6% from RMB 16,940 million in the six months ended June 30, 1999 to RMB 28,897 million in the same period in 2000. This increase was due primarily to increased usage by subscribers in Guangdong Mobile, Zhejiang Mobile and Jiangsu Mobile, and the inclusion of subscribers in Fujian Mobile, Henan Mobile and Hainan Mobile upon their acquisition by us in November 1999. Our total number of subscribers was 21.6 million as of June 30, 2000, compared to 8.8 million as of June 30, 1999. Excluding Fujian Mobile, Henan Mobile and Hainan Mobile, operating revenue increased 37.2% from RMB 16,940 million in the six months ended June 30, 1999 to RMB 23,237 million in the same period in 2000. Excluding connection fees, operating revenue increased 88.4% from RMB 14,523 million to RMB 27,365 million.

     Usage Fees. Revenue from usage fees increased 82.9% from RMB 11,012 million in the six months ended June 30, 1999 to RMB 20,143 million in the same period in 2000. This increase was due primarily to the increase in total subscriber numbers and the expanded communications opportunities for subscribers as a result of the expansion and improvement of fixed line and cellular networks throughout mainland China. Excluding Fujian Mobile, Henan Mobile and Hainan Mobile, usage fees increased 45.9% from RMB 11,012 million to RMB 16,065 million. In the first half of 2000, we introduced our prepaid services on a full-scale basis.

     Monthly Fees. Revenue from monthly fees increased 104.2% from RMB 2,081 million in the six months ended June 30, 1999 to RMB 4,250 million in the same period in 2000. This increase was mainly due to the increase in total subscriber numbers.

Excluding Fujian Mobile, Henan Mobile and Hainan Mobile, monthly fees increased 58.2% from RMB 2,081 million to RMB 3,293 million.

     Connection Fees. Revenue from connection fees decreased 36.6% from RMB 2,417 million in the six months ended June 30, 1999 to RMB 1,532 million in the same period in 2000. This decrease was mainly due to decreases in average connection fees charged to new subscribers, partially offset by the increase in total new subscribers, including subscribers of Fujian Mobile, Henan Mobile and Hainan Mobile. Excluding Fujian Mobile, Henan Mobile and Hainan Mobile, connection fees decreased 41.4% from RMB 2,417 million to RMB 1,417 million. We believe that connection fees for new subscribers will continue to decrease and will be eliminated in the near future, and that this will continue to help to expand our subscriber base and result in increased total subscriber usage of our services. As a percentage of operating revenue, connection fees decreased from 14.3% in the six months ended June 30, 1999 to 5.3% in the same period in 2000.

     Other Operating Revenue. Other operating revenue increased 107.8% from RMB 1,430 million in the six months ended June 30, 1999 to RMB 2,972 million in the same period in 2000. Excluding Fujian Mobile, Henan Mobile and Hainan Mobile, other operating revenue increased by RMB 1,032 million, or 72.2%, from RMB 1,430 million in the six months ended June 30, 1999 to RMB 2,462 million in the same period in 2000. Of this increase, interconnection revenue accounted for 69.3%, revenue from value-added services accounted for 21.0% and incoming roaming revenue accounted for 9.7%.

     OPERATING EXPENSES. Operating expenses principally include leased line expenses, interconnection expenses, depreciation expense relating to our cellular network and other fixed assets, personnel expenses and other operating expenses.

     Operating expenses increased 51.7% from RMB 10,929 million in the six months ended June 30, 1999 to RMB 16,575 million in the same period in 2000. Excluding Fujian Mobile, Henan Mobile and Hainan Mobile, operating expenses increased 19.9% from RMB 10,929 million in the six months ended June 30, 1999 to RMB 13,099 million in the same period in 2000, mainly due to the increase in other operating expenses.

     Leased Lines. Total leased line payments increased 34.8% from RMB 2,014 million in the six months ended June 30, 1999 to RMB 2,714 million in the same period in 2000. Excluding Fujian Mobile, Henan Mobile and Hainan Mobile, leased line payments increased 5.9% from RMB 2,014 million in the six months ended June 30, 1999 to RMB 2,132 million in the same period in 2000. This increase was mainly due to our leasing of inter-provincial transmission lines from China Mobile Communications Corporation under an inter-provincial leased line agreement with retroactive effect from April 1999, and the expansion of our network to include new coverage areas and increase network transmission capacity, offset in part by decreases in leased line tariffs. For a discussion of the impact of the new inter-provincial leased line agreement, see "-- Our New Operating Arrangements with China Mobile Communications Corporation Have Affected and May Continue to Affect Our Financial Results" on page --. As a percentage of operating expenses, total leased line payments decreased from 18.4% in the six months ended June 30, 1999 to 16.4% in the same period in 2000, reflecting decreases in leased line tariffs as well as greater efficiency in our utilization of leased lines.

     Interconnection. Interconnection expenses increased 29.9% from RMB 2,775 million in the six months ended June 30, 1999 to RMB 3,604 million in the same period in 2000. Excluding Fujian Mobile, Henan Mobile and Hainan Mobile, interconnection expenses increased 8.7% from RMB 2,775 million in the six months ended June 30, 1999 to RMB 3,016 million in the same period in 2000, primarily due to an increase in home-location roaming (roaming out) and inter-network traffic, offset in part by savings from our new inter-provincial interconnection agreement with China Mobile Communications Corporation. For a discussion of the impact of the new interconnection agreement, see "-- Our New Operating Arrangements with China Mobile Communications Corporation Have Affected and May Continue to Affect Our Financial Results" on page --. As a percentage of operating expenses, interconnection expenses decreased from 25.4% in the six months ended June 30, 1999 to 21.7% in the same period in 2000.

     Depreciation. Depreciation expense increased 26.3% from RMB 3,297 million in the six months ended June 30, 1999 to RMB 4,165 million in the same period in 2000. Excluding Fujian Mobile, Henan Mobile and Hainan Mobile, depreciation expense decreased 10.3% from RMB 3,297 million in the six months ended June 30, 1999 to RMB 2,959 million in the same period in 2000. As a percentage of operating expenses, depreciation expense decreased from 30.2% in the six months ended June 30, 1999 to 25.1% in the same period in 2000. These decreases were due primarily to a reduction in the carrying costs of our fixed assets resulting from write-downs and write-offs of our TACS network equipment in 1999.

     Personnel. Personnel expenses increased 73.2% from RMB 852 million in the six months ended June 30, 1999 to RMB 1,476 million in the same period in 2000. Excluding Fujian Mobile, Henan Mobile and Hainan Mobile, personnel expenses increased 38.1% from RMB 852 million in the six months ended June 30, 1999 to RMB 1,177 million in the same period in 2000. This increase was due largely to our implementation of a performance-based compensation scheme to encourage quality performance as well as to attract and retain talented employees. As a percentage of operating expenses, personnel expenses increased from 7.8% in the six months ended June 30, 1999 to 8.9% in the same period in 2000.

     Other Operating Expenses. Other operating expenses increased 131.8% from RMB 1,991 million in the six months ended June 30, 1999 to RMB 4,616 million in the same period in 2000. Excluding Fujian Mobile, Henan Mobile and Hainan Mobile, other operating expenses increased 91.6% from RMB 1,991 million in the six months ended June 30, 1999 to RMB 3,815 million in the same period in 2000. This increase was primarily due to increased selling and promotion expenses and provisions for doubtful accounts. The increase in selling and promotion expenses was due largely to an increase in commission expenses as a result of subscriber growth and our implementation of more aggressive marketing and sales promotion strategies. The increase in provisions for doubtful accounts was due largely to a substantial increase in lower-usage subscribers, which affected the overall credit quality of our subscriber base. However, we believe that our ongoing efforts to strengthen our credit controls have enabled us to effectively control our level of doubtful accounts. As a percentage of operating expenses, other operating expenses increased from 18.2% in the six months ended June 30, 1999 to 27.8% in the same period in 2000.

     OPERATING PROFIT. Operating profit increased 105.0% from RMB 6,011 million in the six months ended June 30, 1999 to RMB 12,322 million in the same period in 2000, and operating margin (operating profit as a percentage of operating revenue) increased from 35.5% to 42.6%. Excluding Fujian Mobile, Henan Mobile and Hainan Mobile, operating profit increased 68.7% from RMB 6,011 million in the six months ended June 30, 1999 to RMB 10,138 million in the same period in 2000, and operating margin increased from 35.5% to 43.6%. The increase in operating margin reflects more efficient network utilization as well as the benefits of economies of scale, as we experienced significant subscriber growth and total usage increase.

     ADJUSTED EBITDA. Adjusted EBITDA represents earnings before interest income, interest expense, non-operating income (expenses), income taxes, depreciation and amortization and write-down and write-off of fixed assets. Adjusted EBITDA increased 75.6% from RMB 9,578 million in the six months ended June 30, 1999 to RMB 16,817 million in the same period in 2000. This increase was due primarily to the inclusion of the results of Fujian Mobile, Henan Mobile and Hainan Mobile in the results of the first six months of 2000, and the increase in operating revenue due to subscriber growth as well as our cost control efforts and the decreases in leased line tariffs. Adjusted EBITDA margin (adjusted EBITDA as a percentage of operating revenue) increased from 56.5% to 58.2%, reflecting improvements in our operating efficiency. Excluding Fujian Mobile, Henan Mobile and Hainan Mobile, adjusted EBITDA increased 39.4% from RMB 9,578 million in the six months ended June 30, 1999 to RMB 13,353 million in the same period in 2000 and adjusted EBITDA margin increased from 56.5% to 57.5%. While EBITDA is commonly used in the telecommunications industry worldwide as an indicator of operating performance, leverage and liquidity, it is not presented as a measure of performance in accordance with generally accepted accounting principles and should not be considered as representing net cash flows from operating activities.

     OTHER INCOME. Other income, which primarily includes gross profit from sales of SIM cards and handsets, increased 22.2% from RMB 270 million in the six months ended June 30, 1999 to RMB 330 million in the same period in 2000. SIM card refers to Subscriber Identity Module card, which is an electronic card that is inserted into a handset and which contains the personal identification of the subscriber and identifies the network to which the subscriber belongs. Excluding Fujian Mobile, Henan Mobile and Hainan Mobile, other income decreased 4.4% from RMB 270 million to RMB 258 million. This decrease reflected primarily decreased sales of handsets, partially offset by increased sales of SIM cards resulting from an increase in subscribers to our GSM networks.

     INTEREST EXPENSE. Interest expense increased 213.1% from RMB 107 million in the six months ended June 30, 1999 to RMB 335 million in the same period in 2000. The increase was primarily due to the interest on the US$600 million five-year fixed rate notes issued in November 1999.

     INTEREST INCOME. Interest income increased 51.2% from RMB 289 million in the six months ended June 30, 1999 to RMB 437 million in the same period in 2000 due to increases in our cash on hand generated from operations.

     PROFIT BEFORE TAX. Profit before tax increased 113.3% from RMB 5,974 million in the six months ended June 30, 1999 to RMB 12,742 million in the same period in 2000.

     TAXATION. We incurred an income tax expense of RMB 1,970 million in the six months ended June 30, 1999 and RMB 4,018 million in the same period in 2000, reflecting an effective tax rate of 33.0% and 31.5%, respectively. The lower effective tax rate in the first half of 2000 was primarily a result of the preferential tax rate in certain cities served by Guangdong Mobile and Hainan Mobile.

     NET PROFIT. Net profit increased 117.9% from RMB 4,004 million in the six months ended June 30, 1999 to RMB 8,724 million in the same period in 2000. Net profit margin (net profit as a percentage of operating revenue) increased from 23.6% to 30.2%.

    YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     OPERATING REVENUE. Operating revenue increased 46.6% from RMB 26,345 million in 1998 to RMB 38,623 million in 1999. This increase was due primarily to the increase in usage fees as a result of subscriber growth in Guangdong and Zhejiang in 1999 and the addition of subscribers following our acquisitions of Fujian Mobile, Henan Mobile and Hainan Mobile in November 1999. The increase also reflected the inclusion of the first full year of the results of Jiangsu Mobile in 1999. Our total number of subscribers was 15.6 million at December 31, 1999, compared to 6.5 million at December 31, 1998. Excluding connection fees, operating revenue increased from RMB 23,022 million in 1998 to RMB 34,304 million in 1999.

     Usage Fees. Revenue from usage fees increased 57.9% from RMB 16,346 million in 1998 to RMB 25,812 million in 1999. This increase was primarily a result of the increase in total subscriber numbers and the expanded communications opportunities for subscribers as a result of the expansion and improvement of our fixed line and cellular networks throughout mainland China and the expansion of the scope and variety of our services. As a percentage of operating revenue, usage fees increased from 62.0% in 1998 to 66.8% in 1999.

     Monthly Fees. Revenue from monthly fees increased 14.6% from RMB 4,347 million in 1998 to RMB 4,981 million in 1999 due to the increase in total subscriber numbers. This increase was partially offset by the downward adjustment in monthly fee rates charged by Guangdong Mobile from RMB 100 in 1998 to RMB 50 in 1999 and by Zhejiang Mobile from RMB 62.5 to RMB 50 beginning April 1999. As a percentage of operating revenue, monthly fees decreased from 16.5% in 1998 to 12.9% in 1999.

     Connection Fees. Revenue from connection fees increased 30.0% from RMB 3,323 million in 1998 to RMB 4,319 million in 1999 due to the increase in total subscribers, partially offset by decreases in average connection fees charged to new subscribers. As a percentage of operating revenue, connection fees decreased from 12.6% in 1998 to 11.2% in 1999.

     Other Operating Revenue. Other operating revenue increased 50.8% from RMB 2,329 million in 1998 to RMB 3,511 million in 1999. This is attributable to increased interconnection services furnished to other telecommunications operators.

     OPERATING EXPENSES. Operating expenses increased 35.7% from RMB 18,410 million in 1998 to RMB 24,983 million in 1999, due primarily to increases in interconnection expenses, depreciation expense, personnel expenses and other operating expenses.

     Leased Lines. Total leased line payments decreased 5.0% from RMB 3,917 million in 1998 to RMB 3,723 million in 1999 due to decreases in leased line tariffs. As a percentage of operating expenses, total leased line payments decreased from 21.3% in 1998 to 14.9% in 1999, reflecting decreases in leased line tariffs as well as greater efficiency in our utilization of leased lines.

     Interconnection. Interconnection expenses increased 35.8% from RMB 4,752 million in 1998 to RMB 6,453 million in 1999, due primarily to the increase of interconnection traffic and the inclusion of interconnection charges incurred by Fujian Mobile, Henan Mobile and Hainan Mobile. As a percentage of operating expenses, interconnection expenses remained flat at 25.8% in 1999.

     Depreciation. Depreciation expense increased 61.2% from RMB 4,598 million in 1998 to RMB 7,411 million in 1999, due to the increase in fixed assets following our acquisition of Fujian Mobile, Henan Mobile and Hainan Mobile, as well as increased capital expenditures that we made to improve and expand our networks. As a percentage of operating expenses, depreciation expense increased from 25.0% in 1998 to 29.7% in 1999.

     Personnel. Personnel expenses increased 41.4% from RMB 1,595 million in 1998 to RMB 2,256 million in 1999, due primarily to the implementation of a performance-based compensation program to attract and retain talented employees. As a percentage of operating expenses, personnel expenses increased slightly from 8.7% in 1998 to 9.0% in 1999.

     Other Operating Expenses. Other operating expenses increased 44.9% from RMB 3,548 million in 1998 to RMB 5,140 million in 1999. This increase was due mainly to enhanced promotional activities aimed at attracting new subscribers. As a result of the implementation of credit control measures to control bad debt risks and fraud, provisions for doubtful accounts for Guangdong Mobile, Zhejiang Mobile and Jiangsu Mobile as a percentage of operating revenue decreased from 2.12% in 1998 to 1.92% in 1999. In addition, as a percentage of recurring revenue, provisions for doubtful accounts decreased from 2.42% to 2.17%. As a percentage of operating expenses, other operating expenses increased from 19.3% in 1998 to 20.6% in 1999.

     OPERATING PROFIT. Operating profit increased 71.9% from RMB 7,935 million in 1998 to RMB 13,640 million in 1999 and operating margin increased from 30.1% to 35.3%. The increase in operating margin reflects more efficient network utilization and cost structure, as well as the benefits of economies of scale, as we experienced significant subscriber growth.

     WRITE-DOWN AND WRITE-OFF OF TACS NETWORK EQUIPMENT. We decided to accelerate and eventually eliminate our TACS services and migrate our TACS subscribers to our GSM services. The write-down and write-off of our TACS network equipment was RMB 282 million in 1998 and RMB 8,242 million in 1999.

     ADJUSTED EBITDA. Adjusted EBITDA increased 67.9% from RMB 12,869 million in 1998 to RMB 21,603 million in 1999. This increase was primarily due to the decline in leased line expenses reflecting decreases in leased line tariffs and the success of our cost control efforts, the full year impact, in 1999, of the results of Jiangsu Mobile, and the inclusion of the results of Fujian Mobile, Henan Mobile and Hainan Mobile from November 1999. Adjusted EBITDA margin increased from 48.9% to 55.9%.

     OTHER INCOME. Other income increased 64.3% from RMB 336 million in 1998 to RMB 552 million in 1999. This increase reflected primarily increased sales of SIM cards and handsets resulting from subscriber growth.

     FINANCE COSTS. Finance costs increased 114.4% from RMB 160 million in 1998 to RMB 343 million in 1999. The increase was primarily due to the addition of finance costs incurred by Jiangsu Mobile since June 1998, as well as interest on the US$600 million five-year fixed rate notes issued in November 1999.

     INTEREST INCOME. Interest income decreased 52.3% from RMB 1,609 million in 1998 to RMB 767 million in 1999. The decrease was due primarily to the application of proceeds from our initial public offering for network construction and our acquisition of Jiangsu Mobile in June 1998.

     NON-OPERATING INCOME. Non-operating income totaled RMB 70 million in 1999, as compared to an expense of RMB 51 million in 1998. The increase was mainly due to a reduction in losses from the sale of fixed assets in 1999 as compared to 1998.

     PROFIT BEFORE TAX AND MINORITY INTERESTS. Profit before tax and minority interests decreased 31.4% from RMB 9,387 million in 1998 to RMB 6,444 million in 1999.

     TAXATION. Our income tax expense decreased 33.7% from RMB 2,486 million in 1998 to RMB 1,647 million in 1999, primarily due to the decline in profits following the write-down and write-off of our TACS network equipment. Our effective tax rate was 26.5% in 1998 and 25.6% in 1999.

     NET PROFIT. Net profit decreased 30.5% from RMB 6,900 million in 1998 to RMB 4,797 million in 1999, primarily as a result of the write-down and write-off of the TACS network equipment. Net profit margin decreased from 26.2% to 12.4%. Net profit before the write-down and write-off of the TACS network equipment was RMB 10,319 million in 1999, representing an increase of 49.6% from 1998.

     YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     OPERATING REVENUE. Operating revenue increased 70.1% from RMB 15,488 million in 1997 to RMB 26,345 million in 1998, due primarily to subscriber growth in Guangdong and Zhejiang and the addition of subscribers in Jiangsu, leading to increases in usage fees and monthly fees. Excluding Jiangsu Mobile, operating revenue increased 48.7% to RMB 23,035 million in 1998. Our total number of subscribers increased 91.8% from 3.4 million at the end of 1997 to 6.5 million at the end of 1998. Excluding connection fees, operating revenue increased from RMB 12,314 million in 1997 to RMB 23,022 million in 1998.

     Usage Fees. Revenue from usage fees increased 87.5% from RMB 8,718 million in 1997 to RMB 16,346 million in 1998. The increase was due primarily to the increase in subscribers and the expanded communications opportunities for subscribers. In addition, as a result of the implementation of interconnection arrangements subsequent to our IPO restructuring and our acquisition of Jiangsu Mobile, usage fees in 1998 included the full amount of revenues from domestic and international long distance calls and from roaming out calls, including amounts payable to other network operators in accordance with the relevant agreements. These revenues were not included in usage fees prior to the implementation of our interconnection agreements in October 1997. As a percentage of operating revenue, usage fees increased from 56.3% in 1997 to 62.0% in 1998.

     Monthly Fees. Revenue from monthly fees increased 61.5% from RMB 2,692 million in 1997 to RMB 4,347 million in 1998, due to the increase in total subscribers. As a percentage of operating revenue, however, monthly fees decreased from 17.4% in 1997 to 16.5% in 1998, due primarily to the implementation of interconnection agreements in connection with our IPO, which resulted in a change in the composition of our operating revenue.

     Connection Fees. Revenue from connection fees increased 4.7% from RMB 3,174 million in 1997 to RMB 3,323 million in 1998, due to the increase in total subscribers. The average connection fee for each new subscriber decreased 28.8% from RMB 2,330 in 1997 to RMB 1,658 in 1998. As a percentage of operating revenue, connection fees decreased from 20.5% in 1997 to 12.6% in 1998.

     Other Operating Revenue. Other operating revenue increased 157.6% from RMB 904 million in 1997 to RMB 2,329 million in 1998, reflecting primarily increases in revenue from fees charged to subscribers of other network operators for roaming in our service areas, revenues from interconnection settlement and fees charged to subscribers for value added services.

     OPERATING EXPENSES. Operating expenses increased 82.7% from RMB 10,074 million in 1997 to RMB 18,410 million in 1998, due to higher leased line payments, interconnection expenses, depreciation charges, personnel expenses and other operating expenses.

     Leased Lines. Total leased line payments increased 25.0% from RMB 3,134 million in 1997 to RMB 3,917 million in 1998, due primarily to network expansion to include new coverage areas, as well as to increased network transmission capacity within existing coverage areas, and the acquisition of Jiangsu Mobile. As a percentage of operating expenses, total leased line payments decreased from 31.1% in 1997 to 21.3% in 1998, reflecting greater efficiency in the utilization of leased lines and a decrease in leased line tariffs in Guangdong as a result of the implementation of the new leased line agreement in October 1997.

     Interconnection. Interconnection expenses increased 291.4% from RMB 1,214 million in 1997 to RMB 4,752 million in 1998. This was a result of the implementation of new interconnection agreements in Guangdong and Zhejiang for the full year in 1998, compared to less than three months in 1997, as well as the implementation of a new interconnection agreement in Jiangsu from June 4, 1998 to December 31, 1998 and the general increase in the volume of roaming out and inter-network traffic during 1998. As a percentage of operating expenses, interconnection expenses increased from 12.1% in 1997 to 25.8% in 1998.

     Depreciation. Depreciation expense increased 71.5% from RMB 2,681 million in 1997 to RMB 4,598 million in 1998, primarily reflecting an increase in fixed assets as a result of our acquisition of Jiangsu Mobile, the full year depreciation in 1998 of assets of Guangdong Mobile and Zhejiang Mobile which were revalued as of May 31, 1997 in connection with the IPO restructuring, as well as increased capital expenditures we made to improve and expand our networks. As a percentage of operating expenses, depreciation expense decreased from 26.6% in 1997 to 25.0% in 1998.

     Personnel. Personnel expenses increased 111.0% from RMB 756 million in 1997 to RMB 1,595 million in 1998, due primarily to the addition of employees in Jiangsu, the hiring of additional employees and the maintenance of a competitive salary package to retain experienced employees in 1998 to support network expansion and operation growth. Excluding Jiangsu Mobile, personnel expenses increased 89.8% to RMB 1,435 million in 1998. As a percentage of operating expenses, personnel expenses increased from 7.5% in 1997 to 8.7% in 1998.

     Other Operating Expenses. Other operating expenses increased 55.0% from RMB 2,289 million in 1997 to RMB 3,548 million in 1998, reflecting increases in selling and promotion expenses, network maintenance costs and provisions for doubtful accounts. The increase in selling and promotion expenses was due primarily to enhanced marketing and distribution efforts. Although provisions for doubtful accounts increased in 1998, provisions for doubtful accounts decreased as a percentage of operating revenue, from 2.9% in 1997 to 2.1% in 1998. In addition, as a percentage of recurring revenue, provisions for doubtful accounts decreased from 3.6% in 1997 to 2.4% in 1998 as a result of the measures we implemented to control bad debt risk and fraud.

     OPERATING PROFIT. Operating profit increased 46.6% from RMB 5,414 million in 1997 to RMB 7,935 million in 1998. Operating margin declined from 35.0% in 1997 to 30.1% in 1998. This decrease was primarily due to increased operating expenses as a result of our network expansion and development, as well as changes implemented in connection with the IPO restructuring and the acquisition of Jiangsu Mobile, coupled with slower growth in operating revenue resulting from tariff reductions (especially reductions in connection fees) and the addition of a larger number of subscribers with lower usage characteristics.

     WRITE-DOWN OF TACS NETWORK EQUIPMENT. The write-down of TACS network equipment of RMB 282 million in 1998 related to the TACS B network equipment of Zhejiang Mobile. There was no write-down of TACS network equipment in 1997.

     ADJUSTED EBITDA. Adjusted EBITDA increased 57.3% from RMB 8,180 million in 1997 to RMB 12,869 million in 1998. Adjusted EBITDA margin decreased from 52.8% in 1997 to 48.8% in 1998.

     OTHER INCOME. Other income increased 295.3% from RMB 85 million in 1997 to RMB 336 million in 1998, reflecting primarily increased sales of SIM cards resulting from the increase in subscribers to our GSM networks and a decrease in the cost of SIM cards.

     FINANCE COSTS. Finance costs decreased 8.6% from RMB 175 million in 1997 to RMB 160 million in 1998, primarily due to the repayment in 1998 of a portion of our borrowings, and decreased borrowing as a result of the use of proceeds from our initial public offering in October 1997 to finance our capital requirements.

     INTEREST INCOME. Interest income increased from RMB 656 million in 1997 to RMB 1,609 million in 1998 primarily due to the interest earned for the full year in 1998 on the remaining proceeds from our initial public offering in October 1997 as compared to interest earned on such proceeds for less than three months in 1997.

     NON-OPERATING EXPENSES. Non-operating expenses increased 88.9% from RMB 27 million in 1997 to RMB 51 million in 1998.

     PROFIT BEFORE TAX AND MINORITY INTERESTS. Profit before tax and minority interests increased 57.7% from RMB 5,953 million in 1997 to RMB 9,387 million in 1998.

     TAXATION. We incurred income tax expense of RMB 991 million in 1997 and RMB 2,486 million in 1998, reflecting an effective tax rate of 16.6% and 26.5%, respectively. The increase in the effective tax rate was primarily due to the fact that connection fee revenue and certain surcharge revenues in Guangdong and Zhejiang were subject to taxation for the full year in 1998, compared to less than three months in 1997.

     NET PROFIT. Net profit increased 39.2% from RMB 4,955 million in 1997 to RMB 6,900 million in 1998. Net profit margin decreased from 32.0% to 26.2%.

LIQUIDITY AND CAPITAL RESOURCES

     WORKING CAPITAL, CASH FLOWS AND FINANCING

     As of June 30, 2000, we had a working capital surplus (current assets minus current liabilities) of RMB 20,065 million and cash and cash equivalents of RMB 19,767 million, compared to RMB 14,031 million and RMB 19,349 million, respectively, as of December 31, 1999, and RMB 7,083 million and RMB 17,481 million, respectively, as of December 31, 1998. The increase in working capital and cash and cash equivalents in the first six months of 2000 was due primarily to increased net cash flow from operations in 2000.

     As of December 31, 1998, December 31, 1999 and June 30, 2000, accounts receivable totaled RMB 2,482 million, RMB 4,957 million and RMB 5,526 million, respectively. The increases in accounts receivable were due primarily to our enlarged subscriber base and increased usage of our services, the inclusion of accounts receivable from Jiangsu Mobile since June 1998 and those of Fujian Mobile, Henan Mobile and Hainan Mobile since November 1999.

     Short-term loans and current portion of obligations under capital leases totaled RMB 5,337 million, RMB 4,419 million and RMB 2,683 million as at December 31, 1998, December 31, 1999 and June 30, 2000, respectively.

     The following table summarizes certain cash flow information for the periods indicated.

                                                                         SIX MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,            JUNE 30,
                                        ----------------------------    ------------------
                                         1997      1998       1999       1999       2000
                                         ----      ----       ----       ----       ----
                                                        (RMB IN MILLIONS)
Net cash inflows from operating
  activities..........................   8,825     13,567     21,662     9,801      19,566
Net cash outflow from returns on
  investments and servicing of finance
  and taxation........................    (622)      (123)    (1,989)   (1,219)     (2,513)
Net cash outflow from investing
  activities..........................  (5,327)   (36,357)   (36,117)   (8,438)    (14,624)
                                        ------    -------    -------    ------    --------
Net cash inflow (outflow) before
  financing activities................   2,876    (22,913)   (16,444)      144       2,429
Net cash inflow (outflow) from
  financing activities................  34,218        325     18,337       (68)     (2,011)
                                        ------    -------    -------    ------    --------
Increase (decrease) in cash and cash
  equivalents.........................  37,094    (22,588)     1,893        76         418
                                        ======    =======    =======    ======    ========

     Net cash inflows from operating activities increased from 1997 to June 30, 2000, generally reflecting the growth in operating revenue due to the increase in our subscriber base.

     Net cash outflow from returns on investments and servicing of finance and taxation decreased from 1997 to 1998 primarily due to an increase in interest received, which is in part attributable to the proceeds of our initial public offering in October 1997, which increase more than offset a significant increase in income tax paid. Net cash outflow from returns on investments and servicing of finance and taxation increased from 1998 to 1999, primarily due to a significant increase in income tax paid and a substantial decrease in interest received as a result of the application of the proceeds from our initial public offering for the acquisition of Jiangsu Mobile and network construction. We had a higher net cash outflow from returns on investments and servicing of finance and taxation for the six months ended June 30, 2000 as compared to the same period in 1999. This was mainly due to an increase in income tax paid on our higher net taxable income.

     Net cash outflow from investing activities increased significantly from 1997 to 1998, primarily due to the payment of the cash consideration for the acquisition of Jiangsu Mobile as well as increased equipment purchases in connection with our network expansion. Net cash outflow from investing activities remained at a high level for 1999, primarily due to the payment of the consideration for the acquisition of Fujian Mobile, Henan Mobile and Hainan Mobile. Net cash outflow from investing activities increased significantly for the six months ended June 30, 2000 primarily due to inclusion of the capital expenditures of Fujian Mobile, Henan Mobile and Hainan Mobile in the first half of 2000 and an increase in capital expenditures as we continued to expand our network.

     Net cash inflow from financing activities reflects net borrowings or repayments of debt, but excludes credit extended to us by equipment suppliers for additions to construction in progress. Net cash inflow from financing activities decreased in 1998 compared to 1997 primarily because of the proceeds from our initial public offering in 1997. Net cash inflow from financing activities increased significantly in 1999 as compared to 1998, primarily due to the proceeds received from the follow-on equity offering and the concurrent global offering of five-year fixed rate notes completed in November 1999. Net cash outflow from financing activities increased significantly for the six months ended June 30, 2000 due mainly to repayment of bank and other loans in the first six months of 2000.

     The majority of the net proceeds from the US$2,000 million follow-on equity offering and US$600 million concurrent global offering of five-year fixed rate notes were used to finance the acquisition of Fujian Mobile, Henan Mobile and Hainan Mobile in 1999.

     ADJUSTED NET TANGIBLE ASSETS

     The following statement of adjusted net tangible assets is based on our audited financial statements as of June 30, 2000, as set out elsewhere in this prospectus, adjusted as described below:

                                                              (RMB IN MILLIONS)
                                                              -----------------
Our consolidated net tangible assets as of June 30, 2000....        65,823
Increase in net tangible assets due to acquisition of the
  companies that we have agreed to acquire..................        29,317
Consideration payable for the acquisition of the companies
  that we have agreed to acquire after eliminating the gross proceeds from the share offering and the issuance of
  shares to China Mobile Hong Kong (BVI) Limited............       (21,606)
                                                                   -------
Adjusted net tangible assets................................        73,534
                                                                   =======

     INDEBTEDNESS

     As of December 31, 1998 and 1999 and June 30, 2000, our aggregate long-term bank and other loans and obligations under capital leases (excluding current portions) totaled RMB 991 million, RMB 2,332 million and RMB 2,050 million, respectively, and our short-term bank and other loans (including the short-term portion of long-term loans and capital leases) totaled RMB 5,337 million, RMB 4,419 million and RMB 2,683 million, respectively. Our short-term loans increased in 1998 mainly due to the inclusion of the short-term loans of Jiangsu Mobile upon its acquisition by us. Our long-term loans increased in 1999 due to the inclusion of the long-term loans of Fujian Mobile and Henan Mobile upon their acquisition by us. Our short-term loans decreased in the first six months of 2000 mainly due to the repayment of loans in this period. Total scheduled long-term loans and obligations under capital lease payable in 2000, 2001 and 2002 will be approximately RMB 228 million, RMB 737 million and RMB 1,147 million, respectively. We currently plan to repay loan amounts due using cash in hand and cash from our operating activities. Capital lease obligations totaled RMB 136 million at June 30, 2000.

     On November 2, 1999, we issued unsecured fixed rate notes with a principal amount of US$600 million due on November 2, 2004. The notes bear interest at the rate of 7.875% per annum and such interest is payable semi-annually on May 2 and November 2 of each year. We made the first interest payment on May 2, 2000.

     As of June 30, 2000, we had the following outstanding borrowings, all of which were unsecured except for a short term loan of RMB 100 million:

                                                                REPAYABLE
                                                ------------------------------------------
                                                WITHIN ONE YEAR    AFTER ONE YEAR    TOTAL
                                                ---------------    --------------    -----
                                                            (RMB IN MILLIONS)
Bank loans....................................       2,437             1,467         3,904
Other loans...................................         178               515           693
Obligations under capital leases..............          68                68           136
                                                     -----             -----         -----
                                                     2,683             2,050         4,733
                                                     =====             =====         =====

     As of June 30, 2000, we did not have any loans from related parties.

     As of June 30, 2000, certain bank and other loans were guaranteed by the following parties:

GUARANTOR                                                       (RMB IN MILLIONS)
---------                                                       -----------------
    Guangdong telecommunications administrative authority...            239
    Fujian telecommunications administrative authority......            595
    Hebei telecommunications administrative authority.......            650
                                                                      -----
         Total..............................................          1,484
                                                                      =====

     Except as disclosed above and apart from intra-group liabilities, none of us or any of our subsidiaries had, as at the close of business on June 30, 2000, outstanding liabilities or any term loans or other borrowings or indebtedness in the nature of borrowings, including bank overdrafts and loans, debt securities or similar indebtedness, or any hire-purchase or finance lease commitments, or any guarantees, mortgages, charges or other material contingent liabilities.

     CAPITAL EXPENDITURES

     Capital expenditures incurred during 1997, 1998, 1999 and the six months ended June 30, 2000 were RMB 8,719 million, RMB 15,030 million, RMB 12,226 million and RMB 7,434 million, respectively. Capital expenditures we made were principally for the development, optimization and expansion of our GSM networks and the development and trial of new technology-based services.

     We anticipate that we will require an aggregate of approximately RMB 86.3 billion to finance our capital expenditures in years 2000, 2001 and 2002. Our planned capital expenditures will allow us to:

     - further expand our network capacity and coverage to improve the quality of our services;

     - further optimize the structure, and enhance the management, of our networks;

     - increase our efforts in improving our business operation support system and network support system;

     - build our own transmission lines where economically advantageous; and

     - develop and provide wireless data services and other new services using existing and new technologies.

     The following sets forth our planned total capital expenditure requirements for the periods indicated. Actual future capital expenditures may differ from the amounts indicated below.

                                                     (RMB IN BILLIONS)    (US$ IN BILLIONS)
                                                     -----------------    -----------------
2000...............................................        27.8                  3.4
2001...............................................        30.2                  3.6
2002...............................................        28.3                  3.4
                                                           ----                 ----
     Total.........................................        86.3                 10.4

     If the acquisition is completed, we estimate that the companies that we have agreed to acquire will require an aggregate of approximately RMB 49.7 billion for similar capital expenditures from 2000 through the end of 2002 for similar plans. See "The Acquisition -- Capital Expenditures" on page -- for additional details.

     Following our initial public offering in 1997, we have funded capital requirements primarily with cash generated from operations and, to the extent necessary, short-term borrowings. We believe that cash on hand and cash generated from future operations will be sufficient to fund most of the capital expenditures and working capital necessary for our planned network expansion and continued growth of our mobile communication operations through the end of 2002. If necessary, we may seek to obtain additional sources of financing to fund our network expansion and possible future acquisitions.

FOREIGN EXCHANGE

     We maintain our accounts in Renminbi and substantially all of our revenue and expenses are denominated in Renminbi. Our capital expenditures, a major portion of which were denominated in US dollars and incurred in connection with our purchase of imported equipment, totaled the equivalent of RMB 8,719 million, RMB 15,030 million, RMB 12,226 million and RMB 7,434 million for 1997, 1998, 1999 and the six months ended June 30, 2000, respectively. In addition, we also incur interest expense on foreign currency (mainly US dollar) denominated borrowings. US dollar-denominated debt totaled the equivalent of RMB 1,746 million, RMB 6,119 million and RMB 5,993 million at December 31, 1998, December 31, 1999 and June 30, 2000, respectively, constituting 18.9%, 45.4% and 55.0% of our total debt as of those dates, respectively.

     All of our current operating subsidiaries are incorporated in mainland China. Under the current foreign exchange system in mainland China, our subsidiaries may not be able to hedge effectively against currency risk, including any possible future Renminbi devaluation.

     Each of our operating subsidiaries is able to purchase foreign exchange for settlement of current account transactions, as defined in applicable regulations, in order to satisfy its foreign exchange requirements.

US GAAP RECONCILIATION

     Our consolidated financial statements are prepared in accordance with Hong Kong GAAP, which differs in certain significant respects from US GAAP. Under Hong Kong GAAP, we adopted the acquisition method to account for the purchase of Jiangsu Mobile in 1998 and of Fujian Mobile, Henan Mobile and Hainan Mobile in 1999. Under the acquisition method, the acquired results of Jiangsu Mobile, Fujian Mobile, Henan

Mobile and Hainan Mobile were included in the results of operations from the date of their respective acquisitions. Goodwill arising on the acquisition date, being the excess of the purchase price over the fair value of our share of the separable net assets acquired, was eliminated against reserves immediately on acquisition.

     For US GAAP, as a result of us and Jiangsu Mobile, Fujian Mobile, Henan Mobile and Hainan Mobile being under common control prior to our acquisition of them, the acquisitions were considered a "combination of entities under common control", which are accounted for under the "as if pooling-of-interests" method, whereby assets and liabilities are accounted for at historical cost and the financial statements of previously separate companies for periods prior to the combination generally are restated on a combined basis. The cash consideration we paid has been treated as an equity transaction in the year of the respective acquisitions for US GAAP purposes.

     In addition, there are other differences between Hong Kong GAAP and US GAAP for the periods presented that relate primarily to:

     - the computation of capitalized interest;

     - the revaluation of fixed assets under Hong Kong GAAP, including the revaluation in connection with our IPO restructuring and our acquisition of Jiangsu Mobile, Fujian Mobile, Henan Mobile and Hainan Mobile;

     - the recognition of deferred income taxes;

     - the non-recognition under Hong Kong GAAP of certain employee housing scheme costs that we bore;

     - the treatment of share options we grant to directors and employees;

     - the recognition of connection fee revenue and telephone number selection fees; and

     - the net savings arising from interconnection, roaming and leased line agreements.

     Historically, we recognized connection fee revenue as received for both Hong Kong GAAP and US GAAP for all periods presented to June 30, 1999. Beginning July 1, 1999, we adopted a new accounting policy under US GAAP to defer connection fees received in excess of direct costs and recognize such deferred amount over the estimated customer usage period for the related service. This change in accounting policy for US GAAP significantly impacted the timing of our recognition of connection fee revenue.

     Disclosure relating to these differences can be found in notes 28 and 29 to the consolidated financial statements. In addition, our condensed consolidated balance sheets as of December 31, 1998 and 1999 and June 30, 2000 and our condensed consolidated statements of income, total shareholders' equity and cash flows for the years ended December 31, 1997, 1998 and 1999 and for the six-month periods ended June 30, 1999 and 2000 prepared and presented under US GAAP have been included in note 29 to the consolidated financial statements to reflect the impact of the significant differences between Hong Kong GAAP and US GAAP.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are subject to market risks due to fluctuations in interest rates. The majority of our debt is in the form of long-term, fixed- and variable-rate bank and other loans with original maturities ranging from one to six years. Accordingly, fluctuations in interest rates can lead to significant fluctuations in the fair value of these debt instruments. From time to time, we may enter into interest rate swap agreements designed to mitigate our exposure to interest rate risks. In connection with the global offering of five-year fixed rate notes in November 1999, we entered into an interest rate swap transaction on October 27, 1999, which was terminated and settled on October 28, 1999. We did not consider it necessary to do so in the first six months of 2000.

     We are also exposed to foreign currency risk as a result of our telecommunications equipment being sourced substantially from overseas suppliers. Specifically, our foreign currency exposure relates primarily to our foreign currency-denominated short- and long-term debt, our firm purchase commitments and, to a limited extent, cash and cash equivalents denominated in foreign currencies. We may, from time to time, enter into currency swap agreements and foreign exchange forward contracts designed to mitigate our exposure to foreign currency risks, although we did not consider this to be necessary in 1999 or in the first six months of 2000. Our foreign currency hedging activity generally is expected to be limited to hedging of specific future commitments and long-term debt denominated in foreign currencies.

     The following table provides information regarding our interest rate-sensitive financial instruments, which consist of fixed and variable rate short-term and long-term debt obligations, as of December 31, 1999 and 1998, as well as the expected maturity profile of such debt obligations.

                                                                                      AS OF              AS OF
                                                                                   DECEMBER 31,       DECEMBER 31,
                                                                                       1999               1998
                                                                                 ----------------   ----------------
                                            EXPECTED MATURITY DATE                TOTAL              TOTAL
                                ----------------------------------------------   RECORDED   FAIR    RECORDED   FAIR
                                2000    2001   2002   2003   2004   THEREAFTER    AMOUNT    VALUE    AMOUNT    VALUE
                                ----    ----   ----   ----   ----   ----------   --------   -----   --------   -----
                                                (RMB EQUIVALENT IN MILLIONS, EXCEPT INTEREST RATES)
Debt:
Fixed rate bank and other
  loans.......................  4,123    165    765    215     83      --         5,351     5,386    5,963     5,786
  Average interest rate.......   6.09%  7.50%  7.54%  7.51%  7.50%     --          6.42%       --     7.08%
Variable rate bank and other
  loans.......................    228    811    186     --     --      --         1,225     1,225      366       366
  Average interest rate(1)....   6.11%  6.05%  5.93%    --     --      --          6.04%       --     6.07%

---------------
(1) The interest rates for variable rate bank and other loans are calculated based on the year-end indices.

     The following table provides information regarding our foreign currency-sensitive financial instruments and transactions, which consist of cash and cash equivalents, short- and long-term debt obligations and capital commitments as of December 31, 1999 and 1998, and the expected maturity profile of such debt obligations and capital commitments.

                                                                                      AS OF              AS OF
                                                                                   DECEMBER 31,       DECEMBER 31,
                                                                                       1999               1998
                                                                                 ----------------   ----------------
                                                                                  TOTAL              TOTAL
                                                                                 RECORDED   FAIR    RECORDED   FAIR
                                2000    2001   2002   2003   2004   THEREAFTER    AMOUNT    VALUE    AMOUNT    VALUE
                                ----    ----   ----   ----   ----   ----------   --------   -----   --------   -----
                                                (RMB EQUIVALENT IN MILLIONS, EXCEPT INTEREST RATES)
On-balance sheet financial
  instruments:
Cash and cash equivalents:
  in US dollars...............  5,071     --     --     --     --       --        5,071     5,071    1,103     1,103
  in Hong Kong dollars........  2,083     --     --     --     --       --        2,083     2,083    6,937     6,937
Debt:
  Fixed rate bank and other
    loans (US dollar).........    165    165    165    165     84       --          744       751    1,016       840
  Average interest rate.......   7.50%  7.50%  7.50%  7.50%  7.50%      --         7.50%       --     7.39%
  Variable rate bank and other
    loans (US dollar).........    119    119      8     --     --       --          246       246      366       366
  Average interest rate(1)....   6.80%  6.80%  5.75%    --     --       --         6.77%       --     6.07%
Off-balance sheet commitments
  Capital commitments
    authorized and contracted
    for in US dollars.........  4,932     --     --     --     --       --        4,932     4,932    3,088     3,088

---------------
(1) The interest rates for variable rate bank and other loans are calculated based on the year-end indices.

                    THE TELECOMMUNICATIONS INDUSTRY IN CHINA

     Neither we or any of our affiliates or advisors, nor the underwriters or any of their affiliates or advisors, have prepared or independently verified the information identified in this section as having been extracted from publicly available documents or provided by the Ministry of Information Industry.

THE TELECOMMUNICATIONS MARKET

     The telecommunications industry in mainland China has experienced rapid growth over the last three years. According to the Ministry of Information Industry, fixed line subscribers increased from approximately 70.3 million at the end of 1997 to approximately 108.8 million at the end of 1999. Over the same period, cellular subscribers increased from 13.7 million to 43.2 million. The following table sets forth certain information relating to population and the telecommunications industry in mainland China as of December 31, 1997, 1998 and 1999.

                                                                                    COMPOUND
                                                                                     ANNUAL
                                                          AS OF DECEMBER 31,       GROWTH RATE
                                                        -----------------------    -----------
                                                        1997     1998     1999      1997-1999
                                                        -----    -----    -----    -----------
Population (in millions)..............................  1,236    1,248    1,259        0.9%
Fixed line subscribers (in millions)..................   70.3     87.4    108.8       24.4%
Fixed line penetration................................    5.7%     7.0%     8.6%        --
Cellular subscribers (in millions)....................   13.7     25.0     43.2       77.9%
Cellular penetration..................................    1.1%     2.0%     3.4%        --

---------------
Sources: 1998 China Statistical Yearbook, 1999 China Statistical Yearbook, 2000
         China Statistical Abstract and the Ministry of Information Industry.

     Penetration refers to the number of subscribers per 100 of population and penetration rate shows the total number of subscribers as a percentage of the total population in a service area.

     The telephone penetration rate in mainland China is still relatively low compared to other countries. As a result, we believe that, given the rapid growth of the economy in mainland China, the telecommunications market has significant potential for continued growth. The table below sets forth comparative industry and economic information for mainland China and certain other countries and regions.

                                               CELLULAR      TOTAL CELLULAR    FIXED LINE     GDP PER
                                              PENETRATION     SUBSCRIBERS      PENETRATION    CAPITA
COUNTRY/REGION                                   1999             1999            1999         1999
--------------                                -----------    --------------    -----------    -------
                                                  (%)         (THOUSANDS)          (%)         (US$)
India.......................................       0.2            1,584             2.5          474
Pakistan....................................       0.4              476             2.2          454
Mainland China..............................       3.4           43,238             8.6          778
Philippines.................................       3.6            2,724             3.8          996
Thailand....................................       4.2            2,585             8.5        2,090
Brazil......................................       8.7           14,593            14.9        3,395
Argentina...................................      12.1            4,429            20.1        7,751
Turkey......................................      12.5            8,044            28.0        3,053
Malaysia....................................      12.9            2,919            19.5        3,817
Chile.......................................      14.8            2,224            20.7        4,593
United States...............................      31.1           84,716            68.4       33,944
United Kingdom..............................      40.5           23,944            62.2       24,784

                                               CELLULAR      TOTAL CELLULAR    FIXED LINE     GDP PER
                                              PENETRATION     SUBSCRIBERS      PENETRATION    CAPITA
COUNTRY/REGION                                   1999             1999            1999         1999
--------------                                -----------    --------------    -----------    -------
                                                  (%)         (THOUSANDS)          (%)         (US$)
Singapore...................................      41.7            1,343            58.4       27,559
Japan.......................................      46.6           59,000            49.3       34,445
South Korea.................................      51.5           24,135            45.8        8,420
Hong Kong...................................      55.0            3,782            56.4       21,659

---------------
Sources: Prodata and The Economist Intelligence Unit; the Ministry of Information Industry (for mainland China).

     The mobile communications sector is one of the fastest growing sectors within the telecommunications industry in mainland China. According to the Ministry of Information Industry, the number of cellular subscribers in mainland China increased from approximately 13.7 million at the end of 1997 to approximately 43.2 million at the end of 1999, representing a compound annual growth rate of 77.9%, compared to a compound annual growth rate of 24.4% in the number of fixed line subscribers over the same period. Recent data from the Ministry of Information Industry and China Mobile Communications Corporation indicate that the number of cellular subscribers increased to approximately 63.1 million as of June 30, 2000. Currently, China has the third largest number of cellular subscribers in the world after the United States and Japan. Mobile communications services are currently available in most cities in mainland China. Despite the rapid growth in the number of subscribers in recent years, the mobile penetration rate in mainland China is still relatively low compared to other Asian and international markets.

     The following table sets forth certain information regarding the number of mobile subscribers of the major mobile communications service providers in mainland China as of December 31, 1997, 1998 and 1999 and as of June 30, 2000:

                                                                              AS OF
                                                      AS OF DECEMBER 31,     JUNE 30,
CELLULAR SUBSCRIBERS (IN MILLIONS)                   --------------------    --------
                                                     1997    1998    1999      2000
                                                     ----    ----    ----      ----
China Mobile Communications Corporation
  China Mobile (HK)................................   3.4     6.5    15.6      21.6
  Other subsidiaries of China Mobile Communications
     Corporation...................................   9.8    17.1    22.4      30.3
                                                     ----    ----    ----      ----
  Total............................................  13.2    23.6    38.0      51.9
                                                     ====    ====    ====      ====
China Unicom.......................................   0.5     1.4     5.2      11.1
                                                     ----    ----    ----      ----
          Total....................................  13.7    25.0    43.2      63.1
                                                     ====    ====    ====      ====

---------------

Sources: the Ministry of Information Industry and China Mobile Communications Corporation.

INDUSTRY STRUCTURE

     INDUSTRY RESTRUCTURING

     Prior to 1993, all public telecommunications networks and services in mainland China were controlled and operated by the Ministry of Information Industry through the former Directorate General of Telecommunications, the provincial telecommunications administrations, and their city and county level bureaus. In the first half of 2000, the Chinese government substantially completed a restructuring of the telecommunications industry. One of the principal objectives of the restructuring was to separate the government's regulatory function from its business management functions in respect of state-owned enterprises. As a result, the Ministry of Information Industry ceased to have an indirect controlling interest in China Mobile (HK), and no longer exercises control over telecommunications operations, but continues in its capacity as the industry regulator providing industry policy guidance, as well as exercising regulatory authority over all telecommunications services providers in mainland China.

     As part of the restructuring, the telecommunications operations previously controlled by the Ministry of Information Industry have been separated along four business lines: fixed line communications, mobile communications, paging services and satellite communications.

     China Mobile Communications Corporation was established in July 1999 as a state-owned company to hold and operate the mobile communications networks nationwide resulting from the separation. China Telecommunications Corporation was established in May 2000 as a state-owned company to hold and operate the fixed line telephone and data communications networks nationwide resulting from the separation.

     The Ministry of Information Industry has recently confirmed that it will continue, within its regulatory function, to honor the undertakings it gave us in 1999 in relation to, among other things, extending its full support to our present and future development.

     INDUSTRY PARTICIPANTS

     It is the Chinese government's policy to encourage orderly competition in the telecommunications industry. As a result of the restructuring of the industry, a number of new industry participants have emerged, including the entities which have been reorganized on the basis of the telecommunications operations formerly controlled by the Ministry of Information Industry.

     FIXED LINE COMMUNICATIONS. Following the industry restructuring in 1999, China Telecommunications Corporation was established to operate fixed line networks and provide fixed line telephone and data communications services nationwide. China Unicom also provides fixed line services.

     MOBILE COMMUNICATIONS. Currently, we provide mobile communications services in six provinces in mainland China. China Mobile Communications Corporation, our ultimate controlling shareholder, provides mobile communications services in the provinces, municipalities and autonomous regions in which we do not currently operate. In addition, China Unicom also offers mobile communications services in most provinces, municipalities and autonomous regions in China.

     INTERNET PROTOCOL TELEPHONY AND DATA COMMUNICATIONS. Internet Protocol telephony service offers significant pricing advantages over traditional telephony services that utilize public switched telephone networks. Internet Protocol refers to protocol used for the Internet that facilitates communications among multiple networks. In 1999, China Telecommunications Corporation, China Netcom Corporation, China Unicom and Jitong Communications Co. Ltd. began offering Internet Protocol telephony services. In

May 2000, we and China Mobile Communications Corporation, our parent company, also began offering Internet Protocol telephony services to cellular subscribers.

     China Telecommunications Corporation, China Mobile Communications Corporation (including us), China Unicom, China Netcom Corporation and Jitong Communications Co. Ltd. are the five principal data communications service providers in mainland China.

     OTHER COMMUNICATIONS SERVICES. There are over 1,500 paging service providers in mainland China. China Unicom is the largest provider of paging services among them.

     China Telecommunications Corporation is currently conducting trial operations in certain cities of telephone services based on Personal Access System technology. This technology is based on a small-scale and low-speed wireless access application, which is generally used to supplement and extend city fixed line networks.

     China Satellite Communications Corporation, which assumed the satellite operations previously controlled by the Ministry of Information Industry, is the largest provider of satellite communications services in mainland China.

     The following table sets forth certain information regarding the principal participants in the telecommunications industry in mainland China:

PARTICIPANT                                             PRINCIPAL BUSINESS
-----------                                             ------------------
China Mobile Communications                   - Mobile communications services
  Corporation(1)(2)                           - Wireless data communications
                                                services
                                              - Internet access services
                                              - Internet Protocol telephony services

China Telecommunications                      - Fixed line telephony
  Corporation(1)                              - Data communications services
                                              - Internet access services
                                              - Internet Protocol telephony services

China Unicom(3)                               - Mobile communications services
                                              - Data communications services
                                              - Paging(1)
                                              - Fixed line telephony
                                              - Internet access services
                                              - Internet Protocol telephony services

China Satellite Communications                - Satellite communications
  Corporation(1)

Jitong Communications Co. Ltd.                - Data communications services
                                              - Internet access services
                                              - Internet Protocol telephony services

China Netcom Corporation                      - Data communications services
                                              - Internet access services
                                              - Internet Protocol telephony services

---------------
(1) Reorganized on the basis of the telecommunications operations previously controlled by the Ministry of Information Industry.

(2) Includes China Mobile (HK), which is approximately 75% indirectly owned by China Mobile Communications Corporation and approximately 25% owned by public shareholders.

(3) Includes China Unicom's listed subsidiary, which is 77.5% indirectly owned by China Unicom and 22.5% owned by public shareholders, based on publicly available information.

INDUSTRY TRENDS

     We believe that the telecommunications industry in mainland China will be driven by several important trends in the future, including:

     CONTINUED STRONG GROWTH

     We believe the telecommunications industry will continue to experience strong growth, as the continued development of mainland China's economy is expected to increase the demand for communications services. With a relatively low cellular penetration rate of 3.4% at the end of 1999, China's mobile communications industry offers strong potential for growth. We anticipate that wireless voice service will become increasingly popular as a result of improving wireless network quality, decreasing costs of wireless services and increasing demand for mobility. At current growth rates, we believe that the application of mobile handsets to Internet-based content and data will further drive future industry growth, and that the wireless penetration rate will surpass fixed line penetration in the future.

     GROWTH IN DEMAND FOR WIRELESS DATA SERVICES

     In addition to basic voice telecommunications, we believe that demand for wireless data services will also be a growth driver in the long-term. The introduction of new wireless technologies, such as general packet-switched radio service, and eventually third generation technologies, will facilitate access to Internet-based content and data as well as electronic transactions using mobile handsets and other forms of wireless terminal devices. The application of these new technologies enables cellular users to conduct multi-media communications involving voice, video and data.

     AN INCREASINGLY OPEN AND TRANSPARENT REGULATORY ENVIRONMENT AND ORDERLY COMPETITIVE ENVIRONMENT

     We believe that an open and transparent regulatory environment is pivotal to the healthy development of the telecommunications industry in mainland China. In addition, we believe that the recently completed industry restructuring will promote the continued growth of the industry by enhancing regulatory transparency, encouraging autonomous enterprise management and promoting orderly competition. China's pending entry into the World Trade Organization is expected to open the domestic telecommunications market to external competition, further encouraging progress toward a more open and transparent regulatory environment.

                                    BUSINESS

GENERAL

     We are the leading provider of mobile communications services in six provinces in China. We had approximately 23.9 million subscribers as of September 20, 2000. On October 4, 2000, we agreed to acquire from our majority shareholder, an indirect subsidiary of China Mobile Communications Corporation, the mobile communications services currently operated by China Mobile Communications Corporation in seven provinces, municipalities and autonomous region in China, subject to regulatory and independent shareholder approvals and other conditions. Each of those companies that we have agreed to acquire is the leading mobile communications services provider in its geographic area. If the proposed acquisition is completed:

     - we will have a geographically contiguous market covering all of the coastal regions of mainland China;

     - we will have approximately 55.9% of all cellular subscribers in mainland China, based on market data as of June 30, 2000 compiled by China Mobile Communications Corporation;

     - our service areas will cover approximately 48.0% of the total population in mainland China; and

     - the cellular penetration rate in our combined market will be approximately 7.1%, which indicates room for significant future growth, based on market data as of June 30, 2000 compiled by China Mobile Communications Corporation.

     The following table sets forth certain subscriber and market share information in the geographic areas in which we and the companies that we have agreed to acquire operate as of June 30, 2000, as well as on a pro forma combined basis as of the same date, giving effect to the proposed acquisition as if it had been completed on such date:

                                                             AS OF JUNE 30, 2000
                                                     ------------------------------------
                                                     CHINA MOBILE    TARGET     PRO FORMA
                                                         (HK)       COMPANIES   COMBINED
                                                     ------------   ---------   ---------
Population base (in millions)(1)...................       326           282         607
Cellular penetration (%)(1)(2).....................       8.0           6.1         7.1
Subscribers (in millions)..........................      21.6          13.6        35.3
As a percentage of total cellular subscribers in
  mainland China(3)................................      34.3          21.6        55.9
Market share (%)(2)................................      83.0          80.0        81.8

---------------
(1) Estimate based on population data as of December 31, 1999 as published in 2000 China Statistical Abstract, and further assuming the same annual population growth rate in each province, municipality or autonomous region in 2000 as in 1999.

(2) Based on our estimate of the total number of subscribers.

(3) Based on data from the Ministry of Information Industry and China Mobile Communications Corporation for the total number of subscribers in mainland China as of June 30, 2000.

     We and the companies that we have agreed to acquire are also major providers of Internet Protocol communications services and wireless data services in the respective geographic areas in which we and these companies operate.

STRATEGY

     We believe that the telecommunications industry in mainland China has potential for significant future growth, and will continue to experience rapid increases in cellular penetration, growth in voice and data traffic, expansion in the range of available telecommunications services, and escalating consumer demand for modern technologies, such as those relating to the convergence of voice, data and video. We believe that this growth will be fostered by continued strong economic development, the low penetration rates for telecommunications services currently prevailing in mainland China and the introduction of new technologies. The recently completed industry restructuring, which we believe had as one of its principal objectives the creation of a more orderly competitive environment, will also stimulate growth in this industry.

     We are the leading mobile communications operator in some of the most economically prosperous and developed markets in mainland China. We believe that the proposed acquisition represents a significant opportunity for us to consolidate our strong market position, and will allow us to capitalize on growth opportunities in the broader telecommunications industry in mainland China as well as to assume, in the future, a leadership position in the global telecommunications industry.

     Our objective is to maximize profitability and to create value for our investors. We intend to pursue this growth objective through three principal business strategies:

     CONTINUE TO ACTIVELY GROW OUR CORE MOBILE COMMUNICATIONS BUSINESS

     MAINTAIN FOCUS ON DEVELOPING A HIGH-QUALITY SUBSCRIBER BASE. While we intend to continue our efforts toward achieving rapid subscriber growth in absolute terms, we believe that our economic performance is best served by maintaining our focus on developing a high-quality subscriber base, as measured by higher minutes of usage, higher revenue per subscriber and margins, lower churn rates and lower risk of default. We plan to achieve this by enhancing our network quality, coverage and performance, developing more value-added services and customized products and enhancing customer services, such as personalized services and payment convenience. We also intend to capitalize on the leading "China Mobile" brand name, including using promotional campaigns that emphasize quality of service. We expect to maintain and enhance the significant competitive advantages that we currently enjoy in these areas and in the high-quality subscriber segment.

     BROADEN SUBSCRIBER BASE AND INCREASE MARKET PENETRATION. We believe that mobile services will continue to move towards eventual mass popularization. We intend to capture additional subscribers from this rapidly growing market by offering products and services that are specifically tailored to the different customer segments in the Chinese mobile communications market, and further enhance our competitive position. For example, we began selectively offering prepaid services during the second half of 1999 in order to target certain lower usage customers and travellers. As of June 30, 2000, prepaid subscribers accounted for approximately 11.5% of our total subscriber base. We plan to leverage our extensive distribution networks, our leading brand name and our cellular network quality to continue our efforts in marketing our prepaid services to a certain segment of potential cellular users. We believe with accumulated and satisfactory usage experience, there is significant long term potential for these subscribers to increase usage and become regular, higher quality users of our mobile communications services and other new services we may offer.

     FOCUS ON INTEGRATING OUR BUSINESSES AND REALIZING SYNERGIES TO IMPROVE EFFICIENCY. We expect to expand significantly if the proposed acquisition is completed. As a result, we plan to focus on integrating the acquired businesses with our existing businesses and realizing operational and other synergies from the combination, leveraging our experience from our acquisition of Jiangsu Mobile in 1998 and of Fujian Mobile, Henan Mobile and Hainan Mobile in 1999. We intend to implement a number of integration plans, including:

     - streamlining our capital expenditure plans and continuing to invest in our GSM networks with an emphasis on increasing their coverage, capacity and operating efficiency, as well as further enhancing their quality;

     - establishing uniform operating procedures to increase operational efficiency;

     - implementing specific measures to maintain low churn rates, control bad debts and enhance subscriber usage;

     - centralizing reporting and financial control functions; and

     - implementing performance-oriented enterprise evaluation standards, which are consistent with practices adopted by us, by which the performance of these businesses and their management will be measured.

     We intend to realize synergies in a number of areas, including:

     - leveraging our contiguous market coverage along the coastal regions of mainland China to achieve cost savings in interconnection and other arrangements;

     - leveraging our strong market position to realize volume cost savings in transmission line leasing and equipment and other purchases;

     - leveraging the results of centralized research, development, billing and accounting functions; and

     - leveraging the "China Mobile" brand name to centralize our marketing efforts to a greater degree and ensure consistency of our branding strategy.

     In addition, we expect that the sharing of management resources and technological expertise among all of our operating subsidiaries will assist us in both areas.

     NURTURE HUMAN CAPITAL. The development of human capital is essential to our business, particularly as we expand quickly in size and as we seek to capture rapid technological development opportunities to expand the range of our services. We plan to continue to aggressively pursue measures to attract, retain and promote highly qualified personnel. These measures include:

     - increasing the overall education level and technical expertise of our workforce;

     - implementing attractive compensation schemes, such as our recently expanded employee stock option plan, to link employee compensation to our results of operations and the performance of our shares;

     - rapidly promoting and increasing the responsibility of highly qualified managers;

     - providing extensive training;

     - implementing an extensive evaluation system so that productive employees are appropriately incentivized, and under-performing personnel are effectively and quickly identified, and appropriate measures are taken; and

     - enhancing advancement opportunities for technical personnel so that they share the same career opportunities as management professionals.

    PURSUE STRATEGIC EXPANSION IN THE BROADER TELECOMMUNICATIONS MARKET IN MAINLAND CHINA AND CAPTURE NEW REVENUE STREAMS

     We expect that the broader telecommunications market in mainland China will continue to expand quickly, as a result of significant market demand, rapid technological development and a more open regulatory framework. We intend to capture opportunities in the broader telecommunications market by leveraging our substantial subscriber base and moving up the value chain, as well as penetrating the non-cellular market at each level (as illustrated by the following chart):

                   [BROADER TELECOMMUNICATIONS MARKET CHART]

     This value creation strategy emphasizes the following elements:

     - As mobile communications technologies advance, we intend to further enhance our current GSM mobile communications network with various technologies to increase network coverage and network capacity and to enhance network intelligence;

     - We believe Internet Protocol based services will have tremendous growth opportunities as a result of the convergence of voice and data services and the increasing needs for higher speed access. We intend to target the business market of Internet Protocol based services with bundled voice and data, fixed line and wireless services, while marketing our Internet Protocol telephony services to our mobile subscribers;

     - With the rapid development of the Internet, wireless Internet access presents enhanced business opportunities for us. We will implement applications based on various new technologies, including WAP and general packet-switched radio service, to deploy wireless Internet access services, while moving towards a seamless transition to third generation technology in the future;

     - To further move up the value chain, we are developing our own mobile Internet portal and intend to develop our mobile information service center. The mobile information service center will serve as the standard platform that hosts our mobile e-commerce and wireless virtual private network and will have end-to-end security, authentication and location-based information functions. We intend to seek strategic alliances with key industry players in banking, securities trading, retailing, electronic gaming and others product and service providers to achieve this objective and realize additional revenue streams; and

     - We intend to strategically build out our transmission trunk lines in high voice or data traffic routes where economically advantageous, while utilizing leased lines for our low traffic routes and connections.

    CONTINUE TO EXPLORE ACQUISITION AND OTHER EXPANSION OPPORTUNITIES

     CONTINUE TO EXPLORE OPPORTUNITIES TO ACQUIRE ATTRACTIVE TELECOMMUNICATIONS ASSETS IN MAINLAND CHINA. If the proposed acquisition is completed, our subscriber base as a percentage of all subscribers in mainland China will increase from approximately 34.3% to approximately 55.9%, according to total market size data compiled by China Mobile Communications Corporation as of June 30, 2000. The mobile communications businesses operated by China Mobile Communications Corporation in the remaining 18 provinces, municipalities and autonomous regions are also growing rapidly, and some of them may represent attractive opportunities for further acquisitions.

     Based on data compiled by China Mobile Communications Corporation, it had approximately 16.7 million subscribers in those 18 provinces, municipalities and autonomous regions as of June 30, 2000, and the relevant businesses had, on average, a subscriber growth rate of 75.4% from the end of 1997 to the end of 1999. Those regions, collectively accounting for approximately 52.0% of China's population, had an average cellular penetration rate of 1.9% as of December 31, 1999. We believe those provinces, municipalities and autonomous regions have potential for significant growth, and will continue to experience strong economic growth, in part assisted by recently announced Chinese government policies to promote the rapid development of the western and northern regions of China.

     SEEK LONG-TERM INTERNATIONAL GROWTH OPPORTUNITIES. We intend to assume in the future a leadership position in the global telecommunications industry in terms of markets, technology and services. We intend to explore opportunities for potential strategic partnerships or cooperative arrangements with leading international telecommunications operators and content and technology providers.

OPERATIONS

     We offer mobile communications services using primarily digital GSM technology and, to a lesser extent, analog TACS technology. Our cellular networks reach all cities and counties and most major roads and highways in the six provinces. The following table sets forth certain demographic and industry data for these six provinces for the periods indicated:

                                                           AS OF OR FOR THE YEAR
                                                            ENDED DECEMBER 31,
                                                        ---------------------------
                                                         1997      1998      1999
                                                         ----      ----      ----
Population (in thousands)(1)
  Guangdong...........................................  70,510    71,430     72,700
  Zhejiang............................................  44,350    44,560     44,750
  Jiangsu.............................................  71,480    71,820     72,130
  Fujian..............................................  32,820    32,990     33,160
  Henan...............................................  92,430    93,150     93,870
  Hainan..............................................   7,430     7,530      7,620
GDP per capita (RMB)(1)
  Guangdong...........................................  10,428    11,184     11,739
  Zhejiang............................................  10,515    11,202     11,981
  Jiangsu.............................................   9,344    10,050     10,699
  Fujian..............................................   9,258    10,121     10,969
  Henan...............................................   4,430     4,676      4,899
  Hainan..............................................   5,698     5,869      6,227
Cellular penetration (%)(2)
  Guangdong...........................................     3.6       5.4        9.4
  Zhejiang............................................     2.1       3.6        7.6
  Jiangsu.............................................     1.2       2.1        4.0
  Fujian..............................................     2.4       4.5        8.5
  Henan...............................................     0.4       1.0        1.9
  Hainan..............................................     1.7       2.5        3.8
Fixed line penetration (%)(3)
  Guangdong...........................................    11.8      13.4       15.9
  Zhejiang............................................     9.1      11.3       14.9
  Jiangsu.............................................     8.3      10.4       12.5
  Fujian..............................................     8.7      10.5       13.1
  Henan...............................................     3.2       4.8        6.2
  Hainan..............................................     5.2       5.8        6.9

---------------
(1) Source: 1998 China Statistical Yearbook, 1999 China Statistical Yearbook and 2000 China Statistical Abstract.

(2) Calculated based on our estimate of the total number of cellular subscribers, including subscribers of other operators.

(3) Source: the Ministry of Information Industry.

     SUBSCRIBERS AND USAGE

     Our subscriber base has grown substantially, from approximately 3.4 million in 1997 to approximately 23.9 million as of September 20, 2000. We have a market share of approximately 83.0% in the six provinces in which we operate as of June 30, 2000. We believe that our subscriber growth has been attributable to numerous factors, including:

     - our acquisitions;

     - significant overall economic growth in the markets in which we operate;

     - expansion in the coverage of our networks;

     - wide recognition of our brand and diversified services;

     - increased marketing and sales efforts and improved distribution channels;

     - increased fixed line access resulting in additional communication opportunities;

     - decreased cost of initiating services to new cellular subscribers due to a general decline in handset prices and our connection fees; and

     - enhanced roaming capabilities and value added services.

     The size and composition of our subscriber base and subscribers' usage patterns have changed over the last few years. As tariffs and the price of handsets have decreased and cellular technology has improved over time, mobile communications services have become increasingly popular with the broader middle income market for both business and social uses. In general, the highest usage subscribers with the greatest communications needs have tended to be the early subscribers of mobile services. As penetration increases, newer subscribers on average incur lower monthly usage, and are generally more price-sensitive. Accordingly, as is typical in many countries with developing mobile communications markets, the average usage and revenue per subscriber have declined over the last few years as our cellular penetration has increased. At the same time, connection fees for mobile communications services in mainland China have declined significantly, which reduced the cost for non-users to become cellular subscribers and for existing cellular users to switch between cellular networks. This, together with increased competition, has contributed to the increase in our churn rates since 1997. However, total minutes of usage of our subscribers has grown significantly since 1997.

     The following table sets forth selected historical information about our cellular subscriber base (including subscribers for our prepaid services) for the six provinces for the periods indicated:

                    SUBSCRIBER BASE AND RELATED INFORMATION

                                                                         AS OF OR FOR
                                             AS OF OR FOR THE YEAR      THE SIX MONTHS
                                               ENDED DECEMBER 31,       ENDED JUNE 30,
                                            ------------------------    --------------
                                            1997     1998      1999          2000
                                            ----     ----      ----          ----
Subscribers (in thousands)
  Guangdong...............................  2,502    3,623     5,951         9,167
  Zhejiang................................    903    1,507     2,859         3,995
  Jiangsu.................................     --    1,401     2,328         3,268
  Fujian..................................     --       --     2,507         2,766
  Henan...................................     --       --     1,730         2,158
  Hainan..................................     --       --       246           284
                                            -----    -----    ------        ------
     Total................................  3,405    6,531    15,621        21,638*
                                            =====    =====    ======        ======
Average churn rate (%)(1)
  Guangdong...............................    1.2      1.9       3.5           2.7
  Zhejiang................................    2.9      2.1       4.8           3.7
  Jiangsu(2)..............................     --      2.9       4.8           7.1
  Fujian(3)...............................     --       --       3.5           3.8
  Henan(3)................................     --       --       7.4           4.7
  Hainan(3)...............................     --       --      18.3           4.1
Market share (%)(4)
  Guangdong...............................   97.6     94.6      88.1          85.2
  Zhejiang................................   97.0     93.5      84.7          81.5
  Jiangsu.................................     --     95.2      81.0          74.8
  Fujian..................................     --       --      89.1          82.2
  Henan...................................     --       --      97.8          94.2
  Hainan..................................     --       --      86.4          71.2
Minutes of usage (in billions)
  Guangdong...............................   10.7     14.7      24.9          16.0
  Zhejiang................................    3.7      5.7       9.8           6.2
  Jiangsu(5)..............................     --      4.6       7.0           4.8
  Fujian(6)...............................     --       --       8.5           4.8
  Henan(6)................................     --       --       4.9           3.1
  Hainan(6)...............................     --       --       1.1           0.6

                                                                         AS OF OR FOR
                                             AS OF OR FOR THE YEAR      THE SIX MONTHS
                                               ENDED DECEMBER 31,       ENDED JUNE 30,
                                            ------------------------    --------------
                                            1997     1998      1999          2000
                                            ----     ----      ----          ----
Average minutes of usage per subscriber
  per month(7)
  Guangdong...............................    438      400       429(8)        357
  Zhejiang................................    448      396       376           306
  Jiangsu(5)..............................     --      335       320           285
  Fujian(6)...............................     --       --       376           304
  Henan(6)................................     --       --       310           268
  Hainan(6)...............................     --       --       436           397
Average revenue per subscriber
  per month (RMB)(9)
  Guangdong...............................    454      452       375           325
  Zhejiang................................    534      443       316           240
  Jiangsu.................................     --      n/a(10)    292          227
  Fujian..................................     --       --       n/a(11)        188
  Henan...................................     --       --       n/a(11)        196
  Hainan..................................     --       --       n/a(11)        284

---------------
  *  23.9 million subscribers as of September 20, 2000.

 (1) Measures the rate of subscriber disconnections from mobile telephone service, determined by dividing (A) the sum of voluntary and involuntary deactivations (excluding deactivations due to subscribers switching from one of our contract services to another) during the relevant period by (B) the average number of subscribers during the period (calculated as the average at the beginning and end of the year (in the case of 1997 and 1998), and at the beginning of the year and the end of each calendar month (in the case of 1999 and the six months ended June 30, 2000)). On this basis our calculated churn rate will be affected by the number of voluntary and involuntary deactivations and the significant growth in our subscriber base.

     The upward trend in our calculated churn rate is attributable in part, to our tightened credit control policies and the compulsory termination of services where accounts are overdue for six or more months. In addition, we began offering prepaid services in late 1999. Some of our subscribers have switched from our contract services to our prepaid service, which does not require subscriber registration. Since the exact number of such subscribers cannot be ascertained, the above churn rate accounts for them as churn subscribers, even though they remain our subscribers. Based on our own recent market surveys, we believe that if such subscribers were to be excluded from the calculation, our calculated churn rate would be lower than that shown in the schedule above.

 (2) We acquired Jiangsu Mobile in June 1998. The average churn rate of Jiangsu Mobile in respect of the full year of 1998 is presented for ease of comparison and is calculated based on the relevant information of Jiangsu Mobile prior to and after its acquisition by us.

 (3) We acquired Fujian Mobile, Henan Mobile and Hainan Mobile in November 1999. The average churn rate for each of these subsidiaries in respect of the full year of

     1999 is presented for ease of comparison and is calculated based on the relevant information of the respective companies prior to and after their acquisition by us.

 (4) Calculated based on total number of cellular subscribers in the relevant provinces estimated by us.

 (5) We acquired Jiangsu Mobile in June 1998. The minutes of usage and average minutes of usage per subscriber per month of Jiangsu Mobile in respect of the full year of 1998 are presented for ease of comparison and are calculated based on the relevant information of Jiangsu Mobile prior to and after its acquisition by us.

 (6) We acquired Fujian Mobile, Henan Mobile and Hainan Mobile in November 1999. The minutes of usage and average minutes of usage per subscriber per month in respect of the full year of 1999 are presented for ease of comparison and are calculated based on the relevant information of Fujian Mobile, Henan Mobile and Hainan Mobile prior to and after their acquisition by us.

 (7) Calculated by (A) dividing the total minutes of usage during the relevant period by the average number of subscribers during the period (calculated in the same manner as described in note (1) above) and (B) dividing the result by the number of months in the period.

 (8) In Guangdong, the average usage by subscribers increased, in contrast to a general decline in average usage, due to the introduction of new value added services.

 (9) Calculated by (A) dividing the operating revenue during the relevant period by the average number of subscribers during the period (calculated in the same manner as described in note (1) above) and (B) dividing the result by the number of months in the period.

(10) Not available for the full year of 1998 because the operating revenues of Jiangsu Mobile are included in our financial results only from June 4, 1998, the date of its acquisition by us.

(11) Not available for the full year of 1999 because the operating revenues of Fujian Mobile, Henan Mobile and Hainan Mobile are included in our financial results only from November 12, 1999, the date of their acquisition by us.

     CONTRACT SUBSCRIBERS

     The following table sets forth the total number of our contract cellular subscribers for the periods and in the provinces indicated.

                                                      AS OF DECEMBER 31,       AS OF JUNE 30,
                                                   ------------------------    ---------------
                                                   1997     1998      1999          2000
                                                   -----    -----    ------    ---------------
CONTRACT SUBSCRIBERS (in thousands)
Guangdong......................................    2,502    3,623     5,951         7,923
Zhejiang.......................................      903    1,507     2,859         3,579
Jiangsu........................................       --    1,401     2,328         2,718
Fujian.........................................       --       --     2,507         2,572
Henan..........................................       --       --     1,730         2,075
Hainan.........................................       --       --       246           275
                                                   -----    -----    ------        ------
  Total........................................    3,405    6,531    15,621        19,142
                                                   =====    =====    ======        ======

     PREPAID SUBSCRIBERS

     In the second half of 1999, we introduced prepaid services (including fixed value cards and stored value cards that allow subscribers to add value to the cards). Our prepaid subscribers can make and receive local and domestic and international long distance calls and enjoy nationwide domestic roaming services. Each prepaid card has a value of RMB 50, RMB 100, RMB 300 or RMB 500 with a valid term of 180 days, 180 days, 360 days or 360 days, respectively. When a call is made or received by a prepaid subscriber, our system automatically deducts usage fees from the value stored in the card.

     Prepaid subscribers can add value to their cards in the rest of mainland China when they are outside of their home cellular network (where such subscriber initially purchased the prepaid card). Under our current arrangement with China Mobile Communications Corporation, its subsidiary in the location where the value is added remits 85% of the payment received to the subscriber's home network operator, and keeps the remainder as a commission.

     We believe our prepaid services complement our traditional contract services, and are important means of expanding our subscriber base. In particular, subscribers to our prepaid services do not have to pay connection fees and monthly fees. Prepaid services also allow for easier subscription by non-local residents as compared to those required for traditional contract services. We believe that continued economic growth, the benefits of mobility, and current low cellular penetration rates in mainland China compared to demographically and culturally similar markets are among the fundamental factors that will further drive cellular subscriber growth towards eventual mass popularization. We believe prepaid services represent an effective tool for capturing additional subscribers and driving penetration in developing markets, such as mainland China, while keeping credit quality in check. Prepaid services also help introduce the enhanced benefit of mobility to non-mobile users. With accumulated and satisfactory usage experience, there is significant long term potential for these subscribers to substantially increase usage and become regular, higher quality users of our mobile communications services and other new services we may offer.

     Our prepaid services have experienced rapid and significant growth in the first half of 2000. As of June 30, 2000, we had an aggregate of approximately
2.5 million subscribers for our prepaid services, representing 11.5% of our total subscriber base as of that date. The following table sets forth the total number of our prepaid subscribers by province as of June 30, 2000:

                                       GUANGDONG   ZHEJIANG   JIANGSU   FUJIAN   HENAN   HAINAN   TOTAL
                                       ---------   --------   -------   ------   -----   ------   -----
Prepaid subscribers (in thousands)...    1,244       416        550      193      83       9      2,496
As a percentage of all subscribers
  (%)................................     13.8      10.4       16.8      7.0     3.8     3.2       11.5

     TARIFFS

     The tariffs payable by our subscribers are primarily usage charges, including roaming charges, monthly fees, connection fees and monthly service fees for value added services. Usage charges reflect charges for both incoming and outgoing calls plus, where applicable, an additional component reflecting domestic and international long distance charges. When using roaming services, our subscribers pay roaming charges plus, where applicable, an additional component reflecting domestic and international long distance charges. Subscribers also pay fees for selection of specific telephone numbers.

     Our tariffs are subject to regulation by various government authorities, including the Ministry of Information Industry, the State Development Planning Commission and the relevant provincial price regulatory authorities. For connection fees, the Ministry of Information Industry sets a guidance price range in consultation with the State Development Planning Commission for all mobile communications operators in mainland China. The actual price range in each province is determined by the relevant provincial price regulatory authorities. In general, basic usage charges, monthly fees, domestic roaming charges and applicable long distance tariffs are also determined by the Ministry of Information Industry in consultation with the State Development Planning Commission.

     The following table summarizes some of the current basic charges for our full service packages:

                                        GUANGDONG    ZHEJIANG    JIANGSU    FUJIAN     HENAN     HAINAN
                                        ---------    --------    -------    ------     -----     ------
                                                                   (IN RMB)
CONTRACT SUBSCRIBERS
Connection fee(1).....................   500-800        300        550        700     500-800      400
Monthly fee(2)........................        50         50         50         50          60(3)    50
Base usage charge (per minute)(2).....      0.50       0.50(4)    0.50(4)    0.40        0.48(3)  0.40
Domestic roaming charge (per minute)..      0.60       0.60       0.60       0.60        0.72(3)  0.60

PREPAID SUBSCRIBERS
Base usage charge (per minute)........      0.60       0.60       0.60       0.60        0.60     0.60
Domestic roaming charge (per minute)..      0.80       0.80       0.80       0.80        0.80     0.80

---------------
(1) Our operating subsidiaries offer different service packages with different connection fee rates. From time to time and in different regions in their respective provinces, our operating subsidiaries may also offer promotional connection fee rates, which could be substantially lower than the upper limit indicated in the table.

(2) We also offer certain specialized packages, in particular TACS network packages that offer local access services only, which have lower monthly fees and base usage charges than those indicated above.

(3) Henan Mobile's monthly fee, base usage and domestic roaming charges include an additional 20% surcharge.

(4) The base usage charges of Zhejiang Mobile and Jiangsu Mobile include an additional 25% surcharge.

     In addition, we also charge long distance tariffs where applicable.

     CONTRACT SUBSCRIBERS. Upon initial subscription, our new subscribers are charged a connection fee for service activation. After initial connection, subscribers are required to pay a fixed monthly fee. Subscribers incur base usage charges on a per minute basis for both incoming and outgoing calls, plus applicable long distance charges. For calls made or received by subscribers who are roaming outside of their registered service area, subscribers incur a roaming charge, plus applicable long distance charges.

Subscribers may also have to pay various local surcharges. In addition, we collect fees for value added services.

     Connection fees in all six provinces in which we operate have been substantially reduced in the past three years, accompanying a reduction in the guidance prices for connection fees over that period. In 1999, with the relevant government approval, we also reduced monthly fee rates in Guangdong and Zhejiang and base usage surcharge rates in Jiangsu. We anticipate that connection fees will be further reduced or eliminated in the next few years, which we believe may help to expand our subscriber base and increase total subscriber usage of our cellular services, thereby contributing to our revenue growth in the long term. We expect our overall tariff rates to remain stable despite further reductions in connection fees. Connection fees have become an increasingly less important source of our revenue. We expect that its importance will continue to decline.

     PREPAID SUBSCRIBERS. We do not charge connection fees and monthly fees for our prepaid services. Subscribers for our prepaid services only incur base usage charges on a per minute basis for both incoming and outgoing calls, plus applicable long distance tariffs.

     INTERCONNECTION

     Interconnection refers to various arrangements that permit the connection of our networks to other networks such as the fixed line telephone network.

     INTERCONNECTION WITH CHINA TELECOMMUNICATIONS CORPORATION (FOR LOCAL AND LONG DISTANCE CALLS). Our networks interconnect with China Telecommunications Corporation's public fixed line network, allowing our subscribers to communicate with fixed line subscribers and to make and receive local, domestic and international long distance calls. A majority of calls on our networks involve interconnection with China Telecommunications Corporation's fixed line network. Each of our operating subsidiaries has an interconnection agreement with the relevant subsidiary of China Telecommunications Corporation that operates the fixed line network in its province. The economic terms of these agreements are standardized from province to province. See "Relationship with China Telecommunications Corporation" beginning on page --.

     Calls between our subscribers and China Unicom's subscribers interconnect through China Telecommunications Corporation's fixed line network, and the operator of the calling party settles with China Telecommunications Corporation. When our subscriber calls a China Unicom subscriber, we and China Unicom each settle separately with China Telecommunications Corporation for such calls. We pay China Telecommunications Corporation RMB 0.05 per minute of the base usage charge for such local calls when our subscriber is the calling party.

     INTERCONNECTION WITH CHINA MOBILE COMMUNICATIONS CORPORATION (FOR LONG DISTANCE CALLS AND ROAMING CALLS). We also have an inter-provincial interconnection and roaming agreement with China Mobile Communications Corporation, under which the other subsidiaries of China Mobile Communications Corporation and we provide to each other domestic inter-provincial network interconnection services and domestic and international roaming services. See "Relationship with China Mobile Communications Corporation" beginning on page
--.

     INTERCONNECTION REVENUE SHARING AND SETTLEMENT. Where calls involve interconnection with China Telecommunications Corporation's fixed line network or China Mobile Communications Corporation's network, our interconnection arrangement with China Telecommunications Corporation or China Mobile Communications Corporation provides for the sharing and settlement of revenues from the basic usage charge, and, if applicable, roaming charges and domestic and international long distance charges.

     The following table summarizes the terms of our interconnection arrangement with China Telecommunications Corporation, including China Telecommunications Corporation's subsidiaries in each province, as they relate to revenue sharing and settlement of the base usage charges for non-roaming local calls:

                       REVENUE SHARING AND SETTLEMENT OF
                 BASE USAGE CHARGES FOR NON-ROAMING LOCAL CALLS

                  ORIGINATING         TERMINATING
TYPE OF CALLS     SUBSCRIBER          SUBSCRIBER          SETTLEMENT ARRANGEMENTS
-------------     -----------         -----------         -----------------------

Mobile to fixed   Our subscriber      China               Our contract subscribers:
                                      Telecommunications  - We collect the base usage charge of RMB
                                      Corporation's         0.40 to RMB 0.50 per minute from our
                                      fixed line            subscriber making the call(1)
                                      subscriber          - We pay RMB 0.05 per minute to China
                                                            Telecommunications Corporation
                                                          Our prepaid subscribers:
                                                          - We are credited with the base prepaid
                                                            usage charge of RMB 0.60 per minute
                                                            from our subscriber making the call
                                                          - We pay RMB 0.05 per minute to China
                                                            Telecommunications Corporation

Fixed to mobile   China               Our subscriber      Our contract subscribers:
                  Telecommunications
                  Corporation's                           - We collect base usage charge of RMB
                  fixed line                                0.40 to RMB 0.50 per minute from our
                  subscriber                                subscriber receiving the call(1)
                                                          - No revenue sharing or settlement
                                                          Our prepaid subscribers:
                                                          - We are credited with the base prepaid
                                                            usage charge of RMB 0.60 per minute
                                                            from our subscriber receiving the call
                                                          - No revenue sharing or settlement

---------------
(1) See "-- Tariffs" beginning on page -- for the amount of the base usage charge in each province.

     Where applicable, we collect domestic long distance charges in addition to the base usage charges. The following table summarizes the terms of our interconnection arrangement with each of China Telecommunications Corporation and China Mobile Communications Corporation as they relate to revenue sharing and settlement of the domestic long distance charges.

        REVENUE SHARING AND SETTLEMENT OF DOMESTIC LONG DISTANCE CHARGES

                  ORIGINATING         TERMINATING
TYPE OF CALLS     SUBSCRIBER          SUBSCRIBER          SETTLEMENT ARRANGEMENTS
-------------     -----------         -----------         -----------------------
Mobile to fixed   Our subscriber      China               Contract and prepaid subscribers:
                                      Telecommunications  - In addition to the base usage charge,
                                      Corporation's         we collect the domestic long distance
                                      fixed line            charge of RMB 0.60 to RMB 1.00 per
                                      subscriber            minute from our subscriber making the
                                                            call(1)
                                                          - We keep RMB 0.14 per minute of the
                                                            domestic long distance charges and pay
                                                            the rest to China Telecommunications
                                                            Corporation

Fixed to mobile   China               Our subscriber or   Contract and prepaid subscribers:
(through our      Telecommunications  China Mobile        - China Telecommunications Corporation
transmission      Corporation's       Communications        collects the domestic long distance
lines)            fixed line          Corporation's         charge from its subscriber making the
                  subscriber in our   subscriber            call
                  service area                            - China Telecommunications Corporation
                                                            keeps RMB 0.14 per minute of the
                                                            domestic long distance charges and pays
                                                            the rest to us

Mobile to mobile  Our subscriber      China Mobile        Contract and prepaid subscribers:
(through our                          Communications      - In addition to the base usage charge,
transmission                          Corporation's         we collect the domestic long distance
lines)                                subscriber            charges of RMB 0.60 to RMB 1.00 per
                                                            minute from our subscriber making the
                                                            call(1)
                                                          - No revenue sharing or settlement

Mobile to mobile  China Mobile        Our subscriber      Contract and prepaid subscribers:
(through          Communications                          - In addition to its base usage charge,
transmission      Corporation's                             China Mobile Communications Corporation
lines of China    subscriber                                collects the domestic long distance
Mobile                                                      charge from its subscriber making the
Communications                                              call
Corporation)                                              - No revenue sharing or settlement

---------------
(1) Currently, domestic long distance tariffs are RMB 0.60 per minute in the case of intra-provincial long distance calls, and RMB 0.80 to RMB 1.00 per minute, depending on distance, in the case of inter-provincial calls. Additional surcharges may apply in certain provinces. Certain off-peak discounts may apply to such domestic long distance tariffs.

     Where applicable, we collect international long distance charges in addition to base usage charges. The following table summarizes the terms of our interconnection arrangement with China Telecommunications Corporation as they relate to international long distance call charges.

     REVENUE SHARING AND SETTLEMENT OF INTERNATIONAL LONG DISTANCE CHARGES

TYPE OF CALL                          SETTLEMENT ARRANGEMENTS
------------                          -----------------------
Outgoing calls from our subscriber    - In addition to the base usage charges, we collect the
                                        international long distance charges from our subscriber
                                        making the call
                                      - We keep RMB 0.20 per minute of the international long
                                        distance charge and pay to China Telecommunications
                                        Corporation the rest of the international long distance
                                        charge

Incoming calls to our subscriber      - No revenue sharing or settlement(1)

---------------
(1) Except for incoming international calls that interconnect with our gateway in Guangzhou, Guangdong province, for which we receive a portion of the long distance charge from China Telecommunications Corporation.

     ROAMING

     Roaming services allow mobile subscribers to make and receive calls while outside of their local service areas.

     We provide roaming capabilities to our subscribers, which allow them to make and receive telephone calls while they are physically outside of their registered service area and are in the coverage areas of other cellular networks with which we have a roaming arrangement. Both our GSM and TACS networks offer roaming capabilities throughout mainland China. In addition, our GSM networks offer roaming capabilities in 56 countries and regions around the world, where we currently have roaming arrangements with relevant local operators. A cellular subscriber using roaming services is charged at our per-minute roaming charge (instead of the base usage charge) for both incoming and outgoing calls, plus applicable long distance charges.

     We have a domestic roaming arrangement with China Mobile Communications Corporation, under which our subscribers (of both GSM and TACS networks) can make and receive telephone calls while they are located in the service areas of China Mobile Communications Corporation in the rest of mainland China where we currently do not operate. Conversely, we offer roaming services to China Mobile Communications Corporation's subscribers while they are physically located in our service areas.

     The following table sets forth our revenue sharing and settlement arrangement with China Mobile Communications Corporation for base roaming charges. We currently do not have a roaming arrangement with China Unicom.

          REVENUE SHARING AND SETTLEMENT OF THE BASIC ROAMING CHARGES

TYPE OF ROAMING                                     SETTLEMENT ARRANGEMENTS
---------------                                     -----------------------
                                                    OUR CONTRACT SUBSCRIBERS:
Our subscriber roaming into the mobile              - We collect the base roaming charge of RMB 0.60
  network of China Mobile Communications              per minute from our subscriber making or
  Corporation                                         receiving the call while roaming(1)
                                                    - We pay 80% of the base roaming charge to China
                                                      Mobile Communications Corporation

TYPE OF ROAMING                                     SETTLEMENT ARRANGEMENTS
---------------                                     -----------------------
                                                    OUR PREPAID SUBSCRIBERS:
                                                    - We are credited with the base prepaid roaming
                                                      charge of RMB 0.80 per minute from our
                                                      subscriber making or receiving the call while
                                                      roaming(1)
                                                    - We pay 80% of such amount to China Mobile
                                                      Communications Corporation

Subscriber of China Mobile Communications           CHINA MOBILE COMMUNICATIONS CORPORATION'S
  Corporation roaming into our network              CONTRACT SUBSCRIBERS:
                                                    - China Mobile Communications Corporation collects
                                                      the base roaming charge from its subscriber
                                                      making or receiving the call while roaming
                                                    - China Mobile Communications Corporation pays to
                                                      us 80% of such base roaming charge collected
                                                    CHINA MOBILE COMMUNICATIONS CORPORATION'S PREPAID
                                                    SUBSCRIBERS:
                                                    - China Mobile Communications Corporation is
                                                      credited with the base roaming charge from its
                                                      subscriber making or receiving the call while
                                                      roaming
                                                    - China Mobile Communications Corporation pays to
                                                      us 80% of such base roaming charge credited

---------------
(1) See "-- Tariffs" beginning on page -- for the amount of the base roaming charge in each province.

     REVENUE SHARING AND SETTLEMENT OF LONG DISTANCE CHARGE WHEN ROAMING. In addition to the base roaming charge, long distance charges may be generated when a subscriber is roaming, either when our subscriber is making a long distance call from the roaming location, or when our subscriber is receiving a call (which necessarily involves long distance connection from our subscriber's home network to the location in which he is roaming). Under our arrangements with China Mobile Communications Corporation:

     - Where a cellular subscriber makes a call while roaming, the visited network operator receives all long distance charges incurred. The visited network operator then settles those long distance charges, if settlement applies, in accordance with the long distance revenue sharing and settlement arrangements described above under "-- Interconnection" on page --; and

     - Where a cellular subscriber receives a call while roaming, the home network operator receives and keeps all long distance charges incurred by that subscriber.

     VALUE ADDED SERVICES AND NEW SERVICES

     In addition to basic mobile communications services, we offer a number of optional value added services. Recently, we have also begun offering certain new services, such as wireless data and Internet Protocol telephony, that capitalize on new technology-enabled opportunities.

     VOICE FUNCTIONS. We offer a variety of basic value added services with voice function, including call forwarding, call waiting, conference calling, call limitation, voice mail and "Chinese Secretary", a live answering service.

     WIRELESS DATA. We believe that wireless data will be one of the fastest growing segments of the telecommunications market in mainland China over the next several years. We intend to further expand the range of our value added services, with particular emphasis on wireless data applications, which we believe can be achieved with modest initial expenditures.

     In 1999, we used our short message service platform to develop new value added services in selected cities in our service areas, including stock price quotations, sports news, weather forecasts and on-line payment. We will continue to utilize our GSM network to provide data services based on the current short message service platform where consumer demands can be more economically served by short message service. These data services include, for example, transmission of short messages to facsimile and e-mail addresses.

     We currently offer WAP services in all six provinces in which we operate. WAP refers to Wireless Application Protocol, which is a software protocol stack that defines a standardized means of transmitting Internet-based content and data to mobile handsets and other wireless handheld devices. Our WAP services provide wireless Internet access enabling subscribers to send and receive data over WAP enabled handsets or handheld computing devices and provide access to Internet-based content, such as weather forecasts, financial updates, news broadcasts, business information, health information, entertainment, traffic news and travel tips, e-commerce and on-line games.

     We have also conducted advanced General Packet-Switched Radio Service technology trials. This technology will enable operators to provide end-to-end packet-switched data transmission on the existing GSM network, which improves wireless network utilization and enhances the wireless access rate for a variety of data applications, including WAP. We have also completed tests running WAP applications over a general packet-switched radio service platform. In August 2000, we installed and, conducted a stand alone test of, our first full general packet-switched radio service network for the offering of WAP services over this network.

     INTERNET PROTOCOL TELEPHONY. In May 2000, we began providing Internet Protocol telephony service, which allows users to make domestic and international long distance calls at significantly lower cost. Our Internet Protocol telephony service covers all of our service areas. We intend to build customer awareness of the benefits of our Internet Protocol telephony service through marketing and promotional efforts.

     "172" ISP SERVICES. Recently, we launched "172" ISP services, which enable users to access the Internet through both mobile handsets or fixed line telephones by dialling a prefix. Our "172" ISP services are still at an early stage and the scope of these services is, therefore, currently limited. We intend to provide integrated voice, data and video access to both cellular and non-cellular users through such services in the near future.

     We intend to continue focusing on the application of general packet-switched radio service and third generation mobile communication technologies, so as to launch new wireless multimedia services. Third generation refers to the third generation digital wireless telecommunications technologies, including those that support packet data switching, wireless broadband, multi-media and global roaming.

     RESEARCH AND DEVELOPMENT

     Our research and development efforts focus on:

     - developing advanced data application solutions suitable for the particulars of the consumer markets in mainland China; and

     - monitoring technological trends that may have an impact on the development of our current business and the implementation of our wireless data strategy.

     In light of the increasingly competitive and rapidly evolving telecommunications market in mainland China, we expect to continue to devote resources to the research and development of new products, services and technology applications. We have established a research and development center in Shenzhen, Guangdong to lead our research and development efforts on developing wireless data applications.

     CUSTOMER SERVICE, BILLING AND CREDIT CONTROL

     We provide a full range of services that emphasize customer care from the point of sale onward. At the point of sale, after all application procedures have been completed, we are generally able to activate new subscriber connections within a few hours for our GSM services and within 24 hours for our TACS services. Our after-sales customer support services include customer service hotlines in our service areas. These hotlines provide customers with billing and service information, as well as receive customer reports of network problems.

     We do not require subscribers to post any deposit before the initiation of local service, although subscribers may choose to establish direct debits from their bank accounts. Our prepaid subscribers may also choose to authorize the automatic adding of value to their stored value cards through direct debit arrangements. Despite the lack of widely available credit information services in mainland China, we have implemented certain subscriber registration procedures, such as identity checks and background checks for corporate customers to assist in credit control.

     Generally, we have the same settlement policy for our subscribers in different service areas, requiring these subscribers to settle their individual accounts on a monthly basis. Subscribers may make payment either through direct debit accounts established at certain branches of banks and certain post offices, or by paying in person at numerous retail outlets and authorized dealers in various cities and counties. Detailed statements are made available upon the subscriber's request.

     We impose a late payment fee on each subscriber whose account is not paid by the monthly due date. Our current policy is to deactivate the subscriber's services (i.e., an involuntary deactivation) if the subscriber's account remains overdue after one month. Subscribers whose services have been involuntarily deactivated must pay all overdue amounts, including applicable late payment fees, to reactivate services.

     We make provision for doubtful accounts based on our assessment of the recoverability of accounts receivable on maturity. In particular, we make full provision for accounts receivable that are overdue for more than three months. The total amount of the provision for doubtful accounts for each of 1997, 1998 and 1999 and the six months ended June 30, 2000 was RMB 449 million, RMB 558 million, RMB 771 million and RMB

647 million (US$78 million), respectively, or 2.9%, 2.1%, 2.0% and 2.2% of total operating revenue, respectively.

     INFORMATION SYSTEMS

     Our information technology infrastructure consists primarily of three computerized information systems: the business operations support system, the management information system and our internal business communications network. Our business operations support system provides day-to-day operational support to our various business units, including customer care, billing and collection, and sales and marketing. Our management information system collects and processes information data, including operational and financial data, so that management and marketing personnel can monitor subscriber satisfaction, analyze trends in calling patterns, target network expansion and develop appropriate marketing strategies. Our internal business communications network allows internal communications through our intranet, video conference system and communications platform system. During 1999, we upgraded our information systems which has enabled us to enhance operations management, implement credit controls and monitor mobile usage in real time. Our information systems operated through each critical date relating to the year 2000 issue without difficulty or interruption. However, there is no assurance that a year 2000 problem that may occur or be detected at a later date will not pose operational problems or have an adverse effect on our business, financial condition or results of operations.

     SERVICE DISTRIBUTION AND MARKETING

     Since early 1997, we have significantly expanded our marketing and distribution efforts to attract a growing number and an increasingly diverse base of potential subscribers. We have focused on expanding our distribution channels, while emphasizing our brand name and network and service superiority.

     DISTRIBUTION CHANNELS. We market our services through an extensive network of authorized dealers (including retail outlets of the fixed line operators and post offices) and through our own retail outlets.

     As of June 30, 2000, we had 12,937 authorized third-party dealers and owned and operated 538 retail outlets as set forth in the following table.

                                     GUANGDONG    ZHEJIANG    JIANGSU    FUJIAN    HENAN    HAINAN
                                     ---------    --------    -------    ------    -----    ------
Authorized third-party dealers.....    1,857       2,455       1,536     4,465     2,210     414
Owned and operated retail
  outlets..........................      114          76          84        35      197       32
                                       -----       -----       -----     -----     -----     ---
Total..............................    1,971       2,531       1,620     4,500     2,407     446
                                       =====       =====       =====     =====     =====     ===

     The authorized dealers market and sell our services at prices determined by us in accordance with the applicable price schedules in the relevant provinces. In connection with these sales, the dealers pay to us all related connection fees and other miscellaneous fees payable upon initial connection. We in turn pay the dealers a fee of RMB 150 to RMB 300 per new subscriber acquired. In addition to marketing our services, some of our authorized dealers also perform various services for us, such as payment collection and the provision of billing information and other customer services.

     As of June 30, 2000, we also owned and operated 538 retail outlets. In addition to serving as outlets where customers can subscribe for our network services, most of these outlets also offer customers after-sales support services, including the repair of handsets and collection of payment.

     We are seeking to develop other distribution channels, including on-line sales and customer service facilities over the Internet, in order to further strengthen our marketing efforts.

     BRAND NAME. As the first and the leading mobile telephone services provider in our markets, we believe we are well positioned to develop our brand name. We market our services under the "CHINA MOBILE" brand name, which is the marketing name used throughout mainland China by China Mobile Communications Corporation. As a result of promotional and marketing initiatives by us and China Mobile Communications Corporation's other operating subsidiaries, the mark has attained wide recognition and is closely identified with us by consumers. China Mobile Communications Corporation has filed an application to register the "CHINA MOBILE" logo as a trademark in mainland China. In addition, applications have been filed in Hong Kong to register "CHINA MOBILE and logo" as our trademark for certain goods and services.

     In October 1999, we entered into a licensing agreement with China Mobile Communications Corporation for the use of the "CHINA MOBILE" name and logo by us and our operating subsidiaries. Under this agreement, no license fee is payable by us for the first three years from the effective date of the trademark registration and any fees payable after that will be no less favorable than fees paid by other affiliates of China Mobile Communications Corporation.

     We also changed our corporate name to "China Mobile (Hong Kong) Limited" as of June 28, 2000.

CELLULAR NETWORKS

     Each of our GSM networks consists of:

     - cell sites, which are physical locations equipped with a base transceiver station containing transmitters, receivers and other equipment that communicate through radio channels (which are communication paths for transmitting voice or non-voice signals) with mobile telephone handsets within the range of a cell (which is the coverage area of the whole or part of a base station);

     - base station controllers, which connect to, and control, the base transceiver station within each cell;

     - mobile switching centers, which in turn control the base station controllers and the routing of calls; and

     - leased transmission lines, which link the mobile switching centers, base station controllers, base transceiver stations and fixed line networks.

     A base station or base transceiver station is a transmitter and receiver which serves as a bridge between all mobile users in a cell and connects mobile calls to the mobile switching center. Base station controller refers to equipment that monitors and controls one or more base stations, performing the functions of message exchange and frequency administration. A mobile switching center is a central switching point to which each call is connected, which controls the routing of calls.

     The following table sets forth certain selected information regarding our GSM and TACS networks in each province as of June 30, 2000:

                                       GUANGDONG   ZHEJIANG   JIANGSU   FUJIAN   HENAN   HAINAN   TOTAL
                                       ---------   --------   -------   ------   -----   ------   -----
Subscribers (in thousands)
  GSM................................    8,883      3,586      2,871    2,635    2,042    269     20,286
  TACS...............................      284        409        397      131     116      15      1,352
                                        ------      -----      -----    -----    -----    ---     ------
    Total............................    9,167      3,995      3,268    2,766    2,158    284     21,638
                                        ======      =====      =====    =====    =====    ===     ======
Voice channels (in thousands)
  GSM................................      338        185        143      151      83      12        912
  TACS...............................       19         19         32       14       6       1         91
                                        ------      -----      -----    -----    -----    ---     ------
    Total............................      357        204        175      165      89      13      1,003
                                        ======      =====      =====    =====    =====    ===     ======
Mobile switching centers
  GSM................................       89         59         33       32      35       3        251
  TACS...............................       25         14         30       10       6       2         87
                                        ------      -----      -----    -----    -----    ---     ------
    Total............................      114         73         63       42      41       5        338
                                        ======      =====      =====    =====    =====    ===     ======
Base station controllers(1)
  GSM................................      156        170         98      115      87      17        643
Base transceiver stations
  GSM................................    5,056      3,105      2,839    2,890    2,414    196     16,500
  TACS...............................    1,199        524      1,284      611     200      43      3,861
                                        ------      -----      -----    -----    -----    ---     ------
    Total............................    6,255      3,629      4,123    3,501    2,614    239     20,361
                                        ======      =====      =====    =====    =====    ===     ======

---------------
(1) In a TACS system, the base transceiver stations are connected directly to the mobile switching centers. Accordingly, our TACS networks do not utilize any base station controllers.

     GSM NETWORK CAPACITY EXPANSION PLANS

     Although our GSM cellular networks commenced operations only in 1995 (and in the case of Henan Mobile, in 1996), they have grown rapidly, accounting for approximately 94% of our total subscribers as of June 30, 2000. We intend to continue our network expansion and improvement with an emphasis on increasing the coverage and capacity and improving the operating efficiency of our GSM networks. We intend to achieve capacity expansion by adding cell sites in areas already within our network coverage and by expanding coverage, including along railways and highways and improving indoor coverage. Our network expansion plans depend to a large extent upon the availability of sufficient spectrum. In addition, in order to improve the quality of our cellular networks in certain major urban centers, we introduced GSM-compatible Digital Cellular System 1800 systems to add capacity and seek to achieve seamless coverage in these areas.

     MIGRATION FROM TACS TO GSM NETWORK

     Recent advances in GSM technologies have substantially increased network capacity and the service quality. The economic life cycle of our current TACS network equipment is also much more limited compared to that of our GSM networks. Accordingly, to make more efficient use of our spectrum resources and accelerate the enhancement of our network, we have decided to reduce and eventually eliminate the use of the current TACS service and migrate our existing TACS subscribers to our GSM services at no additional cost to these subscribers. Through our marketing efforts, we encourage our TACS subscribers to migrate to our GSM networks by, for example, highlighting the attractiveness of value added services that are not available to TACS subscribers. The companies that we have agreed to acquire are in the process of implementing similar migration plans. The migration is part of our overall network development plan. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Write-down and Write-off of TACS Network Equipment" on page --.

     SPECTRUM

     A cellular network's capacity is to a certain extent limited by the amount of frequency spectrum available for it to use. The Ministry of Information Industry has allocated 24 MHz in the 900 MHz frequency band to us to operate our cellular networks. In addition, we also have the right to use 10 MHz of spectrum in the 1800 MHz frequency band in each of the provinces in which we operate. We have used this spectrum to introduce Digital Cellular System 1800 systems to expand the capacity of our GSM networks in Guangdong, Jiangsu and Fujian by adding cell sites in certain areas with a high density of cellular subscribers.

     TRANSMISSION INFRASTRUCTURE

     The physical infrastructure linking our base transceiver stations, base station controllers and mobile switching centers and interconnecting our networks to the fixed line network consists of transmission lines, which provide the backbone infrastructure by which mobile call traffic is carried.

     INTRA-PROVINCIAL TRANSMISSION LINES. We currently lease intra-provincial and local transmission lines from China Telecommunications Corporation's subsidiaries that operate the fixed line networks in Guangdong, Zhejiang, Jiangsu, Fujian, Henan and Hainan, and pay to them fees based on tariff schedules stipulated by the relevant regulatory authorities. See "Relationship with China Telecommunications Corporation -- Leasing of Intra-provincial or Local Transmission Lines" beginning on page --.

     We have also built our own infrastructure in certain areas where the fixed line network operators do not currently have any transmission lines in place or where the leasing of existing lines is not economical. As part of our network operation strategy, we intend to build our own transmission lines where economically advantageous, such as in high voice traffic areas. In areas where the leasing of transmission lines makes more economic sense, we intend to continue to leverage our group buying capacity to negotiate preferential leasing rates.

     INTER-PROVINCIAL TRANSMISSION LINES. We entered into a new inter-provincial leased line arrangement with China Mobile Communications Corporation in May 2000, with effect from April 1, 1999. The leased inter-provincial transmission lines link our mobile switching centers with each other and with China Mobile Communications Corporation's other mobile switching centers.

     Prior to these arrangements, we leased intra-provincial transmission lines to link our network to the fixed line network, but did not lease any inter-provincial transmission lines. Instead, we paid China Mobile Communications Corporation an inter-provincial interconnection fee. Under these arrangements, we lease from China Telecommunications Corporation (and via China Mobile Communications Corporation) inter-provincial transmission lines. The rental payable by us is determined based on the standard leasing fee stipulated by the relevant regulatory authorities after adjusting for the discount that China Mobile Communications Corporation is entitled to, and the cellular network operators at both ends of the transmission lines will share the leasing fees equally. The new arrangements led to an increase in our transmission line leasing expenses, but a greater reduction in our inter-provincial interconnection and roaming settlement expenses payable to China Mobile Communications Corporation, resulting in net savings in our operating expenses.

     NETWORK OPERATIONS AND MAINTENANCE

     We believe that we have considerable network operation and maintenance experience and technical expertise. Day-to-day traffic management, troubleshooting and system maintenance are conducted by our experienced team of engineers and technicians, and technical staff are available for emergency repair work 24 hours a day. In addition, we employ specialist teams for central maintenance of the networks. We continue to seek to attract and retain qualified technical staff. Currently, most technical difficulties relating to the networks are resolved by our staff, although our equipment suppliers also provide back-up maintenance and technical support. To date, we have not experienced any technical difficulties that have resulted in a material interruption in cellular network services.

     BASE STATION SITES

     In urban areas, our base transceiver station sites are located mostly on existing structures, typically at the top of tall buildings. In rural areas, masts are often constructed for locating base transceiver stations. Typically, base station sites are of limited size, as base transceiver station equipment does not generally require significant space. Generally, depending on the length of time required for negotiation with respect to use of the land or buildings, construction of a base transceiver station takes approximately one to three months in an urban area and approximately three to six months in a rural area. We anticipate that we will need a significant number of new sites in connection with the expansion of our cellular networks. There can be no assurance that we will be able to obtain the requisite number of sites on reasonable commercial terms.

     EQUIPMENT SUPPLIERS

     We select our principal suppliers from among leading international and domestic manufacturers of mobile communications equipment and in accordance with technical standards set by the Ministry of Information Industry. Our TACS networks use equipment primarily supplied by Ericsson and Motorola, while our GSM networks use equipment primarily supplied by Ericsson, Motorola, Nokia, Italtel and Alcatel. Our largest supplier accounted for approximately 25% of our network equipment purchases in 1999, and the top five suppliers accounted for an aggregate of 62% of our network equipment purchases in 1999.

COMPETITION

     China Unicom operates, directly or through its subsidiaries, in all of the provinces, municipalities and autonomous region in which we and the companies that we have agreed to acquire operate. The Chinese government encourages orderly and fair competition in the telecommunications industry in mainland China. Towards this end, it has extended certain favorable regulatory policies to China Unicom in order to help it become a more viable competitor to us and China Mobile Communications Corporation. In particular, the Chinese government has permitted China Unicom to lower its mobile service tariffs by up to 10% below the government guidance rates (or up to 20% below the government guidance rates in areas where we offer service packages that provide local access only services on analog networks, which packages have lower tariff rates compared to our standard tariff rates for services offered on GSM networks). Some of our subsidiaries offer such local access only services with limited scope over their TACS networks. We believe this policy has helped China Unicom capture a significant number of price-sensitive and low-usage cellular subscribers. Based on publicly available information in respect of China Unicom's listed subsidiary, as of December 31, 1999, China Unicom's listed subsidiary had an estimated market share of approximately 14.2% of cellular subscribers in its service areas, as compared to approximately 3.6% and 7.1% as of December 31, 1997 and 1998, respectively.

     We compete on the basis of our network coverage and quality, the pricing of our services, the range of services we offer and our service quality. We believe that we have significant competitive advantages due to:

     - our superior cellular networks;

     - our financial resources;

     - our experienced management team and high quality employees;

     - our widely-recognized brand name and logo that are closely identified with us by consumers;

     - our broad distribution networks and our focus on customer services; and

     - our extensive range of value added services.

     We believe these advantages have contributed to our superior subscriber quality compared to that of our competitor, as measured by average usage levels, average revenues per subscriber and doubtful accounts levels.

     In addition to China Unicom, the State Council and the Ministry of Information Industry may approve additional mobile service providers in the future that may compete with us. We may also be subject to competition from providers of new telecommunications services based on new or existing technologies. Nonetheless, given the relatively low cellular penetration rates in our markets and in mainland China in general, we believe there is substantial growth potential for our mobile communications business. We believe that the restructuring of the telecommunications industry in mainland China has created a fair, orderly, transparent and healthy telecommunications market.

     We also face indirect competition from providers of other wireless communications services, such as paging and city-wide mobile telephone services based on Personal Access System technology operated by China Telecommunications Corporation and its subsidiaries, which offer substantially lower prices for their services. However, we do not believe that they are significant competitors, as they provide a much more limited range of services compared to mobile communications services.

     In addition, China Great Wall Communications Corporation has conducted trial operations in several cities in mainland China using 800 MHz Code Division Multiple Access technology. Code Division Multiple Access technology is a continuous digital transmission technology that accommodates higher throughput by using various coding sequences to mix and separate voice and data signals for wireless communication. The Ministry of Information Industry has not issued a license authorizing the commercial operation of cellular networks using this technology in mainland China. However, in March 1999, the State Council granted China Unicom its approval to utilize this technology for commercial mobile communications operations. We believe that the second generation of this technology has limited commercial value to our business due to the rapid development of wireless communications technology. In addition, we believe that the current second generation of this technology will not significantly change the relative competitive strengths of existing telecommunications operators. As a result, we have decided not to pursue its development.

     China recently concluded bilateral negotiations of the major terms for its entry into the World Trade Organization with a number of countries, including the United States, and the European Union. As a result, we expect the Chinese government to gradually relax current restrictions on foreign ownership in the telecommunications industry. This could lead to the eventual opening of the Chinese telecommunications market to foreign investors and operators, and could result in or accelerate the issue of new telecommunications service licenses.

MANAGEMENT MEASURES AND PERFORMANCE EVALUATION SYSTEMS

     Since our initial public offering in 1997, we have made considerable efforts in transforming our operating subsidiaries into profit-driven, market-oriented enterprises to create value for our investors. We have adopted a series of management measures and performance evaluation systems that assist us in maximizing efficiency and integrating the operations of our subsidiaries. We monitor the progress of our operating subsidiaries, our management and employees on a regular basis.

     We have established a stringent nine-point evaluation standard by which the performance of our subsidiaries and their management are measured:

     - subscriber growth;

     - revenue growth;

     - average minutes of usage per subscriber;

     - average revenue per subscriber;

     - churn rate;

     - level of bad debts;

     - net profit;

     - EBITDA margin; and

     - productivity.

EMPLOYEES

     As of June 30, 2000, we had 19,547 employees, including 19,505 employees in our six operating subsidiaries as classified below, eight employees at China Mobile (Shenzhen), and 34 employees in Hong Kong. Approximately 40% of our full time employees have college or graduate degrees.

                           GUANGDONG    ZHEJIANG    JIANGSU    FUJIAN    HENAN    HAINAN    TOTAL
                           ---------    --------    -------    ------    -----    ------    -----
Management...............    1,280         321         697       604      508        49      3,459
Technical and
  engineering............    2,918         930         813       753     1,147      137      6,698
Sales and marketing......    2,502       1,059         992     1,693     1,239      460      7,945
Financial and
  accounting.............      358         198         179       145      136        13      1,029
Others...................        0         278          24         0       72         0        374
                             -----       -----       -----     -----     -----    -----     ------
         Total...........    7,058       2,786       2,705     3,195     3,102      659     19,505
                             =====       =====       =====     =====     =====    =====     ======

     We maintain a performance-based employee management and compensation system that enhances our employees' sense of participation and responsibility. To encourage our employees to make positive contributions to our management, we have adopted a 360 degree performance review system, which allows our employees to review the performance of our managers and vice versa.

     In addition, we have adopted an employee compensation system that is linked to our results of operations and the performance of our shares. In April 2000, we expanded the scope of participants in our stock option plan to include the middle level management of our operating subsidiaries.

     We have focused on increasing the productivity of our workforce, including that of the businesses which we have acquired. The following chart shows certain information relating to the number of subscribers per employee of each of our operating subsidiaries and China Mobile (HK) for the periods indicated.

                       NUMBER OF SUBSCRIBERS PER EMPLOYEE
[NUMBER OF SUBSCRIBERS PER EMPLOYEE CHART]

                                                       as of December 31, 1998      as of December 31, 1999
Guangdong|Mobile                                                        487.00                       778.00
Zhejiang|Mobile                                                         613.00                      1073.00
Jiangsu|Mobile                                                          538.00                       863.00
Fujian|Mobile                                                                                        731.00
Henan|Mobile                                                                                         558.00
Hainan|Mobile                                                                                        373.00
China Mobile|(HK) Total                                                 522.00                       773.00

                                                        as of June 30, 2000
Guangdong|Mobile                                                    1299.00
Zhejiang|Mobile                                                     1434.00
Jiangsu|Mobile                                                      1208.00
Fujian|Mobile                                                        866.00
Henan|Mobile                                                         696.00
Hainan|Mobile                                                        431.00
China Mobile|(HK) Total                                             1109.00

     We provide certain employee benefits, including housing, retirement benefits and hospital, maternity, disability and dependent medical care benefits. Most of our employees are members of a labor association. We have not experienced any strikes, slowdowns or labor disputes that have interfered with our operations to date, and we believe that our relations with our employees are good.

PROPERTIES

     Our principal executive office is located in Hong Kong. Our regional headquarters are located in Guangzhou in Guangdong, Hangzhou in Zhejiang, Nanjing in Jiangsu, Fuzhou in Fujian, Zhengzhou in Henan and Haikou in Hainan. We own, lease or have use rights in various properties which consist of land and buildings for offices, administrative centers, staff quarters, retail outlets and technical facilities. We are in the process of obtaining land use right certificates and property title certificates for a number of these properties in Guangdong. We believe that our use of these properties is not affected by the fact that we have not yet obtained the relevant land use right certificates and property title certificates. China Mobile Communications Corporation, our ultimate controlling shareholder, has agreed to indemnify us against any loss or damage caused by or arising from any challenge of, or interference with, our right to use these properties. We believe that all of our owned and leased properties are well maintained and are suitable and adequate for their present use.

LEGAL PROCEEDINGS

     We are not involved in any litigation, arbitration or administrative proceedings relating to claims that could have a material adverse effect on our financial condition and results of operations, taken as a whole, and, so far as we are aware, no such litigation, arbitration or administrative proceedings are pending or threatened.

            OUR PROPOSED STRATEGIC ALLIANCE WITH VODAFONE GROUP PLC

     On October 4, 2000, we entered into a non-binding memorandum of understanding with Vodafone Group Plc, which sets forth the principal terms for cooperation between us in relation to mobile voice and data communications services. The arrangements contemplated by the memorandum of understanding are subject to the entering into of a definitive agreement or agreements not later than February 28, 2001. The memorandum of understanding contemplates that we and Vodafone Group Plc cooperate in various areas as may be permitted by applicable Chinese laws and regulations, including:

     - the sharing of management experience and exchange of human resources at various levels;

     - technical cooperation among the parties and exclusive licensing by Vodafone Group Plc to us in mainland China of technologies relating to mobile voice and data communications; and

     - operational cooperation focusing on the exchange of expertise relating to subscriber management, marketing, branding, network operations, procurement, and research and development of advanced mobile data applications and services.

     Separately, we and Vodafone Group Plc will also explore suitable opportunities for joint ventures and other equity-based strategic alliances, subject to separate negotiations and agreement with other relevant parties, and to the extent permitted by applicable Chinese laws and regulations. This will include the areas of research and development of wireless data services, international investment opportunities outside of China, and regional and/or global alliances. In addition, the memorandum of understanding contemplates the establishment of a multi-layer strategic alliance governance structure, which could comprise an executive-level chairmen's forum consisting of our Chairman and Chief Executive Officer, Mr. Wang Xiaochu, and Mr. Chris Gent, the Chief Executive of Vodafone Group Plc, a steering committee of senior management who will meet on a regular basis, and several project working groups to develop detailed project proposals.

     We intend to make Vodafone Group Plc our preferred partner for any form of cooperation that falls within the scope of the memorandum of understanding.

     According to publicly available information, Vodafone Group Plc is the world's largest mobile telecommunications company in terms of subscribers. Vodafone Group Plc has a global portfolio with operations in 25 countries around the world, across five continents. At the end of September 2000, Vodafone Group Plc reported a proportionate worldwide customer base of approximately 66 million.

     We believe that, if definitive agreements are successfully concluded, this proposed strategic alliance would enhance our strengths in the telecommunications market in mainland China, as well as better position us for further expansion opportunities, if appropriate, globally. Furthermore, we believe that we would benefit from the exchange of experiences and managerial, technical and operational resources with Vodafone Group Plc, including access to leading technologies and the sharing of management and operational expertise. The exchange of human resources also enhances our strategy of nurturing our human capital. However, we cannot assure you that definitive agreements will be successfully concluded, that any necessary government approvals for specific terms would be obtained, or that, if concluded, the definitive agreements would encompass the same scope of cooperation as that contemplated by the memorandum of understanding.

     Concurrently, we also entered into a strategic investor placing agreement with Vodafone Group Plc, under which Vodafone Group Plc has agreed to purchase, as part of the share offering, shares with an aggregate purchase price of US $2,500 million based on the offering price per share set forth on the cover page of this prospectus. For illustrative purposes only, assuming the offering price in the share offering is HK$51.00 per share, being the closing price of our ordinary shares on the Hong Kong Stock Exchange on October 3, 2000, Vodafone Group Plc will purchase 382,156,863 ordinary shares, representing 38.03% of the total number of ordinary shares offered in the share offering (or 33.07% if the underwriters' option to purchase additional shares in the share offering is exercised in full). The closing of the placement to Vodafone Group Plc is conditional upon the underwriting agreements for the share offering being entered into and having become unconditional by no later than December 31, 2000, but is not conditional upon the conclusion of the definitive agreements contemplated by the memorandum of understanding. Vodafone Group Plc has agreed that, without our consent and that of the global coordinators, it will not directly or indirectly offer, sell, pledge or otherwise dispose of any of such shares for a period of at least 180 days from the date of this prospectus. See "Underwriting" beginning on page --.

                                THE ACQUISITION

GENERAL

     On October 4, 2000, we agreed to acquire Beijing Mobile, Shanghai Mobile, Tianjin Mobile, Hebei Mobile, Liaoning Mobile, Shandong Mobile and Guangxi Mobile from China Mobile Hong Kong (BVI) Limited, our immediate controlling shareholder, for a total purchase price of HK$256,021 million (US$32,840 million). The acquisition will be effected through our acquisition of the entire issued share capital of the respective holding companies of the companies that we have agreed to acquire. If the acquisition is completed, these companies will become our indirect wholly-owned subsidiaries.

     China International Capital Corporation Limited and Goldman Sachs (Asia) L.L.C. are financial advisors to us in connection with this acquisition.

     In general, the scope of business of these companies, network infrastructure and range of services are substantially similar to ours.

     These companies have entered into arrangements relating to network interconnection, roaming, transmission line leasing, marketing and distribution, spectrum allocation, network maintenance, land and property leasing and other key operational provisions with China Mobile Communications Corporation, China Telecommunications Corporation and their operating subsidiaries on terms similar to those applicable to our existing subsidiaries. These arrangements are described in more detail in the sections entitled "Relationship with China Mobile Communications Corporation" beginning on page -- and "Relationship with China Telecommunications Corporation" beginning on page --.

     The acquisition represents an attractive opportunity for us to consolidate our strong position and further capitalize on the growth potential of the Chinese telecommunications industry. Each of these seven companies is the leading provider of mobile telecommunications services in its respective region. The acquisition will further consolidate our overall market position. As of June 30, 2000, these seven companies had a combined market share of approximately 80% in the seven regions.

     Following the completion of this acquisition, we will have a geographically contiguous market covering all of the coastal regions of mainland China. Based on information as of June 30, 2000, our subscribers will increase from approximately 21.6 million before the acquisition, or 34.3% of all cellular subscribers in mainland China as of such date, to approximately 35.3 million after the acquisition, or 55.9% of all cellular subscribers in mainland China as of such date. The acquisition will increase the population under our network coverage from approximately 326 million, or 25.7% of mainland China's total population, to approximately 607 million people, or 48.0% of mainland China's total population. We believe that the acquisition will provide a solid foundation for our future growth.

     These seven companies have experienced significant growth in the total number of subscribers, from approximately 3.7 million as of December 31, 1997 to over 13.6 million as of June 30, 2000. As of September 20, 2000, these seven companies had a total of approximately 15.4 million subscribers. However, the cellular penetration rates in these regions are relatively low compared to those of other Asian and international markets. As of June 30, 2000, the cellular penetration rate was approximately 19.7% in Beijing, 17.4% in Shanghai, 10.2% in Tianjin, 3.7% in Hebei, 8.9% in Liaoning, 4.1% in Shandong and 2.6% in Guangxi. We believe these rates indicate significant potential for subscriber growth in these regions.

     We believe that, on the bases and assumptions set forth in "-- Prospective Financial Information -- Bases and Assumptions" on page -- and in the absence of unforeseen circumstances, the companies that we have agreed to acquire will have approximately 17.3 million subscribers in total by the end of 2000. This subscriber forecast necessarily is based upon a number of assumptions and estimates that, while presented with numerical specificity and considered reasonable by us, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. This subscriber projection may vary materially from the actual subscriber number of these companies. See "Forward-Looking Statements" beginning on page --.

FINANCING OF THE ACQUISITION

     We have agreed to acquire these seven companies for a total purchase price of HK$256,021 million (US$32,840 million). We have also agreed to assume the net indebtedness (being long term and short term bank loans and other borrowings less cash and cash equivalents) of these companies. Such net indebtedness amounted to the equivalent of approximately HK$9,043 million (US$1,160 million) as of June 30, 2000. Of the total purchase price, we have agreed to pay:

     - HK$79,291 million (US$10,171 million) in cash; and

     - the remaining HK$176,730 million (US$22,669 million) in the form of new shares to be issued by us to China Mobile Hong Kong (BVI) Limited. The number of such new shares will be determined by dividing HK$176,730 million by the initial price to public in the share offering.

     We may also elect to satisfy a larger portion of the purchase price in the form of new shares to be issued to China Mobile Hong Kong (BVI) Limited, which will reduce the cash portion of the purchase price, provided that following the completion of the acquisition, our immediate controlling shareholder's shareholding in us will not exceed 76.5%.

     The cash portion of the purchase price may be paid with a combination of US dollar, Hong Kong dollars and Renminbi. Of such amount, we expect that:

     - approximately US$500 million will be funded by our existing internal cash resources;

     - approximately US$1,510 million will be financed by Renminbi-denominated syndicated bank loans;

     - approximately US$600 million will be financed by the proceeds from the convertible note offering;

     - approximately US$6,575 million will be financed by the proceeds of the share offering, comprising:

            - US$2,500 million from the placement to Vodafone Group Plc; and

            - US$4,075 million from the offering to other investors; and

     - the remainder, if any, will be paid from additional internal resources, other forms of funding, or if we elect, may be funded by the issuance of additional new shares to China Mobile Hong Kong (BVI) Limited as described above.

CONDITIONS OF THE ACQUISITION

     Completion of the acquisition is conditional upon, among other things, the fulfillment of the following conditions:

     - the due convening and holding of an extraordinary general meeting of our shareholders and the passing of resolutions by our independent shareholders to approve the acquisition, the increase in our authorized share capital, the issuance of shares to China Mobile Hong Kong (BVI) Limited and the connected transactions as described under "Relationship with China Mobile Communications Corporation" beginning on page --;

     - the receipt of relevant governmental approvals;

     - adequate financing for the cash portion of the total consideration being obtained; and

     - no material adverse change to the financial conditions, business operations or prospects of any of the companies that we have agreed to acquire.

     There is no assurance that these conditions will be met and that the acquisition will be completed.

     If any of the conditions set forth above is not fulfilled or waived by
             , 2000, the acquisition agreement will expire unless the parties mutually agree to amend the conditions. Unless the entire issued share capital of all respective holding companies of the companies that we have agreed to acquire can be acquired, we will not proceed with the acquisition.

ACQUISITION RESTRUCTURING

     In connection with the proposed acquisition, each of the companies that we have agreed to acquire has restructured its business and renewed or entered into a number of operational agreements, which include:

     - agreements with respect to interconnection revenue and costs;

     - agreements relating to transmission line leases;

     - service agreements relating to collection and marketing services, and the repair and maintenance of equipment; and

     - lease agreements relating to property leases.

     In addition, the acquisition restructuring will result in the occurrence of a number of events, some of which could have a material impact on the financial results of each of these companies. These events include:

     - changes in the tax treatment of connection fees and certain surcharge revenue; and

     - the revaluation of certain fixed assets.

OPERATIONS OF THE COMPANIES THAT WE HAVE AGREED TO ACQUIRE

     The companies that we have agreed to acquire are the leading providers of mobile telecommunications services in their respective provinces, municipalities and autonomous region. These companies offer mobile communications services principally using GSM technology, and their networks reach all cities and counties and most major roads and highways in their respective geographic regions. Each of these companies is also a major provider of Internet Protocol communications services and wireless data services in the geographic region in which it serves.

     The following table sets forth certain demographic and industry data for Beijing, Shanghai, Tianjin, Hebei, Liaoning, Shandong and Guangxi for the periods indicated:

                                                           AS OF OR FOR THE YEAR
                                                             ENDED DECEMBER 31,
                                                         --------------------------
                                                          1997      1998      1999
                                                          ----      ----      ----
Population (in thousands)(1)
  Beijing..............................................  12,400    12,460    12,570
  Shanghai.............................................  14,570    14,640    14,740
  Tianjin..............................................   9,530     9,570     9,590
  Hebei................................................  65,250    65,690    66,140
  Liaoning.............................................  41,380    41,570    41,710
  Shandong.............................................  87,850    88,380    88,830
  Guangxi..............................................  46,330    46,750    47,130
GDP per capita (RMB)(1)
  Beijing..............................................  16,735    18,482    19,803
  Shanghai.............................................  25,750    28,253    30,805
  Tianjin..............................................  13,796    14,808    15,932
  Hebei................................................   6,079     6,525     6,913
  Liaoning.............................................   8,525     9,333     9,958
  Shandong.............................................   7,590     8,120     8,648
  Guangxi..............................................   4,356     4,076     4,264
Cellular penetration (%)(2)
  Beijing..............................................     5.5       9.5      14.9
  Shanghai.............................................     4.9       8.1      12.8
  Tianjin..............................................     2.9       5.1       8.7
  Hebei................................................     0.7       1.4       2.2
  Liaoning.............................................     1.6       3.2       6.1
  Shandong.............................................     0.9       1.7       2.8
  Guangxi..............................................     0.7       1.1       1.6

                                                           AS OF OR FOR THE YEAR
                                                             ENDED DECEMBER 31,
                                                         --------------------------
                                                          1997      1998      1999
                                                          ----      ----      ----
Fixed line penetration (%)(3)
  Beijing..............................................    20.2      25.1      29.9
  Shanghai.............................................    26.0      29.5      32.9
  Tianjin..............................................    14.2      17.3      21.3
  Hebei................................................     5.0       6.1       7.4
  Liaoning.............................................     9.5      11.5      13.9
  Shandong.............................................     4.7       6.0       7.9
  Guangxi..............................................     3.0       3.6       4.5

---------------
(1) Source: 1998 China Statistical Yearbook, 1999 China Statistical Yearbook and 2000 China Statistical Abstract.

(2) Calculated based on our estimate of the total number of mobile subscribers, including subscribers of other operators.

(3) Source: the Ministry of Information Industry.

     Beijing, Shanghai and Tianjin are municipalities directly administered by the Chinese central government. They are among the most economically developed cities in China, and have significantly higher per capita incomes. Beijing Mobile, Shanghai Mobile and Tianjin Mobile began providing mobile telecommunications services in the late 1980s. Cellular penetration rates in Beijing, Shanghai and Tianjin are higher than those in Hebei, Liaoning, Shandong and Guangxi.

     SUBSCRIBERS AND USAGE

     The companies that we have agreed to acquire had a total of approximately
15.4 million cellular subscribers as of September 20, 2000. Their combined market share was approximately 80.0% in the seven provinces, municipalities and autonomous region in which they operate as of June 30, 2000.

     The following table sets forth selected historical information about the subscriber base (including subscribers for the prepaid services) of these companies for the periods indicated:

                    SUBSCRIBER BASE AND RELATED INFORMATION

                                                                         AS OF OR FOR
                                             AS OF OR FOR THE YEAR      THE SIX MONTHS
                                               ENDED DECEMBER 31,       ENDED JUNE 30,
                                            ------------------------    --------------
                                            1997     1998      1999          2000
                                            ----     ----      ----          ----
Subscribers (in thousands)
  Beijing.................................    613    1,007     1,565         1,994
  Shanghai................................    648    1,008     1,506         2,028
  Tianjin.................................    249      430       721           824
  Hebei...................................    448      865     1,367         2,021
  Liaoning................................    677    1,290     2,122         2,818
  Shandong................................    751    1,364     2,094         2,790
  Guangxi.................................    312      507       747         1,169
                                            -----    -----    ------        ------
     Total................................  3,699    6,471    10,121        13,643*
                                            =====    =====    ======        ======

                                                                         AS OF OR FOR
                                             AS OF OR FOR THE YEAR      THE SIX MONTHS
                                               ENDED DECEMBER 31,       ENDED JUNE 30,
                                            ------------------------    --------------
                                            1997     1998      1999          2000
                                            ----     ----      ----          ----
Average churn rate (%)(1)
  Beijing.................................    3.3      8.5       8.9           4.9
  Shanghai(2).............................    7.3      7.9      11.0           2.5
  Tianjin(2)..............................    3.0      5.8      12.0          12.5
  Hebei...................................   12.7     12.9      11.5           5.3
  Liaoning................................    3.4      2.5       5.8           8.8
  Shandong................................    2.8      3.0       3.7           7.6
  Guangxi.................................    3.0      6.6       7.2           3.4
Market share (%)(3)
  Beijing.................................   90.4     85.1      83.8          80.0
  Shanghai................................   90.4     85.1      79.9          78.8
  Tianjin.................................   90.9     88.7      86.8          83.7
  Hebei...................................   98.3     96.5      93.7          83.3
  Liaoning................................  100.0     97.7      82.8          75.4
  Shandong................................   94.7     90.9      84.1          77.3
  Guangxi.................................   99.4     99.0      98.5          95.5
Minutes of usage (in billions)
  Beijing.................................    2.4      4.2       6.0           4.0
  Shanghai................................    2.9      4.1       5.3           3.3
  Tianjin.................................    1.1      1.5       2.0           1.4
  Hebei...................................    1.7      2.7       4.5           2.8
  Liaoning................................    2.7      4.4       6.1           4.1
  Shandong................................    2.0      4.6       6.6           4.4
  Guangxi.................................    1.2      2.0       2.8           1.7
Average minutes of usage per subscriber
  per month(4)
  Beijing.................................    446      435       398           376
  Shanghai................................    492      416       370           312
  Tianjin.................................    469      376       304           299
  Hebei...................................    408      343       319           289
  Liaoning................................    425      369       311           284
  Shandong................................    309      361       316           306
  Guangxi.................................    424      410       382           300

                                                                         AS OF OR FOR
                                             AS OF OR FOR THE YEAR      THE SIX MONTHS
                                               ENDED DECEMBER 31,       ENDED JUNE 30,
                                            ------------------------    --------------
                                            1997     1998      1999          2000
                                            ----     ----      ----          ----
Average revenue per subscriber per month
  (RMB)(5)
  Beijing.................................    536      448       369           310
  Shanghai................................    358      270       295           263
  Tianjin.................................    326      287       249           207
  Hebei...................................    353      311       264           214
  Liaoning................................    407      298       232           175
  Shandong................................    336      268       231           201
  Guangxi.................................    341      258       253           212

---------------
 *15.4 million subscribers as of September 20, 2000.

(1) Measures the rate of subscriber disconnections from mobile telephone service, determined by dividing (A) the sum of voluntary and involuntary deactivations (excluding deactivations due to subscribers switching from one of our contract services to another) during the relevant period by (B) the average number of subscribers during the period (calculated as the average at the beginning and end of the year (in the case of 1997 and 1998), and at the beginning of the year and the end of each calendar month (in the case of 1999 and the six months ended June 30, 2000)). On this basis, the calculated churn rate will be affected by the number of voluntary and involuntary deactivations and the significant growth in subscriber base.

     The upward trend in churn rate is attributable in part, to tightened credit control policies and the compulsory termination of services where accounts are overdue for six or more months. The companies that we have agreed to acquire began offering prepaid services in late 1999 or 2000. Some of their subscribers have switched from the contract services of these companies to their prepaid service, which does not require subscriber registration. Since the exact number of such subscribers cannot be ascertained, the above churn rate accounts for them as churn subscribers, even though they continue to be subscribers of these companies.

(2) In 1999, Tianjin Mobile and Shanghai Mobile deactivated services for subscribers whose accounts had been overdue for more than six months. Those involuntary deactivations resulted in significantly higher churn rates.

(3) Calculated based on total number of cellular subscribers in the relevant geographic region estimated by us.

(4) Calculated by (i) dividing the total minutes of usage during the relevant period by the average number of subscribers during the period (calculated in the same manner as note (1) above) and (ii) dividing the result by the number of months in the period.

(5) Calculated by (i) dividing the operating revenue during the relevant period by the average number of subscribers during the period (calculated in the same manner as note (1) above) and (ii) dividing the result by the number of months in the period.

     Total minutes of usage for the companies that we have agreed to acquire increased significantly from 1997 to 1999. However, the average monthly usage and revenue per subscriber for these companies have declined over the last few years as cellular penetration has increased, and the subscriber base of these companies as a whole has extended to include more low-usage subscribers. As connection fees for mobile communications services in mainland China have declined significantly in recent years, the cost for mobile users to switch among cellular networks has also decreased. This, together with increased competition, has contributed to the increase in the churn rates of the companies that we have agreed to acquire since 1997.

     CONTRACT SUBSCRIBERS

     The following table sets forth the total number of contract cellular subscribers of the companies that we have agreed to acquire for the periods indicated:

                                                            AS OF DECEMBER 31,     AS OF JUNE 30,
                                                          ----------------------   --------------
                                                          1997    1998     1999         2000
                                                          -----   -----   ------   --------------
  CONTRACT SUBSCRIBERS (in thousands)
     Beijing............................................    613   1,007    1,565        1,802
     Shanghai...........................................    648   1,008    1,506        1,723
     Tianjin............................................    249     430      721          784
     Hebei..............................................    448     865    1,367        1,732
     Liaoning...........................................    677   1,290    2,122        2,493
     Shandong...........................................    751   1,364    2,094        2,596
     Guangxi............................................    312     507      747        1,150
                                                          -----   -----   ------       ------
          Total.........................................  3,699   6,471   10,121       12,280
                                                          =====   =====   ======       ======

     PREPAID SERVICES

     In the second half of 1999, the companies that we have agreed to acquire introduced prepaid services that are similar to our prepaid services in terms of scope and nature of service, tariffs and value adding capability and settlement. As of June 30, 2000, these companies had an aggregate of approximately 1.4 million subscribers for their prepaid services, representing approximately 10.0% of their total subscriber base as of that date. The following table sets forth the total number of prepaid subscribers of these companies as of June 30, 2000:

                                                      AS OF JUNE 30, 2000
                         -----------------------------------------------------------------------------
                         BEIJING   SHANGHAI   TIANJIN   HEBEI   LIAONING   SHANDONG    GUANGXI   TOTAL
                         -------   --------   -------   -----   --------   ---------   -------   -----
Prepaid subscribers
  (in thousands).......    192       305        40       289      325         194           19   1,363
As a percentage of all
  subscribers (%)......    9.6      15.0       4.9      14.3     11.5         7.0          1.6    10.0

     TARIFFS

     The companies that we have agreed to acquire have tariff structures for their services that are similar to those of our existing subsidiaries. See "Business -- Tariffs" beginning on page --. We and these companies are subject to the same regulatory framework with respect to tariffs.

     The following table summarizes some of the current basic charges for the full service packages of these companies:

                                        BEIJING   SHANGHAI   TIANJIN    HEBEI     LIAONING   SHANDONG   GUANGXI
                                        -------   --------   -------    -----     --------   --------   -------
                                                                       (IN RMB)
CONTRACT SUBSCRIBERS
Connection fee(1).....................    500        500       500        500        500        100       500
Monthly fee(2)........................     50         50        50         50         50         50        50
Base usage charge(2) (per minute).....   0.40       0.40      0.40       0.40       0.40       0.40      0.40
Domestic roaming charge (per minute)..   0.60       0.60      0.60       0.60       0.60       0.60      0.60
PREPAID SUBSCRIBERS
Base usage charge (per minute)........   0.60       0.60      0.60       0.60       0.60       0.60      0.60
Domestic roaming charge (per minute)..   0.80       0.80      0.80       0.80       0.80       0.80      0.80

---------------
(1) The companies that we have agreed to acquire offer different service packages with different connection fee rates. From time to time and in their respective geographic regions, they may also offer promotional connection fee rates, which could be substantially lower than the upper limit indicated in the table.

(2) These companies also offer certain specialized packages, in particular TACS network packages that offer local access only service, which have lower monthly fees and base usage charges than those indicated above.

     In addition, these companies also charge long distance rates where applicable.

     Connection fees charged by these companies have been substantially reduced in the past three years, accompanying a reduction in the guidance prices for connection fees over that period as mobile operations in these geographic regions developed. However, we believe that while connection fee reductions may reduce revenue in the short term, they may help expand the subscriber base of these companies and result in increased total subscriber usage, thereby contributing to revenue growth in the long term. Connection fees have become an increasingly less important source of the revenues of these companies. We expect that their importance will continue to decline.

     These companies do not charge connection fees and monthly fees for their prepaid services.

     INTERCONNECTION

     As with our existing networks, the networks of each of the companies that we have agreed to acquire interconnect with China Telecommunications Corporation's public fixed line network. Each of them has an interconnection agreement with the relevant subsidiary of China Telecommunications Corporation that operates the fixed line network in its region. The economic terms of these agreements, including interconnection revenue sharing and settlement, are substantially similar to those that apply to our existing subsidiaries. See "Business -- Interconnection" beginning on page -- and "Relationship with China Telecommunications Corporation" beginning on page --.

     On May 5, 2000, we entered into an inter-provincial interconnection agreement with China Mobile Communications Corporation, which applies to our six existing operating subsidiaries. We have entered into a supplemental agreement with China Mobile Communications Corporation to provide that our interconnection agreement with China

Mobile Communications Corporation will, subject to completion of the acquisition, be extended to cover the companies that we have agreed to acquire. See "Business -- Interconnection" beginning on page -- and "Relationship with China Mobile Communications Corporation" beginning on page --.

     ROAMING

     Each of the companies that we have agreed to acquire provides roaming capabilities to its subscribers. Their GSM and TACS networks offer roaming capabilities throughout mainland China. In addition, their GSM networks offer roaming capabilities in 56 countries and regions around the world. We have entered into a supplemental agreement with China Mobile Communications Corporation to provide that our existing roaming arrangements with China Mobile Communications Corporation for domestic and international roaming will, subject to completion of the acquisition, be extended to cover these companies. See "Business -- Roaming" beginning on page -- and "Relationship with China Mobile Communications Corporation" beginning on page --.

     VALUE ADDED SERVICES AND NEW SERVICES

     Each of the companies that we have agreed to acquire offers a number of optional value added services and services based on new technology which are similar to those offered by our operating subsidiaries to their subscribers. These services include wireless data, Internet Protocol telephony and "172" ISP services. See "Business -- Value Added Services and New Services" beginning on page --.

     CUSTOMER SERVICE, BILLING AND CREDIT CONTROL

     The after-sales customer support service centers of the companies that we have agreed to acquire offer 24-hour service hotlines in their service areas, which provide customers with billing and service information, as well as receive customer reports of network problems.

     These companies do not require subscribers to pay a deposit before the initiation of local mobile services. Each of them has implemented subscriber registration procedures, such as identity checks for individual customers and background checks for corporate customers, to assist in credit control. Direct debit services are available in each geographic region. Accounts are required to be settled on a monthly basis, and a late payment fee is imposed on each subscriber whose account is not paid by the monthly due date.

     SERVICE DISTRIBUTION AND MARKETING

     DISTRIBUTION CHANNELS. The companies that we have agreed to acquire market their mobile services through an extensive network of authorized third-party dealers and through their own retail outlets. As of June 30, 2000, these companies had 8,495 authorized third-party dealers and owned and operated 970 retail outlets, as set forth in the following table.

                                          BEIJING   SHANGHAI   TIANJIN   HEBEI   LIAONING   SHANDONG    GUANGXI
                                          -------   --------   -------   -----   --------   --------    -------
Authorized third-party dealers..........    363       857        148     1,293     871        4,574       389
Owned and operated retail outlets.......      5        35         12       233      70          270       345
                                            ---       ---        ---     -----     ---        -----       ---
         Total..........................    368       892        160     1,526     941        4,844       734
                                            ===       ===        ===     =====     ===        =====       ===

     The authorized dealers market and sell mobile services for these companies at prices determined by these companies. In connection with these sales, the dealers pay to these companies all related connection fees and other miscellaneous fees payable upon initial connection. These companies in turn pay the dealers a fee of RMB 150 to RMB 300 per new contract subscriber acquired, as well as a commission for each prepaid card sold.

     BRAND NAME. The companies that we have agreed to acquire market their services under the "CHINA MOBILE" brand name, which is the marketing name used throughout mainland China by China Mobile Communications Corporation. We have entered into a license agreement with China Mobile Communications Corporation for the use of the "CHINA MOBILE" logo in the markets where we currently operate. We have entered into a supplemental agreement with China Mobile Communications Corporation to extend the arrangement under the license agreement to these companies if we acquire them. See "Relationship with China Mobile Communications Corporation" beginning on page --.

CELLULAR NETWORKS

     The following table sets forth certain selected information regarding the GSM and TACS networks for each of the companies that we have agreed to acquire as of June 30, 2000:

                                 BEIJING   SHANGHAI   TIANJIN   HEBEI   LIAONING   SHANDONG    GUANGXI   TOTAL
                                 -------   --------   -------   -----   --------   --------    -------   ------
Subscribers (in thousands)
  GSM..........................   1,979     1,886       791     1,712    2,713       2,380        813    12,273
  TACS.........................      15       142        33      309       105         410        356     1,370
                                  -----     -----       ---     -----    -----       -----     ------    ------
    Total......................   1,994     2,028       824     2,021    2,818       2,790      1,169    13,643
                                  =====     =====       ===     =====    =====       =====     ======    ======
Voice channels (in thousands)
  GSM..........................      79        69        41       96       202         134         47       668
  TACS.........................       3        11         3       11         6          21         10        65
                                  -----     -----       ---     -----    -----       -----     ------    ------
    Total......................      82        80        44      107       208         155         57       733
                                  =====     =====       ===     =====    =====       =====     ======    ======
Mobile switching centers
  GSM..........................      15        21         9       40        51          44         11       191
  TACS.........................       1         7         2       11        14          15         10        60
                                  -----     -----       ---     -----    -----       -----     ------    ------
    Total......................      16        28        11       51        65          59         21       251
                                  =====     =====       ===     =====    =====       =====     ======    ======
Base station controllers(1)
  GSM..........................      88        84        27       69       111          36         18       433

                                 BEIJING   SHANGHAI   TIANJIN   HEBEI   LIAONING   SHANDONG    GUANGXI   TOTAL
                                 -------   --------   -------   -----   --------   --------    -------   ------
Base transceiver stations
  GSM..........................   1,255       830       495     1,598    3,012       2,814      1,120    11,124
  TACS.........................      67       311        66      492       212         585        487     2,220
                                  -----     -----       ---     -----    -----       -----     ------    ------
    Total......................   1,322     1,141       561     2,090    3,224       3,399      1,607    13,344
                                  =====     =====       ===     =====    =====       =====     ======    ======

---------------
(1) In a TACS system, the base transceiver stations are connected directly to the mobile switching centers. Accordingly, TACS networks do not utilize any base station controllers.

     Similar to our existing subsidiaries, these companies are also migrating their TACS subscribers to their GSM networks.

     The TACS networks of these companies use equipment primarily supplied by Ericsson and Motorola, while their GSM networks use equipment primarily supplied by Motorola, Nokia, Siemens, Alcatel and Ericsson.

     CAPITAL EXPENDITURES

     If the acquisition is completed, we estimate that the companies that we have agreed to acquire will require an aggregate of approximately RMB 49.7 billion for capital expenditures from 2000 through the end of 2002 for the development, optimization and expansion of their GSM networks and the development and trial of new technology based services.

     The following sets forth the planned total capital expenditure requirements of these companies for the periods indicated. Actual future capital expenditures may differ from the amounts indicated below.

                                                              (RMB IN BILLIONS)    (US$ IN BILLIONS)
                                                              -----------------    -----------------
2000........................................................        14.8                  1.8
2001........................................................        16.7                  2.0
2002........................................................        18.2                  2.2
                                                                    ----                  ---
     Total..................................................        49.7                  6.0
                                                                    ====                  ===

     SPECTRUM

     The companies that we have agreed to acquire have each been approved by the Ministry of Information Industry to use 24 MHz of spectrum in the 900 MHz frequency band to operate their cellular networks.

     Each of these companies has also obtained permission from the Ministry of Information Industry to use 10 MHz of spectrum in the 1800 MHz frequency band. They have each used this spectrum to introduce Digital Cellular System 1800 systems to expand the capacity of their GSM networks by adding cell sites in certain areas with a high density of cellular subscribers.

     TRANSMISSION INFRASTRUCTURE

     The companies that we have agreed to acquire lease intra-provincial and local transmission lines from China Telecommunications Corporation's subsidiaries that operate the fixed line networks in their respective regions, and pay to them fees based on tariff schedules stipulated by the relevant regulatory authorities.

     With respect to inter-provincial transmission lines, we have entered into a supplemental agreement with China Mobile Communications Corporation to provide that our agreement with China Mobile Communications Corporation entered into in May 2000 will apply to the companies that we have agreed to acquire if they are acquired by us. See "Business -- Transmission Infrastructure" on page -- and "Relationship with China Mobile Communications Corporation" beginning on page
--.

COMPETITION

     China Unicom operates, directly or through its subsidiaries, in the provinces, municipalities and autonomous region in which the companies that we have agreed to acquire operate. China Unicom is entitled to the same tariff flexibilities in these geographic regions as described under "Business -- Competition". As of June 30, 2000, Beijing Mobile, Shanghai Mobile, Tianjin Mobile, Hebei Mobile, Liaoning Mobile, Shandong Mobile and Guangxi Mobile had estimated market shares in their regions of 80.0%, 78.8%, 83.7%, 83.3%, 75.4%, 77.3% and 95.5%, respectively. These companies are facing increasing competition from China Unicom. China Unicom's new subscribers represent a significant portion of the number of total new subscribers in some of these regions. However, given the relatively low cellular penetration rates in these geographic areas, we believe that there is substantial growth potential for mobile services in general in these markets. In addition, we believe that these companies have significant competitive advantages that are similar to the ones we enjoy over our competitors. See "Business -- Competition" beginning on page --.

EMPLOYEES

     The following table sets forth information regarding employees of the companies that we have agreed to acquire as of June 30, 2000.

                                BEIJING   SHANGHAI   TIANJIN   HEBEI   LIAONING   SHANDONG   GUANGXI
                                -------   --------   -------   -----   --------   --------   -------
Management....................     392       278        265     506       549        789        221
Technical and engineering.....     437       643        334     700     1,569      1,023        539
Sales and marketing...........     398     1,277        417    1,816    1,066      1,898        585
Financial and accounting......      77        42         56      76       139        275        104
Others........................     256       140        140     364       117        238        351
                                 -----     -----      -----    -----    -----      -----      -----
    Total.....................   1,560     2,380      1,212    3,462    3,440      4,223      1,800
                                 =====     =====      =====    =====    =====      =====      =====

PROPERTIES

     The companies that we have agreed to acquire own certain buildings and real properties, which are used for offices, administrative centers, retail outlets, base stations and other technical facilities, and other ancillary buildings. Chesterton Petty Limited, an independent valuer, has valued the interest of these companies in these properties as of June 30, 2000 at approximately RMB 4,680 million. In addition, we have obtained a legal opinion from our Chinese counsel on the validity of the title of these properties. The companies that we have agreed to acquire also collectively lease approximately 9,666 offices, administrative centers, retail outlets and technical facilities. In addition, they lease from other subsidiaries of China Mobile Communications Corporation, or otherwise have the right to use, various properties for cell sites and switching equipment.

INDEBTEDNESS

     As of June 30, 2000, the outstanding borrowings of the companies that we have agreed to acquire were unsecured. Details of those borrowings are set forth in note 15 and note 16 to the combined financial statements of these companies included in this prospectus.

     Except as disclosed above and apart from liabilities among these companies, none of these companies had, as at the close of business on June 30, 2000, outstanding liabilities or any term loans or other borrowings or indebtedness in the nature of borrowings, including bank overdrafts and loans, debt securities or similar indebtedness, or any hire-purchase or finance lease commitments, or any guarantees, mortgages, charges or other material contingent liabilities.

LEGAL PROCEEDINGS

     None of the companies that we have agreed to acquire is involved in or threatened with any litigation, arbitration or administrative proceedings relating to claims which, if the acquisition is completed, could have a material adverse effect on our financial condition and results of operations taken as a whole.

PROSPECTIVE FINANCIAL INFORMATION

     In connection with customary practice in Hong Kong, we have prepared for our shareholders prospective financial information relating to the seven companies that we have agreed to acquire for the year ending December 31, 2000.

     Our independent auditors have not examined this prospective financial information.

     WE DID NOT PREPARE THIS INFORMATION WITH A VIEW TOWARDS COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SECURITIES AND EXCHANGE COMMISSION AND THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING FORECASTS OR PROJECTIONS. WE PREPARED THE FINANCIAL FORECAST IN ACCORDANCE WITH LOCAL MARKET PRACTICE IN HONG KONG. THIS INFORMATION NECESSARILY IS BASED UPON A NUMBER OF ASSUMPTIONS AND ESTIMATES THAT, WHILE PRESENTED WITH NUMERICAL SPECIFICITY AND CONSIDERED REASONABLE BY US, ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND OUR CONTROL, AND UPON ASSUMPTIONS WITH RESPECT TO FUTURE BUSINESS DECISIONS THAT ARE SUBJECT TO CHANGE. ACCORDINGLY, WE CANNOT PROVIDE ANY ASSURANCE THAT THESE RESULTS WILL BE REALIZED. THE PROSPECTIVE FINANCIAL INFORMATION MAY VARY MATERIALLY FROM ACTUAL RESULTS. WE HAVE MADE NO REPRESENTATION THAT THOSE RESULTS WILL BE ACHIEVED. YOU SHOULD NOT PLACE UNDUE RELIANCE ON THIS INFORMATION.

    REVENUE, PROFIT, CASH FLOW FROM OPERATING ACTIVITIES AND ADJUSTED EBITDA FORECAST

     We believe that, on the bases and the assumptions set forth below and in the absence of unforeseen circumstances, the combined revenue, the combined net profit, and the combined cash flow from operating activities of the companies that we have agreed to acquire for the year ending December 31, 2000 are unlikely to be less than RMB 33,400 million (US$4,035 million), RMB 8,300 million (US$1,003 million), and RMB 18,290 million (US$2,209 million), respectively, under Hong Kong GAAP. No combined net cash flow from investing activities and financing activities are provided as the companies that we have agreed to acquire have not finalized their financing plans with respect to their future capital expenditures.

     Further, the combined adjusted EBITDA for the year ending December 31, 2000 for the companies that we have agreed to acquire is unlikely to be less than RMB 17,900 million (US$2,162 million). EBITDA is commonly used in the telecommunications industry to analyze companies on the basis of operating performance, leverage and liquidity. Adjusted EBITDA is not intended to represent cash flow for the period, nor has it been presented as an alternative to net profit as an indicator of operating performance. The items of net profit excluded from adjusted EBITDA are significant components in understanding and assessing the financial performance of the companies that we have agreed to acquire, and this computation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

     BASES AND ASSUMPTIONS

     The above forecast is based on the audited combined financial statements of the companies that we have agreed to acquire for the six months ended June 30, 2000 and a forecast of the results of these companies for the remaining six months ending December 31, 2000. This forecast was prepared on the basis of accounting policies consistent in all material respects with those adopted for the purposes of the audited combined financial statements of the companies that we have agreed to acquire and the unaudited pro forma financial information of us and the companies that we have agreed to acquire included elsewhere in this prospectus.

     The above prospective financial information and the prospective subscriber growth information set forth in "-- General" on page -- were prepared on the following bases and assumptions and are subject to a number of factors, including those set forth in "Forward-Looking Statements" beginning on page --:

     - there will be no material change in existing political, legal, fiscal, market, economic or social conditions in mainland China or Hong Kong;

     - there will be no change in legislation, regulations or rules in mainland China or Hong Kong which adversely affect the business of these companies;

     - there will be no material change in the bases or rates of taxation applicable to these companies, except as otherwise disclosed in this prospectus;

     - there will be no material changes in interest rates or foreign currency exchanges rates from those currently prevailing;

     - there will be no material breakdown or malfunctioning of the network infrastructure and equipment of these companies; and

     - there will be no material adverse change in the competitive position of any of these companies.

RECOMMENDATION OF INDEPENDENT BOARD COMMITTEE

     In accordance with the Listing Rules of the Hong Kong Stock Exchange, N M Rothschild & Sons (Hong Kong) Limited has been appointed to advise an independent committee of our Board of Directors in respect of the acquisition, the mechanism for the determination of the issue price of the shares to be issued to China Mobile Hong Kong (BVI) Limited as part of the consideration for the acquisition, and the terms of a number of other connected transactions. The committee has recommended that our independent shareholders vote in favor of the acquisition and these other connected transactions.

                                   REGULATION

     The mobile communications industry in mainland China is subject to a high degree of regulation by the Chinese government. Regulations issued or implemented by the State Council, the Ministry of Information Industry and other relevant government authorities, including the Ministry of Foreign Trade and Economic Cooperation and the State Development Planning Commission encompass all key aspects of cellular network operations, including entry into the telecommunications industry, scope of permissible business, interconnection and transmission line arrangements, technology and equipment standards, tariff standards, capital investment priorities, foreign investment policies and spectrum and number resources allocation.

     The Ministry of Information Industry, under the leadership of the State Council, is responsible for, among other things:

     - formulating and enforcing industry policy, standards and regulations;

     - granting telecommunications licenses;

     - formulating interconnection and settlement standards for implementation between telecommunications networks;

     - together with other relevant regulatory authorities, formulating tariff and service charge standards for telecommunications services;

     - supervising the operations of telecommunications service providers;

     - maintaining fair and orderly market competition among operators; and

     - allocating and administering public communications resources, such as radio frequencies, number resources, domain names and addresses of communications networks.

     In order to provide a uniform regulatory framework to encourage the orderly development of the telecommunications industry, the Chinese government is currently preparing a draft telecommunications law. We expect that, if and when the telecommunications law is adopted by the National People's Congress, it will become the basic telecommunications statute and the legal source of telecommunications regulations in mainland China. In addition, the State Council has recently approved certain telecommunications regulations. These regulations are substantially consistent with the existing rules and guidelines for the telecommunications industry, and will apply in the interim period prior to the adoption of the telecommunications law. Although we expect that the telecommunications law would have a positive effect on the overall development of the telecommunications industry in mainland China, we do not fully know what the nature and scope of the telecommunications law will be.

ENTRY INTO THE INDUSTRY

     Until 1993, telecommunications regulations and policies in mainland China did not permit entities outside of the China Telecom system to engage in public telecommunications operations in mainland China. In August 1993, the Chinese government opened certain non-basic sectors of the telecommunications industry, such as paging, to Chinese entities not affiliated with the Ministry of Information Industry. Cellular network operators and providers of other basic telecommunications services, such as local and long distance fixed line telephone services, must receive specific approval from the State Council in order to provide such services. Currently, in addition to us and other entities controlled by China Mobile Communications Corporation which operate in mainland China outside of our markets, the State Council has granted approval to China Unicom to provide mobile services in all provinces, municipalities and autonomous regions in China.

     Current regulations in mainland China prohibit foreign-invested enterprises and foreign entities (including individuals) from owning, operating or participating in the operation of telecommunications services in mainland China without approval by the State Council. We were authorized by the State Council to effect our initial public offering in 1997 and our subsequent acquisitions and the related financing. China reached an agreement with the United States in November 1999 and an agreement with the European Union in May 2000 relating to China's entry into the World Trade Organization. As a result, we expect that the Chinese government will gradually reduce the current restrictions on foreign ownership in the telecommunications industry.

SPECTRUM USAGE

     The Radio Administration Regulations empower the Ministry of Information Industry to undertake the centralized regulation of all radio frequencies. In coordination with the relevant provincial authorities, the Ministry of Information Industry regulates the allocation of radio frequency. The frequency assigned to an entity is not allowed to be leased or, without approval of the Ministry of Information Industry, transferred by the entity. In accordance with a joint circular from the State Development Planning Commission and the Ministry of Finance, China Mobile Communications Corporation determines the amount of fees to be paid to the Ministry of Information Industry for spectrum usage by each cellular network operator under its control based on the bandwidth of the frequency used and the number of base transceiver stations within the operator's network, subject to the limitation that the total annual payment by all such operators in mainland China shall equal RMB 1.0 million per MHz of frequency allocated by the Ministry of Information Industry.

NUMBER RESOURCES

     The Ministry of Information Industry is responsible for the administration of the number resources within mainland China, including the mobile communications network number and subscriber numbers. The use of number resources by any telecommunications operator shall be subject to the approval by the Ministry of Information Industry. In April 2000, the Ministry of Information Industry implemented new provisional measures on administration of telecommunications network number resources. In accordance with these new measures, the telecommunications network number resources are owned by the state, and the user of number resources is required to pay a usage fee to the state. However, the standard for the usage fee is yet to be stipulated. It is also not clear when the standard of the usage fee will be stipulated and when we will be required to pay such fee. The new measures also provide for procedures for application for the use, upgrade and adjustment of number resources by telecommunications operators.

TARIFF SETTING

     Our tariffs are subject to regulation by various government authorities, including the Ministry of Information Industry, the State Development Planning Commission, and, at the local level, the relevant provincial price regulatory authorities. The connection fee is based on a guidance price range set by the Ministry of Information Industry in consultation with the State Development Planning Commission, with the actual tariff determined by the relevant provincial price regulatory authorities. In general, basic usage charges, monthly fees, domestic roaming usage charges and tariffs for all domestic long distance and international calls are fixed jointly by the Ministry of Information Industry and the State Development Planning Commission. International roaming charges are set in accordance with agreements between China Mobile Communications Corporation and the relevant foreign mobile operators.

INTERCONNECTION ARRANGEMENTS AND LEASED LINE ARRANGEMENTS

     The Ministry of Information Industry is responsible for approving applications for interconnection with the fixed line telecommunications network, while China Telecommunications Corporation and China Mobile Communications Corporation are responsible for designing and implementing technical plans. The applicable regulations provide that switching, transmission and other equipment must conform with the technical standards approved by the Ministry of Information Industry. See "-- Technical Standards" below. The Ministry of Information Industry also determines the standard lease tariffs to be paid by telecommunications operators with respect to the leasing of transmission lines that facilitate interconnection between mobile and fixed line telecommunications networks. The relevant provincial fixed line telecommunications companies under China Telecommunications Corporation are responsible for the maintenance of the transmission lines and related equipment in their respective localities.

TECHNICAL STANDARDS

     The Ministry of Information Industry sets technical standards and controls the type of mobile communications equipment used in public networks by requiring all network operators within mainland China to purchase their equipment from suppliers who have obtained prior certification from the Ministry of Information Industry. In addition, the Provisions on the Management of Import of Radio Transmission Equipment, jointly issued by the former State Radio Regulatory Commission, the State Economic and Trade Commission, Ministry of Foreign Trade and Economic Cooperation and the General Administration of Customs, effective January 1, 1996, provide that before radio transmission equipment (including mobile communications equipment) may be imported into mainland China, an importer must obtain the necessary certification from the Ministry of Information Industry and the State Mechanical and Electrical Products Import and Export Office.

     To ensure the quality of interconnection and integration of cellular networks with the fixed line network, applicable regulations provide that a network access permit must be obtained from the Ministry of Information Industry with respect to each specific type of telecommunications equipment to be connected to public or special telecommunications networks within China, whether such equipment is imported or manufactured domestically.

     The establishment of base transceiver stations requires the approval of the relevant provincial regulatory authorities. A number of these approvals with respect to the base stations of our operating subsidiaries and those of the companies that we have agreed to acquire are currently pending. We have not experienced and do not expect to experience difficulty in obtaining permission to establish additional sites.

CAPITAL INVESTMENT

     The State Development Planning Commission and the State Economic and Trade Commission are empowered by the State Council to exercise responsibility over the approval of all major investment projects, including cellular network development projects, involving total capital investment between RMB 50 million and RMB 200 million. Any investment projects with total capital investment in excess of RMB 200 million must obtain approval from the State Council. Accordingly, project proposals and feasibility study reports for these projects, following review and approval by China Mobile Communications Corporation or the Ministry of Information Industry, are required to be submitted for approval to the State Development Planning Commission and the State Economic and Trade Commission or to the State Council.

           RELATIONSHIP WITH CHINA MOBILE COMMUNICATIONS CORPORATION

     As a result of the telecommunications industry restructuring, the Ministry of Information Industry ceased to have an indirect controlling interest in China Mobile (HK), and no longer exercises control over telecommunications operations, except in its capacity as the industry regulator providing policy guidance as well as exercising regulatory authority over all telecommunications services providers in mainland China. The Ministry of Information Industry has recently confirmed that it will continue, within its regulatory function, to honor the undertakings it gave us in 1999 in relation to, among other things, extending its full support to our present and future development.

     As of the date of this prospectus, China Mobile Communications Corporation indirectly owns an aggregate of approximately 75% of our issued and outstanding share capital. Immediately upon the completion of this share offering and convertible note offering and the acquisition, China Mobile Communications Corporation will indirectly control approximately 75.82% of our outstanding shares (or approximately 75% if the underwriters' overallotment option in the share offering is exercised in full). China Mobile Communications Corporation has undertaken that:

     - it will extend its full support to our present operations and future development;

     - we will be the only mobile communications services company operating in mainland China under China Mobile Communications Corporation's control that will be listed on any securities exchange in Hong Kong or outside China;

     - to the extent within China Mobile Communications Corporation's control, we will be treated equally with any other mobile communications operators in respect of all approvals, transactions and arrangements between us and China Mobile Communications Corporation and other mobile communications operators controlled by China Mobile Communications Corporation;

     - China Mobile Communications Corporation and the provincial entities under its control will not, directly or indirectly, participate in the operation of any mobile communications services in any province in which we currently operate or may operate in the future; and

     - in the provinces in which we operate, we will have the option to operate additional communications services that fall within China Mobile Communications Corporation's scope of business (including the testing and commercial operation of services using new technologies such as third generation wireless communications technologies), and we will have the right to acquire China Mobile Communications Corporation's interest in such services.

     We believe that the second generation Code Division Multiple Access technology has limited commercial value to our business due to the rapid development of wireless communications technology. As a result, we have decided not to pursue the development of the second generation of this technology. We intend to focus on the development and application of third generation wireless communication technologies, including wide-band Code Division Multiple Access technology.

     We and each of the companies that we have agreed to acquire have entered into various agreements with China Mobile Communications Corporation and other entities under the control of China Mobile Communications Corporation. The principal terms of the agreements are described below.

ROAMING ARRANGEMENTS

     We and each of the companies that we have agreed to acquire offer domestic and international roaming services to our subscribers. Our arrangement with the cellular networks previously controlled by the Ministry of Information Industry for domestic and international roaming was initially entered into in September 1997 in connection with our initial public offering. In May 2000, we entered into an interconnection and roaming agreement with China Mobile Communications Corporation which superseded the agreement we entered into with China Mobile Communications Corporation in October 1999. This agreement is valid for two years from April 1, 1999, and will be automatically renewed on an annual basis unless either party notifies the other of its intention to terminate at least three months prior to the expiration of the term. See "Business -- Interconnection" beginning on page --.

     Under this agreement, with regard to inter-provincial roaming, 80% of the basic roaming calling charges payable by a roaming subscriber is credited to the visited network and the remaining 20% is retained by the roaming subscriber's home network.

     With regard to international roaming, roaming calling charges incurred by an international cellular subscriber making or receiving a call while roaming in the areas in mainland China where we operate are collected and credited to us by China Mobile Communications Corporation, and we will make the necessary settlement with the relevant telecommunications operators in mainland China. China Mobile Communications Corporation also collects a 15% surcharge on the roaming calling charges from the international mobile communications operators and shares such surcharge equally with us. When our subscribers roam internationally, we will collect the roaming calling charges together with a 15% surcharge from our subscribers and will pay the roaming calling charges together with half of the surcharge collected to China Mobile Communications Corporation, which will make the necessary settlement with the international mobile communications operators concerned.

     In addition, China Mobile Communications Corporation provides inter-provincial and international roaming clearing and settlement services, including related data transmission services, to us. We pay to China Mobile Communications Corporation a roaming call record processing fee of RMB 0.02 for each domestic roaming call record processed and RMB 0.30 for each international roaming call record processed.

     We have, subject to completion of the acquisition and independent shareholders' approval, entered into a supplemental agreement with China Mobile Communications Corporation in order that, among other things, our interconnection and roaming agreement with China Mobile Communications Corporation will apply to the companies that we have agreed to acquire after we acquire them.

LICENSING OF TRADEMARK

     China Mobile Communications Corporation is the owner of the "CHINA MOBILE" name and logo. China Mobile Communications Corporation has applied for registration of the "CHINA MOBILE" logo as a trademark in mainland China. In addition, applications have been made to register the "CHINA MOBILE and logo" as our trademark for certain goods and services. In accordance with a non-exclusive license agreement we entered into in October 1999 with China Mobile Communications Corporation, we have obtained the right to use the logo for a term of six years from 8 October 1999. No license fee is payable by us for the period up to the third anniversary of the date when the registration of the logo in mainland China becomes effective. The parties will negotiate any fees payable after that period, provided that the fees cannot exceed the fees that China Mobile Communications Corporation charges its affiliates. China Mobile Communications Corporation may terminate the license agreement if it no longer has any interests in us. We have, subject to completion of the acquisition and independent shareholders' approval, entered into a supplemental agreement with China Mobile Communications Corporation to, among other things, extend the arrangement under the existing license agreement to the companies that we have agreed to acquire after we acquire them.

SPECTRUM FEES

     The Ministry of Information Industry and the Ministry of Finance jointly determine the standardized spectrum fees payable to the Ministry of Information Industry by all mobile communications operators in mainland China, including us. Based on this standardized fee scale, China Mobile Communications Corporation determines the allocation of spectrum usage fees to be paid by each mobile communications operator under its control and the aggregate sum payable to the Ministry of Information Industry. In October 1999, we entered into an agreement with China Mobile Communications Corporation, under which we have been granted the exclusive right to use the frequency spectrum and telephone numbers allocated to us in the respective areas in which we operate. For the usage of the 800/900 MHz and 1800 MHz frequency bands, the charges will be shared between our operating subsidiaries and China Mobile Communications Corporation's operating subsidiaries. 60% of the charges will be shared on the basis of the number of base stations at the end of the previous year and 40% of such charges will be shared on the basis of the bandwidth of the spectrum used. The agreement is valid for one year and will be automatically renewed on an annual basis unless either party notifies the other of its intention to terminate at least three months prior to the expiration of the term. We have, subject to completion of the acquisition and independent shareholders' approval, entered into a supplemental agreement with China Mobile Communications Corporation to, among other things, extend the arrangement under the existing agreement to the companies that we have agreed to acquire after we acquire them.

SHARING OF INTER-PROVINCIAL TRANSMISSION LEASED LINE FEES

     In May 2000, we entered into an agreement with China Mobile Communications Corporation in relation to the leasing of inter-provincial transmission lines. See "Business -- Transmission Infrastructure" on page --. This agreement is valid for two years from April 1, 1999 and will be automatically renewed on an annual basis unless either party notifies the other of its intention to terminate at least three months prior to the expiration of its term. The provisions relating to the inter-provincial transmission line leasing fee sharing arrangement applies to Fujian Mobile, Henan Mobile and Hainan Mobile from April 1, 1999, and to Guangdong Mobile, Zhejiang Mobile and Jiangsu Mobile from October 1, 1999. We have, subject to completion of the acquisition and independent shareholders' approval, entered into a supplemental agreement with China

Mobile Communications Corporation in order that, among other things, the existing agreement will also apply to the companies that we have agreed to acquire after we acquire them.

INTERCONNECTION ARRANGEMENTS

     Our networks and the networks of the companies that we have agreed to acquire interconnect with the fixed line network and cellular networks of China Mobile Communications Corporation in other regions. In May 2000, we entered into an interconnection and roaming agreement with China Mobile Communications Corporation. Under this agreement, with regard to inter-provincial roaming, when the roaming subscriber places a call from a roaming location, the operator of the visited network receives all long distance calling charges, if any, and when the roaming subscriber receives a call at a roaming location, the network operator with whom the subscriber is registered retains all long distance calling charges, if any. See "Business -- Interconnection" beginning on page --.

     International long distance calling charges incurred by an international cellular subscriber making an international long distance call while roaming in the areas in mainland China where we operate are collected by China Mobile Communications Corporation and are credited to us. We will make the necessary settlement with the relevant telecommunications operators in mainland China. China Mobile Communications Corporation also collects a 15% surcharge on such international long distance calling charges from the international mobile communications operators and shares such surcharge equally with us. When our subscribers roam internationally, we will collect the international long distance calling charges, if any, together with a 15% surcharge from our subscribers and will pay the international long distance calling charges together with half of the surcharge collected to China Mobile Communications Corporation, which will make the necessary settlement with the international mobile communications operators concerned. We have, subject to completion of the acquisition and independent shareholders' approval, entered into a supplemental agreement with China Mobile Communications Corporation to, among other things, extend the existing arrangement to the companies that we have agreed to acquire after we acquire them.

PREPAID SERVICES

     We and each of the companies that we have agreed to acquire offer prepaid services. Prepaid subscribers can make and receive local and domestic and international long distance calls and enjoy nationwide domestic roaming services. Some of such prepaid services allow subscribers to add value to their SIM cards by purchasing value from any of our network operators or China Mobile Communications Corporation's other network operators. We have, subject to independent shareholders' approval, entered into an agreement with China Mobile Communications Corporation regarding the sharing and settlement of revenue when prepaid subscribers purchase value from network operators other than their home network operators. This agreement is for a term of one year from July 1, 2000 (except that the sharing of revenue from prepaid subscribers purchasing value from network operators other than their home network operators commenced from February 1, 2000) and will be automatically renewed on an annual basis unless either party notifies the other of its intention to terminate at least three months prior to the expiration of the term. This agreement applies to our existing operating subsidiaries as well as the companies that we have agreed to acquire if we acquire them. Under this agreement, the network operator in the location where the value is added remits 85% of the payment received to the subscriber's home network operator, and keeps the remainder as a handling charge. The arrangement for the sharing and settlement of interconnection and roaming revenue in relation to prepaid services is the same as the arrangement in relation to contract subscribers as described in "Business -- Interconnection", "Business -- Roaming", "-- Roaming Arrangements" and "-- Interconnection Arrangements" above.

PROPERTY LEASING AND MANAGEMENT SERVICES

     We and each of our operating subsidiaries lease from other subsidiaries of China Mobile Communications Corporation various properties that are used as office space and for locating our cell sites and switching equipment. Each of the companies that we have agreed to acquire also leases, and some of such companies sub-lease, from other subsidiaries of China Mobile Communications Corporation various properties for use as their business premises and offices and for locating equipment. In relation to leased properties, the rental payments are determined with reference to market rates. In relation to properties sub-leased by such subsidiaries to the companies that we have agreed to acquire (which were in turn leased to such subsidiaries by third parties), the rental is equal to the rental payable to such third parties and such subsidiaries do not make any gains as the intermediate lessors. Some of such subsidiaries of China Mobile Communications Corporation also provide property management services in relation to the properties leased or subleased (other than for Tianjin Mobile and Guangxi Mobile). Property management fees are determined with reference to market rates. The initial terms of such leases and sub-leases to Guangxi Mobile are renewable on an annual basis if Guangxi Mobile gives six months' notice of its intention to renew. Guangxi Mobile is entitled to terminate such leases and sub-leases by giving three months' notice at any time. The initial terms of such leases and sub-leases to Tianjin Mobile are automatically renewable on an annual basis unless terminated by Tianjin Mobile by three months' notice given at any time or by the relevant lessor by giving notice of its intention to terminate three months prior to expiration of the relevant term. In relation to leases and sub-leases to Beijing Mobile, the relevant lease terms and (subject to the relevant head lease being valid or renewable for the extended term) sub-lease terms will be automatically renewed on an annual basis unless terminated by Beijing Mobile by three months' notice given at any time or the relevant lessor terminates by giving three months' notice prior to the expiration of the relevant term. In relation to the other companies that we have agreed to acquire, the relevant lease terms and (subject to the relevant head lease being valid or renewable for the extended term) sub-lease terms are automatically renewed on an annual basis unless terminated by the relevant companies that we have agreed to acquire by three months' notice given at any time and, in relation to sub-leased properties and the leases and sub-leases to Beijing Mobile, the relevant lessor may also terminate by three months' notice prior to the expiration of the relevant term.

CONSTRUCTION AND RELATED SERVICES

     Beijing Mobile, Shanghai Mobile, Liaoning Mobile and Shandong Mobile entered into agreements with certain subsidiaries of China Mobile Communications Corporation under which such subsidiaries provide services such as construction, design, equipment installation, testing and/or maintenance services and/or act as general contractors in relation to construction and other projects of the companies that we have agreed to acquire. Such agreements are for terms of between six months and 16 months, each such term being automatically renewed on an annual basis unless either party (in the case of Shandong Mobile, Shanghai Mobile and Beijing Mobile) or Liaoning Mobile (in the case of Liaoning Mobile) notifies the other of its intention to terminate in writing at least three months prior to the expiration of the term. Beijing Mobile had also previously entered into other agreements for the provision of certain construction and related services which will continue to be performed according to their terms after the acquisition. The charges payable for services rendered under such agreements are determined according to standards laid down by relevant governmental departments and/or by reference to market rates.

EQUIPMENT MAINTENANCE AND RELATED SERVICES

     Beijing Mobile, Shanghai Mobile and Liaoning Mobile entered into agreements with certain subsidiaries of China Mobile Communications Corporation under which such subsidiaries provide equipment maintenance and related services to such companies. Such agreements are for terms of between six months and 15 months, each such term being automatically renewed on an annual basis unless either party (in the case of Beijing Mobile) or Shanghai Mobile or Liaoning Mobile (in the case of Shanghai Mobile and Liaoning Mobile, respectively) notifies the other of its intention to terminate in writing at least three months prior to the expiration of the term. Beijing Mobile had also previously entered into another agreement for the provision of certain equipment maintenance services which will continue to be performed according to its terms after the acquisition. The charges payable for services rendered under such agreements are determined according to standards laid down by relevant governmental departments and/or by reference to market rates.

TRANSMISSION TOWER PRODUCTION, SALES AND OTHER SERVICES AND ANTENNA MAINTENANCE SERVICES

     Hebei Mobile entered into an agreement with a subsidiary of China Mobile Communications Corporation under which such subsidiary provides transmission tower design, production, installation and maintenance services and antenna maintenance services to Hebei Mobile, and sells transmission towers and spare parts to Hebei Mobile. The initial term of this agreement is for one year from August 1, 2000 to July 31, 2001. This agreement will be automatically renewed on an annual basis unless either party notifies the other of its intention to terminate in writing at least three months prior to the expiration of the term. The price of such transmission towers and spare parts and the charges payable for services rendered under this agreement are determined according to standards laid down by relevant governmental departments and/or by reference to market rates.

MISCELLANEOUS

     The transactions to be entered into by us and/or the companies that we have agreed to acquire mentioned above will be entered into in the ordinary course of business and on normal commercial terms. Under the Listing Rules of the Hong Kong Stock Exchange, these transactions are, or will after the acquisition be, considered to be

"connected transactions" and would normally require full disclosure and prior independent shareholders' approval on each occasion they arise. As the transactions are expected to be continued in the normal course of business, our directors consider that such disclosure and approval would be impractical. Accordingly, our directors have requested the Hong Kong Stock Exchange to grant a waiver from compliance with the normal approval and disclosure requirements related to connected transactions under the Listing Rules on some or all of the following conditions:

     (a) the transactions as well as the respective agreements governing such transactions will be (A) entered into in the ordinary and usual course of business on terms that are fair and reasonable so far as our independent shareholders are concerned, and (B) on normal commercial terms and in accordance with the terms of the agreements governing such transactions;

     (b) details of the transactions, as required by rule 14.25(1)(A) to (D) of the Listing Rules, shall be disclosed in our annual report;

     (c) our independent non-executive directors shall review annually the transactions and confirm in our annual report and accounts for the relevant year that the transactions have been conducted in the manner stated in paragraph (a) above;

     (d) our auditors shall review annually the transactions and provide our directors with a letter, details of which will be set out in our annual accounts, stating that the transactions:

        - received the approval of our directors;

        - are in accordance with the pricing policies as stated in our annual report; and

        - have been conducted in the manner as stated in (a)(B) above; and

     (e) details of the transactions are disclosed to our shareholders who will be asked to vote in favor of an ordinary resolution to approve the connected transactions at our extraordinary general meeting to be held.

     With respect to the following types of transactions entered into and to be entered into by us and/or the companies that we have agreed to acquire, the waiver was granted under the additional condition that they shall not exceed the relevant upper limits set out below in each of our fiscal years:

        - payments by these companies to subsidiaries of China Mobile Communications Corporation for rental and property management fees in any fiscal year shall not exceed RMB48,648,000;

        - payments by these companies to subsidiaries of China Mobile Communications Corporation for construction and related services in any fiscal year shall not exceed 0.25% of the combined total operating revenue of us and the companies that we have agreed to acquire in that fiscal year;

        - payments by these companies to subsidiaries of China Mobile Communications Corporation for equipment maintenance and related services in any fiscal year shall not exceed 0.05% of the combined total operating revenue of us and the companies that we have agreed to acquire in that fiscal year;

        - payments by Hebei Mobile to the relevant subsidiary of China Mobile Communications Corporation for purchase of transmission towers and transmission tower-related services and antenna maintenance services in any fiscal year shall not exceed 0.06% of the combined total operating revenue of us and these companies in that fiscal year; and

        - handling charges received by us and these companies from subsidiaries of China Mobile Communications Corporation in respect of prepaid services in any fiscal year shall not exceed 2% of the combined total operating revenue of us and these companies in that year, and handling charges paid by us and these companies to subsidiaries of China Mobile Communications Corporation in respect of prepaid services in any fiscal year shall not exceed 2% of the combined total operating revenue of us and these companies in that year.

     China Mobile Communications Corporation has confirmed to the Hong Kong Stock Exchange that the auditors will be granted access to such of its and its associates' accounting records for the purpose of reviewing the transactions mentioned above.

     The Hong Kong Stock Exchange has indicated that if any of the terms of the agreements referred to above are altered (other than as provided for in the relevant agreements) or if we enter into any new arrangements with connected persons in the future, we must comply with the relevant requirements of the Listing Rules. Any other change to the existing arrangements will require full compliance with the relevant requirements of the Listing Rules.

             RELATIONSHIP WITH CHINA TELECOMMUNICATIONS CORPORATION

     As part of the recently completed industry restructuring, China Telecommunications Corporation was established in May, 2000 as a state-owned company to operate the fixed line telephone and data communications networks nationwide formerly operated by the Directorate General of Telecommunications and its operating subsidiary in each province, municipality or autonomous region. In each province, municipality or autonomous region, China Telecommunications Corporation has an operating subsidiary responsible for the fixed line network operation. We have entered into various operating, service and other agreements with China Telecommunications Corporation and its subsidiaries, such as those relating to interconnection with China Telecommunications Corporation's fixed line networks and leasing of transmission lines from China Telecommunications Corporation.

     Prior to the restructuring of the companies that we have agreed to acquire in connection with the proposed acquisition, China Mobile Communications Corporation entered into similar arrangements with China Telecommunications Corporation and its subsidiaries in respect of the mobile communications businesses operated by China Mobile Communications Corporation in Beijing, Shanghai, Tianjin, Hebei, Liaoning, Shandong and Guangxi. In connection with the proposed acquisition, certain of the companies that we have agreed to acquire have entered into similar arrangements with China Telecommunications Corporation and its subsidiaries. The terms of these arrangements are similar to those between China Mobile Communications Corporation and China Telecommunications Corporation and its subsidiaries in these geographic areas.

     The terms of these agreements are described below.

INTERCONNECTION ARRANGEMENTS

     Each of our operating subsidiaries has entered into an interconnection agreement with the subsidiary of China Telecommunications Corporation that operates the fixed line network in its network area. A majority of calls on our networks involve interconnection with China Telecommunications Corporation's fixed line network. The economic terms of the interconnection arrangements are described under "Business -- Interconnection".

     The following table summarizes the terms of these interconnection agreements:

                                                   TERM                         EXPIRATION DATE(1)
                                    ----------------------------------  ----------------------------------
Guangdong Mobile                    One year from October 1, 1999       September 30, 2000
Zhejiang Mobile                     One year from October 1, 1999       September 30, 2000
Jiangsu Mobile                      One year from October 1, 1999       September 30, 2000
Fujian Mobile                       One year from October 1, 1999       September 30, 2000
Henan Mobile                        One year from January 1, 2000       December 31, 2000
Hainan Mobile                       One year from October 1, 1999       September 30, 2000

---------------
(1) To be renewed automatically on an annual basis (in the case of Jiangsu Mobile, to be renewed automatically for another year) unless either party notifies the other of its intention to terminate at least three months prior to the expiration of the term.

     Each of the companies that we have agreed to acquire has also entered into an interconnection agreement with the relevant subsidiary of China Telecommunications

Corporation that operates the fixed line network in its geographic area. These agreements have substantially the same economic terms as those applicable to our subsidiaries. The following table summarizes the terms of these interconnection agreements:

                                                   TERM                         EXPIRATION DATE(1)
                                    ----------------------------------  ----------------------------------
Beijing Mobile                      One year from August 8, 2000        August 7, 2001
Shanghai Mobile                     One year from August 10, 2000       August 9, 2001
Tianjin Mobile                      One year from August 10, 2000       August 9, 2001
Hebei Mobile                        One year from August 10, 2000       August 9, 2001
Liaoning Mobile                     One year from August 10, 2000       August 9, 2001
Shandong Mobile                     One year from August 10, 2000       August 9, 2001
Guangxi Mobile                      One year from August 10, 2000       August 9, 2001

---------------
(1) To be renewed automatically on an annual basis unless either party notifies the other of its intention to terminate at least three months prior to the expiration of the term.

LEASING OF INTRA-PROVINCIAL OR LOCAL TRANSMISSION LINES

     Each of our operating subsidiaries leases certain transmission lines from the relevant subsidiary of China Telecommunications Corporation in its network area in order to link our base transceiver stations, base station controllers and mobile switching centers and to interconnect our network to the fixed line networks of China Telecommunications Corporation and the cellular networks of other operators. The following table summarizes the terms of these leases:

                                                 TERM                            EXPIRATION DATE
                                 -------------------------------------  ----------------------------------
Guangdong Mobile                 Ten years and two months from October  December 19, 2007, and to be
                                 20, 1997                               renewed automatically for another
                                                                        ten years(1)
Zhejiang Mobile                  Three years from January 1, 2000       December 31, 2002, and renewable
                                                                        subject to the agreement by the
                                                                        parties
Jiangsu Mobile                   Eight years from July 1, 1999          June 30, 2007, and to be renewed
                                                                        automatically for another year(2)
Fujian Mobile                    One year from January 1, 2000          December 31, 2000, and to be
                                                                        renewed automatically on an annual
                                                                        basis(1)
Henan Mobile                     One year from January 1, 2000          December 31, 2000, and to be
                                                                        renewed automatically on an annual
                                                                        basis(1)
Hainan Mobile                    One year from April 2, 2000            April 1, 2001, and to be renewed
                                                                        automatically on an annual
                                                                        basis(1)

---------------
(1) Unless either party notifies the other of its intention to terminate at least six months (at least three months in the cases of Fujian Mobile, Henan Mobile and Hainan Mobile) prior to the expiration of the term.

(2) Unless Jiangsu Mobile notifies the lessor of its intention to terminate at least three months prior to the expiration of the term and, after the renewed term, the lease is terminable at any time by either party upon three months' prior notice.

          Each of the companies that we have agreed to acquire has also entered into an agreement with the relevant subsidiary of China Telecommunications Corporation that operates the fixed line network in its network area in relation to the leasing of local transmission lines. In addition, each of Hebei Mobile, Liaoning Mobile, Shandong Mobile and Guangxi Mobile has also entered into an agreement with the relevant fixed line operator in relation to the leasing of intra-provincial long distance transmission lines, the term of which is the same as the lease agreement for local lines. The following table summarizes the terms of these agreements:

                                                   TERM                         EXPIRATION DATE(1)
                                    ----------------------------------  ----------------------------------
Beijing Mobile                      One year from August 8, 2000        August 7, 2001
Shanghai Mobile                     One year from August 10, 2000       August 9, 2001
Tianjin Mobile                      One year from August 10, 2000       August 9, 2001
Hebei Mobile                        One year from August 10, 2000       August 9, 2001
Liaoning Mobile                     One year from August 10, 2000       August 9, 2001
Shandong Mobile                     One year from August 10, 2000       August 9, 2001
Guangxi Mobile                      One year from August 10, 2000       August 9, 2001

---------------
(1) To be renewed automatically on an annual basis unless either party notifies the other of its intention to terminate at least three months prior to the expiration of the term.

LEASING OF SYNCHRONIZED CLOCK PORTS

     Under a lease agreement, each of Zhejiang Mobile, Fujian Mobile, Henan Mobile and Hainan Mobile leases synchronized clock ports from the relevant subsidiary of China Telecommunications Corporation that operates the fixed line network in its network area. The synchronized clocks ensure both the mobile and the fixed line networks run simultaneously. The following table summarizes the major terms of these lease agreements:

                          ANNUAL LEASE PAYMENT               TERM               EXPIRATION DATE(1)
                          --------------------   -----------------------------  ------------------
                          (RMB/CLOCK PORT)
Zhejiang Mobile                  24,000          From October 1, 1999 to        December 31, 2002
                                                 December 31, 2002
Fujian Mobile                    25,000          One year from January 1, 2000  December 31, 2000
Henan Mobile                     25,000          One year from January 1, 2000  December 31, 2000
Hainan Mobile                    25,000          One year from April 2, 2000    April 1, 2001

---------------
(1) To be renewed automatically on an annual basis unless either party notifies the other of its intention to terminate at least three months prior to the expiration of the term.

     Each of the companies that we have agreed to acquire has also entered into a lease agreement with the relevant subsidiary of China Telecommunications Corporation that operates the fixed line network in its network area in connection with its lease of synchronized clock ports from the fixed line operator. The following table summarizes the major terms of these lease agreements:

                          ANNUAL LEASE PAYMENT               TERM               EXPIRATION DATE(1)
                          --------------------   -----------------------------  ------------------
                          (RMB/CLOCK PORT)
Beijing Mobile                   25,000          One year from August 8, 2000   August 7, 2001
Shanghai Mobile                  25,000          One year from August 10, 2000  August 9, 2001
Tianjin Mobile                   25,000          One year from August 10, 2000  August 9, 2001
Hebei Mobile                     25,000          One year from August 10, 2000  August 9, 2001
Liaoning Mobile                  25,000          One year from August 10, 2000  August 9, 2001
Shandong Mobile                  25,000          One year from August 10, 2000  August 9, 2001
Guangxi Mobile                   25,000          One year from August 10, 2000  August 9, 2001

---------------
(1) To be renewed automatically on an annual basis unless either party notifies the other of its intention to terminate at least three months prior to the expiration of the term.

ACCOUNT PROCESSING SERVICES

     Shanghai Mobile has entered into an account processing service agreement with the subsidiary of China Telecommunications Corporation in Shanghai, under which the China Telecommunications Corporation subsidiary in Shanghai provides bill processing and mailing services to Shanghai Mobile. The following table summarizes the major terms of this agreement:

                            MONTHLY SERVICE FEE               TERM            EXPIRATION DATE(1)
                          ------------------------  ------------------------  ------------------
                          (RMB/MOBILE PHONE NUMBER)
Shanghai Mobile                     0.86            One year from August 10,  August 9, 2001
                                                    2000

---------------
(1) To be renewed automatically on an annual basis unless either party notifies the other of its intention to terminate at least three months prior to the expiration of the term.

COLLECTION SERVICES

     Zhejiang Mobile, Jiangsu Mobile and Henan Mobile handle their own payment collection. Each of Guangdong Mobile, Fujian Mobile and Hainan Mobile has entered into a service agreement with the relevant subsidiary of China Telecommunications Corporation that operates the fixed line network in its network area, under which the fixed line operator provides certain payment collection services to the mobile communications operator. The following table summarizes the major terms of these agreements:

                                 SERVICE FEE                      TERM              EXPIRATION DATE(1)
                          --------------------------  ----------------------------  ------------------
Guangdong Mobile          Market price                Three years from October 20,  October 19, 2000
                                                      1997
Fujian Mobile             RMB 0.01 for each RMB 1.00  One year from January 1,      December 31, 2000
                          collected                   2000
Hainan Mobile             RMB 0.01 for each RMB 1.00  One year from April 2, 2000   April 1, 2001
                          collected

---------------
(1) To be renewed automatically on an annual basis unless either party notifies the other of its intention to terminate at least three months prior to the expiration of the term. In the case of Guangdong Mobile, the lease is terminable at any time by Guangdong Mobile upon six months' prior notice.

     Beijing Mobile, Shanghai Mobile, Hebei Mobile, Liaoning Mobile and Shandong Mobile handle their own payment collections. Each of Tianjin Mobile and Guangxi Mobile has entered into a collection agreement with the relevant subsidiary of China Telecommunications Corporation that operates the fixed line network in its network area, under which the relevant fixed line operator provides collection services to the mobile communications operator. The following table summarizes the major terms of these agreements:

                                 SERVICE FEE                    TERM            EXPIRATION DATE(1)
                          --------------------------  ------------------------  ------------------
Tianjin Mobile            RMB 0.0075 for each RMB     One year from August 10,  August 9, 2001
                          1.00 collected              2000
Guangxi Mobile            RMB 0.01 for each RMB 1.00  One year from August 10,  August 9, 2001
                          collected                   2000

---------------
(1) To be renewed automatically on an annual basis unless either party notifies the other of its intention to terminate at least three months prior to the expiration of the term.

DISTRIBUTION AND MARKETING ARRANGEMENTS

     Each of our operating subsidiaries (except Guangdong Mobile) markets and sells its mobile communications services in part through authorized dealers under the control of the relevant subsidiary of China Telecommunications Corporation in its network area. The following table summarizes the major terms of these agreements:

                                 COMMISSION                     TERM                  EXPIRATION DATE
                          ------------------------    ------------------------    ------------------------
Zhejiang Mobile           RMB 300 per new contract    From October 1, 1999 to     December 31, 2000, and
                          subscriber acquired         December 31, 2000           renewable subject to
                                                                                  mutual agreement
Jiangsu Mobile            RMB 300 per new contract    Five years from January     January 1, 2003(1)
                          subscriber acquired         1, 1998
Fujian Mobile             Not lower than the          One year from January 1,    December 31, 2000, and
                          commission paid to          2000                        renewable subject to
                          authorized dealers not                                  mutual agreement
                          affiliated with China
                          Telecommunications
                          Corporation
Henan Mobile              RMB 250 per new contract    One year from January 1,    December 31, 2000, and
                          subscriber acquired; and    2000                        renewable subject to
                          an agency fee equal to                                  mutual agreement
                          5% of the total sales
                          value of all prepaid
                          card sales

                                 COMMISSION                     TERM                  EXPIRATION DATE
                          ------------------------    ------------------------    ------------------------
Hainan Mobile             RMB 250 (for bulk sales)    One year from April 2,      April 1, 2001, and to be
                          or RMB 150 (for retail      2000                        renewed automatically
                          sales) per new contract                                 subject to mutual
                          subscriber acquired, and                                agreement
                          an agency fee equal to
                          5% (for bulk sales) or
                          4% (for retail sales) of
                          the total sales values
                          of all prepaid card
                          sales

---------------
(1) To be renewed automatically for an additional year unless either party notifies the other of its intention to terminate at least three months prior to the expiration of the term.

     Guangxi Mobile markets its mobile communications services in part through authorized dealers under the control of China Telecommunications Corporation under an agency agreement with the fixed line operator in Guangxi. The following table summarizes the major terms of this agreement:

                                 COMMISSION                     TERM                 EXPIRATION DATE(1)
                          ------------------------    ------------------------    ------------------------
Guangxi Mobile            RMB 200 (for bulk sales)    From August 8, 2000 to      December 31, 2000
                          or RMB 100 (for retail      December 31, 2000
                          sales) per new contract
                          subscriber acquired, RMB
                          40 (for bulk sales) or
                          RMB 20 (for retail
                          sales) per prepaid card
                          subscriber acquired,
                          plus a service fee equal
                          to 12% (for bulk sales)
                          or 10% (for retail
                          sales) of the total
                          sales values of all
                          prepaid card sales

---------------
(1) To be renewed automatically for an additional year unless either party notifies the other of its intention to terminate at least three months prior to the expiration of the term.

EQUIPMENT MAINTENANCE SERVICES

     Fujian Mobile has entered into an equipment maintenance service agreement with a subsidiary of China Telecommunications Corporation in Fujian, under which the fixed line operator in Fujian provides maintenance services for the operating equipment of Fujian Mobile, such as transmission equipment, electrical equipment and other ancillary facilities. The following table summarizes the major terms of this agreement:

                          ANNUAL SERVICE FEE                         TERM               EXPIRATION DATE(1)
                          -----------------------------  -----------------------------  ------------------
Fujian Mobile             1% of the total book value of  One year from January 1, 2000  December 31, 2000 equipment maintained

---------------
(1) To be renewed automatically on an annual basis unless either party notifies the other of its intention to terminate at least three months prior to the expiration of the term.

     Each of Beijing Mobile, Tianjin Mobile and Guangxi Mobile has entered into an equipment maintenance service agreement with the relevant subsidiary of China Telecommunications Corporation that operates the fixed line network in its network area, under which the fixed line operator provides maintenance services for the operating equipment of the mobile communications operator. The following table summarizes the major terms of these agreements:

                          ANNUAL SERVICE FEE                           TERM               EXPIRATION DATE(1)
                          -------------------------------  -----------------------------  ------------------
Beijing Mobile            0.3% of the total book value of  One year from August 8, 2000   August 7, 2001
                          equipment maintained
Tianjin Mobile            Government rate, or rate agreed  One year from August 10, 2000  August 9, 2001 by the parties if there is no
                          government rate
Guangxi Mobile            Government rate, or rate agreed  One year from August 10, 2000  August 9, 2001 by the parties if there is no
                          government rate

---------------
(1) To be renewed automatically on an annual basis unless either party notifies the other of its intention to terminate at least three months prior to the expiration of the term.

     Tianjin Mobile and Beijing Mobile each also provides equipment maintenance services to the relevant fixed line operator in their respective network area under similar terms.

LEASING OF OFFICES AND SITES FOR NETWORK EQUIPMENT

     Each of our operating subsidiaries has leased certain premises from the relevant subsidiary of China Telecommunications Corporation that operates the fixed line network in its network area for use as offices, retail outlets, warehouses and sites for locating equipment. Fujian Mobile also leases to the fixed line operator in Fujian certain properties under similar terms.

     Under a lease agreement, each of the companies that we have agreed to acquire has also leased certain premises from the relevant subsidiary of China Telecommunications Corporation that operates the fixed line network in its network area for use as offices, retail outlets, warehouses and sites for locating equipment. Each of Beijing Mobile, Shanghai Mobile and Tianjin Mobile also leases to the fixed line operator in Beijing, Shanghai and Tianjin, respectively, certain properties under similar terms.

                                   MANAGEMENT

     The following table sets forth certain information concerning our directors, some of whom also serve as executive officers, as of September 30, 2000.

NAME                                               AGE                  POSITION
----                                               ---                  --------
Wang Xiaochu.....................................  42    Chairman; Chief Executive Officer
Li Zhenqun.......................................  54    Vice Chairman; Chief Operating Officer
Ding Donghua.....................................  63    Director; Chief Financial Officer
Li Gang..........................................  43    Director
Xu Long..........................................  43    Director
He Ning..........................................  38    Director
Liu Ping.........................................  54    Director
Yuan Jianguo.....................................  49    Director
Wei Yiping.......................................  48    Director
Arthur Li Kwok Cheung............................  54    Independent Non-Executive Director
Antony Leung Kam Chung...........................  48    Independent Non-Executive Director

     Mr. Wang Xiaochu is our Chairman and our Chief Executive Officer. Mr. Wang is in charge of our overall management. Prior to joining us, Mr. Wang served as the Director General of the Tianjin Posts and Telecommunications Administration. He also served as Director and Deputy Director of the Hangzhou Telecommunications Bureau in Zhejiang Province. He was responsible for the development of China's telephone network management systems and various other information technology projects. Mr. Wang graduated from the Beijing University of Posts and Telecommunications in 1980 and has over 19 years of management experience in the telecommunications industry. Since April 2000, Mr. Wang has been a Vice President of China Mobile Communications Corporation.

     Mr. Li Zhenqun is our Vice Chairman and our Chief Operating Officer. Mr. Li is in charge of our business operations and investor relations. He joined us on August 11, 2000. Since 1998 and prior to joining us, Mr. Li was the Director of the Xiamen Telecommunications Bureau. He also served as the Director of the Xiamen Posts and Telecommunications Bureau in Fujian Province from 1984 to 1998. He graduated from Peking University in 1970. Mr. Li Zhenqun has 28 years of management experience in the telecommunications industry.

     Mr. Ding Donghua is a Director and our Chief Financial Officer. Mr. Ding is in charge of our overall financial management. He was previously the Chief Economist, Chief Accountant, Deputy Chief Economist and Department Director of the Guangdong Posts and Telecommunications Administration. He graduated from the Beijing University of Posts and Telecommunications in 1961 and has 38 years of management experience in the telecommunications industry, as well as in economics and finance.

     Mr. Li Gang is a Director. He is the Chairman and President of Guangdong Mobile. Mr. Li previously served as the Chief of the Network Maintenance Division and a Deputy Chief of the Telecommunications Division of the Guangdong Posts and Telecommunications Administration. Mr. Li graduated from Beijing University of Posts and Telecommunications in 1985 and has over 26 years of experience in the telecommunications industry.

     Mr. Xu Long is a Director. He is the Chairman and President of Zhejiang Mobile. Mr. Xu previously served as a Deputy Director General of the Zhejiang Posts and Telecommunications Administration, the Director of the General Office of the Zhejiang Posts and Telecommunications Administration, the President of Zhejiang Nantian Posts and Telecommunications Group Company and a Deputy Director of the Shaoxing Posts and Telecommunications Bureau in Zhejiang Province. Mr. Xu graduated from Zhejiang University of Broadcasting and Television in 1985. He is a senior economist and has over 22 years of experience in the telecommunications industry.

     Mr. He Ning is a Director. Mr. He is the Chairman and President of Jiangsu Mobile. Mr. He previously served as a Deputy Director General of the Jiangsu Posts and Telecommunications Administration, the Director and Deputy Director of the Jiangsu Mobile Communications Bureau and Deputy Director of the Zhenjiang Posts and Telecommunications Bureau in Jiangsu Province. He graduated from the Nanjing Institute of Posts and Telecommunications in 1983, and has 16 years of experience in the telecommunications industry.

     Mr. Liu Ping is a Director. He is the Chairman and President of Fujian Mobile. Mr. Liu previously served as a Deputy Director General of the Fujian Posts and Telecommunications Administration and Director of the Fuzhou Post and Telecommunications Bureau. Mr. Liu graduated from Nanjing Institute of Posts and Telecommunications in 1985 and has over 22 years of experience in the telecommunications industry.

     Mr. Yuan Jianguo is a Director. He is the Chairman and President of Henan Mobile. Mr. Yuan previously served as the Deputy Director General of the Henan Posts and Telecommunications Administration and as a Director and Deputy Director of the Henan Mobile Communications Bureau. Mr. Yuan holds a masters degree in Economic Law from the Chinese Academy of Social Sciences and has 29 years of experience in the telecommunications industry.

     Mr. Wei Yiping is a Director. He is the Chairman and President of Hainan Mobile. Mr. Wei previously served as the Deputy Director General of the Hainan Posts and Telecommunications Administration and as Director of the Sanya Posts and Telecommunications Bureau. Mr. Wei graduated from the Xi'an Foreign Languages Institute in 1976 and has 29 years of experience in the telecommunications industry.

     Professor Arthur Li Kwok Cheung is a Director. Professor Li is the Vice Chancellor of the Chinese University of Hong Kong, a Non-Executive Director of Glaxo Wellcome plc, a Director of the Bank of East Asia Limited and a Non-Executive Director and Chairman of the Board of Regal Hotel Group plc. He holds a doctorate degree in medicine from Cambridge University and an honorary doctorate degree in science. He previously served as a board member of the Hong Kong Hospital Authority and President of the College of Surgeons of Hong Kong. Professor Li was an Advisor on Hong Kong Affairs to the People's Republic of China, a Member of the Basic Law Consultative Committee, a Member of the Preparatory Committee of the Hong Kong Special Administrative Region of the National People's Congress, a Member of the Selection Committee of the First Government of the Hong Kong Special Administrative Region and was also a Committee Member of the Ninth Annual Chinese People's Political Consultative Conference.

     Mr. Antony Leung Kam Chung is a Director. Mr. Leung is Chairman for the Asia Pacific region of The Chase Manhattan Bank. He graduated from the University of Hong

Kong and completed the Advanced Management Program at Harvard Business School. Mr. Leung's public service appointments include Member of the Executive Council of the Hong Kong Special Administrative Region, Chairman of the Education Commission and Member of the Exchange Fund Advisory Committee.

     There is no family relationship between any of our directors or executive officers and any other of our directors or executive officers.

COMPENSATION OF DIRECTORS AND OFFICERS

     The aggregate amount of compensation that we paid to our directors and executive officers during 1999 for services performed as our directors, officers or employees was HK$10,564,347 (US$1,361,104).

     The compensation paid to our directors will not be varied as a result of the acquisition.

SHARE OPTION SCHEME

     We have adopted a share option scheme under which our directors may, at their discretion, invite our employees, including executive directors, including those of our subsidiaries, to take up options to subscribe for ordinary shares up to a maximum aggregate number of ordinary shares equal to 10% of our total issued share capital. The consideration payable by a participant for the grant of an option under the share option scheme will be HK$1.00. The price for a share payable by a participant upon the exercise of an option will be determined by our directors in their discretion, except that the price may not be set below a minimum price which is the higher of (A) the nominal value of a share and (B) 80% of the average of the closing prices of ordinary shares on the Hong Kong Stock Exchange on the five trading days immediately preceding the date of grant of the option. The period during which an option may be exercised will be determined by the directors in their discretion, except that no option may be exercised later than 10 years after the adoption date of the scheme.

     On April 20, 1999, Shi Cuiming, our former Chairman and Chief Executive Officer, exercised options to purchase an aggregate of 2,900,000 shares, and Chen Zhaobin, our former Vice Chairman and President, exercised options to purchase an aggregate of 2,600,000 shares, each at the exercise price of HK$11.10 per share. On September 9, 1999, each of Lu Errui and Zhu Jianhua, who were our former Directors, exercised options to purchase 1,000,000 shares, each at the exercise price of HK$11.10 per share.

     As of June 30, 2000, options exercisable for an aggregate of 18,294,000 shares had been granted to the following Directors (or person who was a Director at any time during 2000) under our share option scheme and were outstanding:

     These following options are exercisable at a price of HK$11.10 per share through March 8, 2006:

                                                               NUMBER OF SHARES
DIRECTOR                                                      COVERED BY OPTIONS
--------                                                      ------------------
Li Ping(1)..................................................      2,400,000
Ding Donghua................................................      2,100,000

     The following options are exercisable at a price of HK$33.91 per share through October 7, 2007:

                                                               NUMBER OF SHARES
DIRECTOR                                                      COVERED BY OPTIONS
--------                                                      ------------------
Wang Xiaochu................................................      3,900,000
Li Ping(1)..................................................      1,200,000
Ding Donghua................................................      1,100,000
Li Gang.....................................................      1,000,000
He Ning.....................................................      1,000,000

     On April 25, 2000, options exercisable for an aggregate of 31,590,000 shares were granted to employees under our share option scheme. The options are exercisable at a price of HK$45.04 per share through October 7, 2007. Options exercisable for 5,594,000 shares of the 31,590,000 shares were granted to the following directors:

                                                               NUMBER OF SHARES
DIRECTOR                                                      COVERED BY OPTIONS
--------                                                      ------------------
Wang Xiaochu................................................        200,000
Li Ping(1)..................................................        200,000
Ding Donghua................................................        200,000
Li Gang.....................................................        180,000
Xu Long.....................................................      1,170,000
He Ning.....................................................        166,000
Liu Ping....................................................      1,162,000
Yuan Jianguo................................................      1,160,000
Wei Yiping..................................................      1,156,000

---------------
(1) Li Ping resigned as our Director, Vice Chairman, Executive Vice President and Joint Company Secretary effective August 11, 2000.

MISCELLANEOUS

     As of June 30, 2000, the following Directors (or person who was a Director at any time during 2000) have interests in our share capital:

DIRECTOR                                                      NUMBER OF ADSS
--------                                                      --------------
Wang Xiaochu................................................       100
Li Ping(1)..................................................       200
Ding Donghua................................................       100

     As of July 5, 2000, the ratio of ADS to shares changed from one ADS representing 20 shares to one ADS representing 5 shares. Hence the number of ADSs held by the above-named directors increased as of July 5, 2000 as follows:

DIRECTOR                                                      NUMBER OF ADSS
--------                                                      --------------
Wang Xiaochu................................................       400
Li Ping(1)..................................................       800
Ding Donghua................................................       400

---------------
(1) Li Ping resigned as our Director, Vice Chairman, Executive Vice President and Joint Company Secretary effective August 11, 2000.

     Save as disclosed above, as of June 30, 2000, none of our Directors had, or was deemed to have, any interests in our share capital or any of our associated corporations (within the meaning of the Hong Kong Securities (Disclosure of Interests) Ordinance) which were:

     - required to be notified to us and the Hong Kong Stock Exchange in accordance with Section 28 of the Ordinance (including interests which they are deemed or taken to have under Section 31 of, or part 1 of the Schedule to, the Ordinance);

     - required to be entered in the register in accordance with Section 29 of the Ordinance; or

     - required to be notified to us and the Hong Kong Stock Exchange in accordance with the Hong Kong Model Code for Securities Transactions by Directors of Listed Companies.

     Except as disclosed in this prospectus:

     - there are no existing or proposed service contracts (excluding contracts expiring or terminable by the employer within one year without payment of compensation (other than statutory compensation)) between:

        - China Mobile (HK), its subsidiaries and any of their respective directors; and

        - the companies that we have agreed to acquire and their respective directors;

     - none of our directors, KPMG or Chesterton Petty Limited is interested, directly or indirectly, in any assets which have been within the two years immediately preceding the date of this prospectus acquired or disposed of by or leased to any of us, our subsidiaries, or any of the companies that we have agreed to acquire or are proposed to be so acquired, disposed of or leased; and

     - none of our directors is materially interested in any contract or arrangement subsisting at the date of this prospectus which is significant in relation to our business or the business of the companies that we have agreed to acquire.

                         OWNERSHIP OF CHINA MOBILE (HK)

     As of October 3, 2000, China Mobile Hong Kong (BVI) Limited, a subsidiary of China Mobile (Hong Kong) Group Limited, owned approximately 75% of our outstanding shares. Immediately following the completion of the concurrent share offering and convertible note offering and the acquisition, China Mobile Communications Corporation will indirectly own approximately 75.82% of our outstanding shares (or approximately 75% if the underwriters' overallotment option is exercised in full).

     The following table sets forth certain information regarding ownership of our capital stock as of October 3, 2000 by all persons who own more than 10% of our shares:

     - before the share offering and convertible note offering; and

     - after the share offering and convertible note offering and the acquisition (including the issuance of 1,005,008,218 ordinary shares in the share offering and the issuance of 3,616,032,566 ordinary shares to China Mobile Hong Kong (BVI) Limited as part of the purchase price for the acquisition).

                                   NUMBER OF SHARES OWNED                  PERCENTAGE OF OUTSTANDING SHARES
                         ------------------------------------------   ------------------------------------------
                         BEFORE THE OFFERINGS   AFTER THE OFFERINGS   BEFORE THE OFFERINGS   AFTER THE OFFERINGS
SHAREHOLDER                AND ACQUISITION        AND ACQUISITION       AND ACQUISITION      AND ACQUISITION(1)
-----------              --------------------   -------------------   --------------------   -------------------
China Mobile Hong Kong
  (BVI) Limited........     10,283,195,021        13,899,227,587             75.00%                 75.82%

---------------
(1) Assumes that the balance of the cash portion of the total purchase price for the acquisition after application of our internal cash resources and the gross proceeds from the share offering and the convertible bond offering and from the Reminbi loans will be paid in the form of additional shares to China Mobile Hong Kong (BVI) Limited. If such balance is financed by the gross proceeds from the full exercise of the underwriters' overallotment option, the percentage will be approximately 75%.

     We are not aware of any arrangement that may at a subsequent date result in a change of control over us.

                          DESCRIPTION OF SHARE CAPITAL

     As of October 3, 2000, our authorized share capital consisted of 16,000,000,000 ordinary shares, of which 13,710,261,021 ordinary shares were outstanding. Our board of directors has proposed, subject to approval by our independent shareholders, to increase our authorized share capital to ordinary shares. Many of the following statements are summaries of certain provisions of our Memorandum of Association and Articles of Association and the Companies Ordinance (Chapter 32) of Hong Kong.

GENERAL

     All of our issued shares are fully paid. Certificates representing the shares are issued in registered form. Our shareholders who are non-residents of Hong Kong for exchange control purposes may freely hold and vote their shares. The shares are not entitled to any sinking fund or redemption rights.

VOTING RIGHTS

     Under the Companies Ordinance, any action to be taken by the shareholders in a general meeting requires the affirmative vote of either an ordinary or a special resolution passed at the meeting. An ordinary resolution is one passed by the majority of such shareholders as are entitled to, and do, vote in person or by proxy at a general meeting. A special resolution is one passed by not less than three-quarters of such shareholders as are entitled to, and do, vote in person or by proxy at a general meeting. Generally, resolutions of shareholders are passed by ordinary resolution. However, the Companies Ordinance stipulates that certain matters may only be passed by special resolutions.

     At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded by:

     - the chairman of the meeting;

     - at least three members present in person or by proxy and entitled to vote at the meeting;

     - any member or members present in person or by proxy and representing in the aggregate not less than one-tenth of the total voting rights of all members having the right to attend and vote at the meeting; or

     - any member or members present in person or by proxy and holding shares conferring a right to attend and vote at the meeting on which there have been paid up sums in the aggregate equal to not less than one-tenth of the total sum paid up on all shares conferring that right.

     Subject to any special rights, privileges or restrictions as to voting that may from time to time be attached to any class or classes of shares, on a show of hands, every individual shareholder who is present in person and every corporate shareholder who is present by a representative duly authorized under section 115 of the Companies Ordinance has one vote.

     On a poll, every shareholder present in person or, if the shareholder is a corporation, by duly authorized representative, or by proxy has one vote for every share of which he is the shareholder which is fully paid up or credited as fully paid up.

However, no amount paid up or credited as paid up on a share in advance of calls or installments is treated for the foregoing purposes as paid up on the share.

     There are no cumulative voting rights. Accordingly, the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so.

MODIFICATION OF RIGHTS

     All or any of the rights from time to time attaching to any class of shares (unless otherwise provided for by the terms of issue of the shares of that class) may, subject to the provisions of the Companies Ordinance, be varied or abrogated with the consent in writing of the holders of not less than three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of shares of that class.

ISSUE OF SHARES

     Under the Companies Ordinance, our directors may, without prior approval of the shareholders, offer to issue new shares to existing shareholders pro rata. The directors may not issue new shares in any other manner without the prior approval of the shareholders in a general meeting. Any such approval given in a general meeting will continue in force until the conclusion of the following annual general meeting or the expiration of the period within which the next annual general meeting is required by law to be held or when revoked or varied by an ordinary resolution of the shareholders in a general meeting, whichever comes first. If such approval is given, the unissued shares shall be at the disposal of the board of directors, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the directors may determine. On June 16, 2000, our shareholders granted our directors a general mandate to issue up to 20% of our share capital in issue as at that date (to be increased by shares repurchased by us after that date up to a maximum of 10% of our share capital in issue as at that date).

DIVIDENDS

     Subject to the Companies Ordinance and as set out in the Articles of Association, the shareholders in a general meeting may from time to time declare dividends to be paid to the shareholders according to their rights and interests in the profits available for distribution, but no dividend shall be declared in excess of the amount recommended by the board.

     In addition to any dividends declared in a general meeting upon the recommendation of the board of directors, the board of directors may from time to time declare and pay to the members such interim dividends as appear to the board of directors to be justified by our reserves. The board of directors may also pay any dividend which may be payable at a fixed rate on a particular class of our shares, from time to time, whenever our reserves, in the opinion of the board of directors, justify such payment.

WINDING UP

     If we are wound up, the liquidator (whether voluntary or official) may, with the sanction of a special resolution, divide among the shareholders in specie or in kind the whole or any part of our assets or vest any part of our assets in trustees upon such trusts for the benefit of the shareholders or any of them as the resolution shall provide.

MISCELLANEOUS

     The shareholders are not entitled to any redemption rights, conversion rights or preemptive rights on the transfer of our securities.

     Our registered office is located at 60th Floor, The Center, 99 Queen's Road Central, Hong Kong, China. The transfer agent and registrar for the shares is HKSCC Registrars Limited, 2nd Floor, Vicwood Plaza, 199 Des Voeux Road Central, Hong Kong, China.

     Since June 30, 2000, 32,000 shares have been issued to employees upon the exercise of options at an exercise price of HK$45.04 per share, and 3,800,000 shares have been issued to Li Ping, our former director, Vice Chairman, Executive Vice President and Joint Company Secretary, upon the exercise of options at exercise prices of HK $11.10 (in respect of 2,400,000 shares), HK $33.91 (in respect of 1,200,000 shares) and HK$45.04 (in respect of 200,000 shares) per share.

                  DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

AMERICAN DEPOSITARY RECEIPTS

     The Bank of New York will issue the ADRs. Each ADR will represent ownership interests in five shares (or the right to receive five shares) which we will deposit with The Hongkong and Shanghai Banking Corporation Limited (or HSBC), as custodian, in Hong Kong. Each ADR will also represent securities, cash or other property deposited with The Bank of New York but not distributed to ADR holders. The Bank of New York's Corporate Trust Office is located at 101 Barclay Street, New York, NY 10286. Its principal executive office is located at One Wall Street, New York, New York 10286. HSBC's office is located at 1 Queen's Road Central, Hong Kong, China.

     You may hold ADRs either directly or indirectly through your broker or other financial institution. If you hold ADRs directly, you are an ADR holder. This description assumes you hold your ADRs directly. If you hold the ADRs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

     Because The Bank of New York will actually hold the shares, you must rely on it to exercise the rights of a shareholder. The obligations of The Bank of New York are set out in an agreement among us, The Bank of New York and you, as an ADR holder. The deposit agreement and the ADRs are generally governed by New York law.

     The following is a summary of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire agreement and the ADR.
Directions on how to obtain copies of these are provided on page     of this
prospectus.

SHARE DIVIDENDS AND OTHER DISTRIBUTIONS

     HOW WILL YOU RECEIVE DIVIDENDS AND OTHER DISTRIBUTIONS ON THE SHARES?

     The Bank of New York has agreed to pay to you the cash dividends or other distributions it receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADRs represent.

     - CASH. The Bank of New York will convert any cash dividend or other cash distribution we pay on the shares into US dollars, if it can do so on a reasonable basis and can transfer the US dollars to the United States. If that is not possible or if any approval from the Hong Kong government is needed and cannot be obtained, the deposit agreement allows The Bank of New York to distribute the Hong Kong dollars only to those ADR holders to whom it is possible to do so. It will hold the Hong Kong dollars it cannot convert for the account of the ADR holders who have not been paid. It will not invest the Hong Kong dollars and it will not be liable for any interest.

       Before making a distribution, any withholding taxes that must be paid under Hong Kong law will be deducted. The Bank of New York will distribute only whole US dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when The Bank of New York cannot convert the Hong Kong dollars, you may lose some or all of the value of the distribution.

     - SHARES. The Bank of New York may (or shall upon our request) distribute new ADRs representing any shares we distribute as a dividend or free distribution, if we furnish it promptly with satisfactory evidence that it is legal to do so. The Bank of New York will only distribute whole ADRs. It will sell shares which would require it to issue a fractional ADR and distribute the net proceeds in the same way as it does with cash. If The Bank of New York does not distribute additional ADRs, each ADR will also represent the new shares.

     - RIGHTS TO RECEIVE ADDITIONAL SHARES. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, The Bank of New York may (after consultation with us) make these rights available to you. We must first instruct The Bank of New York to do so and furnish it with satisfactory evidence that it is legal to do so. If we do not furnish this evidence and/or give these instructions, and The Bank of New York decides it is practical to sell the rights, The Bank of New York will sell the rights and distribute the proceeds in the same way as it does with cash. The Bank of New York may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

       If The Bank of New York makes rights available to you, upon your instruction it will exercise the rights and purchase the shares on your behalf. The Bank of New York will then deposit the shares and issue ADRs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

       U.S. securities laws may restrict the sale, deposit, cancellation, and transfer of the ADRs issued after exercise of rights. For example, you may not be able to trade the ADRs freely in the United States. In this case, The Bank of New York may issue the ADRs under a separate restricted deposit agreement which will contain the same provisions as the deposit agreement, except for changes needed to put the restrictions in place.

     - OTHER DISTRIBUTIONS. The Bank of New York will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, The Bank of New York has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADRs will also represent the newly distributed property.

     The Bank of New York is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADRs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, shares, rights or anything else to ADR holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

DEPOSIT, WITHDRAWAL AND CANCELLATION

     HOW DOES THE DEPOSITARY ISSUE ADRS?

     The Bank of New York will issue ADRs if you or your broker deposit shares or evidence of rights to receive shares with HSBC. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will register the appropriate number of ADRs in the names you request and will deliver the ADRs at its Corporate Trust Office to the persons you request.

     HOW DO ADR HOLDERS CANCEL AN ADR AND OBTAIN SHARES?

     You may turn in your ADRs at The Bank of New York's Corporate Trust Office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will deliver (1) the underlying shares to an account designated by you and (2) any other deposited securities underlying the ADR at the office of HSBC. Or, at your request, risk and expense, The Bank of New York will deliver the deposited securities at its Corporate Trust Office.

VOTING RIGHTS

     HOW DO YOU VOTE?

     You may instruct The Bank of New York to vote the shares underlying your ADRs but only if we ask The Bank of New York to ask for your instructions. Otherwise, you won't be able to exercise your right to voting unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

     If we ask for your instructions, The Bank of New York will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will:

     - describe the matters to be voted on; and

     - explain how you, on a certain date, may instruct The Bank of New York to vote the shares or other deposited securities underlying your ADRs as you direct.

     For instructions to be valid, The Bank of New York must receive them on or before the date specified. The Bank of New York will try, as far as practical, subject to Hong Kong law and the provisions of our Memorandum and Articles of Association, to vote or to have its agents vote the shares or other deposited securities as you instruct. If The Bank of New York does not receive your valid instruction, they will deem that you have instructed them to give a discretionary proxy to a person designated by us to vote such deposited securities. In the case of any proposed action that would, pursuant to our Articles of Association, entitle the holders of shares to vote as a separate group and we notify the depositary in writing of that fact, if the Depositary does not receive instructions from the Owner, the Depositary will not be deemed to have been granted a discretionary proxy and the Depositary will not vote or attempt to exercise this right to vote that attaches to the shares or other deposited securities.

     We cannot assure you that you will receive the voting materials in time to ensure that you can instruct The Bank of New York to vote your shares. In addition, The Bank of New York and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

FEES AND EXPENSES

ADR HOLDERS MUST PAY:                    FOR:
---------------------------------------  -------------------------------------------
$5.00 (or less) per 100 ADSs             - Each issuance of an ADS, including as a
                                           result of a distribution of shares or
                                           rights or other property
                                         - Each cancellation of an ADS, including if
                                           the deposit agreement terminates
                                         - Each distribution of securities (other
                                           than shares or ADSs), treating the
                                           securities as if they were shares for
                                           purpose of calculating fees
---------------------------------------  -------------------------------------------
$.02 (or less) per ADS                   - Any cash distribution
---------------------------------------  -------------------------------------------
Registration or transfer fees            - Transfer and registration of shares on
                                           the share register of our transfer agent
                                           and registrar in Hong Kong from your name
                                           to the name of The Bank of New York or
                                           its agent when you deposit or withdraw
                                           shares
---------------------------------------  -------------------------------------------
Expenses of The Bank of New York         - Conversion of Hong Kong dollars to US
                                           dollars
                                         - Cable, telex and facsimile transmission
                                           expenses (if expressly provided in the
                                           deposit agreement)
---------------------------------------  -------------------------------------------
Taxes and other governmental charges     - As necessary.
The Bank of New York or HSBC have to
pay on any ADR or share underlying an
ADR, for example, stock transfer taxes,
stamp duty or withholding taxes
---------------------------------------  -------------------------------------------

PAYMENT OF TAXES

     You will be responsible for any taxes or other governmental charges payable on your ADRs or on the deposited securities underlying your ADRs. The Bank of New York may refuse to transfer your ADRs or allow you to withdraw the deposited securities underlying your ADRs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities underlying your ADRs to pay any taxes owed and you will remain liable for any deficiency. If it sells deposited securities, it will, if appropriate, reduce the number of ADRs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

RECLASSIFICATIONS, RECAPITALIZATIONS AND MERGERS

IF WE:                                                    THEN:
------------------------------------  ----------------------------------------------
- Change the nominal or par value of  The cash, shares or other securities received
  our shares                          by The Bank of New York will become deposited
- Reclassify, split up or             securities. Each ADR will automatically
  consolidate any of the deposited    represent its equal share of the new deposited
  securities                          securities.
- Distribute securities on the        The Bank of New York may, and will if we ask
  shares that are not distributed to  them to, distribute some or all of the cash,
  you                                 shares or other securities it received. It may
- Recapitalize, reorganize, merge,    also issue new ADRs or ask you to surrender
  liquidate, sell all or              your outstanding ADRs in exchange for new ADRs
  substantially all of our assets,    identifying the new deposited securities.
  or take any similar action
------------------------------------  ----------------------------------------------

AMENDMENT AND TERMINATION

     HOW MAY THE DEPOSIT AGREEMENT BE AMENDED?

     We may agree with The Bank of New York to amend the deposit agreement and the ADRs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes and other governmental charges or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses of The Bank of New York, or prejudices an important right of ADR holders, it will only become effective 30 days after The Bank of New York notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADR, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

     HOW MAY THE DEPOSIT AGREEMENT BE TERMINATED?

     The Bank of New York will terminate the deposit agreement if we ask it to do so. The Bank of New York may also terminate the deposit agreement if The Bank of New York has told us that it would like to resign and we have not appointed a new depositary bank within 120 days. In both cases, The Bank of New York must notify you at least 120 days before termination.

     After termination, The Bank of New York and its agents will be required to do only the following under the deposit agreement:

     - collect distributions on the deposited securities; and

     - deliver shares and other deposited securities upon cancellation of ADRs.

     One year after termination, The Bank of New York will, if practical, sell any remaining deposited securities by public or private sale. After that, The Bank of New York will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. The Bank of New York's only obligations will be to account for the money and other cash and with respect to indemnification. After termination our only obligations will be with respect to indemnification and to pay certain amounts to The Bank of New York.

LIMITATIONS ON OBLIGATIONS AND LIABILITY TO ADR HOLDERS

    LIMITS ON OUR OBLIGATIONS AND THE OBLIGATIONS OF THE DEPOSITARY; LIMITS ON LIABILITY TO HOLDERS OF ADRS

     The deposit agreement expressly limits our obligations and the obligations of The Bank of New York. It also limits our liability and the liability of The Bank of New York. We and The Bank of New York:

     - are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

     - are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

     - are not liable if either of us exercises discretion permitted under the deposit agreement;

     - have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf or on behalf of any other party;

     - may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

     In the deposit agreement, we and The Bank of New York agree to indemnify each other under certain circumstances.

     REQUIREMENTS FOR DEPOSITARY ACTIONS

     Before The Bank of New York will issue or register transfer of an ADR, make a distribution on an ADR, or permit withdrawal of shares, The Bank of New York may require:

     - payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

     - production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

     - compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

     The Bank of New York may refuse to deliver, transfer, or register transfers of ADRs generally when the transfer books of The Bank of New York, China Mobile
(HK) or our transfer agent and registrar in Hong Kong are closed or at any time if The Bank of New York or China Mobile (HK) thinks it advisable to do so.

     YOUR RIGHT TO RECEIVE THE SHARES UNDERLYING YOUR ADRS

     You have the right to cancel your ADRs and withdraw the underlying shares at any time except:

     - when temporary delays arise because the Bank of New York or China Mobile
       (HK) has closed its transfer books, the transfer of shares is blocked to permit voting at a shareholders' meeting or we are paying a dividend on the shares;

     - when you or other ADR holders seeking to withdraw shares owe money to pay fees, taxes and similar charges; or

     - when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of shares or other deposited securities.

     This right of withdrawal may not be limited by any other provision of the deposit agreement.

PRE-RELEASE OF ADRS

     In certain circumstances, subject to the provisions of the deposit agreement, The Bank of New York may execute and deliver ADRs before deposit of the underlying shares. This is called a pre-release of the ADR. The Bank of New York may also deliver shares upon receipt and cancellation of pre-released ADRs (even if the ADRs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to The Bank of New York. The Bank of New York may receive ADRs instead of shares to close out a pre-release. The Bank of New York may pre-release ADRs only under the following conditions:

          (1) before or at the time of the pre-release, the person to whom the pre-release is being made must represent to The Bank of New York in writing that it or its customer:

        - owns the shares or ADRs to be deposited,

        - assigns all beneficial interest and title in the shares or ADRs to The Bank of New York in its capacity as depositary and for the benefit of the owners, and

        - will not take any action with respect to the shares or ADRs that is inconsistent with the transfer of beneficial ownership including disposing the shares or ADRs without the prior consent of The Bank of New York (other than in satisfaction of the pre-release);

          (2) the pre-release must be fully collateralized with cash or other collateral that The Bank of New York considers appropriate; and

          (3) The Bank of New York must be able to close out the pre-release on not more than five business days' notice. The pre-release will be subject to indemnities and applicable credit regulations that The Bank of New York reasonably considers appropriate.

     In addition, The Bank of New York will limit the number of ADRs that may be outstanding at any time as a result of pre-release, although The Bank of New York may disregard the limit from time to time, if it thinks it is appropriate to do so.

                      DESCRIPTION OF THE CONVERTIBLE NOTES

     The convertible notes will be issued under an indenture to be dated as of
             , 2000, between us and The Bank of New York, as trustee. The Trust Indenture Act of 1939, as amended, will govern the terms of the indenture. References to "we", "us", "our" and "China Mobile (HK)" in this section refer only to China Mobile (Hong Kong) Limited and its successors under the indenture and do not include subsidiaries of China Mobile (HK).

     The following description of the terms of the indenture and the convertible notes is a summary. This summary does not restate the indenture or the convertible notes in full and excludes certain definitions and complex legal terminology contained in the indenture. While we believe this summary contains all of the information about the indenture important to your decision to purchase the convertible notes, it does not include all of the provisions of the indenture that you may feel are important. It is the indenture, and not this summary, that will define your rights as a holder of convertible notes. Copies of the proposed form of indenture have been filed as an exhibit to the registration statement of which this prospectus is a part and are available as set forth under "Where You Can Find More Information" elsewhere in this prospectus.

GENERAL

     We will issue US$600 million aggregate principal amount of convertible notes. The convertible notes will be unsecured, senior, unsubordinated indebtedness of China Mobile (HK), and will rank equal to our present and future unsecured, senior, unsubordinated indebtedness, as described below under
"-- Ranking" on page --. We are required to pay the principal amount of the
convertible notes when they mature on              ,      .

     The convertible notes will bear interest at the rate per annum indicated on
the cover page of this prospectus from              , 2000 or from the most
recent interest payment date to which interest has previously been paid or
provided for. Starting from              , 2001, the first interest payment
date, we will pay interest semiannually on                 and
of each year to holders of convertible notes on the                 or
                immediately preceding such interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. If we default on any principal payment, whether at the stated maturity or otherwise, the convertible notes will continue to accrue interest and, to the extent permitted by law, interest will accrue on any overdue interest at the interest rate applicable to the convertible notes.

     You may convert the convertible notes into our shares or ADSs at any time after 30 days from the original issuance of the convertible notes and before the close of business on the third business day prior to the earlier of (1) the
maturity date, which is              ,      or (2) the redemption date fixed for
early redemption. The initial conversion price per share and per ADS will be as stated on the front cover page of this prospectus, but may be subsequently adjusted. More details about the conversion are described below under "-- Conversion" on page --.

     We may redeem the convertible notes at our option in whole but not in part
at any time on or after                 ,                 at 100% of the
principal amount plus any accrued and unpaid interest to the redemption date, if the closing price of our shares for each of the 30 consecutive trading days as described below in "-- Optional Redemption by China Mobile (HK)" on page -- exceeds the conversion price per share by a percentage as described in that section. In addition, the convertible notes may be subject to redemption at our option as set forth below under "-- Optional Tax Redemption by China Mobile (HK)" on page --. You may require us to repay the convertible notes at your option as described below under "-- Repayment at Option of Holders" on page --.

     The convertible notes will not be entitled to the benefits of any sinking fund.

     The convertible notes will be issued only in fully registered form, in denominations of US$1,000 and integral multiples of US$1,000.

     All calculations relating to redemption and conversion, including adjustment of conversion price, will be made to the nearest 0.01 of a share or ADS or other property or the nearest cent. Fractions of shares or ADSs will not be issued upon conversion and no cash adjustment will be made in respect of such fractions.

RANKING

     The convertible notes will be unsecured, senior and unsubordinated obligations of China Mobile (HK). The convertible notes will at all times have the same right of payment without preference among themselves. In addition, the convertible notes will have the same right of payment as all our other existing and future unsecured, senior, unsubordinated obligations and will be senior in right of payment to all of our existing and future obligations that are expressly subordinated in right of payment to the convertible notes. The convertible notes, however, will be effectively subordinated to any of our secured obligations with respect to assets that secure such obligations. Subject to the limitations discussed below, we and our subsidiaries may incur additional debt in the future.

     We are a holding company and conduct our business through our subsidiaries. We have no significant assets other than the capital stock of our subsidiaries. We will be dependent on the cash flow of our subsidiaries to meet our payment obligations, including the obligation to make payments on the convertible notes. Our subsidiaries have no obligation to pay any amounts due under the convertible notes or to make any funds available to us for that purpose, whether through dividends, loans or other payments. Our right to receive the assets of our subsidiaries upon a liquidation or reorganization will be effectively subordinated to the rights of all existing and future creditors of our subsidiaries.

     As of June 30, 2000, we had consolidated debt of approximately RMB 10,902 million (US$1,317 million). This amount includes the US$600 million 7 7/8% notes due 2004 we issued in November 1999 which are unsecured, senior, unsubordinated indebtedness of China Mobile (HK), and approximately RMB 5,945 million (US$718 million) in unsecured debt of our subsidiaries. As of June 30, 2000, after giving pro forma effect to the convertible note offering, bank borrowing by China Mobile (Shenzhen) and the debt of the companies that we have agreed to acquire assumed by us in connection with the acquisition, we would have had consolidated debt of approximately RMB 44,496 million (US$5,375 million), of which RMB 34,572 million (US$4,176 million) would have been debt of our subsidiaries (including these companies). Approximately RMB 100 million (US$12 million) of this consolidated debt would have been secured debt.

GLOBAL SECURITIES AND BOOK-ENTRY SYSTEM

     The convertible notes will be represented by global securities registered in the name of Cede & Co., as nominee of the Depository Trust Company. Beneficial interests in the global securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depository Trust Company and its participants, including Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System, and Clearstream Banking, societe anonyme.

     No global security may be exchanged in whole or in part for convertible notes in definitive registered form, and no transfer of a global security in whole or in part may be registered in the name of any person other than the Depository Trust Company for such global security or its nominee unless:

     - the Depository Trust Company has notified us that it is unwilling or unable to continue as securities depositary for the global security or has ceased to be qualified to act as securities depositary under the indenture and we do not appoint a successor depository within 90 days;

     - we determine that the convertible notes will no longer be represented by global securities; or

     - there shall have occurred and be continuing an event of default with respect to the convertible notes represented by such global security.

     All convertible notes issued in exchange for a global security or any portion thereof will be registered in the names instructed by the Depository Trust Company.

     As long as the Depository Trust Company, or its nominee is the registered holder of a global security, the Depository Trust Company or such nominee will be considered the sole owner and holder of the global security and the convertible notes it represents for all purposes under the convertible notes and the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not be deemed to have the global security or any convertible notes it represents registered in their names. They also will not receive or be entitled to receive physical delivery of certificated convertible notes and will not be considered to be the owners or holders of the global security or any convertible notes it represents for any purpose under the convertible notes or the indenture. All payments of principal and interest on a global security will be made to the Depository Trust Company or its nominee, as the holder. The laws of some jurisdictions require some purchasers of securities to take physical delivery of securities in definitive form. These laws may impair your ability to transfer beneficial interests in a global security.

     Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the Depository Trust Company or its nominee (whom we refer to herein as "participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any global security, the Depository Trust Company will credit, on its book-entry registration and transfer system, the principal amounts of convertible notes represented by the global security to the accounts of its participants. Ownership and transfers of beneficial interests in a global security will be shown and effected only on and through records maintained by the Depository Trust Company and its participants. Payments, transfers, exchanges and other matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the Depository Trust Company. Neither the trustee nor China Mobile (HK) nor any agent of the trustee or China Mobile (HK) will have any responsibility or liability for any aspect of the Depository Trust Company's or any participant's records relating to, or for payments made on account of, beneficial interests in a global security. They will also not be responsible for maintaining, supervising or reviewing any records relating to these beneficial interests.

     The Depository Trust Company has advised the trustee and us that its current practice is to credit the accounts of its participants with payments of principal or interest on the date payable based on the records of the Depository Trust Company, unless the Depository Trust Company has reason to believe that it will not receive payment on that date. Payments by participants and indirect participants to owners of beneficial interests in the global securities will be governed by standing instructions and customary practices for securities held in bearer form or registered in "street name". These payments will be the responsibility of such participants or indirect participants.

     We will send any redemption notices to Cede & Co. We understand that if less than all of the convertible notes are being redeemed, the Depository Trust Company's practice is to determine by lot the amount of the holdings of each participant to be redeemed.

     The Depository Trust Company has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to
Section 17A of the Exchange Act. The Depository Trust Company accepts securities for deposit from participants and facilitates the clearance and settlement of transactions in securities between participants. This is done through electronic book-entry changes in accounts of its participants, which eliminates the need for physical movement of certificates. Participants include securities brokers and dealers (including the underwriters for the the convertible note offering), banks, trust companies and clearing corporations. Indirect access to the Depository Trust Company's systems is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant.

     The Depository Trust Company has advised us that it may discontinue providing its services as securities depository with respect to the convertible notes at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depository is not appointed, definitive security certificates are required to be printed and delivered.

     Euroclear and Clearstream have advised us that they hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. They also interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions, such as underwriters, securities brokers and dealers, banks and trust companies. Participants may also include some of the underwriters of the convertible note offering. Indirect access to Euroclear or Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream participant.

REDEMPTION ON MATURITY

     Unless previously redeemed, converted or purchased and canceled, we will redeem the convertible notes at 100% of the principal amount, plus any accrued
and unpaid interest, on                      .

OPTIONAL REDEMPTION BY CHINA MOBILE (HK)

     On or after              , we may redeem the convertible notes in whole but
not in part at any time, at 100% of the principal amount of the convertible notes, plus any accrued and unpaid interest to the redemption date, if the closing price (translated into US dollars at the prevailing exchange rate) of the shares on the Hong Kong Stock Exchange for each of the 30 consecutive trading days, the last of which occurs not more than five days prior to the date
on which notice of such redemption is given, is at least      % of the
conversion price per share as adjusted through, and effective on, such notice
date (translated into US dollars at the US$1.00 = HK$     ).

     In addition, if at any time the aggregate principal amount of the convertible notes outstanding is less than 5% of the aggregate principal amount of the convertible notes originally issued (including any convertible notes issued upon the exercise by the underwriters of their overallotment option), we have the option to redeem such outstanding convertible notes in whole but not in part at 100% of the principal amount plus any accrued and unpaid interest.

     If we elect to redeem the convertible notes, we will give at least 30 days' but not more than 60 days' prior notice to the holders. Notice to holders regarding the early redemption will be published as necessary as described under "-- Notices and Title" on page --.

OPTIONAL TAX REDEMPTION BY CHINA MOBILE (HK)

     The convertible notes are redeemable at our option, in whole but not in part, on any date at a redemption price equal to 100% of the principal amount plus any accrued and unpaid interest to the redemption date if we determine that, as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of Hong Kong or any political subdivision or taxing authority thereof or therein or any change in the official application or interpretation of such laws, regulations or rulings, or any change in the official application or interpretation of, or any execution or amendment to, any treaty or treaties affecting taxation to which Hong Kong is a party, which change, execution or amendment becomes effective on or after the original issue date of the convertible notes, we have been or will be required to pay additional amounts with respect to the convertible notes as described below under "-- Payment of Additional Amounts" beginning on page --.

     If we elect to redeem the convertible notes, we will give at least 30 days' but not more than 60 days' prior notice to the holders. Notice of the exercise of our optional tax redemption will also be published as necessary as described below under "-- Notices and Title" on page --. Prior to any such redemption, we will provide the trustee with a legal opinion that the conditions precedent to such redemption have occurred.

CONVERSION

     Unless otherwise specified, the reference to conversion price shall mean, collectively, conversion price per ADS and conversion price per share.

     GENERAL

     You have the option to convert any portion of the principal amount of any convertible note that is an integral multiple of $1,000 into shares or ADSs at any time after 30 days from the original issuance of the convertible notes and before the close of business on the third business day prior to the earlier of
(1) the maturity date, which is              , or (2) the redemption date fixed
for early redemption. The initial conversion prices per share and per ADS are set forth on the cover page of this prospectus, which may be adjusted as described below in "-- Adjustment of Conversion Price" on page --. However, unless we default in making the payment due upon redemption, your right to convert a convertible note called for redemption will terminate at the close of business on the third business day prior to the redemption date and will be lost if not exercised prior to that time.

     The number of shares to be issued upon conversion will be determined by dividing the aggregate principal amount (translated into Hong Kong dollars at
the fixed rate of US$1.00 = HK$     ) of all convertible notes to be converted
by a holder by the conversion price per share in effect on the date of conversion. We will issue the shares as soon as practicable, but in no event later than 14 days after the date of conversion, subject to applicable laws and in accordance with the indenture. If you elect to receive ADSs instead of shares, the shares issuable upon conversion will be deposited with the depositary for the issuance of ADSs in accordance with the applicable terms and conditions of our deposit agreement with the depositary. You should refer to "Description of American Depositary Receipts" on page -- for details. We will not issue fractional shares or fractional ADSs upon conversion, and no cash adjustments will be made in respect of any such fraction. The shares issuable upon conversion will be fully paid and nonassessable and will rank equally with all our ordinary shares.

     You may convert all or any of the convertible notes you hold by delivering the convertible note or notes during normal business hours at the office of The Bank of New York, our conversion agent, in the Borough of Manhattan, The City of New York or the office of Banque Internationale a Luxembourg, 69, Route d'Esch, L-1470 Luxembourg, accompanied by a duly signed and completed conversion notice, a form of which may be obtained at these offices. The conversion date will be the date on which the convertible note and the duly signed and completed conversion notice are so delivered and any required expenses or taxes are paid.

     A conversion notice once given will be irrevocable and may not be withdrawn without our written consent. We or any conversion agent on our behalf may reject any incomplete or incorrect conversion notice. All costs and expenses incurred by an incomplete or incorrect conversion notice will be for the account of the relevant holder.

     If you surrender a convertible note for conversion after the close of business on any record date next preceding any interest payment date but before the opening of business on that interest payment date, you will receive the interest payable on the convertible note on the interest payment date notwithstanding the conversion. Accordingly, in such cases, the convertible note you surrender for conversion must be accompanied by payment of an amount equal to the interest which you will receive on the interest payment date. The above does not apply to any convertible note called for redemption on a redemption date prior to that interest payment date. Except as described above, we will not pay interest on converted convertible notes on any interest payment date subsequent to the date of conversion. No other payment or adjustment for accrued and unpaid interest or dividends on our shares will be made upon conversion other than in limited circumstances as set forth in the Indenture. If shares are issued upon conversion after the close of business of a record date with respect to dividends, the holder of these shares will not be entitled to receive any such dividends payable to our shareholders with respect to that record date.

     Holders of convertible notes will not be entitled to pro rata subscription rights with respect to future issues of shares or ADSs as referred to in "Description of Share Capital -- Issue of Shares" on page -- of this prospectus, or securities or rights which are convertible into shares or ADSs, by us or any of our subsidiaries.

     Holders are required to pay to the relevant agent any taxes and capital, stamp, issue and registration duties arising on conversion, other than any taxes or capital or stamp duties payable in Hong Kong in respect of the allotment and issuance of shares and listing of the shares upon conversion. In addition, holders will be required to pay any tax or duty relating to any disposal or any deemed disposal relating to the conversion and transfer involved in the issue or delivery of our shares upon conversion. We will pay all other expenses arising on the issue, allotment and delivery of the shares issuable upon conversion. If you elect to receive ADSs instead of shares upon conversion, you will be required to pay applicable fees and expenses, if any, of the depositary as described in "Description of American Depositary Receipts" on page --. Certificates representing our shares or ADSs will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

     ADJUSTMENT OF CONVERSION PRICE

     The conversion price per share and the conversion price per ADS will be adjusted upon the occurrence of certain customary dilutive events as provided in detail in the indenture and summarized below. In each case, the adjusted conversion price is determined by multiplying the conversion price before adjustment, denoted as "P", by an applicable adjustment factor. The formulae for determining the adjustment factors are set forth below. Each adjustment factor applies to both the adjustment of the conversion price per share and the adjustment of the conversion price per ADS. In each case, the conversion price will be adjusted with effect from the applicable effective date as described below.

     In the event that the share-to-ADS ratio is changed, the conversion price before adjustment (or P) per ADS used in each adjustment calculation will be re-set accordingly.

          (1) If we:

             (a) pay a dividend or make a distribution on our shares in the form of shares, other than a cash dividend or distribution that permits the recipient to elect to receive our shares instead of cash (all references to dividend in this paragraph (1)(a) being a dividend other than an extraordinary dividend described in paragraph (4) below);

             (b) split or reclassify our outstanding shares into a greater number of shares; or

             (c) consolidate or reclassify our outstanding shares into a lesser number of shares,

        then the conversion price will be adjusted as follows:

                                    X
Adjusted conversion price = P x  ------
                                    Y

        where:

        "X" means the number of shares outstanding immediately prior to the effectiveness of the relevant event giving rise to the adjustment; and

        "Y" means the number of shares outstanding immediately after the effectiveness of the relevant event giving rise to the adjustment.

     The effective date for an adjustment under paragraph (1)(b) or (1)(c) is the date on which the split, reclassification or consolidation event becomes effective. The effective date for an adjustment under paragraph (1)(a) is the record date we set for the relevant dividend or distribution.

          (2) If we issue or distribute shares, or we or any of our subsidiaries issue or distribute any securities or rights which are convertible into or exchangeable for our shares, or issue or distribute any warrants or rights to purchase or subscribe for our shares, in each case, whether or not to our shareholders; and the applicable issue, distribution, conversion, exchange, purchase or subscription price per share, after taking into account any per share consideration received by us in respect of that issuance or distribution, is below 95% of the average market price (calculated as described below) of our shares as of the date of announcement of details concerning that price, the conversion price will be adjusted as follows:

                                   (S + f)
Adjusted conversion price = P x  ------------
                                   (S + a)

        where:

        "S" means the number of shares outstanding on the date of announcement of details concerning the relevant issuance, distribution, conversion, exchange, purchase or subscription price;

        "f" means the number of additional shares which the aggregate applicable issuance, distribution, conversion, exchange, purchase or subscription price (taking into account any aggregate consideration received by us in respect of that issuance or distribution) would purchase at the average market price of our shares as of that date of announcement; and

        "a" means the number of additional shares which are issued or are initially issuable pursuant to the terms of the securities or rights that are the subject of that issuance or distribution.

     The effective date for an adjustment as a result of issuance or distribution to all or substantially all holders of our shares under paragraph
(2) is the record date we set for that issuance or distribution. The effective date for an adjustment as a result of other issuance under paragraph (2) is the date of completion of that issuance.

     In case of any adjustment as a result of issuance of our shares by way of a rights offering to all or substantially all holders of our shares, we may elect to defer the effectiveness of that adjustment until the subscription period applicable to such rights offering has expired. In that case, the conversion price should be adjusted using elements "f" and "a" in the above formula that are calculated on the basis of the actual number of shares issued and aggregate purchase price actually paid in the rights offering. The adjustment will take effect retroactively from the record date we set for the rights offering.

          (3) If we issue or distribute, for less than 95% of their fair market value (as defined below), to all or substantially all holders of our shares, any

             (a) securities other than as described in (1) or (2) above,

             (b) assets, other than cash dividends or dividends in kind, in each case declared and paid in the ordinary course (as described below), but, for the avoidance of doubt, including any dividend or portion of such dividend which constitutes a redemption of share capital as part of a reduction in par value of the shares, or

             (c) any rights to acquire those securities or assets,

        then the conversion price will be adjusted as follows:

                                   (M - d)
Adjusted conversion price = P x  ------------
                                      M

        where:

        "M" means the average market price per share as of the date of announcement of terms of the issuance or distribution; and

        "d" means the fair market value of the portion of the securities, assets or rights to acquire any of the foregoing as is attributable to one share, minus any consideration received by us in respect of such portion. The fair market value will be as determined by our board of directors, which determination will be conclusive and calculated on the last trading date preceding such date of announcement.

             For the purposes of this paragraph (3), dividends "in the ordinary course" shall mean, with respect to any fiscal year, the declaration and payment by us of no more than (x) an interim dividend with respect to our interim financial results for such fiscal year and (y) a final dividend with respect to our full year financial results for such fiscal year.

     The effective date for an adjustment under paragraph (3) is the record date we set for that issuance or distribution.

          (4) If we issue or distribute an extraordinary dividend (as described below), the conversion price will be adjusted as follows:

                                   (M - e)
Adjusted conversion price = P x  ------------
                                      M

        where:

        "M" has the same meaning as in (3) above; and

        "e" means the extraordinary dividend payable on one share.

             For purpose of this paragraph (4), an extraordinary dividend occurs if the total current dividend (as described below) equals or exceeds on a per share basis:

             (A) if we have never declared or paid any cash dividend: 2% of the one-year average closing price (as described below) of the shares; or

             (B) if we have declared and paid at least one cash dividend: the lower of (1) twice the reference dividend (as described below) and (2) the reference dividend plus 1% of the one-year average closing price of the shares.

             In the case of (A) above, the extraordinary dividend will be the amount by which the total current dividend exceeds 2% of the one-year average closing price of the shares, and in the case of (B) above, the extraordinary dividend will be the amount by which the total current dividend exceeds the reference dividend. For the avoidance of doubt, all amounts are on a per share basis.

        For purpose of this paragraph (4):

                 1. Total current dividend means any and all cash dividends declared by us on the shares, prior to the deduction of any withholding tax plus any corporate tax attributable to that dividend, in the period starting from the beginning of the fiscal year in which the record date set for the dividend that may result in an adjustment falls and ending on and including that record date (including the dividend that may result in an adjustment), other than any dividend or portion thereof which previously resulted in an adjustment under this paragraph (4).

                 2. The reference dividend means, at any time, the largest
            aggregate amount of cash dividend(s) declared with respect to any previous fiscal year (or any interim period of such fiscal year) on a per share basis.

                 3. The one-year average closing price is the arithmetic average of the official closing price per share quoted on the Hong Kong Stock Exchange for each stock exchange trading day during the 365 consecutive day period ending on the record date set for the dividend that may result in an adjustment.

     The effective date for an adjustment under paragraph (4) is the record date we set for that issuance or distribution.

             (5) If we determine after consultation with the trustee for the convertible notes that any other adjustment should be made to conversion price, we will make such adjustment which is fair and reasonable in our opinion.

          For purpose of paragraphs (2) to (4) above:

          The average market price as of a date means the arithmetic mean of the daily closing prices quoted for the shares on the Hong Kong Stock Exchange for the 10 consecutive stock exchange trading days immediately preceding that date.

     The conversion price may not be reduced so that, on conversion, shares would be issued at a discount to their par value. Except in the case of a consolidation or reclassification of shares described in paragraph (1)(c) above, the conversion price will not be increased as a result of any adjustment.

     In case of an adjustment under paragraph (2) or (3) that becomes effective on the record date of an issuance or distribution giving rise to the adjustment, if the actual amount of adjustment cannot be determined on such record date because certain terms of issuance or distribution have not been determined, we may elect to defer the effectiveness of such adjustment until it can be determined and such adjustment will take effect retroactively from the record date set for the issuance or distribution.

     If any doubt arises as to the appropriate adjustment to the conversion price, a certificate of our auditors at the time will be conclusive and binding on all concerned except in the case of manifest error.

     No adjustment will be made to the conversion price where the adjustment, rounded to the nearest cent as provided below, if applicable, would be less than one percent of the conversion price then in effect. On any adjustment, the resulting conversion price will be rounded to the nearest cent (or the smaller of the nearest cent in the case of two equally near cents). Any adjustment not required to be made and any amount by which the conversion price will be rounded will be carried forward and taken into account in any subsequent adjustment. Holders will be given notice, in the manner described in "-- Notices and Title" on page --, of any adjustment in accordance with the indenture and all adjustments will be made in accordance with the provisions contained in the indenture.

     No adjustment will be made to the conversion price where shares or other securities, options or rights to subscribe for or purchase shares or other securities are issued to our employees, including directors holding executive office, or employees of any of our subsidiaries or associated companies pursuant to any stock option programs or similar arrangements for employees approved by our shareholders.

     If a conversion date falls prior to the effective date of an adjustment of the conversion price in circumstances where the issuance of shares in respect of the exercise of the relevant conversion right falls on or after the effective date, we will issue to the relevant holder the additional number of shares to which that holder would have been entitled had the relevant conversion date fallen immediately following the effective date.

     CONVERSION RIGHTS IN CASE OF CONSOLIDATION, MERGER OR SALE OF ASSETS

     Under the indenture, we may not consolidate with or merge into any other corporation or, together with or through one or more of our subsidiaries, convey, transfer or lease all or substantially all of our properties and assets or the properties and assets of our subsidiaries on a consolidated basis to any person, unless the corporation formed by the consolidation or into which we are merged or the person which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety will execute and deliver to the trustee a supplemental indenture. The supplemental indenture will provide that, among other things, the holder of each convertible note then outstanding will have the rights, during the period such convertible notes shall be convertible as described above under "-- General" beginning on page --, to convert the convertible note into the kind and amount of shares, other securities, cash or other assets receivable upon the consolidation, merger, sale or similar event by a holder of the number of shares into which the convertible note might have been converted immediately prior to that consolidation, merger, sale, transfer or similar event. The supplemental indenture will also provide for adjustment to conversion price which, for events subsequent to the effective date of such supplement indenture, shall be as nearly equivalent as may be practicable to the adjustments described above under "-- Adjustment of Conversion Price" beginning on page --.

REPAYMENT AT OPTION OF HOLDERS

     If a repayment event described below occurs, each holder of the convertible notes will have the option to require us to repay in cash such holder's convertible notes at a repayment price equal to 100% of the principal amount plus any accrued and unpaid interest at the time of the repayment. Each holder may require us to repay all or any part of the convertible notes so long as the principal amount at maturity of the convertible notes being repaid is an integral multiple of US$1,000.

     A repayment event occurs if

     (1) the People's Republic of China at any time ceases to hold, directly or indirectly, at least 51% of our outstanding capital stock, or

     (2) at any time our shares are not listed on The Stock Exchange of Hong Kong Limited (or its successor) or our ADSs are not listed or admitted to trade on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market (or their respective successors).

     In addition, while a consolidation or merger involving us or a reclassification of our shares not resulting in (1) or (2) above does not constitute a repayment event, it will be subject to certain general restrictions as described under "-- Restriction on Our Consolidation, Merger, and Other Events" on page --, and the holders of convertible notes will be entitled to the rights provided under the indenture, including those described under "-- Conversion -- Conversion Rights in Case of Consolidation, Merger or Sale of Assets" on page --.

     As soon as practicable, but in no event later than five business days after we become aware of the occurrence of a repayment event, we will mail to the trustee and to each registered holder of the convertible notes a written notice which identifies such event and specifies the procedures required for exercise of a holder's right to require us to repay its convertible notes. We will fix the date for repayment on a date that is 45 days from the notice date. Such notice to holders will be published as necessary as specified in "-- Notice and Title" on page --.

     Each holder electing to have any of its convertible notes repaid must deliver a written notice to the paying agent at least 10 days prior to the repayment date. The notice must specify the principal amount of the convertible notes submitted for repayment. The form of such notice can be obtained at the offices of The Bank of New York in New York, New York and Banque Internationale a Luxembourg in Luxembourg.

PAYMENT AND PAYING AGENTS

     Payment of interest on a convertible note on any interest payment date will be made to the person in whose name the convertible note is registered at the close of business on the record date for the interest payment.

     The principal of and interest on the convertible notes shall be payable:

     - so long as the convertible notes are in global form, by transfer of immediately available funds to a bank account in the Borough of Manhattan, The City of New York designated by the nominee of the Depository Trust Company (that is, Cede & Co.), as the holder of the convertible notes; or

     - if the convertible notes have been issued as definitive convertible notes, at our office or agency maintained for such purpose in The City of New York, Hong Kong, Luxembourg (at the offices of Banque Internationale a Luxembourg in Luxembourg), or at such other office or agency as may be maintained by us for such purpose; provided, however, that, at our option, interest may be paid by check mailed to addresses of the persons entitled thereto as such addresses shall appear on the principal security register. The payment of principal is made against presentation and surrender of the definitive convertible notes at the office of any paying agent.

     Principal of and interest on the convertible notes will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. The corporate trust office of the trustee in The City of New York, the office of an affiliate of the trustee in Hong Kong and Banque Internationale a Luxembourg in Luxembourg will be designated as our paying agents for payments with respect to the convertible notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in Luxembourg and in each other location where we will make payments on the convertible notes.

     All moneys paid by us to a paying agent for the payment of the principal of or interest on any convertible note that remain unclaimed at the end of two years after such principal or interest has become due and payable will be repaid to us and, afterwards, the holder of that convertible note may look only to us for payment.

     Claims in respect of payment of principal of, and interest on, the convertible notes will be prescribed unless made within a period of ten years, in the case of principal, and five years, in the case of interest, from the date when the relevant principal or interest becomes due and payable.

PAYMENT OF ADDITIONAL AMOUNTS

     All payments of, or in respect of, principal of and interest on the convertible notes shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Hong Kong or any political subdivision or taxing authority thereof or therein unless these taxes, duties, assessments or governmental charges are required to be withheld or deducted. In that event, we will pay by way of additional interest such additional amounts of, or in respect of, principal and interest as will result (after deduction of such taxes, duties, assessments or governmental charges and any additional taxes, duties, assessments or governmental charges of Hong Kong) in the payment to each holder of a convertible note of the amounts that would have been payable in respect of such convertible note had no withholding or deduction been required, except that no additional amounts shall be payable for or on account of:

     - any tax, duty, assessment or other governmental charge that would not have been imposed but for the fact that such holder

        - was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, Hong Kong or otherwise had some connection with Hong Kong other than the mere ownership of, or receipt of payment under, such convertible note; or

        - presented such convertible note more than thirty days after the date on which the payment in respect of such convertible note first became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such convertible note for payment on any day within such period of thirty days;

     - any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

     - any tax, duty, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payment of principal of or interest on the convertible notes;

     - any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply by the holder or the beneficial owner of a convertible note with a request by us addressed to the holder (a) to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (a) or (b), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

     - any combination of the items listed above;

nor shall additional amounts be paid with respect to any payment of the principal of or interest on any convertible note to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the payment to the extent that payment would be required by the laws of Hong Kong to be included in income for tax purposes of the fiduciary if the beneficial owner would not otherwise have been entitled to the additional amounts.

     Any reference herein to the payment of the principal of or interest on any convertible note shall be deemed to include the payment of additional amounts provided for in the indenture to the extent that, in such context, additional amounts are, were or would be payable under the indenture.

PURCHASE BY CHINA MOBILE (HK)

     China Mobile (HK) may, in accordance with all applicable laws and regulations, at any time purchase the convertible notes in the open market or otherwise at any price. All convertible notes repurchased by China Mobile (HK) will be cancelled.

COVENANTS GIVEN BY US IN THE INDENTURE

     In the indenture, we will agree to certain covenants that:

     - limit our ability to pledge our assets or enter into sale and leaseback transactions; and

     - limit the ability of our subsidiaries to incur debt.

     LIMITATION ON PLEDGES AND SALE AND LEASEBACK TRANSACTIONS

     So long as any of the convertible notes remains outstanding, we will not, and will procure that our subsidiaries will not, grant or permit to be outstanding, any mortgage, charge, lien, pledge or any other security interest on any of our or our subsidiaries' present or future assets or revenues to secure the repayment of, or any guarantee or indemnity in respect of, any debt unless such convertible notes are secured by a security interest equally and ratably with such other debt. This provision, however, will not apply to any:

     - security interest existing prior to the date of the indenture;

     - security interest to secure the payment of all or any part of the purchase price or construction cost of any property or asset or to secure any debt incurred prior to, or at the time of, the acquisition or the completion of construction of the property or asset for the purpose of financing all or any part of that purchase price or construction cost;

     - lien arising by operation of law, including but not limited to liens of a landlord, carrier, warehouseman, mechanic or materialman incurred in the ordinary course of business for a sum not yet due or the payment of which is being contested in good faith;

     - security interest existing on (i) any property or asset of any entity at the time the entity becomes one of our subsidiaries or (ii) any property or asset at the time it is acquired by us or one of our subsidiaries;

     - security interests securing debt owed by one of our subsidiaries to us;

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     - liens incurred or deposits made in the ordinary course of business in connection with social security, workers' compensation, unemployment insurance and similar types of laws or regulations;

     - liens for taxes or assessments or other applicable governmental charges or levies;

     - attachment, judgment and other similar liens arising in connection with court proceedings which are effectively stayed while the underlying claims are being contested in good faith by appropriate proceedings;

     - rights of set-off or similar rights of a financial institution with respect to deposits or other accounts of us or any of our subsidiaries held by such financial institution in an amount not to exceed the aggregate amount owed to such financial institution by us or such subsidiary, as the case may be;

     - liens on documents and the goods they represent in connection with letters of credit and similar transactions entered into in the ordinary course of business;

     - easements, rights of way and other similar restrictions or encumbrances not materially interfering with the ordinary conduct of our business or the business of our Subsidiaries;

     - security interests securing other debt not exceeding in aggregate principal amount at any time of determination an amount equal to 10% of our consolidated net tangible assets; or

     - renewal, extension or replacement (in whole or in part) of any security interest permitted under the indenture.

     In addition, we will not, and will not permit any of our subsidiaries to, enter into any sale and leaseback transaction with respect to any property unless:

     - the aggregate amount of attributable debt with respect to all outstanding sale and leaseback transactions(including such sale and leaseback transaction) entered into by us and our subsidiaries is less than 10% of consolidated net tangible assets; or

     - the direct or indirect proceeds of the sale of the property to be leased are at least equal to their fair value, as determined by our board of directors, and an amount equal to the net proceeds is applied, within 180 days of the effective date of the transaction, to:

        - the purchase, acquisition or commencement of the construction, of property or assets; or

        - the retirement of the convertible notes, other than at maturity; or

        - the repayment of funded debt of us or one of our consolidated subsidiaries that ranks on a parity with or senior to the convertible notes;

subject to credits for voluntary retirement of funded debt and delivery of convertible notes to the trustee for retirement and cancellation.

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     Attributable debt means, when used in connection with a sale and leaseback transaction, at any date as of which the amount thereof is to be determined, the product of:

     - the net proceeds from such sale and leaseback transaction, multiplied by

     - a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in such sale and leaseback transaction (without regard to any options to renew or extend the term) remaining at the date of the making of such computation, and the denominator of which is the number of full years of the term of such lease (without regard to any options to renew or extend the term) measured from the first day of the term.

     Consolidated net tangible assets means, as of any date of determination, the sum of the amount that would appear on our consolidated balance sheet as the total assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable provisions and other properly deductible items), after giving effect to purchase accounting and after deducting therefrom consolidated current liabilities and, to the extent otherwise included, the amounts of:

     - the excess of cost over fair market value of assets or businesses acquired;

     - any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter immediately preceding the issue date as a result of a change in the method of valuation in accordance with US GAAP;

     - unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

     - minority interests in consolidated subsidiaries held by persons other than us or our subsidiaries;

     - treasury stock; and

     - cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of capital stock to the extent such obligation is not reflected in consolidated current liabilities.

     LIMITATION ON SUBSIDIARY INDEBTEDNESS

     Under the indenture, for so long as any convertible notes remain outstanding, we will not permit any of our subsidiaries to incur any additional debt if the aggregate debt of our subsidiaries following such incurrence exceeds 120% of our consolidated adjusted EBITDA for the most recently completed twelve-month period. This provision, however, will not apply to debt owed by any of our subsidiaries to us.

     Adjusted EBITDA means, for any period, an amount equal to:

     - the sum of consolidated net income for such period, plus the following, to the extent any of the following has reduced consolidated net income for such period:

        - the provision for taxes based on income or profits or utilized in computing net loss;

        - consolidated interest expense(as described below);

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        - consolidated interest income;

        - depreciation;

        - amortization of intangibles;

        - write-down and write-off of fixed assets; and

        - any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period), minus

     - all non-cash items increasing consolidated net income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period).

     Notwithstanding the first item above, the provisions for taxes and diminution in value of fixed assets and the depreciation, amortization and non-cash items of a subsidiary shall be added to consolidated net income to compute our adjusted EBITDA only to the extent (and in the same proportion) that the net income of such subsidiary was included in calculating our consolidated net income and only if a corresponding amount would be permitted at the date of determination to be dividended to us by such subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such subsidiary or its shareholders.

     Consolidated interest expense means, for any period, total interest expense plus, to the extent not included in such total interest expense and to the extent incurred:

     - interest expense attributable to leases constituting part of a sale and leaseback transaction and to capitalized lease obligations;

     - amortization of debt discount and debt issuance costs, including commitment fees;

     - capitalized interest;

     - non-cash interest expenses;

     - discounts, interest and other similar fees and charges owed with respect to letters of credit and banker's acceptance financing;

     - net costs associated with hedging debt obligations (including amortization of fees);

     - preferred stock dividends;

     - interest incurred in connection with Investments in discontinued operations; and

     - interest accruing on any debt of any other person to the extent such debt is guaranteed by the relevant entity.

     For purpose of this section, debt means, with respect to any person on any date of determination:

     - the principal of and premium (if any) in respect of debt of such person for money borrowed and debt evidenced by convertible notes, debentures, notes or other similar instruments for the payment of which such person is responsible or liable;

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     - all capitalized lease obligations of such person and all attributable debt in respect of sale and leaseback transactions entered into by such person;

     - all obligations of such person created or arising under conditional sale obligations or title retention agreements or similar agreements related to the deferred purchase price of property (but excluding trade accounts payable arising in the ordinary course of business and other short-term accounts payable arising in connection with capital expenditures incurred in the ordinary course of business);

     - all obligations of such person for the reimbursement of any obligor on any letter of credit or banker's acceptance (other than obligations with respect to letters of credit securing obligations (other than obligations described in the first three items above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such person of a demand for reimbursement following payment on the letter of credit);

     - the amount of all obligations of such person with respect to the repayment of any preferred stock (but excluding, in each case, any accrued dividends);

     - all obligations of the type referred to in the first five items above of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

     - all obligations of the type referred to in the first six items above of other persons secured by any lien on any property of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property and the amount of the obligation so secured; and

     - to the extent not otherwise included in this definition, obligations of such person hedging any of the debt obligations referred to above.

     The amount of debt of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

EVENTS OF DEFAULT

     The following are events of default under the indenture with respect to the convertible notes:

     - failure to pay principal of any of the convertible notes when due;

     - failure to pay any interest on any of the convertible notes within 30 days of the due date for payment;

     - failure by us to perform any other covenant in the indenture continued for 60 days after written notice as provided in the indenture;

     - failure to pay upon final maturity the principal of, or acceleration of, any debt by us or any of our material subsidiaries in an aggregate principal amount of at least

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

       US$30 million, if such debt is not discharged, or such acceleration is not annulled, within 10 days after written notice as provided in the indenture; and

     - any event of bankruptcy, insolvency or reorganization for the benefit of our creditors involving us or any of our material subsidiaries.

     Material subsidiary means any of our subsidiaries whose total assets equal at least 5% of our consolidated net tangible assets.

     If an event of default with respect to the convertible notes shall occur and continue, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding convertible notes may declare the principal amount of the convertible notes to be due and payable immediately. After any acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding convertible notes may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the indenture. For information regarding waiver of defaults, see "-- Amendment and Modification" on page --.

     Subject to the provisions of the indenture relating to the duties of the trustee in case of an event of default shall occur and continue, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders shall have offered security or indemnification to the trustee.

     Subject to such provisions for the security or indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding convertible notes will have the right to direct the time, method and place of:

     - conducting any proceeding for any remedy available to the trustee; or

     - exercising any trust or power conferred on the trustee with respect to the convertible notes.

     No holder of a convertible note will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

     - the holder has previously given to the trustee written notice of a continuing event of default with respect to the convertible notes;

     - the holders of at least 25% in aggregate principal amount of the outstanding convertible notes have made a written request, and have offered indemnification, to the trustee to institute a proceeding as trustee; and

     - the trustee has failed to institute a proceeding, and has not received within 60 days of the notice of default and request for proceeding a direction from the holders of a majority in aggregate principal amount of the outstanding convertible notes not to institute the proceeding.

     Such limitations do not apply, however, to a suit instituted by a holder of a convertible note for the enforcement of payment of the principal of or interest on the convertible note on or after the applicable due date.

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     We will be required each year to furnish to the trustee a statement by our officers regarding whether or not we, to our knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all known defaults.

RESTRICTIONS ON OUR CONSOLIDATION, MERGER AND OTHER EVENTS

     Under the indenture, we may not consolidate with or merge into any other corporation or, together with or through one or more of our subsidiaries, convey, transfer or lease all or substantially all of our properties and assets or the properties and assets of our subsidiaries on a consolidated basis to any person, unless:

     - the corporation formed by the consolidation or into which we are merged or the person which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety (A) shall be a corporation, partnership or trust organized and validly existing under the laws of Hong Kong and (B) shall expressly assume, through a supplemental indenture, in a form satisfactory to the trustee, our obligation for the due and punctual payment of the principal of and interest on all the convertible notes, the obligation with respect to the holders' conversion rights as described under "Conversion Rights in Case of Merger, Consolidation and Sale of Assets" on page --, and the performance and observance of every convenant of the indenture to be performed or observed on our part;

     - immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing; and

     - we or the relevant person shall have delivered to the trustee an officer's certificate and a legal opinion, each stating that the consolidation, merger, conveyance, transfer or lease and the related supplemental indenture comply with the relevant terms and conditions of the indenture and that all conditions precedent relating to the transaction have been complied with.

     These conditions shall only apply to a merger or consolidation in which we are not the surviving corporation and to conveyances, leases and transfers by us as transferor or lessor.

     Upon our consolidation with or merger into any other corporation or any conveyance, transfer or lease of our properties and assets substantially as an entirety to any person as described above, the successor person formed by such consolidation or into which we are merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the indenture with the same effect as if the successor person had been named in the indenture. In the event of any such conveyance or transfer, we, except in the case of a lease, shall be discharged of all obligations and convenants under the indenture and the convertible notes and may be dissolved and liquidated.

AMENDMENT AND MODIFICATION

     Amendments and modifications to any of the terms and conditions of the indenture may be made by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding convertible notes; provided, however, that

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

no such modification or amendment may be made, without the consent of each holder of the outstanding convertible notes, to, among other things:

     - change the stated maturity of the principal of, or interest on, any convertible note;

     - reduce the principal amount of, or rate of interest on, any convertible note or reduce our obligation to pay any additional amounts as described under "-- Payment of Additional Amounts" on page -- or increase the conversion price (except for adjustments provided under the indenture, as described above);

     - adversely affect any right of repayment at the option of any holder of the convertible notes;

     - adversely modify, cancel or adversely affect the holder's conversion right;

     - alter our optional redemption right in a manner adverse to the holder of the convertible notes;

     - change the currency or place of payment of principal of, or interest on any convertible note or the method of calculating any such payment;

     - impair the right to institute suit for the enforcement of any payment on or with respect to any convertible note on or after the stated maturity;

     - reduce the percentage or aggregate principal amount of outstanding convertible notes, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

     - modify such provisions with respect to modification and waiver.

     Any amendments and modifications to the terms of the convertible notes will be effected through written consents obtained from holders of the convertible notes. We do not anticipate that meetings among holders of the convertible notes will be convened.

     The holders of a majority in aggregate principal amount of the outstanding convertible notes may, on behalf of all holders of convertible notes, waive compliance by us with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding convertible notes may, on behalf of all holders of convertible notes, waive any past default under the indenture, except:

     - a default in the payment of principal of, or interest on, any outstanding convertible note or any additional amounts payable; or

     - a violation of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding convertible note.

     Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of outstanding convertible notes entitled to give or take any direction, notice, consent, waiver or other action under the indenture, in the manner and subject to the limitations provided in the indenture. If a record date is set for any action to be taken by holders, the action may be taken only by persons who are holders of outstanding convertible notes on the record date. To be effective, the action must be taken by holders of the required principal amount of the

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

convertible notes within a specified period following the record date. For any particular record date, this period will be 180 days or a shorter period as may be specified by us.

EXCHANGE; TRANSFER AGENT

     At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities (as we explain in "Global Securities and Book-Entry System" above), convertible notes will be exchangeable for convertible notes of any authorized denomination and of the same aggregate principal amount.

     You may present your convertible notes for exchange as provided above or for registration of transfer at the office of the security registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of convertible notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with that registration. Transfers or exchanges will become effective once the security registrar or the transfer agent is satisfied with the documents of title and identity of the person making the request. We have appointed the trustee as security registrar.

     We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the convertible notes. For so long as any convertible notes remain outstanding, we will maintain a transfer agent in Luxembourg. The principal security register of the convertible notes will be kept in New York by The Bank of New York.

NOTICES AND TITLE

     Notices to holders of convertible notes will be given by mail to the addresses of such holders as they may appear in the security register. In addition, we will publish any notices as necessary, and so long as the convertible notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, we will publish notices to holders of convertible notes in a leading newspaper having general circulation in Luxembourg, which is expected to be the Luxembourger Wort.

     We, the trustee and any agent of us or the trustee may treat the person in whose name a convertible note is registered as the absolute owner thereof (whether or not such convertible note may be overdue) for the purpose of making payment and for all other purposes.

GOVERNING LAW

     The indenture and the convertible notes will be governed by and construed in accordance with the laws of the State of New York, except that all matters relating to their authorization and execution by us are governed by the laws of Hong Kong.

CONSENT TO SERVICE OF PROCESS

     The indenture provides that we will irrevocably designate CT Corporation System as our authorized agent for service of process in any legal action or proceeding arising out

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of or in relation to the indenture or the convertible notes brought in any federal or state court in the Borough of Manhattan, The City of New York, New York, and that we will irrevocably submit to the non-exclusive jurisdiction of such courts.

CONCERNING THE TRUSTEE

     The Bank of New York has been appointed as trustee under the indenture. The principal corporate trust office of the trustee is located at 101 Barclay Street, 21th Floor, New York, New York 10286. The trustee shall generally act on behalf of the holders of the convertible notes in accordance with the terms and conditions of the indenture.

     The indenture provides that we will indemnify the trustee against any loss, liability or expense incurred without negligence or bad faith of the trustee in connection with the acceptance or administration of the trust created by the indenture.

     Removal of the trustee may be initiated at any time by the holders of not less than a majority in aggregate principal amount of the outstanding convertible notes if, at any time:

     - the trustee shall fail to comply with the provisions of Section 310(b) of the Trust Indenture Act after written request by us or by any holder of the convertible notes who has been a bona fide holder for at least six months to so comply, or

     - the trustee shall cease to be eligible to serve as trustee under the conditions contained in the indenture and shall fail to resign after written request by us or by any holder of the convertible notes who has been a bona fide holder for at least six months, or

     - the trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent or a receiver of the trustee or of its property shall be appointed or any public officer shall take charge or control of the trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation.

In any such case, (i) we, by a board resolution, may remove the trustee, or (ii) subject to Section 315(e) of the Trust Indenture Act, any holder of the convertible notes who has been a bona fide holder for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the trustee and the appointment of a successor trustee.

GENERAL INFORMATION

1. The convertible notes have been accepted for clearance through the facilities of the Depository Trust Company and its participants, including Euroclear and
   Clearstream. The CUSIP number for the convertible notes is              . In
   addition, the convertible notes have been assigned Euroclear and Clearstream
   Common Code No.     and International Security Identification Number (ISIN)
       .

2. We have obtained all necessary consents, approvals and authorizations in connection with the issue and performance of the convertible notes. The issue of the convertible notes was authorized by a resolution of our board of
   directors passed on         , 2000.

3. Application has been made to list the convertible notes on the Luxembourg Stock Exchange. The legal notice relating to the issue of the convertible notes and our

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   constituent documents will be registered prior to the listing with the Chief
   Registrar of the District Court in Luxembourg (Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg), where these documents are available for inspection and where copies thereof can be obtained upon request. As long as the convertible notes are listed on the Luxembourg Stock Exchange, we will retain a paying and transfer agent in Luxembourg. The paying and transfer agent in Luxembourg will be Banque Internationale a Luxembourg, 69, Route d'Esch, L-1470, Luxembourg.

4. Except as disclosed in this prospectus, there has been no material adverse change in our financial position or prospects since June 30, 2000.

5. We are not involved in any litigation, arbitration or administrative proceedings relating to claims that could have a material adverse effect on our financial condition and results of operations taken as a whole, and, so far as we are aware, no such litigation, arbitration or administrative proceedings are pending or threatened.

6. A copy of our constituent documents and copies of the indenture and the underwriting agreement will, for so long as the convertible notes are listed on the Luxembourg Stock Exchange, be available for inspection during usual business hours on any weekday (except public holidays) at the offices of the paying and transfer agent in Luxembourg.

7. We publish our annual reports containing our audited consolidated financial statements usually not later than five months after the date upon which the financial period ended. We do not prepare unconsolidated financial statements for our annual reports on Form 20-F filed with the Securities and Exchange Commission. We prepare unconsolidated balance sheets for our Hong Kong annual reports. We publish unaudited consolidated interim financial statements for the first six months of each financial year usually not later than three months after the end of that six-month period. We have not prepared or published any audited or unaudited financial statements for any period after June 30, 2000. Although we have prepared audited financial statements as of and for the six months ended June 30, 2000 for purposes of the share offering and the convertible note offering, we generally do not publish audited interim financial statements. Copies of the annual report and the interim financial statements may be obtained at the office of the paying and transfer agent in Luxembourg.

8. So long as the convertible notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, notices to holders of convertible notes shall be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxembourger Wort).

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                                    TAXATION

HONG KONG

     The taxation of income and capital gains of holders of ordinary shares or ADSs or convertible notes is subject to the laws and practices of Hong Kong and of jurisdictions in which holders of shares or ADSs or convertible notes are resident or otherwise subject to tax. The following summary of the tax position in Hong Kong is based on current law and practice, is subject to changes therein and does not constitute legal or tax advice to you. The discussion is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. The discussion does not deal with all possible tax consequences relating to an investment in the ordinary shares or ADSs or convertible notes. Accordingly, each prospective investor, particularly those subject to special tax rules, such as banks, share dealers, insurance companies and tax-exempt entities, should consult its own tax adviser regarding the tax consequences of an investment in the ordinary shares or ADSs or convertible notes.

     TAX TREATIES

     There is no relevant tax treaty in effect between Hong Kong and the United States.

     TAX ON DIVIDENDS

     Under current practice, no tax is payable in Hong Kong in respect of dividends, either by withholding or otherwise.

     TAX ON INTEREST

     No withholding tax is payable in Hong Kong in respect of payments of interest on the convertible notes.

     Interest on the convertible notes may be subject to Hong Kong tax if:

     - the interest is derived from Hong Kong and is received by or accrues to a company carrying on a trade, profession or business in Hong Kong;

     - the interest is derived from Hong Kong and is received by or accrues to a person, other than a company, carrying on a trade, profession or business in Hong Kong and is in respect of the funds of that trade, profession or business; or

     - the interest is received by or accrues to a financial institution (as defined in the Inland Revenue Ordinance of Hong Kong) and arises through or from the carrying on by the financial institution of its business in Hong Kong.

     TAX ON GAINS FROM SALE

     No tax is imposed in Hong Kong in respect of capital gains. However, trading gains from the sale of property by persons carrying on a trade, profession or business in Hong Kong where the gains arise in Hong Kong from such trade, profession or business will be chargeable to Hong Kong profits tax which is currently imposed at the rate of 16% on corporations and at a maximum rate of 15% on individuals. Certain categories of taxpayers are likely to be automatically regarded as deriving trading gains rather than capital gains (e.g., financial institutions, insurance companies and share dealers).
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     Trading gains from sales of the ordinary shares effected on the Hong Kong
Stock Exchange will be considered to arise in Hong Kong.

     Trading gains from sales of ADSs listed on and effected through the New York Stock Exchange will be considered to arise outside Hong Kong and therefore should not be taxable in any event.

     The tax position of trading gains from sales of convertible notes is more complicated. Generally, such gains will be taxable if the relevant purchase and sale contracts are effected in Hong Kong, and not taxable if the relevant purchase and sale contracts are effected outside Hong Kong.

     STAMP DUTY

     Hong Kong stamp duty, currently charged at the rate of HK$1.125 per HK$1,000 or part thereof on the higher of the consideration for or the value of the ordinary shares, will be payable by the purchaser on every purchase and by the seller on every sale of ordinary shares (i.e., a total of HK$2.25 per HK$1,000 or part thereof is currently payable on a typical sale and purchase transaction involving ordinary shares). In addition, a fixed duty of HK$5 is currently payable on any instrument of transfer of ordinary shares. The withdrawal of ordinary shares upon the surrender of ADSs, and the issuance of ADSs upon the deposit of ordinary shares, will also attract stamp duty at the rate described above for sale and purchase transactions unless the withdrawal or deposit does not result in a change in the beneficial ownership of the ordinary shares under Hong Kong law, in which case only a fixed duty of HK$5 is payable on the transfer. The issuance of the ADSs upon the deposit of ordinary shares issued directly to the depositary or for the account of the depositary does not attract stamp duty. Under current practice, no Hong Kong stamp duty is payable upon the transfer of ADSs outside Hong Kong.

     No Hong Kong stamp duty will be chargeable upon the transfer or conversion of a convertible note or the allotment of the shares. However, following conversion of a convertible bond, any sale and purchase of ordinary shares will be chargeable with Hong Kong stamp duty as described above.

     ESTATE DUTY

     The ordinary shares and convertible notes are Hong Kong property under Hong Kong law by virtue of being registered on a register in Hong Kong. Accordingly, the ordinary shares and convertible notes may be subject to estate duty on the death of the beneficial owner thereof (regardless of the place of the owner's residence, citizenship or domicile). Hong Kong estate duty is imposed on a progressive scale from 5% to 15%. The rate of and the threshold for estate duty have, in the past, been adjusted on a fairly regular basis. No estate duty is payable when the aggregate value of the dutiable estate does not exceed HK$7.5 million, and the maximum rate of duty of 15% applies when the aggregate value of the dutiable estate exceeds HK$10.5 million. ADSs will not be subject to estate duty by virtue of the fact that they will be registered on a register outside Hong Kong.

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UNITED STATES FEDERAL INCOME TAXATION

     This section describes the material United States federal income tax consequences of the purchase, ownership and disposition of the shares or ADSs and the purchase, ownership, disposition and conversion of the convertible notes, subject to the limitations herein. This section applies to you only if you acquire your shares or ADSs or convertible notes in this offering and you hold your shares or ADSs or convertible notes as capital assets for United States federal income tax purposes. This section addresses only convertible notes purchased in connection with this offering at their issue price. The issue price of a convertible note will be the first price to the public (not including convertible note holders, brokers or similar persons or arrangements acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of convertible notes is sold for money. This section does not discuss special rules that may apply to you if you are a member of a special class of holders subject to special rules, including:

     - a dealer in securities;

     - a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

     - a tax-exempt organization;

     - a life insurance company;

     - a person liable for alternative minimum tax;

     - a person that actually or constructively owns 10% or more of our voting stock;

     - a person that holds shares or ADSs or convertible notes as part of a straddle or a hedging or conversion transaction; or

     - a person whose functional currency is not the US dollar.

     This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. In addition, this section is based in part upon the representations of the Depositary and the assumption that each obligation in the Deposit Agreement and any related agreement will be performed in accordance with its terms.

     You are a U.S. holder if you are a beneficial owner of shares, ADSs or convertible notes and you are:

     - a citizen or resident of the United States;

     - a corporation, partnership or other entity organized under the laws of the United States or any state thereof;

     - an estate whose income is subject to United States federal income tax regardless of its source; or

     - a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

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     A "non-U.S. holder" is a beneficial owner of shares, ADSs or convertible notes that is not a U.S. holder.

     You should consult your own tax advisor regarding the United States federal, state and local and other tax consequences of owning and disposing of shares and ADSs or convertible notes in your particular circumstances.

     This discussion addresses only United States federal income taxation.

SHARES OR ADSS

     In general, and taking into account the earlier assumptions, for United States federal income tax purposes, if you hold ADRs evidencing ADSs, you will be treated as the owner of the shares represented by those ADSs. Exchanges of shares for ADSs, and ADSs for shares, generally will not be subject to United States federal income tax.

     TAXATION OF DIVIDENDS

     U.S. HOLDERS. Subject to the passive foreign investment company rules discussed below, if you are a U.S. holder, you must include in your gross income the gross amount of any dividend paid by us out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes). The dividend is ordinary income that you must include in income when you, in the case of shares, or the Depositary, in the case of ADSs, receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. The amount of the dividend distribution that you must include in your income will be the US dollar value of the Hong Kong dollar payments made, determined at the "spot rate" on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into US dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into US dollars will be treated as ordinary income or loss. This gain or loss generally will be from sources within the United States for foreign tax credit limitation purposes. Distributions in excess of current and accumulated earnings and profits (as determined for United States federal income tax purposes) will be treated as a non-taxable return of capital to the extent of your basis in the shares or ADSs and thereafter as capital gain.

     For purposes of this discussion, the "spot rate" generally means a rate that reflects a fair market rate of exchange available to the public for currency under a "spot contract" in a free market and involving representative amounts. A "spot contract" is a contract to buy or sell a currency on or before two business days following the date of the execution of the contract. If such a spot rate cannot be demonstrated, the Internal Revenue Service has the authority to determine the "spot rate".

     Dividends will be income from sources outside the United States, but generally will be "passive income" or "financial services income" which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to you.

     NON-U.S. HOLDERS. If you are a non-U.S. holder, dividends paid to you in respect of shares or ADSs will not be subject to United States federal income tax unless the

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dividends are "effectively connected" with your conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis. In such cases you will be taxed in the same manner as a U.S. holder. If you are a corporate non-U.S. holder, "effectively connected" dividends may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate, or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

     TAXATION OF CAPITAL GAINS

     U.S. HOLDERS. Subject to the passive foreign investment company rules discussed below, if you are a U.S. holder and you sell or otherwise dispose of your shares or ADSs, you will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the US dollar value of the amount that you realize and your tax basis, determined in US dollars, in your shares or ADSs. Capital gain of a noncorporate U.S. holder is generally taxed at a maximum rate of 20% where the property is held more than one year. The deductibility of capital losses is subject to limitations. The gain or loss will generally be from sources within the United States for foreign tax credit limitation purposes.

     NON-U.S. HOLDERS. If you are a non-U.S. holder, you will not be subject to United States federal income tax on gain recognized on the sale or other disposition of your shares or ADSs unless:

     - the gain is "effectively connected" with your conduct of a trade or business in the United States and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis, or

     - you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

     If you are a corporate non-U.S. holder, "effectively connected" gains that you recognize may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate, or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

     PASSIVE FOREIGN INVESTMENT COMPANY RULES

     We believe that the shares and ADSs should not be treated as stock of a passive foreign investment company for United States federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change.

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     In general, if you are a U.S. holder, we will be a passive foreign investment company with respect to you if for any taxable year in which you held our ADSs or shares:

     - at least 75% of our gross income for the taxable year is "passive income"; or

     - at least 50% of the value, determined on the basis of a quarterly average, of our assets is attributable to assets that produce or are held for the production of passive income.

     Passive income generally includes dividends, interest, royalties, rents (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. If a foreign corporation owns at least 25% by value of the stock of another corporation, the foreign corporation is treated for purposes of the passive foreign investment company tests as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation's income.

     If we are treated as a passive foreign investment company, and you are a U.S. holder that does not make a mark-to-market election, as described below, you will be subject to special rules with respect to:

     - any gain you realize on the sale or other disposition of your shares or ADSs; and

     - any excess distribution that we make to you (generally, any distributions to you during a single taxable year that are greater than 125% of the average annual distributions received by you in respect of the shares or ADSs during the three preceding taxable years or, if shorter, your holding period for the shares or ADSs).

     Under these rules:

     - the gain or excess distribution will be allocated ratably over your holding period for the shares or ADSs;

     - the amount allocated to the taxable year in which you realized the gain or excess distribution will be taxed as ordinary income;

     - the amount allocated to each prior year, with certain exceptions, will be taxed at the highest tax rate in effect for that year; and

     - the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year.

     Special rules apply for calculating the amount of the foreign tax credit with respect to excess distributions by a passive foreign investment company.

     If you own shares or ADSs in a passive foreign investment company that are treated as marketable stock, you may make a mark-to-market election. If you make this election, you will not be subject to the passive foreign investment company rules described above. Instead, in general, you will include as ordinary income each year the excess, if any, of the fair market value of your shares or ADSs at the end of the taxable year over your adjusted basis in your shares or ADSs. You will also be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of your shares or ADSs over their fair market value at the end of the taxable year (but only to the extent

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

of the net amount of previously included income as a result of the mark-to-market election). Your basis in the shares or ADSs will be adjusted to reflect any such income or loss amounts. The mark-to-market election is made with respect to marketable stock in a passive foreign investment company on a shareholder-by-shareholder basis and, once made, can only be revoked with the consent of the IRS. Under applicable Treasury regulations, the term "marketable stock" includes stock of a passive foreign investment company that is "regularly traded" on a qualified exchange or other market. For these purposes, a class of stock is regularly traded on a qualified exchange or other market for any calendar year during which such class of stock is traded (other than in de minimis quantities) on at least 15 days during each calendar quarter. It is expected that the shares will be treated as marketable stock for these purposes, but no assurances can be given.

     If you own shares or ADSs during any year that we are a passive foreign investment company, you must file Internal Revenue Service Form 8621. If we are a passive foreign investment company, U.S. holders who acquire shares from decedents could be denied the step-up of the income tax basis for such shares which would otherwise have been available.

CONVERTIBLE NOTES

     PAYMENTS ON THE CONVERTIBLE NOTES

     U.S. HOLDERS. You must include in your gross income interest paid on convertible notes at the time such payment is received or accrued, in accordance with your method of accounting for United States federal income tax purposes.

     The amount required to be included in your gross income if you are a cash basis holder will be the US dollar value of the amount paid (determined on the basis of the "spot rate" on the date such payment is received) regardless of whether the payment is in fact converted into US dollars.

     Except if you make an election as described in the following paragraph, if you are an accrual basis holder, you will be required to include in gross income for each taxable year the US dollar value of the interest that has accrued during such year, determined by translating such interest into US dollars at the average rate of exchange for the period (or partial period if the period spans two taxable years) during which such interest has accrued. The average rate of exchange for an interest accrual period is the simple average of the exchange rates for each business day of such period (or such other average that is reasonably derived and consistently applied by the holder). Upon receipt of an interest payment in foreign currency, you will recognize ordinary gain or loss in an amount equal to the difference between the US dollar value of the foreign currency you received (determined on the basis of the "spot rate" on the date such payment is received) and the US dollar value of the interest income that you previously included in income with respect to such payment. Any such gain or loss generally will not be treated as interest income or expense except to the extent provided by administrative pronouncements of the Internal Revenue Service.

     Alternatively, if you are an accrual basis tax payer, you may elect to translate accrued interest into US dollars at the "spot rate" on the last day of an accrual period for the interest, or, in the case of an accrual period that spans two taxable years, at the "spot rate" on the last day of the taxable year. Additionally, if a payment of interest is received within five business days of the last day of the accrual period and you make such election, you may instead translate such accrued interest into US dollars at the "spot rate" on the day of receipt. If you make such election, you must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service.

     NON-U.S. HOLDERS. If you are a non-U.S. holder, interest paid to you in respect of convertible notes will not be subject to United States federal income tax unless the interest is "effectively connected" with your conduct of a trade or business within the United States, and the interest is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis. In such cases you will be taxed in the same manner as a U.S. holder. If you are a corporate non-U.S. holder, "effectively connected" interest may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate, or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

     DISPOSITION OF CONVERTIBLE NOTES

     U.S. HOLDERS. In general, if you are a U.S. holder and you sell, exchange, redeem or otherwise dispose of a convertible notes (other than a conversion of the convertible notes, which is discussed below) you will recognize capital gain or loss for United States federal income tax purposes equal to the US dollar value of the amount you realize, except to the extent such amount is attributable to accrued interest, and your tax basis, determined in US dollars, in the convertible notes. For source and character rules, see "Shares or ADSs -- Taxation of Capital Gains -- U.S. Holders" above.

     Gain or loss recognized on the sale, exchange, retirement or other disposition of convertible notes that is attributable to changes in exchange rates will be treated as ordinary income or loss and generally will not be treated as interest income or expense except to the extent provided by administrative pronouncements of the Internal Revenue Service. Gain or loss attributable to changes in exchange rates is recognized on the sale, exchange, retirement or other disposition of convertible notes only to the extent of the total gain or loss recognized on such sale, exchange, retirement or other disposition.

     NON-U.S. HOLDERS. If you are a non-U.S. holder, you will not be subject to United States federal income tax on gain recognized on the sale, other disposition or conversion of your convertible notes unless:

     - the gain is "effectively connected" with your conduct of a trade or business in the United States and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis, or

     - if you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions exist.

     If you are a corporate non-U.S. holder, "effectively connected" gains that you recognize may, under certain circumstances, be subject to an additional "branch profits

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

tax" at a 30% rate, or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

     CONVERSION OF CONVERTIBLE NOTES

     If you are a U.S. holder, you generally will not recognize any income, gain or loss upon conversion of convertible notes into shares or ADSs except (i) to the extent the shares or ADSs received are considered attributable to accrued interest not previously included in income (which will be taxable as ordinary income), (ii) with respect to cash received in lieu of a fractional share of the shares or ADSs, and (iii) with respect to foreign currency gain or loss realized upon the conversion (as described below). Your tax basis in the shares or ADSs received on conversion of convertible notes generally will be the same as your adjusted tax basis in the convertible notes at the time of conversion (reduced by any basis allocable to a fractional share interest) and adjusted to take into account the amount of any foreign currency gain or loss realized upon the conversion as described below, and the holding period for the shares or ADSs received on conversion will generally include the holding period of the convertible notes converted. However, your tax basis in shares or ADSs attributable to accrued interest as described above generally will equal the amount of such accrued interest included in income, and the holding period for such shares or ADSs will begin on the date of conversion.

     Cash received in lieu of a fractional share upon conversion will be treated as a payment in exchange for the fractional share. Accordingly, the receipt of cash in lieu of a fractional share generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and your tax basis attributable to the fractional share).

     Upon the conversion of convertible notes into shares, you will recognize foreign currency gain or loss, but only to the extent of the total gain or loss realized on the convertible notes, with respect to the principal and, in the case of an accrual method holder, accrued interest on the convertible notes.

     ADJUSTMENTS TO CONVERSION RATE TREATED AS CONSTRUCTIVE DIVIDEND

     If at any time (i) we make a distribution of cash or property to our shareholders (which includes distributions of our evidences of indebtedness or assets, but generally not share dividends or rights to subscribe for shares) or repurchase shares and such distribution or repurchase would be taxable to such shareholders as a dividend for United States federal income tax purposes and, pursuant to the antidilution provisions contained in the convertible notes, the conversion rate of the convertible notes is increased, or (ii) the conversion rate of the convertible notes is increased at our discretion, such increase in conversion rate may be deemed to be the payment of a taxable dividend to you. Under such circumstances, you could have taxable income even though you received no cash or property.

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     BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, payment on the bonds, dividend payments with respect to the shares and ADSs or other taxable distributions, made within the United States to you will be subject to information reporting requirements and backup withholding tax at the rate of 31% if you are a non-corporate United States person and you:

     - fail to provide an accurate taxpayer identification number;

     - are notified by the Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

     - in certain circumstances, fail to comply with applicable certification requirements.

     Persons that are not U.S. persons may be required to establish their exemption from information reporting and backup withholding by certifying their status on Internal Revenue Service Forms W-8 (or successor form).

     If you sell your shares or ADSs or convertible notes to or through a United States office of a broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption, provided that the broker does not have actual knowledge that you are a U.S. person or that the conditions of any such exemption are not satisfied. If you sell your shares or ADSs or convertible notes outside the United States through a non-U.S. office of a non-U.S. broker, and the sales proceeds are paid to you outside the United States, then United States backup withholding and information reporting requirements generally will not apply to that payment. However, United States information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your shares or ADSs or convertible notes through a non-U.S. office of a broker that:

     - is a U.S. person;

     - derives 50% or more of its gross income for a specified three-year period from the conduct of a trade or business in the United States;

     - is a "controlled foreign corporation" as to the United States; or

     - with respect to payments made after December 31, 2000, is a foreign partnership, if at any time during its tax year:

          - one or more of its partners are U.S. persons, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

          - at any time during its tax year the foreign partnership is engaged in a United States trade or business;

unless the broker has documentary evidence in its records that you are a non-U.S. person and does not have actual knowledge that you are a U.S. person or you otherwise establish an exemption.

     You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the United States Internal Revenue Service.

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                                 LEGAL MATTERS

     The validity of the ADSs and the convertible notes is being passed upon for us by Shearman & Sterling and for the underwriters by Sullivan & Cromwell with respect to New York law. The validity of the shares and the convertible notes is being passed upon for us by Linklaters and for the underwriters by Baker & McKenzie with respect to Hong Kong law. Certain legal matters as to Chinese law are being passed upon for us by Commerce & Finance Law Office and for the underwriters by Haiwen & Partners.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 1998 and 1999 and June 30, 1999 and 2000, and for each of the three years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 2000 and the combined financial statements of Beijing Mobile, Shanghai Mobile, Tianjin Mobile, Hebei Mobile, Liaoning Mobile, Shandong Mobile and Guangxi Mobile as of December 31, 1998 and 1999, June 30, 2000 and for each of the three years ended December 31, 1997, 1998 and 1999 and for the six months ended June 30, 2000 have been included in this prospectus in reliance upon the reports of KPMG, independent public accountants, appearing elsewhere in this prospectus, and upon the authority of KPMG as experts in accounting and auditing.

     In connection with our proposed acquisition of Beijing Mobile, Shanghai Mobile, Tianjin Mobile, Hebei Mobile, Liaoning Mobile, Shandong Mobile and Guangxi Mobile, Chesterton Petty Limited, an independent valuer, has valued the interest of these seven companies in certain buildings and real properties as of June 30, 2000.

                                 MISCELLANEOUS

     A certificate of exemption in relation to the requirements of Section 38(1) of the Companies Ordinance of Hong Kong has been granted by the Hong Kong Securities and Futures Commission pursuant to Section 38A of the Companies Ordinance. As a result, this prospectus is exempt from certain prospectus content requirements under Hong Kong law, including the requirement to provide a translation of this prospectus in Chinese.

     For purposes of complying with Section 38C of the Companies Ordinance of Hong Kong, KPMG has given and has not withdrawn its written consent to the issue of this prospectus with inclusion of its report and reference to its name in the form and context in which they are included. This means that KPMG has consented to the use of its report and to the reference to KPMG in this prospectus.

     Chesterton Petty Limited has given and has not withdrawn its written consent to the reference to its name in the form and context in which it is included.

                      ENFORCEABILITY OF CIVIL LIABILITIES

     We are a company organized under the laws of Hong Kong, and substantially all of our assets are located outside the United States. We have appointed CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, NY 10011, as our agent to receive service of process with respect to any action brought against us in the United States

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

District Court for the Southern District of New York under the securities laws of the United States or of any state of the United States, or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York. However, it may be difficult for investors to enforce outside the United States judgments against us obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. In addition, all of our directors and officers and certain of the experts named herein are resident outside the United States (principally in Hong Kong and mainland China), and all or a substantial portion of the assets of such persons are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against them or us judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. We have been advised by our Hong Kong counsel, Linklaters, and our Chinese counsel, Commerce & Finance Law Office, that in the opinion of such counsel there is doubt as to the enforceability in Hong Kong and mainland China, respectively, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any state of the United States.

                      WHERE YOU CAN FIND MORE INFORMATION

     As required by the Securities Act of 1933, we have filed a registration
statement on Form F-3 (No. 333-     ) relating to the securities offered by this
prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

     In addition, we file annual reports on Form 20-F and periodic reports on Form 6-K with the Commission. You may read and copy any materials we file with the Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices in New York, New York and Chicago, Illinois. You can also request copies of the documents we file with the Commission, upon payment of a duplicating fee, by writing to the Public Reference Section of the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

     The Commission maintains an Internet site that contains our registration
statement on Form F-3 (No. 333-           ) which has been filed electronically
with the Commission. The address of that site is http://www.sec.gov.

     The Commission allows us to "incorporate by reference" the information we file with the Commission. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the Commission and that is deemed incorporated by reference will automatically update information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus.

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     This prospectus will be deemed to incorporate by reference the following documents:

     - our annual report on Form 20-F, dated June 20, 2000, to the extent the information in that Form has not been updated by this prospectus;

     - any annual report on Form 20-F, including any amendments thereto, filed subsequent to the date hereof and prior to the termination of the share offering and convertible note offering; and

     - our interim report on Form 6-K submitted by us to the SEC on September 1, 2000 and any other report on Form 6-K submitted by us to the SEC prior to the termination of the share offering and the convertible note offering and identified by us as being incorporated by reference into this prospectus.

     We will provide to you (including any beneficial owner, to whom this prospectus is delivered), upon your written or oral request and at no cost to you, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus.

     You may request a copy of these filings, at no cost, by writing or telephoning us at 60th Floor, The Center, 99 Queen's Road Central, Hong Kong, China, Attention: Corporate Affairs Department, telephone number: 852-3121-8888.

     You may also obtain a copy of the filings referred to above, at no cost, at the offices of Banque Internationale a Luxembourg in Luxembourg.

                                  UNDERWRITING

     The offerings made pursuant to this prospectus include the share offering and the convertible note offering. The closing of one offering is not conditional upon the closing of the other offering. The following sections describe the respective underwriting arrangements for the two separate offerings.

THE SHARE OFFERING

     The share offering consists of (1) an international offering of an
aggregate of   ADSs, in the form of shares or ADSs, in the United States and internationally outside of Asia, and (2) an Asia offering of an aggregate of
     ADSs, in the form of shares or ADSs, including            shares offered to
Vodafone Group Plc. China International Capital Corporation Limited, Goldman Sachs (Asia) L.L.C. and Merrill Lynch Far East Limited are the joint global coordinators and joint bookrunners of the share offering. Shares may be delivered instead of ADSs at the option of the purchasers.

     China Mobile (HK) and the underwriters for the international offering named below have entered into an underwriting agreement with respect to the shares and ADSs being offered in the international offering. Subject to certain conditions, each underwriter has severally agreed to purchase the number of ADSs indicated in the following table. China International Capital Corporation Limited, Goldman Sachs (Asia) L.L.C. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the representatives of the underwriters in the international offering.

                 International Underwriters                     Number of ADSs
                 --------------------------                     --------------
China International Capital Corporation Limited.............
Goldman Sachs (Asia) L.L.C..................................
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
                                                                  ----------
          Total.............................................
                                                                  ==========

     If the underwriters for the international offering sell more ADSs than the total number set forth in the table above, in order to cover such sales, the underwriters have an option to purchase from China Mobile (HK) up to such number of additional ADSs equal to 15% of the number of the ADSs initially offered. They may exercise that option within 28 days of the date of this prospectus. If any ADSs or ordinary shares are purchased pursuant to this option, the underwriters will severally purchase ADSs in approximately the same proportion as set forth in the table above.

     The following table shows the per ADS, per share and total underwriting discounts and commissions to be paid to the underwriters in the share offering by China Mobile (HK). These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional ADSs and shares.

                                                              Paid by China Mobile (HK)
                                                             ----------------------------
                                                             No exercise    Full exercise
                                                             -----------    -------------
Per ADS....................................................    US$             US$
Per share..................................................    HK$             HK$
          Total, as ADSs...................................    US$             US$

     Shares or ADSs sold by the underwriters for the international offering to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any shares or ADSs sold by the underwriters for the international offering to securities dealers may be sold at a discount of up
to HK$    per share or US$
per ADS from the initial price to public. If all the shares and ADSs are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.

     China Mobile (HK) has also entered into an underwriting agreement with the underwriters for the Asia offering for the sale of shares and ADSs in Asia. China International Capital Corporation Limited, Goldman Sachs (Asia) L.L.C. and Merrill Lynch Far East Limited are the lead managers of the Asia offering. The international offering is conditional upon the Asia offering, and vice versa. The initial price to public and underwriting commission per share for the international offering and for the Asia offering are identical. The Company has granted the underwriters for the Asia offering a similar option to purchase additional ADSs.

     Under the strategic investor placing agreement among Vodafone Group Plc, China Mobile (HK) and the global coordinators, Vodafone Group Plc has agreed to purchase an aggregate of US$2,500 million of shares as part of the Asia offering at the initial price to public set forth on the cover of this prospectus. The sale of the shares to Vodafone Group Plc will be underwritten solely by the global coordinators. Vodafone Group Plc has agreed that, without our consent and that of the global coordinators, it will not directly or indirectly offer, sell, pledge or otherwise dispose of any of such shares for a period of at least 180 days from the date of this prospectus.

     The underwriters for the international offering and the Asia offering have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares and ADSs as part of the distribution. The underwriters also have agreed that they may sell shares and ADSs between the underwriting groups.

     China Mobile (HK) has been advised by the representatives for the international offering, on behalf of the underwriters for the international offering, that Goldman Sachs (Asia) L.L.C. is expected to make offers and sales in the United States through its selling agent, Goldman, Sachs & Co. China International Capital Corporation Limited is not a U.S.-registered broker-dealer and therefore intends to effect sales of shares and ADSs in the United States through one or more U.S.-registered broker-dealers.

     Application has been made for the listing of and permission to deal in the shares being offered in the share offering on The Stock Exchange of Hong Kong Limited.

THE CONVERTIBLE NOTE OFFERING

     China Mobile (HK) and the underwriters for the convertible note offering named below have entered into an underwriting agreement with respect to the convertible notes being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of convertible notes indicated in the following table.

                                                                   Principal amount
                        Underwriters                          of convertible notes (US$)
                        ------------                          --------------------------
China International Capital Corporation Limited.............
Goldman Sachs (Asia) L.L.C. ................................
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
                                                                      ---------
          Total.............................................
                                                                      =========

     If the underwriters sell more convertible notes than the total amount set forth in the table above, in order to cover such sales, the underwriters have an option to purchase from China Mobile (HK) up to an additional principal amount of convertible notes equal to 15% of the aggregate principal amount of the convertible notes initially offered. They may exercise that option within 28 days of the date of this prospectus. If any convertible notes are purchased pursuant to this option, the underwriters will severally purchase convertible notes in approximately the same proportion as set forth in the above table.

     The following table shows the total underwriting discounts and commissions to be paid to the underwriters in the convertible note offering by China Mobile
(HK). These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional convertible notes.

                                                              Paid by China Mobile (HK)
                                                             ----------------------------
                                                             No exercise    Full exercise
                                                             -----------    -------------
Per Note...................................................          %               %
          Total............................................    US$             US$

     Convertible notes sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any convertible notes sold by the underwriters to securities dealers
may be sold at a discount from the initial price to public of up to   % of the
principal amount of the convertible notes. If all the convertible notes are not sold at the initial price to public, the underwriters may change the offering price and the other selling terms.

     China Mobile (HK) has been advised by the underwriters that Goldman Sachs
(Asia) L.L.C. is expected to make offers and sales in the United States through its selling agent, Goldman, Sachs & Co. China International Capital Corporation Limited is not a U.S.-registered broker-dealer and therefore intends to effect the sale of the convertible notes in the United States through one or more U.S.-registered broker-dealers.

     The convertible notes are a new issue of securities with no established trading market. China Mobile (HK) has applied for listing of the convertible notes on the Luxembourg Stock Exchange. China Mobile (HK) does not intend to apply for listing of the convertible notes on any national securities exchange in the United States. China Mobile (HK) has been advised by the underwriters that the underwriters intend to make a market in the convertible notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the convertible notes.

CERTAIN TERMS AND ARRANGEMENTS APPLICABLE TO THE OFFERINGS

     Each of China Mobile (HK) and China Mobile Hong Kong (BVI) Limited has agreed with the underwriters for the share offering not to dispose of or hedge any of their shares, ADSs, convertible notes or any other securities convertible into or exchangeable for shares or ADSs during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives for the share offering. Each of China Mobile (HK) and China Mobile Hong Kong (BVI) Limited has also agreed with the underwriters for the convertible note offering not to dispose of or hedge any of the above mentioned securities during the same period except with the prior written consent of the underwriters for the convertible note offering. In addition, each of China Mobile Communications Corporation and China Mobile (HK) Group has executed a lock-up agreement for each of the two offerings, the effect of which is to similarly limit during such period direct or indirect sales of any of their interests in China Mobile (HK). These agreements do not apply to any existing employee benefit plans.

     In connection with each of the international offering and the convertible note offering, the underwriters may purchase and sell shares/ADSs or convertible notes, as the case may be, in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the respective underwriters of a greater number of shares/ADS or convertible notes, as the case may be, than they are required to purchase in the relevant offerings. "Covered" short sales are sales made in an amount not greater than the respective underwriters' option to purchase additional shares/ADSs or additional convertible notes, as the case may be, from China Mobile (HK) in the respective offerings. The respective underwriters may close out any covered short position by either exercising their option to purchase additional shares/ADSs or convertible notes, as the case may be, or purchasing shares/ADSs or convertible notes, as the case may be, in the open market. In determining the source of shares/ADSs or convertible notes, as the case may be, to close out the covered short position, the respective underwriters will consider, among other things, the price of shares/ADS or convertible notes, as the case may be, available for purchase in the open market as compared to the price at which they may purchase shares/ADSs or convertible notes, as the case may be, through the relevant overallotment option. "Naked" short sales are any sales in excess of such option. The respective underwriters must close out any naked short position by purchasing shares/ADSs or convertible notes, as the case may be, in the open market. A naked short position is more likely to be created if the respective underwriters are concerned that there may be downward pressure on the price of the shares/ADSs or the convertible notes, as the case may be, in the open market after pricing that could adversely affect investors who purchase in the respective offerings. Stabilizing transactions consist of various bids for or purchases of shares/ADSs or convertible notes, as the case may be, made by the respective underwriters in the open market prior to the completion of the respective offerings.

     The underwriters may also impose a penalty bid in the respective offerings. This occurs when a particular underwriter repays to the underwriters for the same offering a portion of the underwriting discount received by it because the representatives (in the case of the share offering) or the other underwriters (in the case of the convertible note offering) have repurchased shares/ADSs or convertible notes, as the case may be, sold by or for the account of such underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of China Mobile (HK)'s shares/ADSs or convertible notes, as the case may be, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the shares/ADSs or the convertible notes, as the case may be. As a result, the price of the shares/ADSs or the convertible notes, as the case may be, may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange in the case of the shares/ADSs, on the Luxembourg Stock Exchange in the case of the convertible notes, in the over-the-counter market or otherwise.

     Stabilization is not a practice commonly associated with the distribution of securities in Hong Kong. In Hong Kong, such stabilization activities on the Hong Kong Stock Exchange are restricted to cases where underwriters genuinely purchase securities on the secondary market solely for the purpose of covering over-allocations in an offering. The relevant provisions of the Securities Ordinance (Chapter 333 of the Laws of Hong Kong) prohibit market manipulation in the form of pegging or stabilizing the price of securities in certain circumstances. Each underwriter for the share offering and each underwriter for the convertible note offering has agreed to comply with the requirements of Regulation M under the Exchange Act to the extent applicable to it.

     Each underwriter has represented and agreed that (1) it has not offered or sold, and prior to the date six months after the issue of the shares/ADSs or the convertible notes, as the case may be, will not, offer or sell any shares/ADSs or any convertible notes, as the case may be, to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (2) it has complied, and will comply with, all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relation to the shares/ADSs or the convertible notes, as the case may be, in, from or otherwise involving the United Kingdom; and (3) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the shares/ADSs or the convertible notes, as the case may be, to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) of Great Britain or is a person to whom the document may lawfully be issued or passed on.

     Each underwriter has acknowledged and agreed that the shares/ADSs and the convertible notes have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (2) in compliance with any other applicable requirements of Japanese law. As part of the share offering or the convertible note offering (as the case may be), the respective underwriters may offer shares/ADSs or the convertible notes (as the case may be) in Japan to a list of 49 offerees in accordance with the above provisions.

     Each underwriter has also represented and agreed that it has not offered or sold, and has agreed not to offer or sell any shares/ADSs or any convertible notes, as the case may be, directly or indirectly, in Canada in contravention of the securities laws of Canada or any province or territory thereof and has represented that any offer of shares/ADSs or any convertible notes, as the case may be, in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. Each respective underwriter has also represented and agreed that it will send to any dealer who purchases from it any shares / ADSs or any convertible notes, as the case may be, a notice stating in substance that, by purchasing such shares/ADSs or such convertible notes, as the case may be, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any such shares/ADSs or any such convertible notes, as the case may be, in Canada or any province or territory thereof and that any offer of shares/ADSs or convertible notes, as the case may be, in Canada or to, or for the benefit of, any resident of Canada in contravention of the securities laws of Canada or any province or territory thereof and that any offer of shares/ADSs or convertible notes, as the case may be, in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province of Canada in which such offer is made, and that such dealer will deliver to any other dealer to whom it sells any such shares/ADSs or any such convertible notes, as the case may be, a notice to the foregoing effect.

     Each underwriter has acknowledged and agreed that it has not offered or sold and will not offer or sell in Hong Kong by means of any document, any shares/ADSs or any convertible notes, as the case may be, other than to persons who have been sent a copy of a prospectus relating to the share offering and the convertible note offering registered with the Companies Registry of Hong Kong, or otherwise in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Chapter 32 of the Laws of Hong
Kong).

     This document has not been registered as a prospectus with the Registrar of Companies in Singapore, and the shares/ADSs or the convertible notes, as the case may be, will be offered in Singapore pursuant to an exemption invoked under
Section 106C and Section 106D of the Companies Act, Chapter 50 of Singapore (the "Singapore Companies Act"). Accordingly, the shares/ADSs and the convertible notes may not be offered or sold, nor may this document or any other offering document or material relating to the shares/ADSs or the convertible notes, as the case may be, be circulated or distributed, directly or indirectly, to the public or any member of the public in Singapore other than (1) to an institutional investor or other person specified in Section 106C of the Singapore Companies Act, (2) to a sophisticated investor, and in accordance with the conditions, specified in Section 106D of the Singapore Companies Act or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Singapore Companies Act.

     The shares/ADSs and the convertible notes, as the case may be, may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus nor any other document in respect of the share offering or the convertible note offering, as the case may be, may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

     No action has been or will be taken in any jurisdiction other than the United States and Hong Kong, that would permit a public offering of the shares/ADSs or the convertible notes, as the case may be, or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the shares/ADSs and the convertible notes, as the case may be, may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares/ADSs or the convertible notes, as the case may be, may be distributed or published in or from any other country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

     The initial price of the shares/ADSs to public and the initial price of the convertible notes to public will be negotiated between China Mobile (HK) and the underwriters for the respective offerings. Among the factors to be considered in determining the respective initial prices to public, in addition to the market price of the shares/ADSs and prevailing market conditions, will be China Mobile
(HK)'s historical performance, estimates of the business potential and earnings prospects of China Mobile (HK), an assessment of China Mobile (HK)'s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     China Mobile (HK) estimates that its share of the total expenses of the two separate offerings, excluding underwriting discounts and commissions, will be
approximately US$           million, including approximately US$     million for
the share offering and approximately US$     million for the convertible note
offering.

     China Mobile (HK) has agreed to indemnify the several underwriters in each offering against certain liabilities, including liabilities under the Securities Act of 1933.

     This prospectus may be used by the underwriters and other dealers in connection with offers and sales of the shares/ADSs or the convertible notes (as the case may be), including sales of shares/ADSs or the convertible notes (as the case may be) initially sold outside of the United States by the underwriters in the share offering and by the underwriters in the convertible note offering (as the case may be), to persons located in the United States.

     Purchasers of the shares/ADSs or the convertible notes, as the case may be, offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the respective offering price set forth on the cover page of this prospectus.

     Each of Goldman Sachs (Asia) L.L.C. and China International Capital Corporation (Hong Kong) Limited has acted as financial advisor to China Mobile
(HK) in connection with the acquisition and may receive compensation from China Mobile (HK) for such services.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
CHINA MOBILE (HONG KONG) LIMITED AND ITS SUBSIDIARIES (THE
  "GROUP")
Independent Auditors' Report................................    F-3
Consolidated Statements of Income for each of the three
  years ended December 31, 1997, 1998 and 1999 and the six
  months ended June 30, 1999 and 2000.......................    F-4
Consolidated Statements of Recognized Gains and Losses for
  each of the three years ended December 31, 1997, 1998 and
  1999 and the six months ended June 30, 1999 and 2000......    F-5
Consolidated Balance Sheets as of December 31, 1998 and 1999
  And June 30, 1999 and 2000................................    F-6
Consolidated Statements of Cash Flows for each of the three
  years ended December 31, 1997, 1998 and 1999 and the six
  months ended June 30, 1999 and 2000.......................    F-7
Consolidated Statements of Shareholders' Equity for each of
  the three years ended December 31, 1997, 1998 and 1999 and
  the six months ended June 30, 1999 and 2000...............   F-14
Notes to Consolidated Financial Statements..................   F-16

BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI
  MOBILE, LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI
  MOBILE (THE "TARGET")
Independent Auditors' Report................................   F-74
Combined Statements of Income for each of the three years
  ended December 31, 1997, 1998 and 1999 and the six months
  ended June 30, 1999 and 2000..............................   F-76
Combined Statements of Recognized Gains and Losses for each
  of the three years ended December 31, 1997, 1998, 1999 and
  the six months ended June 30, 1999 and 2000...............   F-77
Combined Balance Sheets as of December 31, 1998 and 1999 and
  June 30, 2000.............................................   F-78
Combined Statements of Cash Flows for each of the three
  years ended December 31, 1997, 1998 and 1999 and the six
  months ended June 30, 1999 and 2000.......................   F-79
Combined Statements of Owner's Equity for each of the three
  years ended December 31, 1997, 1998 and 1999 and the six
  months ended June 30, 2000................................   F-84
Notes to Combined Financial Statements......................   F-85

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION OF THE
  GROUP AND THE TARGET
Introduction to Unaudited Pro Forma Combined Financial
  Information...............................................  F-127
Unaudited Pro Forma Combined Balance Sheet under HK GAAP as
  of June 30, 2000..........................................  F-129
Unaudited Pro Forma Combined Statement of Income under HK
  GAAP for the six months ended June 30, 2000...............  F-130
Unaudited Pro Forma Combined Statement of Income under HK
  GAAP for the year ended December 31, 1999.................  F-131
Notes to Unaudited Pro Forma Combined Balance Sheet and
  Statements of Income under HK GAAP........................  F-132
Unaudited Pro Forma Combined Statement of Income under US
  GAAP for the six months ended June 30, 2000...............  F-135
Unaudited Pro Forma Combined Statement of Income under US
  GAAP for the year ended December 31, 1999.................  F-136

                                                              PAGE
                                                              -----
Unaudited Pro Forma Combined Statement of Income under US
  GAAP for the six months ended June 30, 1999...............  F-137
Unaudited Pro Forma Combined Statement of Income under US
  GAAP for the year ended December 31, 1998.................  F-138
Unaudited Pro Forma Combined Statement of Income under US
  GAAP for the year ended December 31, 1997.................  F-139
Notes to Unaudited Pro Forma Combined Statements of Income
  Under US GAAP.............................................  F-140

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors

China Mobile (Hong Kong) Limited:

     We have audited the accompanying consolidated balance sheets of China Mobile (Hong Kong) Limited (previously known as "China Telecom (Hong Kong) Limited") and subsidiaries (the "Group") as of December 31, 1998, 1999 and June 30, 1999 and 2000 and the related consolidated statements of income, recognized gains and losses, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999 and the six-month periods ended June 30, 1999 and 2000, all expressed in Renminbi. These consolidated financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States of America and Hong Kong. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Mobile (Hong Kong) Limited and subsidiaries as of December 31, 1998, 1999 and June 30, 1999 and 2000 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 and the six-month periods ended June 30, 1999 and 2000 in conformity with accounting principles generally accepted in Hong Kong.

     Accounting principles generally accepted in Hong Kong vary in certain material respects from accounting principles generally accepted in the United States of America. Application of accounting principles generally accepted in the United States of America would have affected results of operations for each of the years in the three-year period ended December 31, 1999 and the six-month periods ended June 30, 1999 and 2000 and shareholders' equity as of December 31, 1998 and 1999 and June 30, 1999 and 2000 to the extent summarized in Note 28 to the consolidated financial statements.

     The accompanying consolidated financial statements as of and for the year ended December 31, 1999 and six-month period ended June 30, 2000 have been translated into United States dollars solely for the convenience of the reader. We have audited the translation, and in our opinion, the consolidated financial statements expressed in Renminbi have been translated into United States dollars on the basis set forth in Note 1 to the consolidated financial statements.

KPMG

Hong Kong,

October 4, 2000

                        CHINA MOBILE (HONG KONG) LIMITED

                       CONSOLIDATED STATEMENTS OF INCOME
                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

                                              YEAR ENDED DECEMBER 31,                    SIX MONTHS ENDED JUNE 30,
                                   ---------------------------------------------   --------------------------------------
                            NOTE     1997         1998         1999       1999        1999         2000          2000
                            ----     ----         ----         ----       ----        ----         ----          ----
                                      RMB         RMB          RMB         US$        RMB           RMB           US$
OPERATING REVENUE
Usage fees................             8,718       16,346       25,812     3,118       11,012       20,143        2,433
Monthly fees..............             2,692        4,347        4,981       602        2,081        4,250          513
Connection fees...........             3,174        3,323        4,319       522        2,417        1,532          185
Other operating revenue...               904        2,329        3,511       424        1,430        2,972          359
                                   ---------   ----------   ----------   -------   ----------   ----------      -------
        TOTAL OPERATING
          REVENUE.........     3      15,488       26,345       38,623     4,666       16,940       28,897        3,490
                                   ---------   ----------   ----------   -------   ----------   ----------      -------
OPERATING EXPENSES
Leased lines..............             3,134        3,917        3,723       450        2,014        2,714          328
Interconnection...........             1,214        4,752        6,453       779        2,775        3,604          435
Depreciation..............             2,681        4,598        7,411       895        3,297        4,165          503
Personnel.................               756        1,595        2,256       273          852        1,476          178
Other operating expenses..             2,289        3,548        5,140       621        1,991        4,616          558
                                   ---------   ----------   ----------   -------   ----------   ----------      -------
        TOTAL OPERATING
          EXPENSES........     4      10,074       18,410       24,983     3,018       10,929       16,575        2,002
                                   ---------   ----------   ----------   -------   ----------   ----------      -------
OPERATING PROFIT..........             5,414        7,935       13,640     1,648        6,011       12,322        1,488
WRITE-DOWN AND WRITE-OFF
  OF TACS NETWORK
  EQUIPMENT...............     5          --         (282)      (8,242)     (996)        (500)          --           --
OTHER INCOME..............     6          85          336          552        66          270          330           40
NON-OPERATING
  (EXPENSES)/INCOME.......     7         (27)         (51)          70         8           11          (12)          (1)
INTEREST INCOME...........     8         656        1,609          767        93          289          437           53
FINANCE COSTS.............    16        (175)        (160)        (343)      (41)        (107)        (335)         (40)
                                   ---------   ----------   ----------   -------   ----------   ----------      -------
PROFIT BEFORE TAX.........             5,953        9,387        6,444       778        5,974       12,742        1,540
INCOME TAX................     9        (991)      (2,486)      (1,647)     (199)      (1,970)      (4,018)        (485)
                                   ---------   ----------   ----------   -------   ----------   ----------      -------
PROFIT AFTER TAX..........             4,962        6,901        4,797       579        4,004        8,724        1,055
MINORITY INTERESTS........                (7)          (1)          --        --           --           --           --
                                   ---------   ----------   ----------   -------   ----------   ----------      -------
PROFIT ATTRIBUTABLE TO
  SHAREHOLDERS............             4,955        6,900        4,797       579        4,004        8,724        1,055
                                   =========   ==========   ==========   =======   ==========   ==========      =======
BASIC NET PROFIT PER
  SHARE...................   2(q)   52 cents     59 cents     40 cents   5 cents     34 cents     64 cents      8 cents
                                   =========   ==========   ==========   =======   ==========   ==========      =======
WEIGHTED AVERAGE NUMBER OF
  SHARES USED IN
  CALCULATING BASIC NET
  PROFIT PER SHARE
  (THOUSANDS).............         9,534,365   11,780,788   12,069,108             11,782,885   13,706,310
                                   =========   ==========   ==========             ==========   ==========
DILUTED NET PROFIT PER
  SHARE...................   2(q)                59 cents     40 cents   5 cents     34 cents     64 cents      8 cents
                                               ==========   ==========   =======   ==========   ==========      =======
WEIGHTED AVERAGE NUMBER OF
  SHARES USED IN
  CALCULATING DILUTED NET
  PROFIT PER SHARE
  (THOUSANDS).............                     11,782,521   12,072,383             11,785,447   13,716,377
                                               ==========   ==========             ==========   ==========

          See accompanying notes to consolidated financial statements.

                        CHINA MOBILE (HONG KONG) LIMITED

             CONSOLIDATED STATEMENTS OF RECOGNIZED GAINS AND LOSSES
                             (AMOUNTS IN MILLIONS)

                                   YEAR ENDED DECEMBER 31,             SIX MONTHS ENDED JUNE 30,
                              ----------------------------------   ---------------------------------
                              1997     1998      1999      1999    1999       2000          2000
                              ----     ----      ----      ----    ----       ----          ----
                               RMB      RMB       RMB      US$      RMB        RMB           US$
Net profit for the year/
  period....................  1,513     6,900     4,797      579   4,004      8,724         1,055
Capital reserve arising on
  consolidation/elimination
  of goodwill arising on the
  acquisition of
  subsidiaries against
  reserves..................  1,132   (15,622)  (42,440)  (5,126)     --         --            --
                              -----   -------   -------   ------   -----      -----         -----
                              2,645    (8,722)  (37,643)  (4,547)  4,004      8,724         1,055
                              =====   =======   =======   ======   =====      =====         =====

          See accompanying notes to consolidated financial statements.

                        CHINA MOBILE (HONG KONG) LIMITED

                          CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN MILLIONS)

                                                         DECEMBER 31,                 JUNE 30,
                                                   ------------------------   ------------------------
                                            NOTE    1998     1999     1999     1999     2000     2000
                                            ----    ----     ----     ----     ----     ----     ----
                                                    RMB      RMB      US$      RMB      RMB      US$
ASSETS
Current assets
  Cash and cash equivalents...............         17,481   19,349    2,337   17,557   19,767    2,388
  Deposits with banks.....................          1,311    8,227      994    5,234   14,455    1,746
  Accounts receivable.....................   10     2,482    4,957      599    3,244    5,526      668
  Other receivables.......................            326      549       66      449    1,038      125
  Inventories.............................            101      207       25       86      307       37
  Prepaid expenses and other current
     assets...............................          1,046      517       62      296      443       54
  Amount due from ultimate holding
     company..............................   13        --       92       11       --      234       28
  Amounts due from related parties........   14       287    1,700      205      353       --       --
  Amounts due from China
     Telecommunications Corporation.......   14        --       --       --       --      506       61
                                                   ------   ------   ------   ------   ------   ------
          Total current assets............         23,034   35,598    4,299   27,219   42,276    5,107
Fixed assets..............................   11    33,986   42,699    5,158   35,297   44,399    5,363
Construction in progress..................          7,339    6,735      814    5,750    7,919      956
Interest in associates....................   12        30       46        6       30       46        6
Deferred tax assets.......................   15       152    2,306      279      313    1,938      234
Deferred expenses.........................   17        --       51        6       --       46        6
                                                   ------   ------   ------   ------   ------   ------
TOTAL ASSETS..............................         64,541   87,435   10,562   68,609   96,624   11,672
                                                   ======   ======   ======   ======   ======   ======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable........................          5,963    6,026      728    4,855    5,142      622
  Bills payable...........................             --    1,779      215       --    1,212      146
  Bank and other loans....................   16     5,337    4,351      526    4,995    2,615      316
  Taxes payable...........................          1,299    2,868      346    2,107    3,889      470
  Obligations under capital lease
     -- current portion...................   19        --       68        8       --       68        8
  Amount due to ultimate
     holding company......................   13        --      664       80       --      463       56
  Amounts due to related parties..........   14       596    1,696      205      548       --       --
  Amounts due to China Telecommunications
     Corporation..........................   14        --       --       --       --    2,405      291
  Accrued expenses and other payables.....   18     2,756    4,115      497    3,364    6,417      775
                                                   ------   ------   ------   ------   ------   ------
          Total current liabilities.......         15,951   21,567    2,605   15,869   22,211    2,684
Bank and other loans......................   16       991    2,225      269    1,200    1,982      239
Obligations under capital lease -- long
  term portion............................   19        --      107       13       --       68        8
Deferred revenue..........................   21     1,757    1,492      180    1,640    1,583      191
Fixed rate notes..........................   20        --    4,952      598       --    4,957      599
                                                   ------   ------   ------   ------   ------   ------
TOTAL LIABILITIES.........................         18,699   30,343    3,665   18,709   30,801    3,721
Minority interests........................             15       --       --       --       --       --
SHAREHOLDERS' EQUITY......................         45,827   57,092    6,897   49,900   65,823    7,951
                                                   ------   ------   ------   ------   ------   ------
TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY..................................         64,541   87,435   10,562   68,609   96,624   11,672
                                                   ======   ======   ======   ======   ======   ======

          See accompanying notes to consolidated financial statements.

                        CHINA MOBILE (HONG KONG) LIMITED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN MILLIONS)

                                                                                      SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                 JUNE 30,
                                            -----------------------------------   -------------------------
                                     NOTE    1997     1998      1999      1999     1999     2000      2000
                                     ----    ----     ----      ----      ----     ----     ----      ----
                                             RMB       RMB       RMB      US$      RMB       RMB      US$
NET CASH INFLOWS FROM OPERATING
  ACTIVITIES.......................   (a)    8,825    13,567    21,662    2,617    9,801    19,566    2,364
                                            ------   -------   -------   ------   ------   -------   ------
RETURNS ON INVESTMENTS AND
  SERVICING OF FINANCE
Interest received..................            414     1,815       934      113      296       500       60
Interest paid......................           (268)     (352)     (445)     (54)    (191)     (383)     (46)
Distributions......................           (222)       --        --       --       --        --       --
                                            ------   -------   -------   ------   ------   -------   ------
NET CASH INFLOW/(OUTFLOW) FROM
  RETURNS ON INVESTMENTS AND
  SERVICING OF FINANCE.............            (76)    1,463       489       59      105       117       14
                                            ------   -------   -------   ------   ------   -------   ------
TAXATION
Hong Kong profits tax refunded/
  (paid)...........................             --       (11)        1       --       --        --       --
PRC income tax paid................           (546)   (1,575)   (2,479)    (299)  (1,324)   (2,630)    (318)
                                            ------   -------   -------   ------   ------   -------   ------
TAX PAID...........................           (546)   (1,586)   (2,478)    (299)  (1,324)   (2,630)    (318)
                                            ------   -------   -------   ------   ------   -------   ------
INVESTING ACTIVITIES
Payment for acquisition of minority
  interests........................             --        --       (15)      (2)     (11)       --       --
Payment for acquisition of
  subsidiaries (net of cash and
  cash equivalents acquired).......   (b)       --   (24,114)  (18,187)  (2,197)      --        --       --
Capital expenditures...............         (5,807)  (11,040)  (11,708)  (1,414)  (4,591)   (8,498)  (1,027)
Investment in associates...........            (31)       --        --       --       --        --       --
Proceeds from sale of fixed
  assets...........................             13        36       709       86       87       102       12
Decrease in amounts due from
  related parties..................            498        72        --       --       --        --       --
Increase in deposits with banks....             --    (1,311)   (6,916)    (836)  (3,923)   (6,228)    (752)
                                            ------   -------   -------   ------   ------   -------   ------
NET CASH OUTFLOW FROM INVESTING
  ACTIVITIES.......................         (5,327)  (36,357)  (36,117)  (4,363)  (8,438)  (14,624)  (1,767)
                                            ------   -------   -------   ------   ------   -------   ------
NET CASH INFLOW/(OUTFLOW) BEFORE
  FINANCING ACTIVITIES.............          2,876   (22,913)  (16,444)  (1,986)     144     2,429      293
                                            ------   -------   -------   ------   ------   -------   ------
FINANCING ACTIVITIES
Proceeds from issue of shares, net
  of expenses......................         33,570        --    16,223    1,959       65         7        1
Proceeds from issue of fixed rates
  notes, net of discount...........   (c)       --        --     4,952      598       --        --       --
Expenses on issue of fixed rate
  notes............................             --        --       (53)      (6)      --        --       --
Proceeds from bank and other
  loans............................   (c)      710     3,754     6,868      830    4,500     1,760      213

                        CHINA MOBILE (HONG KONG) LIMITED

                             (AMOUNTS IN MILLIONS)

                                                                                      SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                 JUNE 30,
                                            -----------------------------------   -------------------------
                                     NOTE    1997     1998      1999      1999     1999     2000      2000
                                     ----    ----     ----      ----      ----     ----     ----      ----
                                             RMB       RMB       RMB      US$      RMB       RMB      US$
Repayments of bank and other
  loans............................   (c)     (524)   (3,207)   (9,653)  (1,166)  (4,633)   (3,739)    (451)
(Decrease)/increase in amounts due
  to related parties...............            216      (222)       --       --       --        --       --
Repayments of obligation under
  capital lease....................             --        --        --       --       --       (39)      (5)
Proceeds from capital
  contribution.....................            246        --        --       --       --        --       --
                                            ------   -------   -------   ------   ------   -------   ------
NET CASH (OUTFLOW)/INFLOW FROM
  FINANCING ACTIVITIES.............         34,218       325    18,337    2,215      (68)   (2,011)    (242)
                                            ------   -------   -------   ------   ------   -------   ------
INCREASE/(DECREASE) IN CASH AND
  CASH EQUIVALENTS.................         37,094   (22,588)    1,893      229       76       418       51
EFFECT OF CHANGES IN FOREIGN
  EXCHANGE RATES...................              1        (1)      (25)      (3)      --        --       --
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR/PERIOD.........          2,975    40,070    17,481    2,111   17,481    19,349    2,337
                                            ------   -------   -------   ------   ------   -------   ------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR/PERIOD......................         40,070    17,481    19,349    2,337   17,557    19,767    2,388
                                            ======   =======   =======   ======   ======   =======   ======
ANALYSIS OF THE BALANCES OF CASH
  AND CASH EQUIVALENTS
Deposits with banks with maturity
  period within three months when
  placed...........................         33,913     7,538     6,986      844    8,046     5,674      685
Cash and bank balances.............          6,157     9,943    12,363    1,493    9,511    14,093    1,703
                                            ------   -------   -------   ------   ------   -------   ------
                                            40,070    17,481    19,349    2,337   17,557    19,767    2,388
                                            ======   =======   =======   ======   ======   =======   ======

          See accompanying notes to consolidated financial statements.

                        CHINA MOBILE (HONG KONG) LIMITED

                             (AMOUNTS IN MILLIONS)

(a) THE RECONCILIATION OF PROFIT BEFORE TAX AND MINORITY INTERESTS TO NET CASH INFLOWS FROM OPERATING ACTIVITIES IS AS FOLLOWS:

                                                                              SIX MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,              JUNE 30,
                                         -------------------------------   ----------------------
                                         1997     1998     1999    1999    1999     2000    2000
                                         ----     ----     ----    ----    ----     ----    ----
                                          RMB     RMB      RMB      US$     RMB     RMB      US$
Profit from ordinary activities before
  taxation.............................  5,953    9,387    6,444     778   5,974   12,742   1,539
Depreciation of fixed assets...........  2,681    4,598    7,411     895   3,297    4,165     503
Write-down and write-off of TACS
  network equipment....................     --      282    8,242     996     500       --      --
Provision for doubtful accounts........    449      558      771      93     191      647      78
Amortization of deferred expenses......     --       --        2      --      --        5       1
Loss on sale of fixed assets...........     13       59        1      --      --       24       3
Interest income........................   (656)  (1,609)    (767)    (93)   (289)    (437)    (53)
Interest expenses and capital lease
  charges..............................    175      160      343      41     107      335      40
Unrealized exchange loss/(gain), net...     (1)       1       25       3      --       18       2
Increase in accounts receivable........   (954)  (1,080)  (2,167)   (262)   (953)  (1,216)   (147)
(Increase)/decrease in other
  receivables..........................    (30)     392     (245)    (29)   (131)    (150)    (17)
(Increase)/decrease in inventories.....    157       49      (43)     (5)     15     (100)    (12)
(Increase)/decrease in amount due from
  ultimate holding company.............     --       --       14       2      --     (142)    (17)
Decrease/(increase) in prepaid expenses
  and other current assets.............    (86)    (932)     781      94     750      101      12
Decrease/(increase) in amounts due from
  related parties......................     --      (55)    (127)    (15)    (66)     792      96
Decrease in accounts payable...........     (7)    (117)     (36)     (4)    (26)    (117)    (14)
(Decrease)/increase in amount due to
  ultimate holding company.............     --       --      329      40      --     (201)    (25)
Increase/(decrease) in amounts due to
  related parties......................     32      548      426      52     (48)   1,391     168
Increase/(decrease) in accrued expenses
  and other payables...................    (55)     922      523      63     597    1,618     196
Increase/(decrease) in deferred
  revenue, net.........................  1,154      404     (265)    (32)   (117)      91      11
                                         -----   ------   ------   -----   -----   ------   -----
Net cash inflows from operating
  activities...........................  8,825   13,567   21,662   2,617   9,801   19,566   2,364
                                         =====   ======   ======   =====   =====   ======   =====

                        CHINA MOBILE (HONG KONG) LIMITED

                             (AMOUNTS IN MILLIONS)

  (b) ACQUISITION OF SUBSIDIARIES

                                                               1998      1999
                                                               ----      ----
                                                               RMB       RMB
NET ASSETS ACQUIRED:
Fixed assets................................................   7,443    11,186
Construction in progress....................................   1,488     1,060
Interest in an associate....................................      --        16
Deferred tax assets.........................................       1         3
Inventories.................................................      73        63
Amount due from ultimate holding company....................      --       106
Amounts due from related parties............................     233     1,286
Accounts receivable.........................................     367     1,079
Other receivables...........................................     137       145
Prepaid expenses and other current assets...................       9       181
Cash and bank balances......................................       6     2,081
Bank and other loans........................................    (683)   (1,267)
Bills payable...............................................      --      (310)
Amount due to ultimate holding company......................      --      (335)
Amounts due to related parties..............................      (4)     (674)
Accounts payable............................................    (333)   (1,121)
Accrued expenses and other payables.........................    (158)     (796)
Taxation....................................................      --      (249)
Long-term bank and other loans..............................     (81)   (1,766)
Obligations under capital lease.............................      --      (175)
                                                              ------    ------
                                                               8,498    10,513
Goodwill arising on acquisition.............................  15,622    42,440
                                                              ------    ------
                                                              24,120    52,953
                                                              ======    ======
Satisfied by: Cash paid.....................................  24,120    20,268
               Issue of ordinary shares.....................      --    32,685
                                                              ------    ------
                                                              24,120    52,953
                                                              ======    ======

     The subsidiaries acquired during the year ended December 31, 1999 contributed RMB 1,439 to the Group's net operating cash flows, paid RMB 44 in respect of the net returns on investments and servicing of finance, utilized RMB 657 for investing activities and contributed RMB 717 for financing activities.

     The subsidiaries acquired during the year ended December 31, 1998 contributed RMB 1,340 to the Group's net operating cash flows, paid RMB 44 in respect of the net returns on investments and servicing of finance, utilized RMB 2,533 for investing activities and contributed RMB 2,208 for financing activities.

                        CHINA MOBILE (HONG KONG) LIMITED

                             (AMOUNTS IN MILLIONS)

  ANALYSIS OF NET OUTFLOW OF CASH AND CASH EQUIVALENTS IN RESPECT OF THE ACQUISITION OF SUBSIDIARIES

                                                               1998      1999
                                                               ----      ----
                                                               RMB       RMB
Cash consideration..........................................  24,120    20,268
Cash and bank balances acquired.............................      (6)   (2,081)
                                                              ------    ------
Net outflow of cash and cash equivalents in respect of the
  acquisition of subsidiaries...............................  24,114    18,187
                                                              ======    ======

                        CHINA MOBILE (HONG KONG) LIMITED

                             (AMOUNTS IN MILLIONS)

  (c) ANALYSIS OF CHANGES IN FINANCING DURING THE YEARS:

                                                                                        OBLIGATION
                                                          BANK AND      FIXED RATES    UNDER CAPITAL
                                                         OTHER LOANS       NOTES           LEASE
                                                         -----------    -----------    -------------
                                                             RMB            RMB             RMB
Balance at January 1, 1997.............................     3,450             --             --
Proceeds from bank and other loans.....................       710             --             --
Loan from a related party (Note (d))...................     1,382             --             --
Repayments of bank and other loans.....................      (524)            --             --
Effect of foreign exchange rates.......................        (1)            --             --
                                                           ------          -----            ---
Balance at December 31, 1997...........................     5,017             --             --
                                                           ======          =====            ===
Balance at January 1, 1998.............................     5,017             --             --
Acquired on acquisition of subsidiaries (Note (b)).....       764             --             --
Proceeds from bank and other loans.....................     3,754             --             --
Repayments of bank and other loans.....................    (3,207)            --             --
                                                           ------          -----            ---
Balance at December 31, 1998...........................     6,328             --             --
                                                           ======          =====            ===
Balance at January 1, 1999.............................     6,328             --             --
Acquired on acquisition of subsidiaries (Note (b)).....     3,033             --            175
Proceeds from bank and other loans.....................     6,868             --             --
Repayments of bank and other loans.....................    (9,653)            --             --
Issue of fixed rates notes.............................        --          4,952             --
                                                           ------          -----            ---
Balance at December 31, 1999...........................     6,576          4,952            175
                                                           ======          =====            ===
ANALYSIS OF CHANGES IN FINANCING DURING THE PERIODS
Balance at January 1, 1999.............................     6,328             --             --
Proceeds from bank and other loans.....................     4,500             --             --
Repayments of bank and other loans.....................    (4,633)            --             --
                                                           ------          -----            ---
Balance at June 30, 1999...............................     6,195             --             --
                                                           ======          =====            ===
Balance at January 1, 2000.............................     6,576          4,952            175
Proceeds from bank and other loans.....................     1,760             --             --
Repayments of bank and other loans.....................    (3,739)            --             --
Effect of foreign exchange rates.......................        --              4             --
Amortization of discount arising on issuance of
  notes................................................        --              1             --
Repayment of capital lease payable.....................        --             --            (39)
                                                           ------          -----            ---
Balance at June 30, 2000...............................     4,597          4,957            136
                                                           ======          =====            ===

  (d) SIGNIFICANT NON-CASH TRANSACTIONS:

     The Group incurred payables of RMB 3,658 and RMB 3,374, and RMB 888 and RMB 1,486, to equipment suppliers and banks, respectively,

                        CHINA MOBILE (HONG KONG) LIMITED

                             (AMOUNTS IN MILLIONS)

  (d) SIGNIFICANT NON-CASH TRANSACTIONS (CONTINUED) for additions of construction in progress during the six months ended June 30, 2000 and the year ended December 31, 1999, respectively.

     During the six months ended June 30, 2000, the balances of amounts due from/to provincial posts and telecommunications administration (the "PTAs") and China Telecommunications Corporation ("CTC") were reclassified from amounts due from/to related parties to amounts due from/to CTC. (See Note 24).

     The Group incurred payables of RMB551 to equipment suppliers for additions of construction in progress during the six months ended June 30, 1999.

     The Group incurred payables of RMB 3,977 and RMB13 to equipment suppliers and related parties respectively for additions of construction in progress during the year ended December 31, 1998.

     In addition, the Group incurred payables of RMB 1,530 to equipment suppliers and a loan of RMB 1,382 from a related party for additions of construction in progress during the year ended December 31, 1997.

     In November 1999, the Group issued new shares to China Mobile Hong Kong
(BVI) Limited ("CMHK (BVI)") (previously known as China Telecom Hong Kong (BVI) Limited) at HK$30,684 (RMB equivalent 32,685) as part of the consideration for the acquisition of Fujian Mobile (BVI) Limited ("Fujian Mobile BVI"), Henan Mobile (BVI) Limited ("Henan Mobile BVI") and Hainan Mobile (BVI) Limited ("Hainan Mobile BVI").

                        CHINA MOBILE (HONG KONG) LIMITED

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

STATEMENTS OF SHAREHOLDERS' EQUITY FOR THE YEARS:


                                                          NUMBER OF                                          CAPITAL
                                                          ORDINARY       SHARE     SUBSIDIARIES'   SHARE     RESERVE/     GENERAL
                                                          SHARES         CAPITAL   CAPITAL         PREMIUM   (GOODWILL)   RESERVE
                                                        --------------   -------   -------------   -------   ----------   -------
                                                                           RMB          RMB          RMB        RMB         RMB
Owner's equity at January 1, 1997.....................              --       --          480           --          --       --
Capital contribution..................................              --       --           --           --          --       --
Revaluation surplus...................................              --       --           --           --          --       --
Transfer from statement of income to September 26,
  1997................................................              --       --           --           --          --       --
Distribution to owner.................................              --       --           --           --          --       --
Transfer to capital of Guangdong Mobile and Zhejiang
  Mobile..............................................              --       --        7,232           --          --       --
                                                        --------------    -----       ------       ------     -------       --
Owner's equity at September 27, 1997..................              --       --        7,712           --          --       --
Effect of Restructuring...............................   9,010,000,000      965       (7,712)      17,369       1,132       --
                                                        --------------    -----       ------       ------     -------       --
Shareholders' equity at September 27, 1997 after
  Restructuring.......................................   9,010,000,000      965           --       17,369       1,132       --
Issue of ordinary shares, net of expenses.............   2,770,788,000      296           --       33,274          --       --
Transfer from statement of income from September 27,
  1997................................................              --       --           --           --          --       --
Appropriations........................................              --       --           --           --          --       72
                                                        --------------    -----       ------       ------     -------       --
Shareholders' equity at December 31, 1997.............  11,780,788,000    1,261           --       50,643       1,132       72
Goodwill arising on acquisition of Jiangsu Mobile.....              --       --           --           --     (15,622)      --
Transfer from statement of income.....................              --       --           --           --          --       --
Appropriation.........................................              --       --           --           --          --       --
                                                        --------------    -----       ------       ------     -------       --
Shareholders' equity at December 31, 1998.............  11,780,788,000    1,261           --       50,643     (14,490)      72
                                                        ==============    =====       ======       ======     =======       ==
Shareholders' equity at January 1, 1999...............  11,780,788,000    1,261           --       50,643     (14,490)      72
Goodwill arising on acquisition of Fujian Mobile,
  Henan Mobile and Hainan Mobile......................              --       --           --           --     (42,440)      --
Transfer from statement of income.....................              --       --           --           --          --       --
Shares issued under share option scheme...............       7,500,000        1           --           88          --       --
Issue of new shares to the professional and
  institutional investors.............................     644,804,000       69           --       16,484          --       --
Issue of consideration shares for acquisition of
  subsidiaries........................................   1,273,195,021      136           --       32,549          --       --
Expenses incurred in connection with the issue of new
  shares to professional and institutional
  investors...........................................              --       --           --         (419)         --       --
Appropriation.........................................              --       --           --           --          --       --
                                                        --------------    -----       ------       ------     -------       --
Shareholders' equity at December 31, 1999.............  13,706,287,021    1,467           --       99,345     (56,930)      72
                                                        ==============    =====       ======       ======     =======       ==



                                                                        PRC
                                                        REVALUATION   STATUTORY   RETAINED
                                                        RESERVE       RESERVES    EARNINGS    TOTAL
                                                        -----------   ---------   --------   -------
                                                            RMB          RMB        RMB        RMB
Owner's equity at January 1, 1997.....................       223        3,041       8,727     12,471
Capital contribution..................................        --          246          --        246
Revaluation surplus...................................     3,529           --          --      3,529
Transfer from statement of income to September 26,
  1997................................................        --           --       3,442      3,442
Distribution to owner.................................        --          (36)       (186)      (222)
Transfer to capital of Guangdong Mobile and Zhejiang
  Mobile..............................................        --           --      (7,232)        --
                                                          ------       ------      ------    -------
Owner's equity at September 27, 1997..................     3,752        3,251       4,751     19,466
Effect of Restructuring...............................    (3,752)      (3,251)     (4,751)        --
                                                          ------       ------      ------    -------
Shareholders' equity at September 27, 1997 after
  Restructuring.......................................        --           --          --     19,466
Issue of ordinary shares, net of expenses.............        --           --          --     33,570
Transfer from statement of income from September 27,
  1997................................................        --           --       1,513      1,513
Appropriations........................................        --          111        (183)        --
                                                          ------       ------      ------    -------
Shareholders' equity at December 31, 1997.............        --          111       1,330     54,549
Goodwill arising on acquisition of Jiangsu Mobile.....        --           --          --    (15,622)
Transfer from statement of income.....................        --           --       6,900      6,900
Appropriation.........................................        --        2,092      (2,092)        --
                                                          ------       ------      ------    -------
Shareholders' equity at December 31, 1998.............        --        2,203       6,138     45,827
                                                          ======       ======      ======    =======
Shareholders' equity at January 1, 1999...............        --        2,203       6,138     45,827
Goodwill arising on acquisition of Fujian Mobile,
  Henan Mobile and Hainan Mobile......................        --           --          --    (42,440)
Transfer from statement of income.....................        --           --       4,797      4,797
Shares issued under share option scheme...............        --           --          --         89
Issue of new shares to the professional and
  institutional investors.............................        --           --          --     16,553
Issue of consideration shares for acquisition of
  subsidiaries........................................        --           --          --     32,685
Expenses incurred in connection with the issue of new
  shares to professional and institutional
  investors...........................................        --           --          --       (419)
Appropriation.........................................        --        3,524      (3,524)        --
                                                          ------       ------      ------    -------
Shareholders' equity at December 31, 1999.............        --        5,727       7,411     57,092
                                                          ======       ======      ======    =======

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

STATEMENTS OF SHAREHOLDERS' EQUITY FOR THE PERIODS:

                                                                                     CAPITAL                                PRC
                                 NUMBER OF       SHARE    SUBSIDIARIES'    SHARE     RESERVE/    GENERAL   REVALUATION   STATUTORY
                              ORDINARY SHARES   CAPITAL      CAPITAL      PREMIUM   (GOODWILL)   RESERVE     RESERVE     RESERVES
                              ---------------   -------   -------------   -------   ----------   -------   -----------   ---------
                                                  RMB          RMB          RMB        RMB         RMB         RMB          RMB
Shareholders' equity at
  January 1, 1999...........  11,780,788,000     1,261           --       50,643     (14,490)      72            --        2,203
Transfer from statement of
  income....................              --        --           --           --          --       --            --           --
Issue of ordinary shares....       5,500,000         1           --           65          --       --            --           --
Purchase of minority
  interest..................              --        --           --           --           3       --            --           --
                              --------------     -----       ------       ------     -------       --        ------       ------
Shareholders' equity at June
  30, 1999..................  11,786,288,000     1,262           --       50,708     (14,487)      72            --        2,203
                              ==============     =====       ======       ======     =======       ==        ======       ======
Shareholders' equity at
  January 1, 2000...........  13,706,287,021     1,467           --       99,345     (56,930)      72            --        5,727
Transfer from statement of
  income....................              --        --           --           --          --       --            --           --
Shares issued under share
  option scheme.............         142,000        --           --            7          --       --            --           --
                              --------------     -----       ------       ------     -------       --        ------       ------
Shareholders' equity at June
  30, 2000..................  13,706,429,021     1,467           --       99,352     (56,930)      72            --        5,727
                              ==============     =====       ======       ======     =======       ==        ======       ======


                              RETAINED
                              EARNINGS    TOTAL
                              --------    -----
                                RMB        RMB
Shareholders' equity at
  January 1, 1999...........    6,138     45,827
Transfer from statement of
  income....................    4,004      4,004
Issue of ordinary shares....       --         66
Purchase of minority
  interest..................       --          3
                               ------    -------
Shareholders' equity at June
  30, 1999..................   10,142     49,900
                               ======    =======
Shareholders' equity at
  January 1, 2000...........    7,411     57,092
Transfer from statement of
  income....................    8,724      8,724
Shares issued under share
  option scheme.............       --          7
                               ------    -------
Shareholders' equity at June
  30, 2000..................   16,135     65,823
                               ======    =======

          See accompanying notes to consolidated financial statements

                        CHINA MOBILE (HONG KONG) LIMITED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

1 ORGANIZATION, PRINCIPAL ACTIVITIES AND BASIS OF PRESENTATION

     China Mobile (Hong Kong) Limited ("the Company") (previously known as China Telecom (Hong Kong) Limited) and its subsidiaries (hereinafter collectively referred to as the "Group") are principally engaged in the provision of cellular telephone and related services in Guangdong, Zhejiang, Jiangsu, Henan, Fujian and Hainan provinces of the People's Republic of China ("PRC") and market their services under the "China Mobile" logo, which is a registered trademark owned by China Mobile Communications Corporation ("China Mobile"), a company incorporated in the PRC in July 1999 to hold and operate the cellular telecommunications networks nationwide as a result of restructuring of the telecommunications industry in the PRC. The telecommunications operations in the PRC previously controlled by the Ministry of Information Industry ("MII") have been separated into four business lines: fixed line communications, mobile communications, paging services and satellite communications. Since then, the MII act exclusively as the industry regulator and are not involved in managing the day-to-day operations of telecommunications service providers in the PRC.

     Prior to the restructuring (as described below, the "Restructuring"), the Group's Total Access Communications Systems ("TACS") and Global System for Mobile Communications ("GSM") cellular networks in Guangdong were owned by Guangdong Mobile Communication Corporation (together with the successor wholly-owned foreign enterprise formed in connection with the Restructuring, "Guangdong Mobile"), an enterprise formed in September 1988 and wholly owned by the MII on behalf of the State. Prior to the Restructuring, the Group's GSM cellular network in Zhejiang was owned by Zhejiang GSM Mobile Communication Company Limited (together with the successor sino-foreign joint venture company formed in connection with the Restructuring, "Zhejiang Mobile"), a company formed in February 1996 and 98.55% owned by the Zhejiang Provincial Posts and Telecommunications Administration ("Zhejiang PTA"), while the Group's TACS cellular networks in Zhejiang were owned and operated directly by the Zhejiang PTA.

  RESTRUCTURING

     Pursuant to the Restructuring, the Company was established as a wholly-owned subsidiary of CMHK (BVI), a company incorporated with limited liability in the British Virgin Islands. CMHK (BVI) is controlled by China Mobile (Hong Kong) Group Limited ("CMHKG"), which in turn is 51% owned by Telpo Communications (Group) Limited ("Telpo"), a Hong Kong company wholly owned by the MII, and as to 49% by the China Telecommunications Corporation (previously known as the Directorate General of Telecommunications, or the DGT). At December 31, 1999, the percentages of equity interests of CMHK (BVI), which in turn were owned by Telpo and DGT were changed to 57% and 43%, respectively. On May 12, 2000, China Mobile acquired a 100% controlling interest in CMHKG. As a result of this, China Mobile now indirectly holds approximately 75% equity interest in the Company. Guangdong Mobile was formed as a wholly foreign-owned enterprise whereas Zhejiang Mobile was formed as a sino-foreign joint venture company. The Company is the sole equity owner in Guangdong Mobile and was initially

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

1 ORGANIZATION, PRINCIPAL ACTIVITIES AND BASIS OF PRESENTATION (CONTINUED) the 99.63% joint venture partner in Zhejiang Mobile, with the remaining interests held by various local investors. The Company acquired the remaining 0.37% interest in Zhejiang Mobile in April 1999. Subsequent to the acquisition, Zhejiang Mobile became a wholly foreign-owned enterprise.

     In connection with the Restructuring and in anticipation of the initial offering of the Company's ordinary shares, the fixed assets of Guangdong Mobile and Zhejiang Mobile were revalued as of May 31, 1997, by a firm of independent valuers and approved by the China State-owned Assets Administration Bureau. The value of fixed assets of Guangdong Mobile and Zhejiang Mobile pursuant to the valuation, based on a depreciated replacement cost basis, was determined at RMB 15,630. Upon the transfer of interests in Guangdong Mobile and Zhejiang Mobile by the MII and the DGT to the Company, 9,010,000,000 ordinary shares of HK$0.10 each were issued by the Company to CMHK (BVI) for consideration valued at RMB 19,466. Such amount was based on the net asset value of Guangdong Mobile and Zhejiang Mobile as at May 31, 1997, the effective date of the Restructuring, adjusted for additional earnings to September 26, 1997, the completion date of the Restructuring, of RMB 1,132, which is reflected as capital reserve.

  EQUITY OFFERING

     Subsequent to the Restructuring, in October 1997, the Company completed an initial public offering (the "Offering") of an aggregate of 2,770,788,000 ordinary shares. Net proceeds to the Company for the Offering, after deduction of offering expenses, were approximately RMB 33,570.

  ACQUISITION OF JIANGSU MOBILE COMMUNICATION COMPANY LIMITED ("JIANGSU MOBILE")

     Pursuant to the ordinary resolution passed by the Company's shareholders on June 3, 1998, the Company acquired the entire issued share capital of China Telecom Jiangsu Mobile (BVI) Limited ("Jiangsu Mobile BVI") from CMHK (BVI) by a total cash consideration of HK$22,475 (RMB equivalent 24,120) (hereinafter referred to as the "Jiangsu Acquisition"). The only asset of Jiangsu Mobile BVI is its interest in the entire equity of Jiangsu Mobile. Subsequent to the Jiangsu Acquisition, Jiangsu Mobile became a wholly foreign-owned enterprise.

     In connection with the Jiangsu Acquisition, the fixed assets of Jiangsu Mobile were revalued as of December 31, 1997, by a firm of independent valuers and approved by the China State-owned Assets Administration Bureau. The value of fixed assets of Jiangsu Mobile pursuant to the valuation, based on a depreciated replacement cost basis, was determined at RMB 7,879.

     Goodwill arising on the acquisition of Jiangsu Mobile BVI and Jiangsu Mobile (RMB 15,622), being the excess of the cost of investments (RMB 24,120) over the fair value of the Group's share of the separable net assets acquired (RMB 8,498), was

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

1 ORGANIZATION, PRINCIPAL ACTIVITIES AND BASIS OF PRESENTATION (CONTINUED) eliminated against reserves immediately on acquisition. The fair value of the Group's share of the separable net assets acquired was based on the net asset value of Jiangsu Mobile at December 31, 1997 (RMB 8,009), adjusted for additional earnings to June 3, 1998, the completion date of the Jiangsu Acquisition, of RMB 489.

  ACQUISITION OF FUJIAN MOBILE COMMUNICATION COMPANY LIMITED ("FUJIAN MOBILE"), HENAN MOBILE COMMUNICATION COMPANY LIMITED ("HENAN MOBILE") AND HAINAN MOBILE COMMUNICATION COMPANY LIMITED ("HAINAN MOBILE").

     Pursuant to an ordinary resolution passed by the Company's shareholders on November 11, 1999, the Company acquired the entire issued share capital of Fujian Mobile (BVI), Henan Mobile (BVI) and Hainan Mobile (BVI) from CMHK (BVI) for a total consideration of HK$49,715 (RMB equivalent 52,953) (hereinafter referred to as the "Acquisition"). The consideration was satisfied by cash of HK$19,031 (RMB equivalent 20,268) and an allotment of 1,273,195,021 ordinary shares of HK$0.1 each to CMHK (BVI) amounting to HK$30,684 (RMB equivalent 32,685). The only assets of each of Fujian Mobile BVI, Henan Mobile BVI and Hainan Mobile BVI are their interests in the entire equity of Fujian Mobile, Henan Mobile and Hainan Mobile, respectively.

     In connection with the Acquisition, the fixed assets of Fujian Mobile, Henan Mobile and Hainan Mobile were revalued as of June 30, 1999, by a firm of independent valuers and approved by the Ministry of Finance. The value of fixed assets of Fujian Mobile, Henan Mobile and Hainan Mobile pursuant to the valuation, based on a depreciated replacement cost basis, was determined at RMB 10,684.

     Goodwill arising on the acquisition of Fujian Mobile, Henan Mobile and Hainan Mobile (RMB 42,440), being the excess of the cost of investments (RMB 52,953) over the fair value of the Group's share of the separable net assets acquired (RMB 10,513), was eliminated against reserves immediately on acquisition. The fair value of the Group's share of the separable net assets acquired was based on the net assets of Fujian Mobile, Henan Mobile and Hainan Mobile at June 30, 1999 (RMB 9,524), adjusted for additional earnings to November 11, 1999, the completion date of the Acquisition, of RMB 989.

  EQUITY OFFERING AND DEBT OFFERING

     In order to finance the acquisition consideration, the Company completed an international offering of an aggregate of 644,804,000 ordinary shares and debt offering with a principal amount of US$600 with maturity due on November 2, 2004. Further the Company issued totalling 1,273,195,021 consideration shares to CMHK(BVI), credited as fully paid as part of the acquisition consideration. Net proceeds to the Company for such equity offering and debt offering, after deduction of offering expenses and discount, were approximately RMB 16,134 and RMB 4,899, respectively.

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

1 ORGANIZATION, PRINCIPAL ACTIVITIES AND BASIS OF PRESENTATION (CONTINUED)
  BASIS OF PREPARATION

     The consolidated financial statements have been prepared on a consolidated basis to reflect the financial position and results of operations of the Company, Guangdong Mobile and Zhejiang Mobile from the date of the Restructuring and of Jiangsu Mobile, Fujian Mobile, Henan Mobile and Hainan Mobile from their respective dates of acquisition. The consolidated statement of income for the six months ended June 30, 2000 includes the results of the Company, Guangdong Mobile, Zhejiang Mobile, Jiangsu Mobile, Fujian Mobile, Henan Mobile and Hainan Mobile for the same period ended June 30, 2000. The consolidated statements of income for the year ended December 31, 1999 includes the results of the Company, Guangdong Mobile, Zhejiang Mobile and Jiangsu Mobile for the twelve months ended December 31, 1999 and the post-acquisition results of Fujian Mobile, Henan Mobile and Hainan Mobile for the period from November 12, 1999 to December 31, 1999. The consolidated statements of income for the year ended December 31, 1998 includes the results of the Company, Guangdong Mobile and Zhejiang Mobile for the year ended December 31, 1998 and the post-acquisition results of Jiangsu Mobile for the period from June 4, 1998 to December 31, 1998. The consolidated results of operations prior to September 27, 1997 represent the former combined operations of Guangdong Mobile and Zhejiang Mobile.

     The financial statements have been prepared in accordance with accounting principles generally accepted in Hong Kong ("HK GAAP"). Significant differences between HK GAAP and accounting principles generally accepted in the United States ("US GAAP") are set forth in Note 28.

     The consolidated financial statements are expressed in Renminbi. Solely for the convenience of the reader, for each of the December 31, 1999 and June 30, 2000 financial statements have been translated into United States dollars at the noon buying rate in New York City on June 30, 2000 for cable transfer in Renminbi as certified for customs purposes by the Federal Reserve Bank of New York of US$1.00 = RMB 8.2782. No representation is made that the Renminbi amounts could have been, or could be, converted into United States dollars at that rate or at any other certain rate on December 31, 1999 and June 30, 2000, or any other certain date.

2 PRINCIPAL ACCOUNTING POLICIES

  (a) BASIS OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and all of its subsidiaries (see Note 27 for details of the Company's principal subsidiaries). The results of subsidiary companies are included in the consolidated statements of income, and the share attributable to minority interests is deducted from or added to the consolidation income after taxation. All significant inter-company balances and transactions have been eliminated.

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

2 PRINCIPAL ACCOUNTING POLICIES (CONTINUED)
  (b) CASH AND CASH EQUIVALENTS

     Cash and cash equivalents are short-term, highly liquid investments which are readily convertible into known amounts of cash without notice and which are within three months of maturity when acquired. For the purposes of the statement of cash flows, cash equivalents would also include advances from banks repayable within three months from the date of the advance. None of the Group's cash and cash equivalents is restricted as to withdrawal.

  (c) ASSOCIATES

     An associate is a company in which the Group has significant influence, but not control or joint control, over its management, including participation in the financial and operating policy decisions.

     The Group's share of the results of its associates is included in the consolidated statements of income. Such amounts were immaterial for the periods presented. In the consolidated balance sheets, interest in associates is stated at cost adjusted for post-acquisition retained results of operations, less any provisions for diminution in value which is other than temporary as determined by the directors for each associate individually. Any such provisions are recognized as an expense in the consolidated statements of income.

  (d) FIXED ASSETS AND DEPRECIATION

     (i) Fixed assets are stated at cost/revalued amount less accumulated depreciation. The circumstances and basis under which the revalued amount is arrived at are set out in details in Note 11.

     (ii) The cost of fixed assets comprises the purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Expenditures incurred after the fixed asset has been put into operation, such as repairs and maintenance and overhaul costs, are normally charged to the consolidated statements of income in the year/period incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the fixed asset, the expenditure is capitalized as an additional cost of the fixed asset.

     (iii) Gains or losses arising from the retirement or disposal of fixed assets are determined as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized as income or expense in the consolidated statements of income on the date of retirement or disposal.

     (iv) The carrying amount of fixed assets recorded at depreciated cost is reviewed periodically in order to assess whether the recoverable amount has declined

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

2 PRINCIPAL ACCOUNTING POLICIES (CONTINUED) below the carrying amount. When such a decline has occurred, the carrying amount is reduced to the recoverable amount. The amount of the reduction is recognized as an expense in the consolidated statements of income. In determining the recoverable amount, expected future cash flows generated by the fixed assets are discounted to their present values.

           A subsequent increase in the recoverable amount of an asset carried at depreciated cost is written back to the consolidated statements of income when the circumstances and events that led to the write-down or write-off cease to exist. The amount written back is reduced by the amount that would have been recognized as depreciation had the write-down or write-off not occurred. No amounts were written back for the years/periods presented.

     (v) Depreciation is calculated to write off the cost, or revalued amount where appropriate, of fixed assets on a straight-line basis over their estimated useful lives, to residual values, as follows:

                                                        DEPRECIABLE LIFE        RESIDUAL VALUE
                                                        ----------------        --------------
Land use rights...................................  Over the period of grant         --
Buildings.........................................                8-35 years          3%
Telecommunication transceivers, switching centers
  and other network equipment.....................                   7 years          3%
Office equipment, furniture and fixtures and
  others..........................................                4-18 years          3%

  (e) LEASED ASSETS

     Where assets are acquired under capital leases, the amounts representing the outright purchase price, which approximate the present value of the minimum lease payments, of such assets are included in fixed assets and the corresponding liabilities, net of finance charges, are recorded as obligations under capital lease. Depreciation is provided at rates which write off the cost of the assets in equal annual amounts over the shorter of the period of the leases or the estimated useful lives of the assets as set out in note 2(d) above. Finance charges implicit in the lease payments are charged to the consolidated statements of income over the period of the leases so as to produce an approximately constant periodic rate of charge on the remaining balance of the obligations for each accounting year/period.

  (f) CONSTRUCTION IN PROGRESS

     Construction in progress is stated at cost. Cost comprises direct costs of construction as well as interest expense and exchange differences capitalized during the years/periods of construction and installation. Capitalization of these costs ceases and the construction in progress is transferred to fixed assets when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided in respect of construction in progress until it is completed and ready for its intended use.

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

2 PRINCIPAL ACCOUNTING POLICIES (CONTINUED)
  (g) INVENTORIES

     Inventories, which consist primarily of handsets, SIM cards and accessories, are stated at the lower of cost and net realizable value. Cost represents purchase cost of goods calculated using the weighted average cost method. Net realizable value is determined by reference to the sales proceeds of items sold in the ordinary course of business after the balance sheet date or to management's estimates based on prevailing market conditions.

     When inventories are sold, the carrying amount of those inventories is recognized as a deduction of other income due to its insignificance. The amount of any write-down of inventories to net realizable value and all losses of inventories are recognized as an expense in the year/period the write-down or loss occurs. The amount of any reversal of any write-down of inventories, arising from an increase in net realizable value, is recognized as a reduction in the amount of inventories recognized as an expense in the year/period in which the reversal occurs. No amounts were written back for the years/ periods presented.

  (h) DEFERRED REVENUE

     Deferred revenue, which consists of deferred revenue from prepaid service fees received from subscribers and deferred revenue from assignment of rights to income from subscribers with distributors of telecommunications services are stated in the balance sheet at the amount of consideration received according to the relevant assignment contracts if applicable, less income recognized in the consolidated statements of income up to the balance sheet date.

     Income from assignment of rights is deferred and recognized on a straight-line basis over the relevant assignment period. For assignment contracts which the distributors surrender for early cancellation, the balance of the Group's deferred revenue in respect of those contracts is recognized as non-operating income in the consolidated statements of income when the assignment contracts are cancelled.

     Revenue from prepaid service fees is recognized when the cellular services are rendered.

  (i) FIXED RATE NOTES

     Fixed rate notes are stated on the consolidated balance sheets at face value, less unamortized discount arising on issuance of notes. The discount is amortized on a straight-line basis over the period from the date of issue to the date of maturity.

  (j) DEFERRED EXPENSES

     Deferred expenses comprise incidental costs incurred in relation to the issue of the Company's fixed rate notes and are amortized on a straight-line basis over the period

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

2 PRINCIPAL ACCOUNTING POLICIES (CONTINUED) from the date of issue to the date of maturity. In the event that the notes are redeemed prior to the maturity date, the unamortized expenses are charged immediately to the consolidated statements of income.

  (k) BORROWING COSTS

     Borrowing costs are expensed in the consolidated statements of income in the year/period in which they are incurred, except to the extent that such costs are capitalized as being directly attributable to the acquisition or construction of an asset which necessarily takes a substantial period of time to get ready for its intended use.

  (l) REVENUE RECOGNITION

     Revenue is recognized when it is probable that the economic benefits will accrue to the Group and when the revenue can be measured reliably on the following basis:

     (i)   usage fees are recognized as revenue when the service is rendered;

     (ii) monthly fees are recognized as revenue in the month during which the service is rendered;

     (iii) connection fees are recognized as revenue when received;

     (iv) deferred revenue from assignment of rights to income from subscribers is recognized on a straight-line basis over the duration of the assignment period;

     (v) interest income is recognized on a time proportion basis on the principal outstanding and at the rate applicable; and

     (vi) sales of handsets and SIM cards are recognized on delivery of goods to the buyer. Such revenue, net of cost of goods sold, is included in other income due to its insignificance.

  (m) ALLOWANCE FOR DOUBTFUL ACCOUNTS

     An allowance for doubtful accounts is provided based upon evaluation of the recoverability of the receivables at the balance sheet date.

  (n) TRANSLATION OF FOREIGN CURRENCIES

     The functional currency of the Group's operations is Renminbi. See Note 26. Foreign currency transactions are recorded at the applicable rates of exchange prevailing on the transaction dates. Monetary assets and liabilities denominated in currencies other than the functional currency are translated at the exchange rates ruling at the balance sheet date. Exchange differences attributable to the translation of borrowings denominated in currencies other than the functional currency, and used for financing the construction of fixed assets, are included in the cost of the related construction in progress. Exchange differences capitalized to construction in progress

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

2 PRINCIPAL ACCOUNTING POLICIES (CONTINUED) are immaterial for the years/periods presented. Other exchange gains and losses are recognized in the consolidated statements of income.

  (o) DEFERRED TAXATION

     Deferred taxation is provided under liability method in respect of the tax effect arising from all material timing differences between the accounting and tax treatment of income and expenditure, which are expected with reasonable probability to crystallize in the foreseeable future. Future deferred tax benefits are not recognized unless their realization is assured beyond reasonable doubt.

  (p) RETIREMENT BENEFITS

     Contributions to retirement schemes are charged to the consolidated statements of income as and when incurred. See Note 23.

  (q) NET PROFIT PER SHARE

     The calculation of basic net profit per share for the year ended December 31, 1997 has been computed by dividing net profit by the weighted average number of shares outstanding as if the shares issued in the Restructuring were outstanding for the year shown. The calculation of basic net profit per share for the years ended December 31, 1998 and 1999 and the six months ended June 30, 1999 and 2000 are based on the net profit and the weighted average number of shares in issue during the years/periods.

     The calculation of diluted net profit per share for the years ended December 31, 1998 and 1999 and the six months ended June 30, 1999 and 2000 have been computed after adjusting for the effects of all dilutive potential ordinary shares. All dilutive potential ordinary shares arise from the share options granted to the directors under the share option scheme which, if converted to ordinary shares, would decrease net profit per share. No diluted net profit per share for the year ended December 31, 1997 is calculated as the share options to the directors were initially granted in March 1998.

  (r) OPERATING LEASES

     Rental payable under operating lease are accounted for in the consolidated statements of income on a straight-line basis over the periods of the respective leases.

  (s) RELATED PARTIES

     For the purposes of these accounts, parties are considered to be related to the Group if the Group has the ability, directly or indirectly, to control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Group and the party are subject to common control or common significant influence. Related parties may be individuals or other entities.

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

2 PRINCIPAL ACCOUNTING POLICIES (CONTINUED)
  (t) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the years/periods reported. Actual results could differ from those estimates. Estimates are used when accounting for allowance for doubtful accounts, the length of fixed assets' lives, and write-down and write-off of long-lived assets. Actual results may differ from these estimates.

3 OPERATING REVENUE

     The principal activities of the Group are the provision of cellular telephone and related services in Guangdong, Zhejiang, Jiangsu, Fujian, Henan and Hainan provinces of the PRC. The principal activity of the Company is investment holding.

     Operating revenue primarily represents usage fees, monthly fees and connection fees for the use of the Group's cellular telephone networks, net of PRC business tax and government surcharges and central irrigation construction levy. Business tax and government surcharges are charged at approximately 3% to 3.65% of the corresponding revenue and central irrigation construction levy was charged at approximately 3% of certain connection and surcharge revenue.

     Operating revenue is further analyzed as follows:

                                                                           SIX MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,            JUNE 30,
                                           --------------------------    ---------------------
                                  NOTE      1997      1998      1999      1999        2000
                                  ----      ----      ----      ----      ----        ----
                                            RMB       RMB       RMB       RMB          RMB
GUANGDONG MOBILE:
Usage fees......................    (i)     6,206    10,424    14,811     6,719      10,041
Monthly fees....................   (ii)     2,200     3,071     2,436     1,035       1,802
Connection fees.................  (iii)     2,061     1,887     2,894     1,609       1,185
Other operating revenue.........   (iv)       608     1,247     1,681       693       1,528
                                           ------    ------    ------    ------      ------
                                           11,075    16,629    21,822    10,056      14,556
                                           ------    ------    ------    ------      ------
ZHEJIANG MOBILE:
Usage fees......................    (i)     2,512     3,815     5,386     2,362       3,371
Monthly fees....................   (ii)       492       870     1,230       574         825
Connection fees.................  (iii)     1,113     1,009       806       439         187
Other operating revenue.........   (iv)       296       712       869       388         516
                                           ------    ------    ------    ------      ------
                                            4,413     6,406     8,291     3,763       4,899
                                           ------    ------    ------    ------      ------

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

3 OPERATING REVENUE (CONTINUED)

                                                                           SIX MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,            JUNE 30,
                                           --------------------------    ---------------------
                                  NOTE      1997      1998      1999      1999        2000
                                  ----      ----      ----      ----      ----        ----
                                            RMB       RMB       RMB       RMB          RMB
JIANGSU MOBILE:
Usage fees......................    (i)        --     2,107     4,236     1,931       2,653
Monthly fees....................   (ii)        --       406     1,008       472         666
Connection fees.................  (iii)        --       427       529       369          45
Other operating revenue.........   (iv)        --       370       796       349         418
                                           ------    ------    ------    ------      ------
                                               --     3,310     6,569     3,121       3,782
                                           ------    ------    ------    ------      ------
FUJIAN MOBILE:
Usage fees......................    (i)        --        --       764        --       2,224
Monthly fees....................   (ii)        --        --       141        --         444
Connection fees.................  (iii)        --        --        68        --          39
Other operating revenue.........   (iv)        --        --        94        --         230
                                           ------    ------    ------    ------      ------
                                               --        --     1,067        --       2,937
                                           ------    ------    ------    ------      ------
HENAN MOBILE:
Usage fees......................    (i)        --        --       520        --       1,567
Monthly fees....................   (ii)        --        --       144        --         443
Connection fees.................  (iii)        --        --        16        --          60
Other operating revenue.........   (iv)        --        --        51        --         203
                                           ------    ------    ------    ------      ------
                                               --        --       731        --       2,273
                                           ------    ------    ------    ------      ------
HAINAN MOBILE:
Usage fees......................    (i)        --        --        95        --         287
Monthly fees....................   (ii)        --        --        22        --          70
Connection fees.................  (iii)        --        --         6        --          16
Other operating revenue.........   (iv)        --        --        20        --          77
                                           ------    ------    ------    ------      ------
                                               --        --       143        --         450
                                           ------    ------    ------    ------      ------
          Total operating
            revenue.............           15,488    26,345    38,623    16,940      28,897
                                           ======    ======    ======    ======      ======

---------------
NOTES:

(i) Usage fees represent standard local usage fee for airtime and, where applicable, Domestic Direct Dial ("DDD") charges and International Direct Dial ("IDD") charges receivable from subscribers for the use of the Group's cellular communication networks and facilities; revenue from assignment of rights to income from subscribers, and fees in respect of roaming out calls. Roaming out calls are those made by the Group's subscribers outside the local service area. See Note 4(ii).

      For Guangdong Mobile and Zhejiang Mobile, prior to October 20, 1997, IDD and certain DDD call charges receivable from subscribers are not reflected as revenue. Pursuant to the interconnection agreements, with effect from October 20, 1997, Guangdong Mobile and Zhejiang Mobile reflect IDD and DDD calls charges receivable from subscribers and the amounts payable by relevant PTAs to the Group for inbound calls to the Group's subscribers which originate from the public switched fixed line network ("PSTN") as

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

3 OPERATING REVENUE (CONTINUED)
      revenue. The public switched fixed line network is operated by CTC, a company established to hold and operate the fixed line telephone and data communications services in the PRC.

(ii) Monthly fees represent fixed amounts charged to subscribers each month for their entitlement to use the Group's cellular telephone and related services.

(iii) Connection fees represent amounts charged to subscribers for the initial connection to the Group's cellular telecommunications network.

(iv) Other operating revenue mainly represents telephone number selection fees, charges for value added services, interconnection revenue and roaming in fees. Roaming in fees are received from China Mobile (previously the MII) in respect of calls made by non-subscribers using the Group's cellular telecommunications networks. With effect from April 1, 2000, all settlements of inter-provincial roaming and corresponding interconnection revenues are made through China Mobile (previously the MII).

4 OPERATING EXPENSES

     Operating expenses consist of:

                                                                   SIX MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,            JUNE 30,
                                   --------------------------    ---------------------
                          NOTE      1997      1998      1999      1999        2000
                          ----      ----      ----      ----      ----        ----
                                    RMB       RMB       RMB       RMB          RMB
GUANGDONG MOBILE:
Leased lines.........       (i)     2,374     2,280     1,634       970       1,012
Interconnection......      (ii)       705     3,177     3,849     1,770       1,945
Depreciation.........               1,854     2,533     3,307     1,556       1,486
Personnel............     (iii)       634     1,182     1,661       646         854
Other operating
  expenses...........      (iv)     1,449     2,386     2,895     1,291       2,632
                                   ------    ------    ------    ------      ------
                                    7,016    11,558    13,346     6,233       7,929
                                   ------    ------    ------    ------      ------
ZHEJIANG MOBILE:
Leased lines.........       (i)       760       962       915       505         618
Interconnection......      (ii)       509     1,055     1,285       541         549
Depreciation.........                 826     1,250     1,796       806         858
Personnel............     (iii)       116       234       273       118         154
Other operating
  expenses...........      (iv)       825       748     1,235       374         746
                                   ------    ------    ------    ------      ------
                                    3,036     4,249     5,504     2,344       2,925
                                   ------    ------    ------    ------      ------
JIANGSU MOBILE:
Leased lines.........       (i)        --       675       996       539         502
Interconnection......      (ii)        --       520     1,012       464         522
Depreciation.........                  --       814     1,925       934         613
Personnel............     (iii)        --       160       220        76         155
Other operating
  expenses...........      (iv)        --       359       651       312         410
                                   ------    ------    ------    ------      ------
                                       --     2,528     4,804     2,325       2,202
                                   ------    ------    ------    ------      ------

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

4 OPERATING EXPENSES (CONTINUED)

                                                                   SIX MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,            JUNE 30,
                                   --------------------------    ---------------------
                          NOTE      1997      1998      1999      1999        2000
                          ----      ----      ----      ----      ----        ----
                                    RMB       RMB       RMB       RMB          RMB
FUJIAN MOBILE:
Leased lines.........       (i)        --        --        81        --         333
Interconnection......      (ii)        --        --       157        --         301
Depreciation.........                  --        --       237        --         713
Personnel............     (iii)        --        --        39        --         138
Other operating
  expenses...........      (iv)        --        --       160        --         358
                                   ------    ------    ------    ------      ------
                                       --        --       674        --       1,843
                                   ------    ------    ------    ------      ------
HENAN MOBILE:
Leased lines.........       (i)        --        --        86        --         213
Interconnection......      (ii)        --        --       114        --         213
Depreciation.........                  --        --       113        --         397
Personnel............     (iii)        --        --        30        --         137
Other operating
  expenses...........      (iv)        --        --       138        --         394
                                   ------    ------    ------    ------      ------
                                       --        --       481        --       1,354
                                   ------    ------    ------    ------      ------
HAINAN MOBILE:
Leased lines.........       (i)        --        --        11        --          36
Interconnection......      (ii)        --        --        36        --          74
Depreciation.........                  --        --        30        --          96
Personnel............     (iii)        --        --         5        --          24
Other operating
  expenses...........      (iv)        --        --        22        --          49
                                   ------    ------    ------    ------      ------
                                       --        --       104        --         279
                                   ------    ------    ------    ------      ------
THE HOLDING COMPANY:
Depreciation.........                   1         1         3         1           2
Personnel............     (iii)         6        19        28        12          14
Other operating
  expenses...........      (iv)        15        55        39        14          27
                                   ------    ------    ------    ------      ------
                                       22        75        70        27          43
                                   ------    ------    ------    ------      ------
Total operating
  expenses...........              10,074    18,410    24,983    10,929      16,575
                                   ======    ======    ======    ======      ======

---------------
NOTES:

(i) Leased line charges represent expenses paid for the use of leased lines between the main switches, base transceiver stations, base station controllers, base stations, fixed line network connectors and long distance network connectors.

(ii) Interconnection charges represent amounts paid in respect of call made between the Group's cellular networks, the fixed line networks in the relevant provinces and other GSM

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

4 OPERATING EXPENSES (CONTINUED)
      network operators in other provinces in the PRC. Prior to October 20, 1997, no interconnection charge was payable by Guangdong Mobile for either the TACS or GSM network or by Zhejiang Mobile for the TACS network. Pursuant to the interconnection agreements, Guangdong Mobile and Zhejiang Mobile recorded the amounts payable to PTAs for calls which interconnect with the fixed line network as interconnection charges with effect from October 20, 1997. Included in the amounts are also charges in respect of the Group's subscribers roaming outside the service areas of Guangdong Mobile, Zhejiang Mobile, Jiangsu Mobile, Fujian Mobile, Henan Mobile or Hainan Mobile (see Note 3(i)).

(iii) Personnel expenses represent staff salaries, bonuses and medical benefits, provision for staff welfare expenses and contributions to staff retirement scheme.

(iv) Other operating expenses consist of:

                                                           SIX MONTHS ENDED
                              YEAR ENDED DECEMBER 31,          JUNE 30,
                              -----------------------    --------------------
                              1997     1998     1999     1999        2000
                              ----     ----     ----     ----        ----
                               RMB      RMB      RMB      RMB         RMB
Selling and promotion.....      623      995    1,582      799       1,831
Maintenance...............      339      448      499      219         416
Provision for doubtful
  accounts (Note 10)......      449      558      771      191         647
Operating lease charges...      228      301      539      181         427
Other expenses (Note
  (a))....................      650    1,246    1,749      601       1,295
                              -----    -----    -----    -----       -----
                              2,289    3,548    5,140    1,991       4,616
                              =====    =====    =====    =====       =====

     These items are further analyzed as follows:

                                                   YEAR ENDED           SIX MONTHS
                                                  DECEMBER 31,        ENDED JUNE 30,
                                              ---------------------   ---------------
                                              1997    1998    1999     1999     2000
                                              ----    ----    ----     ----     ----
                                               RMB     RMB     RMB     RMB      RMB
GUANGDONG MOBILE:
Selling and promotion.......................    309     626     901     540    1,211
Maintenance.................................    209     373     315     196      249
Provision for doubtful accounts.............    386     360     441      93      301
Operating lease charges.....................    145     113     247      58      225
Other expenses (Note (a))...................    400     914     991     404      646
                                              -----   -----   -----   -----    -----
                                              1,449   2,386   2,895   1,291    2,632
                                              -----   -----   -----   -----    -----
ZHEJIANG MOBILE:
Selling and promotion.......................    314     271     443     175      297
Maintenance.................................    130      52      99      16       43
Provision for doubtful accounts.............     63     124     131       8      115
Operating lease charges.....................     82     133     148      75       63
Other expenses (Note (a))...................    236     168     414     100      228
                                              -----   -----   -----   -----    -----
                                                825     748   1,235     374      746
                                              -----   -----   -----   -----    -----

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

4 OPERATING EXPENSES (CONTINUED)

                                                   YEAR ENDED           SIX MONTHS
                                                  DECEMBER 31,        ENDED JUNE 30,
                                              ---------------------   ---------------
                                              1997    1998    1999     1999     2000
                                              ----    ----    ----     ----     ----
                                               RMB     RMB     RMB     RMB      RMB
JIANGSU MOBILE:
Selling and promotion.......................     --      90     151      83       94
Maintenance.................................     --      23      41       7       12
Provision for doubtful accounts.............     --      74     132      90      118
Operating lease charges.....................     --      50     113      45       59
Other expenses (Note (a))...................     --     122     214      87      127
                                              -----   -----   -----   -----    -----
                                                 --     359     651     312      410
                                              -----   -----   -----   -----    -----
FUJIAN MOBILE:
Selling and promotion.......................     --      --      35      --       74
Maintenance.................................     --      --      25      --       71
Provision for doubtful accounts.............     --      --      30      --       24
Operating lease charges.....................     --      --      14      --       41
Other expenses (Note (a))...................     --      --      56      --      148
                                              -----   -----   -----   -----    -----
                                                 --      --     160      --      358
                                              -----   -----   -----   -----    -----
HENAN MOBILE:
Selling and promotion.......................     --      --      44      --      142
Maintenance.................................     --      --      15      --       38
Provision for doubtful accounts.............     --      --      38      --       80
Operating lease charges.....................     --      --      12      --       33
Other expenses (Note (a))...................     --      --      29      --      101
                                              -----   -----   -----   -----    -----
                                                 --      --     138      --      394
                                              -----   -----   -----   -----    -----
HAINAN MOBILE:
Selling and promotion.......................     --      --       5      --       12
Maintenance.................................     --      --       4      --        3
Provision for doubtful accounts.............     --      --      (1)     --        9
Operating lease charges.....................     --      --       2      --        4
Other expenses (Note (a))...................     --      --      12      --       21
                                              -----   -----   -----   -----    -----
                                                 --      --      22      --       49
                                              -----   -----   -----   -----    -----
THE HOLDING COMPANY:
Selling and promotion.......................     --       8       3       1        1
Operating lease charges.....................      1       5       3       3        2
Other expenses (Note (a))...................     14      42      33      10       24
                                              -----   -----   -----   -----    -----
                                                 15      55      39      14       27
                                              -----   -----   -----   -----    -----
                                              2,289   3,548   5,140   1,991    4,616
                                              =====   =====   =====   =====    =====

     (a) Other expenses consist of office expenses, utilities charges, travelling expenses, entertainment expenses, spectrum charges, insurance expenses, consumables and supplies, debt collection fees and other miscellaneous expenses.

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

5 WRITE-DOWN AND WRITE-OFF OF TACS NETWORK EQUIPMENT

                                                    YEAR ENDED            SIX MONTHS
                                                   DECEMBER 31,         ENDED JUNE 30,
                                               ---------------------    ---------------
                                               1997    1998    1999     1999      2000
                                               ----    ----    ----     ----      ----
                                               RMB     RMB      RMB      RMB       RMB
Write-down of TACS network equipment (a).....  --      282     6,720     471       --
Write-off of TACS network equipment (b)......  --       --     1,522      29       --
                                                --     ---     -----     ---        --
                                               --      282     8,242     500       --
                                                ==     ===     =====     ===        ==

     TACS represents Total Assess Communication System, a European standard for analog mobile telephone transmissions in the 800 and 900 MHz frequency bands.

     (a) In light of the gradual opening of the telecommunications market in the PRC and the rapid change of technology, the Group reviewed the carrying value of all TACS network and related equipment in 1999. Based on the estimated recoverable value of these assets, a write-down of RMB 6,720 has been made in 1999.

     (b) This represents the write-off of certain TACS network equipment which have been removed from service.

6 OTHER INCOME

     Other income primarily consists of gross margin from sales of cellular telephone handsets and SIM cards.

7 NON-OPERATING (EXPENSES)/INCOME

     Non-operating (expenses)/income consists of:

                                                      YEAR ENDED           SIX MONTHS
                                                     DECEMBER 31,        ENDED JUNE 30,
                                                 --------------------    ---------------
                                                 1997    1998    1999    1999      2000
                                                 ----    ----    ----    ----      ----
                                                 RMB     RMB     RMB      RMB       RMB
Exchange (loss)/gain...........................  (61)     19      (9)      (9)      (43)
Loss on sale of other fixed assets.............  (13)    (59)     (1)      --       (24)
Penalty income on overdue accounts.............   93      64      72       30        61
Others.........................................  (46)    (75)      8      (10)       (6)
                                                 ---     ---      --      ---       ---
Total non-operating (expenses)/income..........  (27)    (51)     70       11       (12)
                                                 ===     ===      ==      ===       ===

8 INTEREST INCOME

     Interest income earned by the Group amounted to RMB656, RMB1,609 and RMB767 for the years ended December 31, 1997, 1998 and 1999 and RMB289 and RMB437 for each of the six months ended June 30, 1999 and 2000, respectively, of which RMB570, RMB1,426 and RMB410 for the years ended December 31, 1997, 1998 and 1999 and RMB189 and RMB188 for each of the six months ended June 30, 1999 and 2000, respectively, relates to the interest income earned by the Company.

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

9 INCOME TAX

     (i) No provision has been made for Hong Kong profits tax as there was no estimated assessable profits for the year ended December 31, 1999 and for each of the six months ended June 30, 1999 and 2000. The provision for Hong Kong profits tax is calculated at 16.5% and 16% of the estimated assessable profits of the holding company's unconsolidated financial statements for the years ended December 31, 1997 and 1998, respectively.

     (ii) Pursuant to the income tax rules and regulations of the PRC, the Group's subsidiaries in the PRC are subject to the statutory income tax rate of 33% for the year ended December 31, 1999 and the six months ended June 30, 2000, except Hainan Mobile, which is assessed at a tax rate of 15%. According to notices from the PRC Ministry of Finance, connection fees and certain surcharges, which were previously not subject to income tax, are subject to an income tax rate of 33% with effect from January 1, 2000 for Fujian Mobile and January 27, 2000 for Henan Mobile and 15% with effect from January 19, 2000 for Hainan Mobile.

     Income tax in the consolidated statements of income represents:

                                                   YEAR ENDED           SIX MONTHS
                                                  DECEMBER 31,        ENDED JUNE 30,
                                              ---------------------   --------------
                                              1997   1998     1999    1999     2000
                                              ----   ----     ----    ----     ----
                                              RMB     RMB     RMB      RMB      RMB
Provision for Hong Kong profits tax for the
  year/period..............................     8        3       --      --       --
Overprovision in respect of Hong Kong
  profits tax for prior year/period........    --       --       (2)     (1)      --
                                              ---    -----   ------   -----    -----
                                                8        3       (2)     (1)      --
(Over)/under provision in respect of PRC
  income tax for prior year/
  period...................................    --       --       24     (13)     (23)
Provision for PRC income tax on the
  estimated taxable profits for the year/
  period...................................   985    2,609    3,776   2,145    3,673
Deferred tax (assets)/liabilities (Note
  15)......................................    (2)    (126)  (2,151)   (161)     368
                                              ---    -----   ------   -----    -----
                                              991    2,486    1,647   1,970    4,018
                                              ===    =====   ======   =====    =====

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

9 INCOME TAX (CONTINUED)
     The provision for income tax differs from the amount computed by applying the PRC statutory income tax rate of 33% to profit before tax for the following reasons:

                                                                           SIX MONTHS
                                                       YEAR ENDED             ENDED
                                                      DECEMBER 31,          JUNE 30,
                                                  ---------------------   -------------
                                                  1997    1998    1999    1999    2000
                                                  ----    ----    ----    ----    ----
                                                   RMB     RMB     RMB     RMB     RMB
Expected PRC taxation at statutory tax rates....  1,965   3,098   2,127   1,971   4,206
Non-taxable items
  -- Connection fee.............................   (803)    (65)    (29)     --      (1)
  -- Surcharge..................................   (118)    (87)    (37)     --      --
  -- Interest income............................    (86)   (225)    (66)    (30)    (30)
Non-deductible expenses.........................     37     124     150      60     139
Rate differential on PRC operations.............     --      --    (371)     --    (384)
Rate differential on Hong Kong operations.......    (81)   (233)    (45)    (26)     17
Non-recognition of deferred taxes
  -- Generation of timing difference............     43      76     254      46     193
  -- Reversal of timing difference..............     --    (187)   (265)     --     (23)
Others..........................................     34     (15)    (71)    (51)    (99)
                                                  -----   -----   -----   -----   -----
Income tax......................................    991   2,486   1,647   1,970   4,018
                                                  =====   =====   =====   =====   =====

10 ACCOUNTS RECEIVABLE

                                                       DECEMBER 31,       JUNE 30,
                                                      --------------   ---------------
                                                      1998     1999     1999     2000
                                                      ----     ----     ----     ----
                                                       RMB     RMB      RMB      RMB
Accounts receivable.................................  3,383    6,313    4,309    7,461
Less: Allowance for doubtful accounts...............   (901)  (1,356)  (1,065)  (1,935)
                                                      -----   ------   ------   ------
                                                      2,482    4,957    3,244    5,526
                                                      =====   ======   ======   ======

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

10 ACCOUNTS RECEIVABLE (CONTINUED)
     Allowance for doubtful accounts for the years is analyzed as follows:

                                                               RMB
                                                               ---
At January 1, 1997..........................................    250
Provision for the year......................................    449
Written-off.................................................     (5)
                                                              -----
At December 31, 1997........................................    694
Acquired on acquisition of subsidiaries.....................    182
Provision for the year......................................    558
Written-off.................................................   (533)
                                                              -----
At December 31, 1998........................................    901
Acquired on acquisition of subsidiaries.....................    517
Provision for the year......................................    771
Written-off.................................................   (833)
                                                              -----
At December 31, 1999........................................  1,356
                                                              =====

     Allowance for doubtful accounts for the six months periods is analyzed as follows:

                                                               RMB
                                                               ---
At January 1, 1999..........................................    901
Provision for the period....................................    191
Written-off.................................................    (27)
                                                              -----
At June 30, 1999............................................  1,065
                                                              =====
At January 1, 2000..........................................  1,356
Provision for the period....................................    647
Written-off.................................................    (68)
                                                              -----
At June 30, 2000............................................  1,935
                                                              =====

11 FIXED ASSETS

                                                      DECEMBER 31,        JUNE 30,
                                                     ---------------   ---------------
                                                      1998     1999     1999     2000
                                                      ----     ----     ----     ----
                                                      RMB      RMB      RMB      RMB
Land use rights and buildings......................   1,761    2,878    1,722    3,104
Telecommunication transceivers, switching centers
  and other network equipment......................  38,320   58,173   42,800   63,454
Office equipment, furniture and fixtures and
  others...........................................     843    1,797      999    2,127
                                                     ------   ------   ------   ------
                                                     40,924   62,848   45,521   68,685
Less: accumulated depreciation.....................   6,938   20,149   10,224   24,286
                                                     ------   ------   ------   ------
                                                     33,986   42,699   35,297   44,399
                                                     ======   ======   ======   ======

     All of the Group's buildings are located outside Hong Kong.

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

11 FIXED ASSETS (CONTINUED)
     The carrying value of fixed assets of the Group includes an amount of RMB 431 and RMB 395 in respect of assets held under capital lease as at December 31, 1999 and June 30, 2000, respectively.

     In connection with the Restructuring, pursuant to an approval document dated September 5, 1997 issued by China State-owned Assets Administration Bureau, the fixed assets of Guangdong Mobile and Zhejiang Mobile as of May 31, 1997 were valued by Zhongqihua Assets Appraisal Company ("ZAAC"), a firm of independent valuers registered in the PRC, on a depreciated replacement cost basis. The value of fixed assets of Guangdong Mobile and Zhejiang Mobile has been determined at RMB 15,630 reflecting a surplus on revaluation of approximately RMB 3,529. Such revalued amount for fixed assets of Guangdong Mobile and Zhejiang Mobile has been reflected as of May 31, 1997 in the accompanying consolidated financial statements.

     In connection with the acquisition of Jiangsu Mobile, and pursuant to an approval document dated April 7, 1998 issued by China State-owned Assets Administration Bureau, the fixed assets of Jiangsu Mobile as of December 31, 1997 were valued by ZAAC on a depreciated replacement cost basis. The value of fixed assets of Jiangsu Mobile has been determined at RMB 7,879 reflecting a surplus on revaluation of approximately RMB 2,443.

     In connection with the acquisition of Fujian Mobile, Henan Mobile and Hainan Mobile, and pursuant to an approval document dated September 27, 1999 issued by the Ministry of Finance, the fixed assets of Fujian Mobile, Henan Mobile and Hainan Mobile as of June 30, 1999 were valued by China International Engineering Consulting Corporation ("CIECC") on a depreciated replacement cost basis. The aggregate value of fixed assets of Fujian Mobile, Henan Mobile and Hainan Mobile has been determined at RMB 10,684 reflecting a surplus on revaluation of approximately RMB 391.

     The Group's land and buildings in Guangdong Mobile and Zhejiang Mobile, Jiangsu Mobile and Fujian Mobile, Henan Mobile and Hainan Mobile were also valued separately by Chesterton Petty Limited, independent qualified valuers in Hong Kong, as of May 31, 1997, December 31, 1997 and June 30, 1999 respectively. The values of such reports have been determined at approximately the same amounts as the ZAAC and CIECC reports.

     Other than revaluations carried out in compliance with relevant PRC rules and regulations, the Group has no plan to revalue its fixed assets on a regular basis.

     The effect of the above three revaluations is to increase annual depreciation charges by approximately RMB 1,113 (1998: approximately RMB 1,041).

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

11 FIXED ASSETS (CONTINUED)
     The historical cost net book value of the fixed assets of Guangdong Mobile and Zhejiang Mobile in the Group's financial statements as of May 31, 1997 and the revalued basis of these fixed assets are as follows:

                                                                               REVALUED
                                                              NET BOOK VALUE    AMOUNT
                                                              --------------   --------
                                                                   RMB           RMB
Land use rights and buildings...............................         444           552
Telecommunication transceivers, switching centers and other
  network equipment.........................................      11,186        14,591
Office equipment, furniture and fixtures and others.........         471           487
                                                                  ------        ------
                                                                  12,101        15,630
                                                                  ======        ======

     The historical cost net book value of the fixed assets of Jiangsu Mobile as of December 31, 1997 and the revalued basis of these fixed assets are as follows:

                                                                               REVALUED
                                                              NET BOOK VALUE    AMOUNT
                                                              --------------   --------
                                                                   RMB           RMB
Land use rights and buildings...............................         15            25
Telecommunication transceivers, switching centers and other
  network equipment.........................................      5,409         7,842
Office equipment, furniture and fixtures and others.........         12            12
                                                                  -----         -----
                                                                  5,436         7,879
                                                                  =====         =====

     The historical cost net book value of the fixed assets of Fujian Mobile, Henan Mobile and Hainan Mobile as of June 30, 1999 and the revalued basis of these fixed assets are as follows:

                                                                               REVALUED
                                                              NET BOOK VALUE    AMOUNT
                                                              --------------   --------
                                                                   RMB           RMB
Land use rights and buildings...............................         152           159
Telecommunication transceivers, switching centers and other
  network equipment.........................................       9,931        10,322
Office equipment, furniture and fixtures and others.........         210           203
                                                                  ------        ------
                                                                  10,293        10,684
                                                                  ======        ======

12 INTEREST IN ASSOCIATES

                                                             DECEMBER 31,    JUNE 30,
                                                             ------------   -----------
                                                             1998    1999   1999   2000
                                                             ----    ----   ----   ----
                                                             RMB     RMB    RMB    RMB
Unlisted shares, at cost...................................   21      37     21     37
Capital contributions, at cost.............................    9       9      9      9
                                                              --      --     --     --
                                                              30      46     30     46
                                                              ==      ==     ==     ==

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

12 INTEREST IN ASSOCIATES (CONTINUED)
     Details of the associates, all of which are unlisted corporate entities, are as follows:

                                 PLACE OF      ATTRIBUTABLE
                               INCORPORATION   INTEREST HELD
                                    AND           BY THE                 PRINCIPAL
      NAME OF ASSOCIATE          OPERATION         GROUP                ACTIVITIES
      -----------------        -------------   -------------            ----------
China Motion United Telecom      Hong Kong         30%         Provision of
  Limited                                                      telecommunication services
Shenzhen China Motion Telecom          PRC         30%         Provision of
  United Limited                                               telecommunication services
Fujian Nokia Mobile                    PRC         50%         Network planning and
  Communication Technology                                     optimizing
  Company Limited                                              construction-testing and
                                                               supervising, technology
                                                               support, development and
                                                               training of Nokia GSM
                                                               900/1800 Mobile Communication
                                                               system

13 AMOUNTS DUE FROM/TO ULTIMATE HOLDING COMPANY

     Amounts due from/to ultimate holding company are unsecured, non-interest bearing, repayable on demand and arose in the ordinary course of business.

14 AMOUNTS DUE FROM/TO RELATED PARTIES AND CTC

     Amounts due from/to related parties and CTC are unsecured, non-interest bearing and repayable on demand and arose in the ordinary course of business. As of June 30, 2000, balance of amount due from/to CTC were separately disclosed from amounts due from/to related parties. (See note 24).

15 DEFERRED TAX ASSETS

     Movements on deferred tax assets comprise:

                                                       DECEMBER 31,       JUNE 30,
                                                       -------------    -------------
                                                       1998    1999     1999    2000
                                                       ----    ----     ----    ----
                                                       RMB      RMB     RMB      RMB
Balance at beginning of year/period..................   24       152    152     2,306
Acquired on acquisition of subsidiaries..............    2         3     --        --
Transferred from consolidated statements of income
  (Note 9)...........................................  126     2,151    161      (368)
                                                       ---     -----    ---     -----
Balance at end of year/period........................  152     2,306    313     1,938
                                                       ===     =====    ===     =====

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

15 DEFERRED TAX ASSETS (CONTINUED)
     Deferred tax assets of the Group provided for are as follows:

                                                       DECEMBER 31,       JUNE 30,
                                                       -------------    -------------
                                                       1998    1999     1999    2000
                                                       ----    ----     ----    ----
                                                       RMB      RMB     RMB      RMB
Provision for obsolete inventories...................   26        51     22        14
Write-down of fixed assets relating to TACS network
  equipment..........................................   44     2,182    208     1,857
Amortization of deferred revenue.....................   82        73     83        67
                                                       ---     -----    ---     -----
                                                       152     2,306    313     1,938
                                                       ===     =====    ===     =====

     Deferred tax assets of the Group not provided for are as follows:

                                                       DECEMBER 31,       JUNE 30,
                                                       -------------    -------------
                                                       1998    1999     1999    2000
                                                       ----    ----     ----    ----
                                                       RMB      RMB     RMB      RMB
Provision for doubtful accounts......................  283       402    330       572
                                                       ===     =====    ===     =====

     As described in Note 11, in connection with the Restructuring, the fixed assets of Guangdong Mobile and Zhejiang Mobile were revalued on May 31, 1997. As a result of such valuation, the fixed assets basis differences that gave rise to the potential deferred tax liabilities of Guangdong Mobile and Zhejiang Mobile were eliminated (RMB 547 as of May 31, 1997).

     In connection with the acquisition of Jiangsu Mobile, the fixed assets of Jiangsu Mobile were revalued on December 31, 1997. As a result of such valuation, the fixed assets basis differences that gave rise to the potential deferred tax liabilities of Jiangsu Mobile were eliminated (RMB 149 as of December 31, 1997).

     In connection with the acquisition of Fujian Mobile, Henan Mobile and Hainan Mobile, the fixed assets of Fujian Mobile, Henan Mobile and Hainan Mobile were revalued on June 30, 1999. As a result of such valuation, the fixed assets basis differences that give rise to the potential deferred tax liabilities were eliminated (RMB 825 as of June 30, 1999).

16 BANK AND OTHER LOANS

  SHORT-TERM

                                                     DECEMBER 31,        JUNE 30,
                                                    --------------    --------------
                                                    1998     1999     1999     2000
                                                    ----     ----     ----     ----
                                                     RMB      RMB      RMB      RMB
Bank loans......................................    4,112    3,957    4,710    2,330
Current portion of long-term
  bank and other loans..........................    1,225      394      285      285
                                                    -----    -----    -----    -----
                                                    5,337    4,351    4,995    2,615
                                                    =====    =====    =====    =====

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

16 BANK AND OTHER LOANS (CONTINUED)
     As of December 31, 1999 and June 30, 2000 included in the short-term loans is an amount of RMB100 which is secured by cash at bank amounting to RMB100. All other short-term loans are unsecured. As at December 31, 1998 and June 30, 1999, all short-term loans are unsecured.

     The Group's borrowings under short-term loans are used primarily to finance construction projects and generally consist of unsecured loans and are repayable in full on respective due dates with interest rates ranging from 5.81% to 6.57% at December 31, 1998, from 5.02% to 7.11% at December 31, 1999, from 5.30% to 6.58% at June 30, 1999 and from 5.02% to 7.02% at June 30, 2000. The Group's weighted average interest rate on short-term loans was 6.18%, 5.85%, 6.00% and 5.45% at December 31, 1998, 1999 and June 30, 1999 and 2000, respectively.

  LONG-TERM

                                                               DECEMBER 31,       JUNE 30,
                                                               -------------    -------------
                          INTEREST RATE AND FINAL MATURITY     1998    1999     1999    2000
                          --------------------------------     ----    ----     ----    ----
                                                                RMB     RMB      RMB     RMB
RENMINBI DENOMINATED BANK LOANS:
For construction of     Floating interest rate at 5.94% per
  Telecommunications      annum as of June 30, 2000 with
  Network                 maturities through 2002............     --     383       --     122
                        Floating interest rate at 5.94% per
                          annum as of June 30, 2000 with
                          maturities through 2002(a).........     --     595       --     595
                        Fixed interest rate at 7.56% per
                          annum with maturity through
                          2003(c)............................     --     650       --     650
                        Fixed interest rates ranging from
                          7.67% to 9.5% per annum with
                          maturities through 1999............     34      --       --      --
For working capital     Fixed interest rate at 6.327% per
                          annum with maturities through
                          2001(d)............................     --      --      300      --
US DOLLAR DENOMINATED BANK LOANS:
For construction of     Floating interest rate of LIBOR
  Telecommunications      with maturities through 2001(b)....    311     207      311     207
  Network
RENMINBI DENOMINATED LOANS FROM RELATED PARTIES:
For construction of     Fixed interest rate at 10.98% per
  Telecommunications      annum, with maturities through
  Network                 1999...............................    800      --       --      --

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

16 BANK AND OTHER LOANS (CONTINUED)

                                                               DECEMBER 31,       JUNE 30,
                                                               -------------    -------------
                          INTEREST RATE AND FINAL MATURITY     1998    1999     1999    2000
                          --------------------------------     ----    ----     ----    ----
                                                                RMB     RMB      RMB     RMB
US DOLLAR DENOMINATED OTHER LOANS:
For construction of     Fixed interest rate at 7.5% per
  Telecommunications      annum with maturity through
  Network                 2004...............................  1,016     744      827     661
For construction of     Floating interest rate of LIBOR
  Telecommunications      plus 0.45% per annum with
  Network                 maturities through 2001(b).........     55      40       47      32
                                                               -----   -----    -----   -----
Total long-term loans                                          2,216   2,619    1,485   2,267
Less: current portion                                          1,225     394      285     285
                                                               -----   -----    -----   -----
                                                                 991   2,225    1,200   1,982
                                                               =====   =====    =====   =====

---------------
(a) Guaranteed by the Fujian PTA.

(b) Guaranteed by the Guangdong PTA.

(c) Guaranteed by the Hebei PTA.

(d) Guaranteed by the Jiangsu PTA.

At June 30, 2000, LIBOR was approximately 6.65%.

     The aggregate maturities of long-term bank and other loans subsequent to June 30, 2000 are as follows:

                                                               RMB
                                                               ---
2000 -- Subsequent to June 30...............................    194
2001........................................................    664
2002........................................................  1,112
2003........................................................    216
2004........................................................     81
2005........................................................     --
Thereafter..................................................     --
                                                              -----
                                                              2,267
                                                              =====

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

16 BANK AND OTHER LOANS (CONTINUED)
     Interest expense, net of the amounts capitalized, is as follows:

                                                                                   SIX MONTHS
                                                                                     ENDED
                                                       YEAR ENDED DECEMBER 31,      JUNE 30,
                                                       -----------------------    ------------
                                                       1997     1998     1999     1999    2000
                                                       ----     ----     ----     ----    ----
                                                        RMB      RMB      RMB     RMB     RMB
Interest incurred....................................   287      307      421     203     198
Interest element of capital lease....................    --       --        1      --       2
Interest capitalized.................................  (112)    (147)    (143)    (96)    (61)
                                                       ----     ----     ----     ---     ---
                                                        175      160      279     107     139
Interest expense of fixed rate notes.................    --       --       64      --     196
                                                       ----     ----     ----     ---     ---
Interest expense.....................................   175      160      343     107     335
                                                       ====     ====     ====     ===     ===

17  DEFERRED EXPENSES

                                                                      SIX MONTHS
                                                 YEAR ENDED             ENDED
                                                DECEMBER 31,           JUNE 30,
                                               --------------    --------------------
                                               1998     1999     1999        2000
                                               ----     ----     ----        ----
                                                RMB      RMB      RMB       RMB
Balance at beginning of year/period..........     --       --       --          51
Additions during the year/period.............     --       53       --          --
Less: Amortization for the year/period.......     --       (2)      --          (5)
                                               -----    -----    -----       -----
Balance at end of year/period................     --       51       --          46
                                               =====    =====    =====       =====

18  ACCRUED EXPENSES AND OTHER PAYABLES

                                                     DECEMBER 31,        JUNE 30,
                                                    --------------    --------------
                                                    1998     1999     1999     2000
                                                    ----     ----     ----     ----
                                                     RMB      RMB      RMB      RMB
Other payables....................................  1,144    1,954    1,383    3,742
Accrued salaries, wages and benefits..............  1,274    1,549    1,473    2,120
Accrued expenses..................................    338      612      508      555
                                                    -----    -----    -----    -----
                                                    2,756    4,115    3,364    6,417
                                                    =====    =====    =====    =====

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

19 OBLIGATIONS UNDER CAPITAL LEASE

     (i) In 1998, Hainan Mobile entered into a capital lease agreement to finance the purchase of telecommunications equipment. The lease is denominated in United States dollars and the lease term is for 4 years expiring in 2002. The legal title of the equipment will be transferred to Hainan Mobile when all outstanding lease payments are paid.

     (ii) The following is a schedule by years of future minimum lease payments under capital lease together with the present value of the net minimum lease payments as of June 30, 2000:

                                                                           RMB
                                                                           ---
         2000 -- Subsequent to June 30...............................       34
         2001........................................................       73
         2002........................................................       35
                                                                           ---
         Total minimum lease payments................................      142
         Less: Amount representing interest..........................        6
                                                                           ---
         Present value of net minimum lease payments.................      136
         Less: Obligations under capital lease -- current portion....       68
                                                                           ---
                                                                            68
                                                                           ===

     (iii) The capital lease is guaranteed by Hainan PTA.

20 FIXED RATES NOTES

                                                DECEMBER 31,           JUNE 30,
                                               --------------    --------------------
                                               1998     1999     1999        2000
                                               ----     ----     ----        ----
                                                RMB      RMB      RMB         RMB
US dollar 7.875% fixed rate notes due 2004...     --    4,952       --       4,957
                                               =====    =====    =====       =====

     On November 2, 1999, the company issued unsecured fixed rates notes (the "notes") with a principal amount of US$600 due on November 2, 2004. The notes bear interest at the rate of 7.875% per annum and such interest is payable semi-annually on May 2 and November 2 of each year, commencing May 2, 2000.

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

21 DEFERRED REVENUE

     Deferred revenue from assignment of rights to income from subscribers represents the unamortized portion of proceeds received by Guangdong Mobile from certain distributors of telecommunications services pursuant to agreements under which Guangdong Mobile sold certain mobile phone numbers to these distributors at RMB 0.0092 each, in return for assigning to such distributors the rights to certain revenue such as usage fees, monthly fees, connection fees, telephone number selection fees and 50% value-added services fees from those subscribers over a period of seven years. The distributors have no recourse to the Group under the relevant agreements and the Group maintains no credit risk from such subscribers during the seven-years period. The proceeds received by Guangdong Mobile have been accounted for as deferred revenue and are amortized over a period of seven years. After the expiration of the relevant agreements, the rights to income from these subscribers will revert to the Group. Deferred revenue also includes the prepaid services fee received from subscribers which is recognized as income when the cellular telephone services are rendered upon actual usage by subscribers.

                                                     DECEMBER 31,        JUNE 30,
                                                    --------------    --------------
                                                    1998     1999     1999     2000
                                                    ----     ----     ----     ----
                                                     RMB      RMB      RMB      RMB
Balance at beginning of year/period...............  1,353    1,757    1,757    1,492
Additions during the year/period..................    689       48       39    1,039
Recognized in the consolidated statements of
  income..........................................   (285)    (313)    (156)    (948)
                                                    -----    -----    -----    -----
Balance at end of year/period.....................  1,757    1,492    1,640    1,583
                                                    =====    =====    =====    =====

22 COMMITMENTS AND CONTINGENCIES

(A) OPERATING LEASES

     Future minimum lease payments as of June 30, 2000 under non-cancellable operating leases having initial or remaining lease terms of more than one year are as follows:

                                                                  RMB
                                                                  ---
2000 -- Subsequent to June 30...............................     2,641
2001........................................................     3,973
2002........................................................     3,776
2003........................................................     2,875
2004........................................................     2,736
2005........................................................     2,568
Thereafter..................................................     5,588
                                                                ------
                                                                24,157
                                                                ======

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

22 COMMITMENTS AND CONTINGENCIES (CONTINUED)
(B) CAPITAL COMMITMENTS

     As of June 30, 2000, the Group had capital commitments as follows:

                                                                  RMB
                                                                  ---
Authorized and contracted for...............................     4,961
Authorized but not contracted for...........................    15,289
                                                                ------
                                                                20,250
                                                                ======

23 EMPLOYEE AND RETIREMENT BENEFITS

     The employees of the subsidiaries participate in defined benefit retirement plans managed by the local government authorities whereby the subsidiaries are required to contribute to the schemes at fixed rate of the employees' salary costs. The subsidiaries have no obligation for the payment of retirement and other post-retirement benefits of staff other than the contributions described above. Expenses incurred by the subsidiaries in connection with the retirement scheme were RMB 101, RMB 209, RMB 251, RMB 67 and RMB 148 respectively, for three years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 1999 and 2000 respectively.

     Pursuant to PRC regulation and prior to the Restructuring and the subsequent acquisitions, the subsidiaries were required to provide staff quarters to eligible employees and their immediate families. The Group has established separate employee housing reform schemes in order to comply with the regulation at the provincial level. Under such schemes, the Group is required to either purchase or build housing which is to be sold or rented to eligible employees. Through May 31, 1997, housing provided under the schemes was shared between Guangdong Mobile and the Guangdong PTA in Guangdong Mobile's case, and purchased or built entirely by the Zhejiang PTA in Zhejiang Mobile's case. Through December 31, 1997, housing provided under the schemes was purchased or built entirely by the Jiangsu PTA in Jiangsu Mobile's case. Through June 30, 1999, housing provided under the schemes were purchased or built entirely by the Fujian PTA, Henan PTA and Hainan PTA in the cases of Fujian Mobile, Henan Mobile and Hainan Mobile, respectively.

     Following the Restructuring and the subsequent acquisitions, management intends to continue with the housing schemes previously in place for existing employees. The Group estimates the total cost of the subsidy to be provided for such housing schemes in respect of employees to be approximately RMB 440, of which RMB 193 had been accrued through June 30, 2000. All previous costs incurred by the relevant PTAs have not been charged to the Group.

24 RELATED PARTY TRANSACTIONS

     (a) The Group's operations are subject to extensive regulation by the PRC government. The MII, pursuant to the authority delegated to it by the PRC State Council,

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

24 RELATED PARTY TRANSACTIONS (CONTINUED) directly or indirectly regulates licensing, competition, interconnection, technology and equipment standards, and other aspects of the PRC telecommunications industry. The MII, together with other PRC government entities, also regulates tariff policy, foreign investment and spectrum allocation and spectrum usage fees. Specifically, the Group's tariffs are subject to the regulation by various Government authorities, including the State Development Planning Commission ("SDPC"), the MII, the PTAs and the relevant provincial price regulatory authorities. Connection fees charged by the Group are based on a guidance price range set jointly by the MII and SDPC, with each actual fee determined by the Group in consultation with the relevant provincial price regulatory authorities. In general, the Group's base usage charges and domestic roaming usage charges are set by the MII and SDPC. International roaming charges are determined pursuant to agreements formed between the DGT or China Mobile and other cellular operators. In May 2000, the Chinese government substantially completed the restructuring of the telecommunications industry in the PRC. As a result, the MII ceased to have controlling interests in China Mobile and CTC, and no longer exercises control over the telecommunications operations in the PRC, but continues in its capacity as the industry regulator. CTC is a stated owned company established to hold and operate the fixed line telephone and data communications services in the PRC. Accordingly, MII, the PTAs, CTC or entities under the control of the CTC since its formation are considered to be no longer related parties of the Group and the transactions entered into with these entities are therefore not related party transactions.

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

24 RELATED PARTY TRANSACTIONS (CONTINUED)
The principal recurring and non-recurring related party transactions, which were entered into by the Group with the MII, the PTAs, CTC or entities under the control of the CTC prior to May 2000 and the China Mobile or its subsidiaries, are as follows:

                                                                              SIX MONTHS
                                                          YEAR ENDED             ENDED
                                                         DECEMBER 31,          JUNE 30,
                                                     ---------------------   -------------
                                             NOTE    1997    1998    1999    1999    2000
                                             ----    ----    ----    ----    ----    ----
                                                      RMB     RMB     RMB     RMB     RMB
Interconnection revenue...................     (i)      28     752   1,242     417     932
Interconnection charges...................    (ii)     739   3,925   5,275   2,268   2,157
Leased line charges.......................   (iii)   3,134   3,917   3,723   2,014   2,094
Roaming revenue...........................    (iv)     470   1,053   1,497     639   1,249
Roaming expenses..........................     (v)     475     827   1,178     507     816
Spectrum fees.............................    (vi)      20      12      12       4       6
Operating lease charges...................   (vii)     152     227     280     132     153
Sales commission..........................  (viii)     152     264     378     279     247
Debt collection service fees..............  (viii)      60     133     143     108      84
Billing service fees......................  (viii)       1       1       2      --      --
Roaming billing processing fees...........  (viii)      --      --      --      --      89
Equipment maintenance service fees........    (ix)      --      --      --      --       1
Rental charges of synchronized clock
  ports...................................     (x)      --      --       2      --       2
Purchase of mobile phones and equipment...           1,743      --      --      --      --
Interest paid/payable.....................    (xi)     106      83      18      18      --
Interest received.........................               3      --      --      --      --
Capital contributions.....................   (xii)     246      --      --      --      --
Distributions.............................  (xiii)     222      --      --      --      --

---------------
NOTES:

(i) Interconnection revenue represents the amounts received or receivable from the Guangdong PTA, the Zhejiang PTA, the Jiangsu PTA, the Fujian PTA, the Henan PTA and the Hainan PTA ("the relevant PTAs") or MII or China Mobile since its formation in respect of long distance calls made by non-subscribers in Guangdong, Zhejiang, Jiangsu, Fujian, Henan and Hainan provinces ("the relevant provinces") and from the relevant PTAs in respect of calls made between the Group's cellular networks, the fixed line networks in the relevant provinces and other GSM network operators in other provinces in the PRC. Prior to October 1, 1999, no interconnection revenue was received by the Group in respect of inter-provincial outbound calls made from the fixed line networks in the relevant provinces to other GSM networks in other provinces in the PRC. Pursuant to the interconnection agreement dated October 8, 1999 and with effect from October 1, 1999, the Group records the amounts receivable from the relevant PTAs for inter-provincial outbound calls originating from the fixed line networks in the relevant provinces, which terminate on GSM networks in other provinces in the PRC as interconnection revenue.

(ii) Interconnection charges represent the amounts paid or payable to the relevant PTAs or MII or China Mobile since its formation in respect of long distance calls made by the Group's subscribers roaming outside their registered provinces and in respect of calls

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

24 RELATED PARTY TRANSACTIONS (CONTINUED) made between the Group's cellular networks, the fixed line networks in the relevant provinces and other GSM network operators in other provinces in the PRC. Prior to October 1, 1999, no interconnection charges were paid/payable in respect of inter-provincial outbound calls made from the fixed line networks in the relevant provinces to other GSM networks in other provinces in the PRC. Pursuant to the interconnection agreement dated October 8, 1999 and with effect from October 1, 1999, the Group records the amounts payable to China Mobile for inter-provincial outbound calls originating from the fixed line networks in the relevant provinces, which terminate on other GSM networks in other provinces in the PRC as interconnection charges. Pursuant to the interconnection agreement dated May 5, 2000, no interconnection charges were paid/payable in respect of inter-provincial outbound calls made from the fixed line networks in the relevant provinces to other GSM networks in other provinces of PRC.

(iii) Leased line charges represent expenses paid or payable to China Mobile or the relevant PTAs for the use of leased lines between the base transceiver stations, base station controllers, base stations, fixed line network connectors, long distance network connectors and main switches.

(iv) A cellular telephone user using roaming services is charged at the respective roaming usage rate for roaming in calls, in addition to applicable long distance charges. Roaming revenue represents domestic and international roaming in usage charges from non-subscribers received or receivable from the relevant domestic and international cellular telephone operators through the MII or China Mobile. With effect from April 1, 1999, all settlements of inter-provincial roaming and corresponding interconnection revenues are made through China Mobile (previously the MII).

(v) A cellular telephone user using roaming services is charged at the respective roaming usage rate for roaming out calls, in addition to applicable long distance charges. Roaming expenses represent the amount of domestic and international roaming out charges received or receivable from subscribers which is to be remitted to the relevant domestic and international cellular telephone operators for their share of the roaming revenue through the MII or China Mobile. With effect from April 1, 1999, all settlements of inter-provincial roaming and corresponding interconnection charges are made through China Mobile (previously the MII).

(vi) Spectrum fees represent the spectrum usage fees paid or payable to the MII through China Mobile for the usage of the frequency bands allocated to the Company's subsidiaries in the PRC.

(vii) Operating lease charges represent the rental paid or payable to the relevant PTAs for operating leases in respect of land and buildings and others.

(viii) With effect from October 20, 1997 for Guangdong Mobile and Zhejiang Mobile, January 1, 1998 for Jiangsu Mobile, April 1, 1999 for Fujian Mobile and Hainan Mobile and July 1, 1999 for Henan Mobile, each of these subsidiaries entered into certain services agreements in respect of marketing services with authorized dealers, debt collection services and billing services with the relevant PTAs.

       Sales commission represents the amounts paid or payable to the relevant PTAs for their marketing of the cellular services in the relevant provinces.

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

24 RELATED PARTY TRANSACTIONS (CONTINUED)
       Debt collection service fees represent the amounts paid or payable to the relevant PTAs for their provision of debt collection services to the Company's subsidiaries.

       Billing service fees for periods ended December 31, 1999 represent the amounts paid or payable to the Fujian PTA and Henan PTA for their provision of the billing services to Fujian Mobile and Henan Mobile.

       Roaming billing processing fees for the six month period ended June 30, 2000 represent the amounts paid or payable to China Mobile for their provision of the roaming billing processing services to the Group.

(ix) Equipment maintenance service fees represent the amount paid or payable to the Fujian PTA for its provision of the maintenance services to Fujian Mobile.

(x) Rental charges of synchronized clock ports represent expenses paid or payable to the relevant PTAs for leasing of synchronized clock ports by the Company's subsidiaries.

(xi) Interest paid/payable represents the interest incurred on loans borrowed from Zhejiang PTA and Telpo.

(xii) Capital contributions in 1997 represent capital contributions in the form of cash received from the Zhejiang PTA upon the establishment of Zhejiang Mobile and cash received from the Guangdong PTA.

(xiii) Distributions represent cash payments by the Group to acquire assets transferred to the Guangdong PTA for business unrelated to the Group, and the cash effects of the effective settlement of an intercompany account balance arising in the ordinary course of business related to Zhejiang Mobile's TACS operations.

     (b) Pursuant to the ordinary resolution passed by the Company's shareholders on November 11, 1999, the Company acquired the entire issued share capital of Fujian Mobile BVI, Henan Mobile BVI and Hainan Mobile BVI from CMHK
(BVI), the immediate holding company of the Company, for a total consideration of HK$49,715 (RMB equivalent 52,953). The consideration was satisfied by a cash of HK$19,031 (RMB equivalent 20,268) and allotment of shares to CMHK (BVI) amounted to HK$30,684 (RMB equivalent 32,685). The only assets of each of Fujian Mobile BVI, Henan Mobile BVI and Hainan Mobile BVI are their interests in the entire equity of Fujian Mobile, Henan Mobile and Hainan Mobile, respectively.

Pursuant to the ordinary resolution passed by the Company's shareholders on June 3, 1998, the Company acquired the entire issued share capital of Jiangsu Mobile BVI from CMHK (BVI), for a total cash consideration of HK$22,475 (RMB equivalent 24,120). The only asset of Jiangsu Mobile BVI is its interest in the entire equity of Jiangsu Mobile.

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

25 SHAREHOLDERS' EQUITY

  SHARE CAPITAL

                                                                     NOMINAL
                                                   NUMBER OF        AMOUNT OF
                                                    ORDINARY      EACH ORDINARY
                                                     SHARES           SHARE       AMOUNT
                                                   ---------      -------------   ------
                                                                                   HK$
AUTHORIZED:
Balance at December 31, 1998 and 1999 and June
  30, 1999 and 2000............................  16,000,000,000   HK$0.1          1,600
                                                 ==============                   =====
ISSUED AND FULLY PAID:
Balance at January 1, 1998 and December 31,
  1998.........................................  11,780,788,000   HK$0.1          1,178
                                                 ==============                   =====
                                                                   RMB            1,261
                                                                   equivalent
                                                                                  =====
Balance at January 1, 1999.....................  11,780,788,000   HK$0.1          1,178
Issue of new shares to the professional and
  institutional investors......................     644,804,000   HK$0.1             65
Issue of consideration shares for acquisition
  of subsidiaries..............................   1,273,195,021   HK$0.1            127
Shares issued under share option scheme........       7,500,000   HK$0.1              1
                                                 --------------                   -----
Balance at December 31, 1999...................  13,706,287,021                   1,371
                                                 ==============                   =====
                                                                   RMB            1,467
                                                                   equivalent
                                                                                  =====
Balance at January 1, 1999.....................  11,780,788,000   HK$0.1          1,178
Shares issued under share option scheme........       5,500,000   HK$0.1              1
                                                 --------------                   -----
Balance at June 30, 1999.......................  11,786,288,000                   1,179
                                                 ==============                   =====
                                                                   RMB            1,262
                                                                   equivalent
                                                                                  =====
Balance at January 1, 2000.....................  13,706,287,021   HK$0.1          1,371
Shares issued under share option scheme........         142,000   HK$0.1             --
                                                 --------------                   -----
Balance at June 30, 2000.......................  13,706,429,021                   1,371
                                                 ==============                   =====
                                                                   RMB            1,467
                                                                   equivalent
                                                                                  =====

     The Company was established in Hong Kong on September 3, 1997 as a limited company, with a registered share capital of HK$10,000 divided into 100,000 shares of HK$0.10 each, two of which were issued and credited as fully paid.

     At an extraordinary general meeting of the Company held on September 27, 1997,

     (i) the authorised share capital of the Company was increased from HK$10,000 to HK$1,600,000,000 by the creation of an additional 15,999,900,000 shares of HK$0.10 each; and

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

25 SHAREHOLDERS' EQUITY (CONTINUED)
     (ii) 9,009,999,998 shares were credited as fully paid and issued to CMHK
          (BVI) for the transfer of interests in Guangdong Mobile and Zhejiang Mobile to the Company.

     Pursuant to the resolutions passed on October 21, 1997, the Company issued 2,600,000,000 shares of HK$0.1 each at HK$11.68 per share and the shares were listed on the New York Stock Exchange and The Stock Exchange of Hong Kong Limited on October 22, 1997 and October 23, 1997, respectively. On November 7, 1997, the Company issued 170,788,000 shares of HK$0.1 each at HK$11.68 per share by way of a placing among professional and institutional investors.

     Pursuant to ordinary resolutions passed at directors' meetings held on November 1, 1999 and November 3, 1999 respectively, the Company issued 560,700,000 and 84,104,000 ordinary shares of HK$0.1 each to professional and institutional investors, at a consideration of HK$24.1 per share, for financing the acquisition of Fujian Mobile BVI, Henan Mobile BVI and Hainan Mobile BVI.

     Pursuant to an ordinary resolution passed at an extraordinary general meeting held on November 11, 1999, 1,273,195,021 ordinary shares of HK$0.1 each were issued and credited as fully paid to CMHK (BVI), at a consideration of HK$24.1 per share as part of the consideration for the acquisition of Fujian Mobile BVI, Henan Mobile BVI and Hainan Mobile BVI.

  RESERVES

     CAPITAL RESERVE

     As mentioned in Note 1, this amount represents the total of the following:

     - the additional earnings of Guangdong Mobile and Zhejiang Mobile from June 1, 1997 to September 26, 1997, the completion date of the Restructuring (RMB 1,132); and

     - goodwill arising on the acquisition of Jiangsu Mobile BVI and Jiangsu Mobile on June 3, 1998 (RMB 15,622), which has been eliminated against capital reserve immediately upon acquisition.

     - goodwill arising on the acquisition of Fujian Mobile BVI, Henan Mobile BVI, Hainan Mobile BVI, Fujian Mobile, Henan Mobile and Hainan Mobile on November 11, 1999 (RMB 42,440), which has been eliminated against capital reserve immediately upon acquisition.

     PRC STATUTORY RESERVES

     PRC statutory reserves include general reserve, enterprise expansion fund, statutory surplus reserve and statutory public welfare fund.

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

25 SHAREHOLDERS' EQUITY (CONTINUED)
     At December 31, 1999, Guangdong Mobile, Zhejiang Mobile, Jiangsu Mobile and Fujian Mobile are wholly-foreign owned enterprises. In accordance with Accounting Regulations for PRC Enterprises with Foreign Investment, they are required to transfer at least 10% of their profit after taxation, as determined under accounting principles generally accepted in the PRC ("PRC GAAP") to the general reserve until the balance of the general reserve is equal to 50% of their registered capital. Moreover, they are required to transfer a certain percentage of their profit after taxation, as determined under PRC GAAP, to the enterprise expansion fund. During the year, appropriations were made by each of the above subsidiaries to the general reserve and the enterprise expansion fund at 10% and 30%, respectively, of their profits after taxation determined under PRC GAAP.

     The general reserve can be used to make good losses and to increase the capital of the subsidiaries while enterprise expansion fund can be used to increase the capital of the subsidiaries, to acquire fixed assets and to increase current assets.

     As Henan Mobile and Hainan Mobile were only registered as wholly-foreign owned enterprises on January 27, 2000 and January 19, 2000, respectively, they are not required to make the above transfers for the year ended December 31, 1999. According to their Articles of Association and Regulations on Posts and Telecommunications Enterprises, Henan Mobile and Hainan Mobile are required to transfer a certain percentage of profit after taxation, as determined under PRC GAAP, to the statutory surplus reserve and statutory public welfare fund. During the year, appropriations were made by Henan Mobile and Hainan mobile to the statutory surplus reserve and the statutory public welfare fund at 10% and 9%, respectively, of their profit after taxation determined under PRC GAAP.

     Statutory surplus reserve can be used to make good previous years' losses, if any, and may be converted into paid-up capital, provided that the balance after such offset is not less than 25% of the registered capital of the subsidiaries. Statutory public welfare reserve can only be utilized on capital items for the collective benefits of the employees such as the construction of staff quarters and other staff welfare facilities. This reserve is non-distributable other than in liquidation.

     At June 30, 1999 and 2000, the balances of the general reserve, enterprise expansion fund, statutory surplus reserve and statutory public welfare fund were RMB 523 and RMB 1,400, RMB 1,569 and RMB 4,198, RMB 74 and RMB 83, and RMB 37 and RMB 46, respectively.

     At December 31, 1998 and 1999, the balances of the general reserve, enterprise expansion fund, statutory surplus reserve and statutory public welfare fund were RMB 523 and RMB 1,400, RMB 1,569 and RMB 4,198, RMB 74 and RMB 83 and RMB 37 and RMB 46, respectively.

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

25 SHAREHOLDERS' EQUITY (CONTINUED)
     DISTRIBUTABLE RESERVES

     At June 30, 1999 and 2000, the amount of distributable reserves of the Company amounted to RMB 2,004 and RMB 2,996.

     At December 31, 1998 and 1999, the amount of distributable reserves of the Company amounted to RMB 1,849 and RMB 3,082.

  SHARE OPTION SCHEME

     On October 8, 1997, the Company adopted a share option scheme pursuant to which the directors of the Company may, at their discretion, invite employees, including executive directors, of the Company or any of its subsidiaries, to take up options to subscribe for shares up to a maximum aggregate number of shares equal to 10% of the total issued share capital of the Company. According to the share option scheme, the consideration payable by a participant for the grant of an option under the share option scheme will be HK$1.00. The price of a share payable by a participant upon the exercise of an option will be determined by the directors of the Company at their discretion, except that such price may not be set below a minimum price which is the higher of:

     (i)   the nominal value of a share; and

     (ii) 80% of the average of the closing prices of shares on The Stock Exchange of Hong Kong Limited on the five trading days immediately preceding the date of grant of the option.

     The period during which an option may be exercised will be determined by the directors at their discretion, except that no option may be exercised later than 10 years after the adoption date of the scheme.

     On March 9, 1998, November 26, 1999 and April 25, 2000, a total number of share options of 51,790,000 were granted under the share option scheme to certain directors of the Company. During the six months ended June 30, 2000, options were exercised to subscribe for 142,000 ordinary shares of HK$0.1 each at a consideration of HK$45.04 per share.

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

25 SHAREHOLDERS' EQUITY (CONTINUED)
     At December 31, 1999 and 1998, the outstanding options were:

                                         PERIOD DURING                      NUMBER OF OPTIONS
                                         WHICH OPTIONS         EXERCISE      OUTSTANDING AT
       DATE OPTIONS GRANTED               EXERCISABLE           PRICE         THE YEAR END
       --------------------              -------------         --------     -----------------
AT DECEMBER 31, 1999
March 9, 1998                       March 9, 1998              HK$11.1          4,500,000
                                      to March 8, 2006
November 26, 1999                   November 26, 1999          HK$33.91         4,100,000
                                      to October 7, 2007
November 26, 1999                   November 26, 2002          HK$33.91         4,100,000
                                      to October 7, 2007
AT DECEMBER 31, 1998
March 9, 1998                       March 9, 1998              HK$11.1         12,000,000
                                      to March 8, 2006

     At 30 June 2000 and 1999, the outstanding options were:

                                         PERIOD DURING                      NUMBER OF OPTIONS
                                         WHICH OPTIONS         EXERCISE      OUTSTANDING AT
       DATE OPTIONS GRANTED               EXERCISABLE           PRICE        THE PERIOD END
       --------------------              -------------         --------     -----------------
AT JUNE 30, 2000
March 9, 1998                       March 9, 1998              HK$11.1          4,500,000
                                      to March 8, 2006
November 26, 1999                   November 26, 1999 to       HK$33.91         4,100,000
                                      October 7, 2007
November 26, 1999                   November 26, 2002          HK$33.91         4,100,000
                                      to October 7, 2007
April 25, 2000                      April 25, 2002             HK$45.04        15,653,000
                                      to October 7, 2007
April 25, 2000                      April 25, 2005             HK$45.04        15,795,000
                                      to October 7, 2007
AT JUNE 30, 1999
March 9, 1998                       March 9, 1998              HK$11.1          6,500,000
                                      to March 8, 2006

26 FOREIGN CURRENCY EXCHANGE

     The Renminbi is not freely convertible into foreign currencies. All foreign exchange transactions involving Renminbi must take place through the People's Bank of China or other institutions authorized to buy and sell foreign exchange or at a swap center.

     Currently the Company's subsidiaries established in the PRC are able to purchase foreign exchange for settlement of "current account transactions" (as defined in the applicable regulations), including payment of dividends without the approval of the State Administration of Foreign Exchange ("SAFE"). However, there can be no assurance that the current authorization for Foreign Investment Enterprises to retain their foreign exchange to satisfy foreign exchange liabilities or to pay dividends in the future will not be limited or eliminated or that the subsidiaries of the Company will be able to obtain sufficient foreign exchange to pay dividends or satisfy their foreign exchange requirements. Foreign exchange transactions under the capital account continue to be subject to limitations and require approvals of the State Administration for Foreign Exchange, which could affect the ability of the Company's subsidiaries established in the

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

26 FOREIGN CURRENCY EXCHANGE (CONTINUED)
PRC to obtain foreign exchange through debt or equity financing, including by means of loans or capital contribution from the Company.

27 PRINCIPAL SUBSIDIARIES

     Details of the Company's principal subsidiaries are as follows:

                                             AUTHORIZED, ISSUED AND
                    PLACE AND DATE OF            PAID UP CAPITAL            ATTRIBUTABLE
                      INCORPORATION/    ---------------------------------      EQUITY
NAME OF COMPANY       ESTABLISHMENT      AUTHORIZED    ISSUED AND PAID UP    INTEREST %    PRINCIPAL ACTIVITIES
---------------     ------------------  -------------  ------------------   ------------   --------------------
Guangdong Mobile    PRC                            --   RMB 5,595               100%       Cellular telephone
                    September 28, 1988                                                       operator
Zhejiang Mobile     PRC                            --   RMB 2,118               100%       Cellular telephone
                    February 2, 1996                                                         operator
Jiangsu Mobile BVI  BVI                 10,000 shares   1 share at HK$1         100%       Investment holding
                    March 6, 1998       at HK$1                                              company
Jiangsu Mobile      PRC                            --   RMB 2,800               100%       Cellular telephone
                    December 10, 1992                                                        operator
Fujian Mobile BVI   BVI                 10,000 shares   1 share at HK$1         100%       Investment holding
                    September 1, 1999   at HK$1                                              company
Fujian Mobile       PRC                            --   RMB 5,247               100%       Cellular telephone
                    September 7, 1999                                                        operator
Henan Mobile BVI    BVI                 10,000 shares   1 share at HK$1         100%       Investment holding
                    September 1, 1999   at HK$1                                              company
Henan Mobile        PRC                            --   RMB 4,368               100%       Cellular telephone
                    August 6, 1999                                                           operator
Hainan Mobile BVI   BVI                 10,000 shares   1 share at HK$1         100%       Investment holding
                    September 1, 1999   at HK$1                                              company
Hainan Mobile       PRC                            --   RMB 643                 100%       Cellular telephone
                    August 19, 1999                                                          operator

     Total dividend declared by the Company's subsidiaries for the financial year ended December 31, 1999 amounted to RMB 985. No dividend was declared for the financial year ended December 31, 1998 and six months periods ended June 30, 1999 and 2000.

28 SIGNIFICANT DIFFERENCES BETWEEN HK GAAP AND US GAAP

     The Group's accounting policies conform with HK GAAP which differ in certain material respects from US GAAP. The significant differences relate principally to the following items and the adjustments considered necessary to present the net profit and shareholders' equity in accordance with US GAAP are shown in the tables set out below.

  (A) EFFECT OF COMBINATION OF ENTITIES UNDER COMMON CONTROL

     Under HK GAAP, the Group adopted the acquisition method to account for the purchase of Jiangsu Mobile, Fujian Mobile, Henan Mobile and Hainan Mobile. Under the acquisition method, the acquired results are included in the results of operations from the date of their acquisition. Goodwill arising on the acquisition, being the excess of the

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

28 SIGNIFICANT DIFFERENCES BETWEEN HK GAAP AND US GAAP (CONTINUED) cost over the fair value of the Group's share of the separable net assets acquired, is eliminated against reserves immediately on acquisition.

     As a result of the Group, Jiangsu Mobile, Fujian Mobile, Henan Mobile and Hainan Mobile being under common control prior to the acquisition, such acquisitions under US GAAP are considered "combinations of entities under common control". Under US GAAP, combinations of entities under common control are accounted for under the "as if pooling-of-interests" method, whereby assets and liabilities are accounted for at historical cost and the financial statements of previously separate companies for periods prior to the combination generally are restated on a combined basis. The cash consideration paid by the Group has been treated as an equity transaction in the year of acquisition for US GAAP purposes.

  (B) CAPITALIZATION OF INTEREST

     Under HK GAAP, the Group capitalizes interest costs to the extent that the related borrowings are directly attributable to the acquisition or construction of an asset which necessarily takes a substantial period of time to get ready for its intended use.

     Under US GAAP, interest costs capitalized are determined based on specific borrowings related to the acquisition or construction of an asset, if an entity's financing plans associate a specific new borrowing with a qualifying asset. If average accumulated expenditures for the asset exceed the amounts of specific new borrowings associated with an asset, additional interest costs capitalized are based on the weighted average interest rate applicable to other borrowings of the entity.

  (C) REVALUATION AND IMPAIRMENT OF FIXED ASSETS

     For certain periods prior to May 31, 1997 under HK GAAP, the fixed assets of the subsidiaries were revalued in compliance with PRC rules and regulations, resulting in an increase in shareholders' equity.

     Additionally under HK GAAP, the fixed assets of Guangdong Mobile and Zhejiang Mobile were revalued as of May 31, 1997 as a result of the Restructuring that occurred in 1997. The fixed assets of Jiangsu Mobile were revalued as of December 31, 1997 upon its acquisition by the Group on June 3, 1998. The fixed assets of Fujian Mobile, Henan Mobile and Hainan Mobile were revalued as of June 30, 1999 upon their acquisition by the Group on November 11, 1999. These fixed asset revaluations result in an increase in shareholders' equity with respect to the increase in carrying amount of certain fixed assets above their historical cost bases.

     The carrying amount of fixed assets under Hong Kong GAAP is reviewed periodically in order to assess whether the recoverable amount has declined below the carrying amount. When such a decline occurs, the carrying amount is reduced to the recoverable amount based on the expected future cash flows generated by the fixed assets, discounted to their present values. A subsequent increase in the recoverable

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

28 SIGNIFICANT DIFFERENCES BETWEEN HK GAAP AND US GAAP (CONTINUED) amount is written back to the statement of income when circumstances and events that led to the write-down or write-off cease to exist.

     Under US GAAP, fixed assets are stated at their historical cost, less accumulated depreciation. However, as a result of the tax deductibility of the revaluation reserve, a deferred tax asset related to the reversal of the revaluation reserve is created under US GAAP with a corresponding increase in shareholders' equity.

     Under US GAAP, fixed assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  (D) EMPLOYEE HOUSING SCHEME

     The Group provides staff quarters under its employee housing schemes at below market prices. Under HK GAAP, employee housing scheme costs borne by the corresponding PTA and not charged to the subsidiaries are not recognized by the subsidiaries.

     Under US GAAP, employee housing scheme costs borne by the corresponding PTAs and not charged to the subsidiaries are reflected as an expense in the statement of income and a corresponding capital contribution. Additionally, under US GAAP, the costs to be borne by the subsidiaries are accrued over the term of the program.

  (E) DEFERRED TAXATION

     Under HK GAAP, the Group provides for deferred tax liabilities only to the extent that there is a reasonable probability that such deferred tax liabilities will become payable in the foreseeable future. Deferred tax assets are not recognized unless their realization is assured beyond reasonable doubt.

     Under US GAAP, provisions are made for all deferred taxes as they arise, except a valuation allowance is provided against deferred tax assets when realization of such amounts does not meet the criterion of "more likely than not".

  (F) SHARE OPTION SCHEME

     The Group grants share options to directors and employees. Under HK GAAP, the proceeds received are recognized as an increase to capital upon the exercise of the share options.

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

28 SIGNIFICANT DIFFERENCES BETWEEN HK GAAP AND US GAAP (CONTINUED)
     Under US GAAP, the Group determines compensation expense based upon the excess, if any, of the quoted market price of the shares on the date of grant over the exercise price of the options and amortizes this amount over the vesting period of the option concerned.

  (G) REVENUE RECOGNITION

     Until June 30, 1999, under both Hong Kong GAAP and US GAAP, connection fee revenue and telephone number selection fee revenue were recognized as received. Under US GAAP, effective July 1, 1999, net connection fees and telephone number selection fees received in excess of direct costs are deferred and recognized over the estimated customer usage period for the related service.

  (H) INTERCONNECTION, ROAMING AND LEASED LINE AGREEMENTS

     In May 2000, the Group entered into new agreements with China Mobile for inter-provincial interconnection and domestic and international roaming services, and inter-provincial long distance transmission leased line arrangement with retrospective effect from October 1, 1999 for Guangdong Mobile, Zhejiang Mobile and Jiangsu Mobile and from April 1, 1999 for Fujian Mobile, Henan Mobile and Hainan Mobile. Under HK GAAP, the net savings refunded to the Group as a result of the two agreements taking retrospective effect were recorded in operations for the period ended June 30, 2000. Under US GAAP, such net savings are deferred and amortized on a straight-line basis over seven years.

  (I) RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and the type of hedge transaction. SFAS 133, as amended, is effective for fiscal years beginning after June 15, 2000. The Company has not yet assessed the impact of the adoption of SFAS 133.

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements ("SAB 101")." SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements. On June 26, 2000, the SEC issued Staff Accounting Bulletin No. 101B "Amendment: Revenue Recognition in Financial Statements". SAB 101B allows companies to defer the reporting of a change in accounting principle, as required by SAB 101, until the fourth

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

28 SIGNIFICANT DIFFERENCES BETWEEN HK GAAP AND US GAAP (CONTINUED) quarter of the current fiscal year. Management continues to analyze this bulletin and has not determined the impact of adoption.

     The effect on net profit of significant differences between HK GAAP and US GAAP is as follows:

                                                                         SIX MONTHS
                                                  YEAR ENDED               ENDED
                                                 DECEMBER 31,             JUNE 30,
                                            -----------------------    --------------
                                            1997     1998     1999     1999     2000
                                            ----     ----     ----     ----     ----
                                             RMB     RMB      RMB       RMB      RMB
Net profit under HK GAAP..................  4,955    6,900    4,797    4,004    8,724
Adjustments:
  Effect of combination of entities under
     common control.......................  3,219    2,774    2,204    1,214       --
  Capitalized interest....................     59       58        7        7       (6)
  Revaluation of fixed assets.............    411    1,250    3,781      723      120
  Employee housing scheme.................   (186)     (45)     (57)     (63)      23
  Deferred taxation.......................   (155)    (188)    (267)     (60)     170
  Share option scheme.....................     --      (32)     (22)      --      (28)
  Amortization of net connection fees and
     telephone number selection fees......     --       --   (1,214)      --     (575)
  Interconnection, roaming and leased line
     agreements...........................     --       --       --       --     (586)
  Deferred tax effects of US GAAP
     Adjustments..........................   (155)    (432)    (995)    (241)     316
                                            -----   ------   ------    -----    -----
Net profit under US GAAP..................  8,148   10,285    8,234    5,584    8,158
                                            =====   ======   ======    =====    =====
Basic and diluted net profit per share in
  accordance with US GAAP.................   0.75     0.79     0.63     0.43      0.6
                                            =====   ======   ======    =====    =====

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

28 SIGNIFICANT DIFFERENCES BETWEEN HK GAAP AND US GAAP (CONTINUED)
     The effect on shareholders' equity of significant differences between HK GAAP and US GAAP is as follows:

                                                          AS OF
                                                      DECEMBER 31,     AS OF JUNE 30,
                                                     ---------------   ---------------
                                                      1998     1999     1999     2000
                                                      ----     ----     ----     ----
                                                      RMB      RMB      RMB      RMB
Shareholders' equity under HK GAAP.................  45,827   57,092   49,900   65,823
Adjustments:
  Effect of combination of entities under common
     control.......................................   8,902       --    9,524       --
  Capitalized interest.............................     294      301      301      295
  Revaluation of fixed assets
     -- Cost.......................................  (6,195)  (6,586)  (6,586)  (6,586)
     -- Accumulated depreciation and other.........   1,725    5,506    2,448    5,626
  Deferred tax adjustments on revaluations.........   1,475      304    1,365      266
  Employee housing scheme..........................    (553)    (610)    (616)    (588)
  Deemed capital contribution for employee housing
     scheme........................................     442      525      521      525
  Interconnection, roaming and leased line
     agreements....................................      --       --       --     (586)
  Amortization of net connection fees and Telephone
     number selection fees.........................      --   (1,214)      --   (1,789)
  Recognition of deferred taxes....................    (155)     402      609      572
  Deferred tax effects of US GAAP adjustments......     (97)     207      (99)     562
                                                     ------   ------   ------   ------
Shareholders' equity under US GAAP.................  51,665   55,927   57,367   64,120
                                                     ======   ======   ======   ======

     The following are condensed consolidated balance sheets of the Group as of December 31, 1998 and 1999 and June 30, 1999 and 2000, and the related condensed consolidated statements of income, total shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999 and each of the six-month ended June 30, 1999 and 2000, restated to reflect the impact of the differences between HK GAAP and US GAAP.

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

28 SIGNIFICANT DIFFERENCES BETWEEN HK GAAP AND US GAAP (CONTINUED)
  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                                      SIX MONTHS
                                         YEAR ENDED DECEMBER 31,    ENDED JUNE 30,
                                         ------------------------   ---------------
                                          1997     1998     1999     1999     2000
                                          ----     ----     ----     ----     ----
                                          RMB      RMB      RMB      RMB      RMB
OPERATING REVENUE
Usage fees.............................  13,379   22,169   31,441   14,173   20,143
Monthly fees...........................   3,707    5,755    6,371    2,898    4,250
Connection fees........................   5,509    4,753    3,071    2,715      511
Other operating revenue................   1,258    2,839    4,057    1,697    2,930
                                         ------   ------   ------   ------   ------
TOTAL OPERATING REVENUE................  23,853   35,516   44,940   21,483   27,834
                                         ------   ------   ------   ------   ------
OPERATING EXPENSES
Leased lines...........................   4,518    5,165    4,690    2,561    2,543
Interconnection........................   1,589    5,511    7,683    3,426    4,355
Depreciation...........................   3,783    5,463    8,152    3,694    4,078
Personnel..............................   1,089    1,844    2,555      994    1,482
Other operating expenses...............   3,888    5,642    5,971    2,873    4,148
Write-down and write-off of TACS
  network equipment....................      --      136    5,267      322       --
                                         ------   ------   ------   ------   ------
TOTAL OPERATING EXPENSES...............  14,867   23,761   34,318   13,870   16,606
                                         ------   ------   ------   ------   ------
OPERATING PROFITS......................   8,986   11,755   10,622    7,613   11,228
OTHER INCOME...........................      52      321      619      293      330
NON-OPERATING INCOME/(EXPENSES)........     (12)      (1)    (136)      21        2
INTEREST INCOME........................     664    1,615      773      293      437
FINANCE COSTS..........................    (119)    (142)    (396)    (176)    (307)
                                         ------   ------   ------   ------   ------
PROFIT BEFORE TAX......................   9,571   13,548   11,482    8,044   11,690
INCOME TAX.............................  (1,416)  (3,262)  (3,248)  (2,460)  (3,532)
                                         ------   ------   ------   ------   ------
PROFIT AFTER TAX.......................   8,155   10,286    8,234    5,584    8,158
MINORITY INTERESTS.....................      (7)      (1)      --       --       --
                                         ------   ------   ------   ------   ------
NET PROFIT.............................   8,148   10,285    8,234    5,584    8,158
                                         ======   ======   ======   ======   ======

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

28 SIGNIFICANT DIFFERENCES BETWEEN HK GAAP AND US GAAP (CONTINUED)
  CONDENSED CONSOLIDATED BALANCE SHEETS

                                                      DECEMBER 31,        JUNE 30,
                                                     ---------------   ---------------
                                                      1998     1999     1999     2000
                                                      ----     ----     ----     ----
                                                      RMB      RMB      RMB      RMB
ASSETS
Current assets
  Cash and cash equivalents........................  17,683   19,349   19,181   19,767
  Deposits with banks..............................   1,311    8,227    5,234   14,455
  Accounts receivable..............................   3,300    4,957    4,176    5,526
  Other receivables................................     408      549      543      636
  Inventories......................................     199      207      176      307
  Prepaid expenses and other current assets........   1,081      517      307      443
  Amount due from ultimate holding company.........      --       92       --      234
  Amounts due from related parties.................   1,737    1,700    1,824      908
                                                     ------   ------   ------   ------
          Total current assets.....................  25,719   35,598   31,441   42,276
Fixed assets.......................................  39,930   41,618   42,144   43,439
Construction in progress...........................   8,021    7,036    7,475    8,214
Interest in associates.............................      46       46       46       46
Deferred tax assets................................   1,382    3,221    2,202    3,338
Deferred expenses..................................      --       51       --       46
                                                     ------   ------   ------   ------
TOTAL ASSETS.......................................  75,098   87,570   83,308   97,359
                                                     ======   ======   ======   ======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable.................................   6,620    6,026    6,365    5,142
  Bills payable....................................      --    1,779       --    1,212
  Bank and other loans.............................   6,724    4,351    6,852    2,615
  Obligation under capital lease -- current
     portion.......................................      63       68       68       68
  Taxes payable....................................   1,299    2,868    2,231    3,889
  Amounts due to related parties...................   1,143    1,696    1,509    3,087
  Accrued expenses and other payables..............   3,340    4,200    4,154    5,799
  Amount due to ultimate holding company...........      --      664       --      463
                                                     ------   ------   ------   ------
          Total current liabilities................  19,189   21,652   21,179   22,275
Bank and other loans...............................   2,295    2,226    2,981    1,982
Deferred revenue...................................   1,757    2,706    1,640    3,957
Obligation under capital lease -- long term
  portion..........................................     177      107      141       68
Fixed rates notes..................................      --    4,952       --    4,957
                                                     ------   ------   ------   ------
TOTAL LIABILITIES..................................  23,418   31,643   25,941   33,239
Minority interests.................................      15       --       --       --
SHAREHOLDERS' EQUITY...............................  51,665   55,927   57,367   64,120
                                                     ------   ------   ------   ------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.........  75,098   87,570   83,308   97,359
                                                     ======   ======   ======   ======

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

28 SIGNIFICANT DIFFERENCES BETWEEN HK GAAP AND US GAAP (CONTINUED)
  CONDENSED CONSOLIDATED STATEMENTS OF TOTAL SHAREHOLDERS' EQUITY FOR THE FOLLOWING YEARS:

                                                                RMB
                                                                ---
Owner's equity at January 1, 1997...........................   20,871
Net profit for the year ended December 31, 1997.............    8,148
Capital contribution........................................      246
Distribution to owner.......................................     (809)
Contribution by owner.......................................    1,871
Issue of ordinary shares....................................   33,570
Tax effect of revaluations..................................    2,666
Deemed capital contribution for employee housing scheme.....      152
                                                              -------
Shareholders' equity at December 31, 1997...................   66,715

Net profit for the year ended December 31, 1998.............   10,285
Deemed capital distribution.................................  (24,121)
Distribution to owner.......................................   (1,528)
Contribution by owner.......................................      207
Deemed capital contribution for employee housing scheme.....       75
Stock-based compensation....................................       32
                                                              -------
Shareholders' equity at December 31, 1998...................   51,665

Net profit for the year ended December 31, 1999.............    8,234
Issue of ordinary shares....................................   48,908
Deemed capital distribution.................................  (52,953)
Distribution to owner.......................................   (1,336)
Contribution by owner.......................................      351
Deemed capital contribution for employee housing scheme.....       82
Tax effect of revaluation...................................      954
Stock-based compensation....................................       22
                                                              -------
Shareholders' equity at December 31, 1999...................   55,927
                                                              =======

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

28 SIGNIFICANT DIFFERENCES BETWEEN HK GAAP AND US GAAP (CONTINUED)
  CONDENSED CONSOLIDATED STATEMENTS OF TOTAL SHAREHOLDERS' EQUITY FOR THE FOLLOWING PERIODS:

                                                                RMB
                                                                ---
Shareholders' equity at January 1, 1999.....................   51,665
Net profit for the six months ended June 30, 1999...........    5,584
Issue of ordinary shares....................................       66
Distribution to owner.......................................   (1,336)
Contribution by owner.......................................      351
Deemed capital contribution for employee housing scheme.....       83
Tax effect of revaluation...................................      954
                                                              -------
Shareholders' equity at June 30, 1999.......................   57,367
                                                              =======

Shareholders' equity at January 1, 2000.....................   55,927

Net profit for the six months ended June 30, 2000...........    8,158
Issue of ordinary shares....................................        7
Stock-based compensation....................................       28
                                                              -------
Shareholders' equity at June 30, 2000.......................   64,120
                                                              =======

  CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

     The Group applies Hong Kong Statement of Standard Accounting Practice No. 15 "Cash Flow Statements" ("HK SSAP 15"). Its objectives and principles are similar to those set out in Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows" ("SFAS 95"). The principal differences between the standards relate to classification. Under HK SSAP 15, the Group presents its cash flows for (a) operating activities; (b) returns on investments and servicing of finance; (c) taxation; (d) investing activities; and (e) financing activities. Cash flows from taxation and returns on investments and servicing of finance shown herein would be included as operating activities under SFAS 95, with the exception of distributions, which under SFAS 95 would be classified as financing activities. Summarized cash flow data by operating, investing and financing activities in accordance with SFAS 95 are as follows:

                                                                        SIX MONTHS
                                                                           ENDED
                                         YEAR ENDED DECEMBER 31,         JUNE 30,
                                       ---------------------------   -----------------
                                        1997      1998      1999      1999      2000
                                        ----      ----      ----      ----      ----
                                         RMB       RMB       RMB       RMB       RMB
Net cash inflow from
  Operating activities...............   13,252    17,110    23,500    11,826    17,053
  Investing activities...............  (11,590)  (17,694)  (19,245)  (10,193)  (14,624)
  Financing activities...............   35,440   (22,017)   (2,589)     (135)   (2,011)
                                       -------   -------   -------   -------   -------
Increase/(decrease) in cash and cash
  equivalents........................   37,102   (22,601)    1,666     1,498       418

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

28 SIGNIFICANT DIFFERENCES BETWEEN HK GAAP AND US GAAP (CONTINUED)

                                                                        SIX MONTHS
                                                                           ENDED
                                         YEAR ENDED DECEMBER 31,         JUNE 30,
                                       ---------------------------   -----------------
                                        1997      1998      1999      1999      2000
                                        ----      ----      ----      ----      ----
                                         RMB       RMB       RMB       RMB       RMB
Cash and cash equivalents at
  beginning of year/period...........    3,182    40,284    17,683    17,683    19,349
                                       -------   -------   -------   -------   -------
Cash and cash equivalents at end of
  year/period........................   40,284    17,683    19,349    19,181    19,767
                                       =======   =======   =======   =======   =======
Interest paid (net of amounts
  capitalized).......................      159       244       352       165       295
                                       =======   =======   =======   =======   =======
Income taxes paid....................      666     1,744     3,222     1,394     2,630
                                       =======   =======   =======   =======   =======

  SIGNIFICANT NON-CASH TRANSACTIONS

     The Group incurred payables of RMB 3,658 and RMB 888, and RMB 3,773 and RMB 1,779, to equipment suppliers and banks respectively for additions of construction in progress during the six months ended June 30, 2000 and the year ended December 31, 1999.

     The Group incurred payables of RMB 1,451 to equipment suppliers for additions of construction in progress during the six months ended June 30, 1999.

     The Group incurred payables of RMB 4,319 and RMB 13 to equipment suppliers and related parties respectively for additions of construction in progress during the year ended December 31, 1998.

     In addition, the Group incurred payables of RMB 2,193 to equipment suppliers and a loan of RMB 1,382 from a related party for additions of construction in progress during the year ended December 31, 1997.

29 ADDITIONAL INFORMATION REQUIRED BY US GAAP

     The following additional financial statement disclosures are required under US GAAP and are presented on a US GAAP basis.

  WRITE-DOWN AND WRITE-OFF OF TACS NETWORK EQUIPMENT

                                                                            SIX MONTHS
                                                        YEAR ENDED            ENDED
                                                       DECEMBER 31,          JUNE 30,
                                                   --------------------    ------------
                                                   1997    1998   1999     1999   2000
                                                   ----    ----   ----     ----   ----
                                                    RMB    RMB     RMB     RMB     RMB
Write-down of TACS network equipment.............     --   136    4,359    298       --
Write-off of TACS network equipment..............     --    --      908     24       --
                                                   -----   ---    -----    ---    -----
                                                      --   136    5,267    322       --
                                                   =====   ===    =====    ===    =====

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

29 ADDITIONAL INFORMATION REQUIRED BY US GAAP (CONTINUED)
     During the periods, in light of the gradual opening of the telecommunication market in the PRC and the rapid change of technology, the Company has re-assessed the recoverability of the carrying amount of the TACS network equipment which are held for use at December 31, 1998 and 1999. The Company determined the existence of impairment by comparing the carrying amount of these equipment to their future undiscounted net cash flows expected to be generated over the economic life of each TACS network in service at December 31, 1998 and 1999. The Company has recognized impairment write downs of RMB 136 and RMB 4,359 on these equipment in 1998 and 1999, respectively. Such amount of loss is measured by the amount by which the carrying amounts of the individual TACS network assets exceed their fair value determined based on the discounted net cash flow expected to be generated by each TACS network. Additionally, the Company has written-off RMB 908 of certain TACS network equipment which had removed from service at December 31, 1999.

  INCOME TAX

     The Company is subject to Hong Kong profits tax at 16% for the years ended December 31, 1998 and 1999 and each of the six months ended June 30, 1999 and 2000.

     The Group's PRC subsidiaries are subject to the statutory income tax rate of 33%, except Hainan Mobile, which is assessed at a tax rate of 15%.

     The components of income tax expense are as follows:

                                                                           SIX MONTHS
                                                       YEAR ENDED             ENDED
                                                      DECEMBER 31,          JUNE 30,
                                                  ---------------------   -------------
                                                  1997    1998    1999    1999    2000
                                                  ----    ----    ----    ----    ----
                                                   RMB     RMB     RMB     RMB     RMB
Current.........................................  1,113   2,770   4,134   2,326   3,650
Deferred........................................    303     492    (886)    134    (118)
                                                  -----   -----   -----   -----   -----
                                                  1,416   3,262   3,248   2,460   3,532
                                                  =====   =====   =====   =====   =====

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

29 ADDITIONAL INFORMATION REQUIRED BY US GAAP (CONTINUED)
     The provision for income tax differs from the amount computed by applying the PRC statutory income tax rate of 33% to profit before tax for the following reasons:

                                                                          SIX MONTHS
                                                     YEAR ENDED              ENDED
                                                    DECEMBER 31,           JUNE 30,
                                               ----------------------    -------------
                                                1997    1998    1999     1999    2000
                                                ----    ----    ----     ----    ----
                                                RMB      RMB     RMB      RMB     RMB
Expected PRC taxation at statutory tax
  rates......................................   3,158   4,471   3,789    2,655   3,858
Non-taxable items
   -- Connection fee.........................  (1,574)   (537)   (107)     (99)     (1)
   -- Surcharge..............................    (375)   (337)   (168)     (69)     --
   -- Interest income........................     (86)   (225)    (66)     (30)    (30)
Non-deductible expenses......................     341     152     191       80     141
Rate differential on PRC operations..........      --      --    (385)      --    (354)
Rate differential on Hong Kong operations....     (81)   (233)    (46)     (26)     17
Reversal of deferred taxation due to change
  of income tax rate.........................      --      --      84       --      --
Others.......................................      33     (29)    (44)     (51)    (99)
                                               ------   -----   -----    -----   -----
Income tax...................................   1,416   3,262   3,248    2,460   3,532
                                               ======   =====   =====    =====   =====

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below.

                                                        DECEMBER 31,       JUNE 30,
                                                        -------------    -------------
                                                        1998    1999     1999    2000
                                                        ----    ----     ----    ----
                                                         RMB     RMB      RMB     RMB
Deferred tax assets:
  Provision for obsolete inventories..................     34      51       36      14
  Provision for doubtful accounts.....................    514     402      609     572
  Revaluation of fixed assets.........................  1,518   2,488    1,574   2,123
  Amortization of deferred items......................     82     370       82     717
                                                        -----   -----    -----   -----
Gross deferred tax assets.............................  2,148   3,311    2,301   3,426
Deferred tax liabilities:
  Capitalized interest................................    (97)    (90)     (99)    (88)
  Fixed assets basis difference.......................   (669)     --       --      --
                                                        -----   -----    -----   -----
Net deferred tax assets...............................  1,382   3,221    2,202   3,338
                                                        =====   =====    =====   =====

  ACCOUNTS RECEIVABLE

                                                 DECEMBER 31,          JUNE 30,
                                               ----------------    ----------------
                                                1998      1999      1999      2000
                                                ----      ----      ----      ----
                                                RMB       RMB       RMB       RMB
Accounts receivable........................     4,899     6,313     6,089     7,461
Less: Allowance for doubtful accounts......    (1,599)   (1,356)   (1,913)   (1,935)
                                               ------    ------    ------    ------
                                                3,300     4,957     4,176     5,526
                                               ======    ======    ======    ======

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

29 ADDITIONAL INFORMATION REQUIRED BY US GAAP (CONTINUED)
     Allowance for doubtful accounts for the years is analyzed as follows:

                                                               RMB
                                                               ---
At January 1, 1997..........................................     472
Provision for the year......................................     767
Written-off.................................................      (6)
                                                              ------
At December 31, 1997........................................   1,233
Provision for the year......................................     978
Written-off.................................................    (612)
                                                              ------
At December 31, 1998........................................   1,599
Provision for the year......................................   1,102
Written-off.................................................  (1,345)
                                                              ------
At December 31, 1999........................................   1,356
                                                              ======

     Allowance for doubtful accounts for the six months periods is analyzed as follows:

                                                               RMB
                                                               ---
At January 1, 1999..........................................  1,599
Provision for the period....................................    372
Written-off.................................................    (58)
                                                              -----
At June 30, 1999............................................  1,913
                                                              =====
At January 1, 2000..........................................  1,356
Provision for the period....................................    647
Written-off.................................................    (68)
                                                              -----
At June 30, 2000............................................  1,935
                                                              =====

  FIXED ASSETS

                                              DECEMBER 31,            JUNE 30,
                                           ------------------    ------------------
                                            1998       1999       1999       2000
                                            ----       ----       ----       ----
                                             RMB        RMB        RMB        RMB
Land use rights and buildings..........      1,851      2,810      1,816      3,046
Telecommunication transceivers,
  switching centers and other network
  equipment............................     48,479     48,605     50,644     53,851
Office equipment, furniture and
  fixtures and others..................      1,133      1,844      1,204      2,200
                                           -------    -------    -------    -------
                                            51,463     53,259     53,664     59,097
Less: accumulated depreciation.........    (11,533)   (11,641)   (11,520)   (15,658)
                                           -------    -------    -------    -------
                                            39,930     41,618     42,144     43,439
                                           =======    =======    =======    =======

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

29 ADDITIONAL INFORMATION REQUIRED BY US GAAP (CONTINUED)
  DEFERRED REVENUE AND OTHER ITEMS

                                                   DECEMBER 31,        JUNE 30,
                                                  --------------    ---------------
                                                  1998     1999     1999      2000
                                                  ----     ----     ----      ----
                                                   RMB      RMB      RMB      RMB
Balance at beginning of year/period...........    1,353    1,757    1,757     2,706
Addition during the year/period...............      689    1,533       39     2,432
Recognized in the condensed consolidated
  statements of income........................     (285)    (584)    (156)   (1,181)
                                                  -----    -----    -----    ------
Balance at end of year/period.................    1,757    2,706    1,640     3,957
                                                  =====    =====    =====    ======

     Deferred revenue comprises:

      (i) the unamortized portion of proceeds received by Guangdong Mobile from certain distributors of telecommunications services which are amortized over a period of seven years;

      (ii) the unamortized portion of connection fees and telephone number selection fees received in excess of direct costs which are recognized over the estimated subscriber usage period for the related services;

     (iii) the prepaid services fee received from subscribers which is recognized as income when the cellular telephone services are rendered upon actual usage by subscribers; and

     (iv) the unamortized portion of net savings attributable to the Group as a result of the provincial interconnection, roaming and leased line agreements.

  STOCK OPTION PLAN

     Details of the Company's stock option plan and options granted under the plan are contained in Note 21. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants: no dividend yield for all years; expected volatility of 66.0 percent, 75.0 percent and 90.0 percent for the share option granted during 1998, 1999 and 2000 respectively; risk-free interest rate of 9.5 percent; and expected life of 8 years. The per share fair value of stock options granted during 1998 and 1999 were HK$10.85 and HK$31.48 on the date of grant, respectively. The per share fair value of stock options granted during 2000 was HK$48.92 on the date of grant.

     The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations, in accounting for its plan. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. The compensation cost that has been charged against income for US GAAP for the Company's stock option plan was RMB 32 for 1998, RMB 22 for 1999 and RMB 28 for 2000. Had compensation cost for

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

29 ADDITIONAL INFORMATION REQUIRED BY US GAAP (CONTINUED) the Company's stock option plan been determined based on the fair value at the grant date for it stock options under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", the Company's net profit and net profit per share would have been reduced to the pro forma amounts indicated below:

                                                                                 SIX MONTHS ENDED
                                                                               --------------------
                                                                               JUNE 30,    JUNE 30,
                                                             1998     1999       1999        2000
                                                             ----     ----     --------    --------
                                                             RMB       RMB       RMB         RMB
Net profit                             As reported          10,285    8,234     5,584       8,158
                                       Pro forma            10,178    8,113     5,584       8,058
Basic net profit per share             As reported            0.79     0.63      0.43        0.60
                                       Pro forma              0.78     0.62      0.43        0.59
Diluted net profit per share           As reported            0.79     0.63      0.43        0.60
                                       Pro forma              0.78     0.62      0.43        0.59

  NET PROFIT PER SHARE

     The following is a reconciliation of the numerators and denominators of the basic and diluted net profit per share computations prepared under US GAAP.

                                  FOR THE YEAR ENDED                        FOR THE YEAR ENDED
                                   DECEMBER 31, 1998                         DECEMBER 31, 1999
                        ---------------------------------------   ---------------------------------------
                          INCOME         SHARES       PER SHARE     INCOME         SHARES       PER SHARE
                        (NUMERATOR)   (DENOMINATOR)    AMOUNT     (NUMERATOR)   (DENOMINATOR)    AMOUNT
                        -----------   -------------   ---------   -----------   -------------   ---------
                                     (IN MILLIONS)                             (IN MILLIONS)
Basic net profit per
 share................    10,285         13,054         0.79         8,234         13,165         0.63
                                                        ====                                      ====
Effect of dilutive
 Securities
Stock options.........                        2                                         3
                                         ------                                    ------
Diluted net profit per
 share................    10,285         13,056         0.79         8,234         13,168         0.63
                          ======         ======         ====         =====         ======         ====

                               FOR THE SIX MONTHS ENDED                  FOR THE SIX MONTHS ENDED
                                     JUNE 30, 1999                             JUNE 30, 2000
                        ---------------------------------------   ---------------------------------------
                          INCOME         SHARES       PER SHARE     INCOME         SHARES       PER SHARE
                        (NUMERATOR)   (DENOMINATOR)    AMOUNT     (NUMERATOR)   (DENOMINATOR)    AMOUNT
                        -----------   -------------   ---------   -----------   -------------   ---------
                                     (IN MILLIONS)                             (IN MILLIONS)
Basic net profit per
 share................     5,584         13,056         0.43         8,158         13,706         0.60
                                                        ====                                      ====
Effect of dilutive
 Securities
Stock options.........                        3                                        10
                                         ------                                    ------
Diluted net profit per
 share................     5,584         13,059         0.43         8,158         13,716         0.60
                           =====         ======         ====         =====         ======         ====

  FAIR VALUE

     Financial assets of the Group include cash and cash equivalents, accounts receivable, other receivables and due from related parties. Financial liabilities of the Group include accounts payable, bank and other loans, other payables and due to related parties. It is not practicable to estimate the fair value of the amounts due from and due to related parties without incurring excessive cost.

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

29 ADDITIONAL INFORMATION REQUIRED BY US GAAP (CONTINUED)
     The following table presents the carrying amounts and fair values of the Group's bank and other loans as of December 31, 1998 and 1999:

                                                DECEMBER 31, 1998       DECEMBER 31, 1999
                                                ------------------     -------------------
                                                CARRYING     FAIR      CARRYING      FAIR
                                                 AMOUNT      VALUE      AMOUNT      VALUE
                                                --------     -----     --------     -----
                                                  RMB         RMB        RMB         RMB
Fixed rate bank and other loans............      6,303       6,134       6,330       6,364
Variable rate bank and other loans.........      2,716       2,716         247         247
Fixed rate notes...........................         --          --       4,952       4,965
                                                 -----       -----      ------      ------
         Total bank and other loans........      9,019       8,850      11,529      11,576
                                                 =====       =====      ======      ======

     The following table presents the carrying amounts and fair values of the Group's bank and other loans as of June 30, 1999 and 2000:

                                                       JUNE 30, 1999        JUNE 30, 2000
                                                     -----------------    -----------------
                                                     CARRYING    FAIR     CARRYING    FAIR
                                                      AMOUNT     VALUE     AMOUNT     VALUE
                                                     --------    -----    --------    -----
                                                       RMB        RMB       RMB        RMB
Fixed rate bank and other loans..................     7,248      7,111     3,111      3,159
Variable rate bank and other loans...............     2,585      2,585     1,486      1,486
Fixed rate notes.................................        --         --     4,957      4,984
                                                      -----      -----     -----      -----
         Total bank and other loans..............     9,833      9,696     9,554      9,629
                                                      =====      =====     =====      =====

     The fair values of all other financial instruments approximate their carrying amounts due to the nature or short maturity of these instruments.

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

29 ADDITIONAL INFORMATION REQUIRED BY US GAAP (CONTINUED)
  RELATED PARTY TRANSACTIONS

                                                                           SIX MONTHS
                                                       YEAR ENDED             ENDED
                                                      DECEMBER 31,          JUNE 30,
                                                  ---------------------   -------------
                                                  1997    1998    1999    1999    2000
                                                  ----    ----    ----    ----    ----
                                                   RMB     RMB     RMB     RMB     RMB
Interconnection revenue.........................     38     868   1,474     496   1,170
Interconnection charges.........................    774   4,301   6,176   2,727   3,539
Leased line charges.............................  4,518   5,165   4,690   2,561   2,543
Roaming revenue.................................    750   1,379   1,771     799   1,249
Roaming expenses................................    815   1,210   1,506     699     816
Spectrum fees...................................     25      17      14       6       6
Operating lease charges.........................    222     352     385     194     186
Sales commission................................    176     308     412     298     301
Debt collection service fees....................     60     170     170     120     109
Billing service fees............................      1       2       9       2      --
Roaming billing processing fees.................     --      --      --      --     109
Equipment maintenance service fees..............     --      --      --       2       1
Rental charges of synchronized clock parts......     --      --       3      --       3
Purchase of mobile phones and equipment.........  2,529      24      --       1      --
Interest paid/payable...........................    106      84      18      18      --
Interest received...............................      3      --      --      --      --
Capital contributions...........................  5,521     207      --     351      --
Distributions...................................  4,213   1,528      --   1,336      --

     Descriptions of the nature of the related party transactions are set forth in Note 24.

  SEGMENT REPORTING

     Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information", established standards for reporting information about operating segments in financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.

     The Company's operating segments are comprised of its cellular businesses operated within the Guangdong, Zhejiang, Jiangsu, Fujian, Henan and Hainan provinces of the PRC. The operating segments are managed separately because each operating segment represents a strategic business unit that serves different markets. All operating segments provide cellular services to individual customers within their geographic market. The Company's operating segments have been aggregated into a single operating segment as they are expected to exhibit similar future economic characteristics.

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

29 ADDITIONAL INFORMATION REQUIRED BY US GAAP (CONTINUED)
  BUSINESS RISKS

     The Group conducts its principal operations in the PRC and accordingly is subject to special considerations and significant risks not typically associated with investments in equity securities of United States and Western European companies. These include risks associated with, among others, the political, economic and legal environment, extensive government regulations and competition in the cellular telephone industry (see Note 24).

  NEW TELECOMMUNICATIONS LAW

     In order to provide a uniform regulatory framework for the telecommunications industry in the PRC, the MII, pursuant to the direction of the PRC State Council, is currently preparing a draft of the Telecommunications Law of the PRC (the "Telecommunications Law"). The draft law, when formulated, will be submitted to the National People's Congress for review and adoption. It is unclear if and when the Telecommunications Law will be adopted, and the nature and scope of regulation envisaged by the Telecommunications Law are not fully known. There can be no assurance that the Telecommunications Law, if adopted, would not have a material adverse effect on the Group's business, financial condition and results of operations.

  AMOUNT OF SPECTRUM AVAILABILITY

     The Group's cellular system's subscriber capacity is limited by the amount of spectrum available for use by the system. The former State Radio Regulatory Commission, now a department within the MII is responsible for the overall allocation of radio frequency spectrum in the PRC. There can be no assurance that the Group would be granted additional spectrum when and if required, and any resulting levels of system congestion could result in subscriber dissatisfaction, decreased system usage by subscribers and increased churn rate.

  DEPENDENCE ON THE PSTN AND INTERCONNECTION ARRANGEMENT

     The Group's cellular services depend in large part upon access to the fixed line network. Limitations on the fixed line network would lower local, long-distance and international call completion rates for the Group's subscribers. There can be no assurance that increasing usage of the network would not result in additional strain on the fixed line network switching capacity, or that the existing quality of the fixed line network will remain adequate.

     In addition, the Group's operating revenues and expenses are affected by the terms of its interconnection arrangements. A material increase in interconnection charges payable by the Group could have a material adverse effect on the Group's results of operations. There can be no assurance that the commercial terms of future interconnection arrangements will be acceptable to the Group.

                        CHINA MOBILE (HONG KONG) LIMITED

                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

29 ADDITIONAL INFORMATION REQUIRED BY US GAAP (CONTINUED)
  SELF INSURANCE RISK

     The Group does not maintain any insurance policies to cover its assets.

  INTEREST RATE RISK

     The interest rates and terms of repayment of the bank and other loans payable of the Group are disclosed in Note 16.

  FOREIGN CURRENCY RISK

     The Group has foreign currency risk as certain loans and cash and cash equivalents are denominated in foreign currencies, principally US dollars and Hong Kong dollars. Depreciation or appreciation of the Renminbi against foreign currencies affects the Group's results of operations.

  CREDIT RISK

     Substantially all of the Group's cash and cash equivalents are deposited with Hong Kong and PRC financial institutions. The accounts receivable of the Group are spread among a number of customers.

30 SUBSEQUENT EVENT

     On October 4, 2000 the Company entered into a conditional sale and purchase agreement with China Mobile Hong Kong (BVI) Limited in relation to the acquisition of the cellular telephone operations in Beijing, Shanghai, Tianjin, Hebei, Liaoning, Shandong and Guangxi of the PRC.

31 COMPARATIVE FIGURES

     The presentation and classification of items in the accounts have been changed due to adoption of the requirement of HKSSAP 1 (revised) "Presentation of financial statements". As a result, additional line items have been included on the face of the consolidated statements of income and the balance sheet as required by HKSSAP 1 (revised). Comparative figures have been reclassified to conform with the current year's presentation.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors

China Mobile (Hong Kong) Limited:

     We have audited the accompanying combined balance sheets of Beijing Mobile Communication Company Limited ("Beijing Mobile"), Shanghai Mobile Communication Company Limited ("Shanghai Mobile"), Tianjin Mobile Communication Company Limited ("Tianjin Mobile"), Hebei Mobile Communication Company Limited ("Hebei Mobile"), Liaoning Mobile Communication Company Limited ("Liaoning Mobile"), Shandong Mobile Communication Company Limited ("Shandong Mobile") and Guangxi Mobile Communication Company Limited ("Guangxi Mobile")(the "Target") as of December 31, 1998 and 1999 and June 30, 2000 and the related combined statements of income, recognized gains and losses, owner's equity and cash flows for each of the years in the three-year period ended December 31, 1999, and the six months ended June 30, 2000 all expressed in Renminbi. These combined financial statements are the responsibility of the management of the Target. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States of America and Hong Kong. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 21 to the combined financial statements, the Target's operations of cellular telecommunication business in the People's Republic of China ("PRC") are subject to extensive regulation and supervision by the PRC government. In connection with the restructuring of cellular telecommunication business in the PRC (as discussed in Note 1 to the combined financial statements), the Target received certain directives from the PRC regulatory authorities and entered into certain arrangements with effect from April 1, 1999 and June 30, 2000, the effects of which have been presented prospectively in the combined financial statements.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Target as of December 31, 1998 and 1999 and June 30, 2000 and the combined results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 and the six months ended June 30, 2000 in conformity with accounting principles generally accepted in Hong Kong.

     Accounting principles generally accepted in Hong Kong vary in certain material respects from accounting principles generally accepted in the United States of America. Application of accounting principles generally accepted in the United States of America would have affected results of operations for each of the years in the three-year period ended December 31, 1999 and the six months ended June 30, 2000 and owner's equity as of December 31, 1998 and 1999 and June 30, 2000 to the extent summarized in Note 23 to the combined financial statements.

     The accompanying combined financial statements as of and for the year ended December 31, 1999 and the six months ended June 30, 2000 have been translated into United States dollars solely for the convenience of the reader. We have audited the translation, and in our opinion, the combined financial statements expressed in Renminbi have been translated into United States dollars on the basis set forth in Note 1 to the combined financial statements.

KPMG

Hong Kong

October 4, 2000

BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE, LIAONING MOBILE,
                       SHANDONG MOBILE AND GUANGXI MOBILE

                         COMBINED STATEMENTS OF INCOME
                             (AMOUNTS IN MILLIONS)

                                               YEAR ENDED DECEMBER 31,                SIX MONTHS ENDED JUNE 30,
                                         -----------------------------------   ---------------------------------------
                                  NOTE    1997     1998      1999      1999       1999          2000          2000
                                  ----    ----     ----      ----      ----       ----          ----          ----
                                                                                   RMB
                                          RMB       RMB       RMB      US$     (UNAUDITED)       RMB           US$
OPERATING REVENUE
Usage fees......................          6,815    11,278    16,285    1,967      7,224        10,218         1,234
Monthly fees....................          1,609     3,051     4,564      551      2,066         2,780           336
Connection fees.................          3,277     2,793     2,113      255      1,139           548            66
Other operating revenue.........          1,276     1,737     3,422      414      1,398         2,160           261
                                         ------   -------   -------   ------     ------        ------        ------
TOTAL OPERATING REVENUE.........    3    12,977    18,859    26,384    3,187     11,827        15,706         1,897
                                         ------   -------   -------   ------     ------        ------        ------
OPERATING EXPENSES
Leased lines....................         (2,191)   (3,763)   (3,309)    (400)    (1,801)       (1,532)         (185)
Interconnection.................         (1,850)   (2,753)   (4,867)    (588)    (2,082)       (2,749)         (332)
Depreciation....................         (1,822)   (3,073)   (4,793)    (579)    (2,166)       (2,652)         (320)
Personnel.......................           (276)     (415)     (546)     (66)      (232)         (326)          (39)
Other operating expenses........         (2,054)   (3,404)   (4,349)    (525)    (1,902)       (2,697)         (326)
                                         ------   -------   -------   ------     ------        ------        ------
TOTAL OPERATING EXPENSES........    4    (8,193)  (13,408)  (17,864)  (2,158)    (8,183)       (9,956)       (1,202)
                                         ------   -------   -------   ------     ------        ------        ------
OPERATING PROFIT................          4,784     5,451     8,520    1,029      3,644         5,750           695
WRITE-DOWN AND WRITE-OFF OF TACS
  NETWORK EQUIPMENT.............    5        --        --    (4,508)    (545)        --            --            --
OTHER INCOME/(EXPENSES).........    6       (86)     (115)        9        1         (6)           50             6
NON-OPERATING INCOME, NET.......    7        77        68       123       15         57            52             6
FINANCE COSTS...................   15      (123)     (181)     (638)     (77)      (241)         (396)          (48)
                                         ------   -------   -------   ------     ------        ------        ------
PROFIT BEFORE TAX...............          4,652     5,223     3,506      423      3,454         5,456           659
INCOME TAX......................    8      (316)     (640)     (824)    (100)      (595)       (1,002)         (121)
                                         ------   -------   -------   ------     ------        ------        ------
NET PROFIT......................          4,336     4,583     2,682      323      2,859         4,454           538
                                         ======   =======   =======   ======     ======        ======        ======

            See accompanying notes to combined financial statements.

BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE, LIAONING MOBILE,
                       SHANDONG MOBILE AND GUANGXI MOBILE

               COMBINED STATEMENTS OF RECOGNIZED GAINS AND LOSSES
                             (AMOUNTS IN MILLIONS)

                                                                           SIX MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,                     JUNE 30,
                                 ----------------------------   ---------------------------------------
                                 1997    1998    1999    1999      1999          2000          2000
                                 ----    ----    ----    ----      ----          ----          ----
                                                                    RMB
                                  RMB     RMB     RMB    US$    (UNAUDITED)       RMB           US$
Net profit for the
  year/period..................  4,336   4,583   2,682   323       2,859         4,454           538
Revaluation surplus............     --      --      --    --          --         4,823           582
Capital reserve arising on
  acquisition of a
  subsidiary...................     --      --      --    --          --            29             4
                                 -----   -----   -----   ---       -----         -----         -----
                                 4,336   4,583   2,682   323       2,859         9,306         1,124
                                 =====   =====   =====   ===       =====         =====         =====

            See accompanying notes to combined financial statements.

BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE, LIAONING MOBILE,
                       SHANDONG MOBILE AND GUANGXI MOBILE
                            COMBINED BALANCE SHEETS
                             (AMOUNTS IN MILLIONS)

                                                 DECEMBER 31,                 JUNE 30,
                                            -----------------------   -------------------------
                                     NOTE    1998     1999    1999       2000          2000
                                     ----    ----     ----    ----       ----          ----
                                             RMB      RMB      US$        RMB           US$
ASSETS
Current assets
  Cash and cash equivalents........            557    4,641     561      6,467           781
  Deposits with banks..............             --       25       3         75             9
  Accounts receivable..............    9     2,267    2,685     325      2,823           341
  Other receivables................            338      406      49        354            43
  Inventories......................            305      152      18        143            17
  Prepaid expenses and other
     current assets................            288      451      54        519            63
  Amounts due from ultimate holding
     company.......................   10         7      450      55         --            --
  Amounts due from related
     parties.......................   11       315    1,302     157         --            --
  Amounts due from China
     Telecommunications
     Corporation...................   11        --       --      --        783            94
                                            ------   ------   -----     ------         -----
          Total current assets.....          4,077   10,112   1,222     11,164         1,348
Fixed assets.......................   12    24,069   29,999   3,624     37,252         4,500
Construction in progress...........          7,570    5,060     611      4,856           587
Investment securities..............   13        51       88      10         35             4
Deferred tax assets................   14        24      452      55        451            55
                                            ------   ------   -----     ------         -----
TOTAL ASSETS.......................         35,791   45,711   5,522     53,758         6,494
                                            ======   ======   =====     ======         =====
LIABILITIES AND OWNER'S EQUITY
Current liabilities
  Accounts payable.................          2,785    3,272     395      2,788           337
  Bank and other loans.............   15     3,427    4,828     583      3,727           450
  Obligations under capital
     lease -- current portion......   16     1,565    1,685     204      1,613           195
  Amounts due to ultimate holding
     company.......................   10        --       --      --         64             7
  Amounts due to related parties...   11       513    1,947     235         --            --
  Amounts due to China
     Telecommunications
     Corporation...................   11        --       --      --      2,700           326
  Accrued expenses and other
     payables......................   17       998    1,950     236      2,508           303
                                            ------   ------   -----     ------         -----
          Total current
            liabilities............          9,288   13,682   1,653     13,400         1,618
Bank and other loans...............   15     4,354    8,857   1,070      8,850         1,069
Obligations under capital lease --
  long-term portion................   16     3,556    2,142     259      1,937           234
Deferred revenue...................   18        --       --      --        254            31
                                            ------   ------   -----     ------         -----
TOTAL LIABILITIES..................         17,198   24,681   2,982     24,441         2,952
OWNER'S EQUITY.....................         18,593   21,030   2,540     29,317         3,542
                                            ------   ------   -----     ------         -----
TOTAL LIABILITIES AND OWNER'S
  EQUITY...........................         35,791   45,711   5,522     53,758         6,494
                                            ======   ======   =====     ======         =====

            See accompanying notes to combined financial statements.

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

                       COMBINED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN MILLIONS)

                                                                                              SIX MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                        JUNE 30,
                                              ----------------------------------   ---------------------------------------
                                       NOTE    1997     1998     1999      1999       1999          2000          2000
                                       ----    ----     ----     ----      ----       ----          ----          ----
                                                                                       RMB                         US$
                                               RMB      RMB       RMB      US$     (UNAUDITED)       RMB
NET CASH INFLOWS FROM OPERATING
  ACTIVITIES.........................  (a)     5,813    7,810    13,428    1,622      6,245        10,823         1,307
                                              ------   ------   -------   ------     ------        ------         -----
RETURNS ON INVESTMENTS AND SERVICING
  OF FINANCE
Interest received....................             11        9        36        4         13            39             5
Interest paid (including interest of
  capital lease).....................           (230)    (444)     (956)    (115)      (423)         (524)          (63)
Distributions to owner...............           (457)  (1,292)     (849)    (103)      (785)       (1,297)         (157)
                                              ------   ------   -------   ------     ------        ------         -----
NET CASH OUTFLOW FROM RETURNS ON
  INVESTMENTS AND SERVICING OF
  FINANCE............................           (676)  (1,727)   (1,769)    (214)    (1,195)       (1,782)         (215)
                                              ------   ------   -------   ------     ------        ------         -----
TAXATION
PRC income tax paid..................           (329)    (645)     (871)    (105)      (487)         (799)          (97)
                                              ------   ------   -------   ------     ------        ------         -----
TAX PAID.............................           (329)    (645)     (871)    (105)      (487)         (799)          (97)
                                              ------   ------   -------   ------     ------        ------         -----
INVESTING ACTIVITIES
Net inflow of cash and cash
  equivalents in respect of the
  acquisition of a subsidiary........  (d)        --       --        --       --         --             4             1
Capital expenditures.................         (6,346)  (9,868)  (11,385)  (1,375)    (5,180)       (4,580)         (553)
Purchase of investment securities....             (7)      --        --       --         --            --            --
Proceeds from disposal of investment
  securities.........................             --        1        --       --         --            --            --
Proceeds from sale of fixed assets...              1        3         9        1          1            12             1
Increase in deposits with banks......             --       --       (25)      (3)        --           (60)           (7)
Maturity of deposits with banks......             --       --        --       --         --            10             1
                                              ------   ------   -------   ------     ------        ------         -----
NET CASH OUTFLOW FROM INVESTING
  ACTIVITIES.........................         (6,352)  (9,864)  (11,401)  (1,377)    (5,179)       (4,614)         (557)
                                              ------   ------   -------   ------     ------        ------         -----
NET CASH (OUTFLOW)/INFLOW BEFORE
  FINANCING ACTIVITIES...............         (1,544)  (4,426)     (613)     (74)      (616)        3,628           438
                                              ------   ------   -------   ------     ------        ------         -----
FINANCING ACTIVITIES
Repayments of obligation under
  capital lease......................  (b)      (293)    (759)   (1,811)    (219)      (942)         (942)         (114)
Proceeds from bank and other loans...  (b)       392    7,212    10,482    1,266      4,636         1,911           231
Repayments of bank and other loans...  (b)      (985)  (2,082)   (4,578)    (553)    (1,552)       (3,049)         (368)
Proceeds from capital contribution...          2,246      218       604       73      1,251           278            33
                                              ------   ------   -------   ------     ------        ------         -----
NET CASH INFLOW/(OUTFLOW) FROM
  FINANCING ACTIVITIES...............          1,360    4,589     4,697      567      3,393        (1,802)         (218)
                                              ------   ------   -------   ------     ------        ------         -----
(DECREASE)/INCREASE IN CASH AND CASH
  EQUIVALENTS........................           (184)     163     4,084      493      2,777         1,826           220
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR/PERIOD...........            578      394       557       68        557         4,641           561
                                              ------   ------   -------   ------     ------        ------         -----
CASH AND CASH EQUIVALENTS AT END OF
  YEAR/PERIOD........................            394      557     4,641      561      3,334         6,467           781
                                              ======   ======   =======   ======     ======        ======         =====
ANALYSIS OF THE BALANCES OF CASH AND
  CASH EQUIVALENTS...................
Deposits with banks with maturity
  period within three months when
  placed.............................             --       --         4        1         --            --            --
Cash and bank balances...............            394      557     4,637      560      3,334         6,467           781
                                              ------   ------   -------   ------     ------        ------         -----
                                                 394      557     4,641      561      3,334         6,467           781
                                              ======   ======   =======   ======     ======        ======         =====

            See accompanying notes to combined financial statements.

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

                COMBINED STATEMENTS OF CASH FLOWS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

  (A) THE RECONCILIATION OF PROFIT BEFORE TAX TO NET CASH INFLOWS FROM OPERATING ACTIVITIES IS AS FOLLOWS:

                                                                              SIX MONTHS END
                                   YEAR ENDED DECEMBER 31,                       JUNE 30,
                               --------------------------------   ---------------------------------------
                                1997     1998     1999    1999       1999          2000          2000
                                ----     ----     ----    ----       ----          ----          ----
                                                                      RMB
                                RMB      RMB      RMB      US$    (UNAUDITED)       RMB           US$
Profit before tax............   4,652    5,223    3,506     423      3,454         5,456           659
Depreciation of fixed
  assets.....................   1,822    3,073    4,793     579      2,166         2,652           320
Write-down and write-off of
  TACS network equipment.....      --       --    4,508     545         --            --            --
Provision for doubtful
  accounts...................     469    1,021      971     117        556           434            52
Loss on sale of fixed
  assets.....................       1        8       13       2          9            51             6
Interest income..............     (11)      (9)     (36)     (4)       (13)          (39)           (5)
Interest expense.............     123      181      638      77        241           396            48
Unrealized exchange loss,
  net........................      --       --       --      --         --            15             2
Increase in accounts
  receivable.................  (1,096)  (1,707)  (1,389)   (168)      (918)         (572)          (69)
Decrease/(increase) in other
  receivables................     156     (178)     (68)     (8)      (245)          193            23
(Increase)/decrease in
  inventories................     (21)      44      153      18        107             9             1
Increase in prepaid expenses
  and other current assets...     (61)    (186)    (163)    (20)      (110)          (68)           (8)
Decrease/(increase) in
  amounts due from ultimate
  holding company............      10      (16)    (824)   (100)        28           312            38
(Increase)/decrease in
  amounts due from related
  parties....................    (130)     (13)    (987)   (119)      (652)          440            53
Increase/(decrease) in
  accounts payable...........      84       41       21       3          7           (35)           (4)
Increase in amounts due to
  related parties............       2       78    1,398     169      1,032           782            94
(Decrease)/increase in
  accrued expenses and other
  payables...................    (187)     250      894     108        583           543            66
Increase in deferred revenue,
  net........................      --       --       --      --         --           254            31
                               ------   ------   ------   -----      -----        ------         -----
Net cash inflows from
  operating activities.......   5,813    7,810   13,428   1,622      6,245        10,823         1,307
                               ======   ======   ======   =====      =====        ======         =====

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
               LIAONING MOBILE SHANDONG MOBILE AND GUANGXI MOBILE

                COMBINED STATEMENTS OF CASH FLOWS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

  (B) ANALYSIS OF CHANGES IN FINANCING DURING THE YEARS:

                                                           BANK AND      OBLIGATIONS UNDER
                                                          OTHER LOANS      CAPITAL LEASE
                                                          -----------    -----------------
                                                              RMB               RMB
Balance at January 1, 1997..............................     2,453               227
Proceeds from bank and other loans......................       392                --
Inception of capital lease contracts (Note (e)).........        --             2,128
Repayments of bank and other loans......................      (985)               --
Repayments of obligation under capital lease............        --              (293)
Payables for additions of construction in progress......       487                --
                                                            ------            ------
Balance at December 31, 1997............................     2,347             2,062
                                                            ======            ======
Balance at January 1, 1998..............................     2,347             2,062
Proceeds from bank and other loans......................     7,212                --
Inception of capital lease contracts (Note (e)).........        --             3,818
Repayments of bank and other loans......................    (2,082)               --
Repayments of obligation under capital lease............        --              (759)
Payables for additions of construction in progress......       304                --
                                                            ------            ------
Balance at December 31, 1998............................     7,781             5,121
                                                            ======            ======
Balance at January 1, 1999..............................     7,781             5,121
Proceeds from bank and other loans......................    10,482                --
Inception of capital lease contracts (Note (e)).........        --               517
Repayments of bank and other loans......................    (4,578)               --
Repayments of obligation under capital lease............        --            (1,811)
                                                            ------            ------
Balance at December 31, 1999............................    13,685             3,827
                                                            ======            ======

 ANALYSIS OF CHANGES IN FINANCING DURING THE PERIODS:

                                                           BANK AND      OBLIGATIONS UNDER
                                                          OTHER LOANS      CAPITAL LEASE
                                                          -----------    -----------------
                                                              RMB               RMB
Balance at January 1, 1999..............................     7,781             5,121
Proceeds from bank and other loans (unaudited)..........     4,636                --
Inception of capital lease contracts (unaudited) (Note
  (e))..................................................        --               486
Repayments of bank and other loans (unaudited)..........    (1,552)               --
Repayments of obligation under capital lease
  (unaudited)...........................................        --              (942)
                                                            ------            ------
Balance at June 30, 1999................................    10,865             4,665
                                                            ======            ======
Balance at January 1, 2000..............................    13,685             3,827
Acquired on acquisition of a subsidiary.................        15                --
Proceeds from bank and other loans......................     1,911                --
Inception of capital lease contracts(Note (e))..........        --               665
Repayments of bank and other loans......................    (3,049)               --

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
               LIAONING MOBILE SHANDONG MOBILE AND GUANGXI MOBILE

                COMBINED STATEMENTS OF CASH FLOWS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

                                                           BANK AND      OBLIGATIONS UNDER
                                                          OTHER LOANS      CAPITAL LEASE
                                                          -----------    -----------------
                                                              RMB               RMB
Repayments of obligation under capital lease............        --              (942)
Effect of foreign exchange rates........................        15                --
                                                            ------            ------
Balance at June 30, 2000................................    12,577             3,550
                                                            ======            ======

  (c) ACQUISITION OF A SUBSIDIARY

                                                              SIX MONTHS ENDED
                                                               JUNE 30, 2000
                                                              ----------------
                                                                    RMB
NET ASSETS ACQUIRED:
Cash and bank balances......................................          4
Other receivables...........................................         62
Fixed assets................................................         34
Bank and other loans........................................        (15)
Accrued expenses and other payables.........................         (3)
                                                                    ---
                                                                     82
Capital reserve arising on acquisition......................        (29)
Amount previously recognised whilst held as investment
  securities up to the date of acquisition..................        (53)
                                                                    ---
                                                                     --
                                                                    ===
Satisfied by: Cash..........................................        Nil
                                                                    ===

  (d) ANALYSIS OF NET INFLOW OF CASH AND CASH EQUIVALENTS IN RESPECT OF THE ACQUISITION OF A SUBSIDIARY

                                                              SIX MONTHS ENDED
                                                               JUNE 30, 2000
                                                              ----------------
                                                                    RMB
Cash and bank balances acquired.............................          4
                                                                    ===

  (e) SIGNIFICANT NON-CASH TRANSACTIONS:

     The Target incurred payables of RMB 4,181, RMB 7,289 and RMB 3,864 from equipment suppliers for additions of construction in progress during the years ended December 31, 1997, 1998 and 1999 respectively.

     The Target also acquired equipment of RMB 2,128, RMB 3,818 and RMB 517 under capital lease during the years ended December 31, 1997, 1998 and 1999 respectively.

     The Target incurred payables of RMB 2,564 (unaudited) and RMB 3,447 from equipment suppliers for additions of construction in progress during the six months ended June 30, 1999 and 2000 respectively.

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
               LIAONING MOBILE SHANDONG MOBILE AND GUANGXI MOBILE

                COMBINED STATEMENTS OF CASH FLOWS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

     The Target also acquired equipment of RMB 486 (unaudited) and RMB 665 under capital lease during the six months ended June 30, 1999 and 2000, respectively.

     During the six months ended June 30, 2000, balances of amounts due from/to provincial posts and telecommunications administration (the "PTA") and China Telecommunications Corporation ("CTC") were reclassified from amounts due from/to related parties to amounts due from/to CTC (See Note 21).

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

                     COMBINED STATEMENTS OF OWNERS' EQUITY
                             (AMOUNTS IN MILLIONS)

                                              CONTRIBUTED   REVALUATION   CAPITAL
                                                CAPITAL      RESERVES     RESERVE   RETAINED    TOTAL
                                              -----------   -----------   -------   EARNINGS    -----
                                                  RMB           RMB         RMB       RMB        RMB
Owner's equity at January 1, 1997...........     7,686            --        --        1,273      8,959
Contribution from owner.....................     2,246            --        --           --      2,246
Transfer from statement of income...........        --            --        --        4,336      4,336
Distribution to owner.......................        --            --        --         (457)      (457)
                                                ------         -----        --       ------     ------
Owner's equity at December 31, 1997.........     9,932            --        --        5,152     15,084
Contribution from owner.....................       218            --        --           --        218
Transfer from statement of income...........        --            --        --        4,583      4,583
Distribution to owner.......................        --            --        --       (1,292)    (1,292)
                                                ------         -----        --       ------     ------
Owner's equity at December 31, 1998.........    10,150            --        --        8,443     18,593
Contribution from owner.....................       604            --        --           --        604
Transfer from statement of income...........        --            --        --        2,682      2,682
Distribution to owner.......................        --            --        --         (849)      (849)
                                                ------         -----        --       ------     ------
Owner's equity at December 31, 1999.........    10,754            --        --       10,276     21,030
Contribution from owner.....................       278            --        --           --        278
Capital reserve arising on acquisition of a
  subsidiary................................        --            --        29           --         29
Revaluation surplus.........................        --         4,823        --           --      4,823
Transfer from statement of income...........        --            --        --        4,454      4,454
Distribution to owner.......................        --            --        --       (1,297)    (1,297)
                                                ------         -----        --       ------     ------
Owner's equity at June 30, 2000.............    11,032         4,823        29       13,433     29,317
                                                ======         =====        ==       ======     ======

            See accompanying notes to combined financial statements.

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (AMOUNTS IN MILLIONS)

1 ORGANIZATION, PRINCIPAL ACTIVITIES AND BASIS OF PRESENTATION

     China Mobile (Hong Kong) Limited ("China Mobile (HK)") will enter into a conditional sale and purchase agreement ("the Acquisition Agreement") to acquire the entire issue share capital of Beijing Mobile (BVI) Limited ("Beijing Mobile BVI"), Shanghai Mobile (BVI) Limited ("Shanghai Mobile BVI"), Tianjin Mobile
(BVI) Limited ("Tianjin Mobile BVI"), Hebei Mobile (BVI) Limited ("Hebei Mobile BVI"), Liaoning Mobile (BVI) Limited ("Liaoning Mobile BVI"), Shandong Mobile
(BVI) Limited ("Shandong Mobile BVI") and Guangxi Mobile (BVI) Limited ("Guangxi Mobile BVI") from China Mobile Hong Kong (BVI) Limited ("CMBVI"), its immediate holding company, (the "Acquisition"). The Acquisition is subject to the receipt of regulatory and shareholders' approvals. The only assets of each of Beijing Mobile BVI, Shanghai Mobile BVI, Tianjin Mobile BVI, Hebei Mobile BVI, Liaoning Mobile BVI, Shandong Mobile BVI and Guangxi Mobile BVI are their entire ownership interests in the cellular service operations in Beijing, Shanghai and Tianjin municipalities, Hebei, Liaoning and Shandong provinces and Guangxi autonomous regions in the People's Republic of China ("PRC"), respectively. References to the "Target" are to the companies which have been formed to hold the cellular service operations in Beijing, Shanghai, Tianjin, Hebei, Liaoning, Shandong and Guangxi or in respect of references to any time prior to the incorporation of those companies, the cellular telecommunications businesses in Beijing, Shanghai, Tianjin, Hebei, Liaoning, Shandong and Guangxi ultimately acquired by China Mobile (HK) pursuant to the Acquisition.

     The cellular service operations in Beijing, Shanghai, Tianjin, Hebei, Liaoning, Shandong and Guangxi were operated and controlled by the China Mobile Communications Corporation ("China Mobile"), since its formation in July 1999, pursuant to the PRC State Council's approval in February 1999 to restructure the telecommunications industry in the PRC, as a state-owned company to hold the mobile communications assets and operate mobile telecommunications networks nationwide (the "Restructuring").

     Prior to the Restructuring, the cellular networks of the Target in Beijing, Shanghai, Tianjin, Hebei, Liaoning, Shandong and Guangxi were owned and operated directly by Beijing Telecommunications Administration ("TA"), the Shanghai Posts and Telecommunications Administration ("PTA"), the Tianjin PTA, the Hebei PTA, the Liaoning PTA, the Shandong PTA and the Guangxi PTA ("the relevant PTAs") respectively, and ultimately under the control of the Ministry of Information Industry ("MII").

     Prior to the Acquisition, Beijing Mobile Communication Company Limited ("Beijing Mobile"), Shanghai Mobile Communication Company Limited ("Shanghai Mobile"), Tianjin Mobile Communication Company Limited ("Tianjin Mobile"), Hebei Mobile Communication Company Limited ("Hebei Mobile"), Liaoning Mobile Communication Company Limited ("Liaoning Mobile"), Shandong Mobile Communication Company Limited ("Shandong Mobile") and Guangxi Mobile Communication Company Limited

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

1 ORGANIZATION, PRINCIPAL ACTIVITIES AND BASIS OF PRESENTATION (CONTINUED) ("Guangxi Mobile") were incorporated in the PRC on July 26, 2000, August 4, 2000, July 24, 2000, July 31, 2000, August 7, 2000, August 7, 2000 and August 3,
2000, respectively. Through a series of transfers, the equity interests of Beijing Mobile, Shanghai Mobile, Tianjin Mobile, Hebei Mobile, Liaoning Mobile, Shandong Mobile and Guangxi Mobile were then transferred to Beijing Mobile BVI, Shanghai Mobile BVI, Tianjin Mobile BVI, Hebei Mobile BVI, Liaoning Mobile BVI, Shandong Mobile BVI and Guangxi Mobile BVI, companies incorporated with limited liability in the British Virgin Islands, respectively.

     Pursuant to the Acquisition Agreement, China Mobile (HK) will acquire the entire share capital of Beijing Mobile BVI, Shanghai Mobile BVI, Tianjin Mobile BVI, Hebei Mobile BVI, Liaoning Mobile BVI, Shandong Mobile BVI and Guangxi Mobile BVI. Following the acquisition, Beijing Mobile, Shanghai Mobile, Tianjin Mobile, Hebei Mobile, Liaoning Mobile, Shandong Mobile and Guangxi Mobile will become wholly foreign-owned enterprises.

  BASIS OF PREPARATION

     The combined financial statements reflect the combined financial condition, results of operations and cash flows of businesses under common control in a manner similar to a pooling of interests. Accordingly, the combined financial statements have been prepared on the basis of historical costs and as if the business activities of the predecessor operations had been conducted by Beijing Mobile, Shanghai Mobile, Tianjin Mobile, Hebei Mobile, Liaoning Mobile, Shandong Mobile and Guangxi Mobile throughout the relevant periods.

     Prior to the formation of Beijing Mobile, Shanghai Mobile, Tianjin Mobile, Hebei Mobile, Liaoning Mobile, Shandong Mobile and Guangxi Mobile, the operations were financed through operating cash flows and advances from the relevant PTAs or China Mobile. For this reason, the historical financial statements include interest expense on the combined external debt of the PTAs or China Mobile to be assumed upon formation and such debt is reflected as outstanding for all relevant periods. Additionally, the combined financial statements include an allocation of certain previously unallocated general and administrative expenses totalling RMB 441, RMB 660, RMB 154 and RMB 151 (unaudited) and RMB 4 for each of the years ended December 31, 1997, 1998, 1999 and the six months ended June 30, 1999 and 2000, respectively. General and administrative expenses which specific identification method was not practical included primarily rental and other office expenses and were allocated based on floor area and revenue, respectively. For periods prior to the formation, income taxes were calculated as if prepared on a stand-alone basis.

     Management believes that the method of allocation of interest and general and administrative expenses were reasonable and that the combined financial statements include all revenues and costs directly and indirectly attributable to the Target for those

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

1 ORGANIZATION, PRINCIPAL ACTIVITIES AND BASIS OF PRESENTATION (CONTINUED) periods. Additionally, management believes that it is not practicable to estimate what expenses would have been on a stand-alone basis if the Target had operated as an unaffiliated entity as the majority of such expenses incurred were general in nature and were incurred at various locations. However, with effect from April 1, 1999, the Target entered into interconnection, leased line and service agreements with the relevant PTAs that will have a material effect on the results of operations in future periods (see Note 21).

     The financial data and accompanying notes for the six months ended June 30, 1999 are unaudited but reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary to present such information on a basis consistent with that applied to the audited financial statements.

     The combined financial statements have been prepared in accordance with accounting principles generally accepted in Hong Kong ("HK GAAP"). Significant differences between HK GAAP and accounting principles generally accepted in the United States ("US GAAP") are set forth in Note 23.

     The combined financial statements are expressed in Renminbi. Solely for the convenience of the reader, for each of the December 31, 1999 and June 30, 2000 financial statements have been translated into United States dollars at the noon buying rate in New York City on June 30, 2000 for cable transfers in Renminbi as certified for customs purposes by Federal Reserve Bank of New York of US$1.00 = RMB 8.2782. No representation is made that the Renminbi amounts could have been, or could be, converted into United States dollars at the rate or at any other certain rate on December 31, 1999, June 30, 2000 or any other certain date.

2 PRINCIPAL ACCOUNTING POLICIES

  (a) BASIS OF COMBINATION

     The combined financial statements include the accounts of the Target. All significant inter-company balances and transactions have been eliminated.

  (b) CASH AND CASH EQUIVALENTS

     Cash and cash equivalents are short-term, highly liquid investments which are readily convertible into known amounts of cash without notice and which are within three months of maturity when acquired. For the purposes of the statement of cash flows, cash equivalents would also include advances from banks repayable within three months from the date of the advance. None of the Target's cash and cash equivalents is restricted as to withdrawal.

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

2 PRINCIPAL ACCOUNTING POLICIES (CONTINUED)
  (c) INVESTMENT SECURITIES

     Investments held on a continuing basis for an identified long-term purpose are classified as "investment securities". Investment securities are stated in the combined balance sheet at cost less any provisions for diminution in value.

  (d) FIXED ASSETS AND DEPRECIATION

     (i) Fixed assets are stated at cost/revalued amount less accumulated depreciation. The circumstances and basis under which the revalued amount is arrived at are set out in details in Note 12.

     (ii) The cost of fixed assets comprises the purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Expenditures incurred after the fixed asset has been put into operation, such as repairs and maintenance and overhaul costs, are normally charged to the combined statements of income in the period in which it is incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the fixed asset, the expenditure is capitalized as an additional cost of the fixed asset.

     (iii) Gains or losses arising from the retirement or disposal of fixed assets are determined as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized as income or expense in the combined statements of income on the date of retirement or disposal.

     (iv) The carrying amount of fixed assets recorded at depreciated cost is reviewed periodically in order to assess whether the recoverable amount has declined below the carrying amount. When such a decline has occurred, the carrying amount is reduced to the recoverable amount. The amount of the reduction is recognized as an expense in the combined statements of income. In determining the recoverable amount, expected future cash flows generated by the fixed assets are discounted to their present values.

          A subsequent increase in the recoverable amount of an asset carried at depreciated cost is written back to the combined statements of income when the circumstances and events that led to the write-down or write-off cease to exist. The amount written back is reduced by the amount that would have been recognized as depreciation had the write-down or write-off not occurred. No amounts were written back for the years/periods presented.

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

2 PRINCIPAL ACCOUNTING POLICIES (CONTINUED)
     (v) Depreciation is calculated to write off the cost, or revalued amount where appropriate, of fixed assets on a straight-line basis over their estimated useful lives, to residual values, as follows:

                                          DEPRECIABLE LIFE      RESIDUAL VALUE
                                          ----------------      --------------
Land use rights.....................  Over the period of grant              --
Buildings...........................                8-35 years              3%
Telecommunication transceivers,
  switching centers and other
  network equipment.................                   7 years              3%
Office equipment, furniture and
  fixtures and others...............                4-18 years              3%

  (e) LEASED ASSETS

     Where assets are acquired under capital leases, the amounts representing the outright purchase price, which approximate the present value of the minimum lease payments, of such assets are included in fixed assets and the corresponding liabilities, net of finance charges, are recorded as obligations under capital lease. Depreciation is provided at rates which write off the cost of the assets in equal annual amounts over the shorter of the period of the leases or the estimated useful lives of the assets as set out in Note 2(d) above. Finance charges implicit in the lease payments are charged to the combined statements of income over the period of the leases so as to produce an approximately constant periodic rate of charge on the remaining balance of the obligations for each accounting period.

  (f) CONSTRUCTION IN PROGRESS

     Construction in progress is stated at cost. Cost comprises direct costs of construction as well as interest expense and exchange differences capitalized during the periods of construction and installation. Capitalization of these costs ceases and the construction in progress is transferred to fixed assets when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided in respect of construction in progress until it is completed and ready for its intended use.

  (g) INVENTORIES

     Inventories, which consist primarily of handsets, SIM cards and accessories, are stated at the lower of cost and net realizable value. Cost represents purchase cost of goods calculated using the weighted average cost method. Net realizable value is determined by reference to the sales proceeds of items sold in the ordinary course of business after the balance sheet date or to management's estimates based on prevailing market conditions.

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

2 PRINCIPAL ACCOUNTING POLICIES (CONTINUED)
     When inventories are sold, the carrying amount of those inventories is recognized as a deduction of other income due to its insignificance. The amount of any write-down of inventories to net realizable value and all losses of inventories are recognized as an expense in the period the write-down or loss occurs. The amount of any reversal of any write-down of inventories, arising from an increase in net realizable value, is recognized as a reduction in the amount of inventories recognized as an expense in the period in which the reversal occurs. No amounts were written back for the periods presented.

  (h) BORROWING COSTS

     Borrowing costs are expensed in the combined statements of income in the period in which they are incurred, except to the extent that such costs are capitalized as being directly attributable to the acquisition or construction of an asset which necessarily takes a substantial period of time to get ready for its intended use.

  (i) REVENUE RECOGNITION

     Revenue is recognized when it is probable that the economic benefits will accrue to the Target and when the revenue can be measured reliably on the following bases:

     (i)   usage fees are recognized as revenue when the service is rendered;

     (ii) monthly fees are recognized as revenue in the month during which the service is rendered;

     (iii) connection fees are recognized as revenue when received;

     (iv) revenue from prepaid card sales is recognized when the cellular service is rendered;

     (v) interest income is recognized on a time proportion basis on the principal outstanding and at the rate applicable; and

     (vi) sales of handsets and SIM cards are recognized on delivery of goods to the buyer. Such revenue, net of cost of goods sold, is included in other income due to its insignificance.

  (j) ALLOWANCE FOR DOUBTFUL ACCOUNTS

     An allowance for doubtful accounts is provided based upon evaluation of the recoverability of the receivables at the balance sheet date.

  (k) TRANSLATION OF FOREIGN CURRENCIES

     The functional currency of the Target's operations is Renminbi. See Note
22. Foreign currency transactions are recorded at the applicable rates of exchange prevailing on the transaction dates. Monetary assets and liabilities denominated in

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

2 PRINCIPAL ACCOUNTING POLICIES (CONTINUED) currencies other than the functional currency are translated at the exchange rates ruling at the balance sheet date. Exchange differences attributable to the translation of borrowings denominated in currencies other than the functional currency, and used for financing the construction of fixed assets, are included in the cost of the related construction in progress. Exchange differences capitalized to construction in progress are immaterial for the years/periods presented. Other exchange gains and losses are recognized in the combined statements of income.

  (l) DEFERRED TAXATION

     Deferred taxation is provided under the liability method in respect of the tax effect arising from all material timing differences between the accounting and tax treatment of income and expense, which are expected with reasonable probability to crystallize in the foreseeable future. Future deferred tax benefits are not recognized unless their realization is assured beyond reasonable doubt.

  (m) RETIREMENT BENEFITS

     Contributions to retirement schemes are charged to the combined statements of income as and when incurred. See Note 20.

  (n) OPERATING LEASES

     Rental payable under operating lease are accounted for in the combined statements of income on a straight-line basis over the periods of the respective leases.

  (o) RELATED PARTIES

     For the purposes of these accounts, parties are considered to be related to the Target if the Target has the ability, directly or indirectly, to control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Target and the party are subject to common control or common significant influence. Related parties may be individuals or other entities.

  (p) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the periods reported. Actual results could differ from those estimates. Estimates are used when accounting for allowance for doubtful accounts, the length of fixed assets' lives, and write-down and write-off of long-lived assets. Actual results may differ from these estimates.

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

3 OPERATING REVENUE

     The principal activities of the Target are the provision of cellular telephone and related services in Beijing, Shanghai, Tianjin, Hebei, Liaoning, Shandong and Guangxi of the PRC.

     Operating revenue primarily represents usage fees, monthly fees and connection fees for the use of the Target's cellular telephone networks, net of PRC business tax and government surcharges and central irrigation construction levy. Business tax and government surcharges are charged at approximately 3.3% to 3.65% of the corresponding revenue, and central irrigation construction levy was charged at approximately 3% of certain connection and surcharge revenue. Operating revenue is further analyzed as follows:

                                                                           SIX MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,               JUNE 30,
                                        --------------------------    --------------------------
                               NOTE      1997      1998      1999        1999           2000
                               -----     ----      ----      ----        ----           ----
                                                                          RMB
                                         RMB       RMB       RMB      (UNAUDITED)        RMB
BEIJING MOBILE:
Usage fees...................     (i)    1,541     2,634     3,360       1,543          2,077
Monthly fees.................    (ii)      250       476       749         334            488
Connection fees..............   (iii)      660       661       615         319            185
Other operating revenue......    (iv)      465       584       872         385            507
                                        ------    ------    ------      ------         ------
                                         2,916     4,355     5,596       2,581          3,257
                                        ------    ------    ------      ------         ------

SHANGHAI MOBILE:
Usage fees...................     (i)      966     1,487     2,507       1,087          1,756
Monthly fees.................    (ii)      272       483       690         313            478
Connection fees..............   (iii)      664       455       344         165            122
Other operating revenue......    (iv)      209       262       680         277            430
                                        ------    ------    ------      ------         ------
                                         2,111     2,687     4,221       1,842          2,786
                                        ------    ------    ------      ------         ------

TIANJIN MOBILE:
Usage fees...................     (i)      417       691       955         430            587
Monthly fees.................    (ii)      115       195       289         126            190
Connection fees..............   (iii)      148       169       156          78             42
Other operating revenue......    (iv)       89       113       210          79            146
                                        ------    ------    ------      ------         ------
                                           769     1,168     1,610         713            965
                                        ------    ------    ------      ------         ------

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

3 OPERATING REVENUE (CONTINUED)

                                                                           SIX MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,               JUNE 30,
                                        --------------------------    --------------------------
                               NOTE      1997      1998      1999        1999           2000
                               -----     ----      ----      ----        ----           ----
                                                                          RMB
                                         RMB       RMB       RMB      (UNAUDITED)        RMB
HEBEI MOBILE:
Usage fees...................     (i)      815     1,469     2,153         962          1,313
Monthly fees.................    (ii)      197       402       628         290            399
Connection fees..............   (iii)      394       451       450         252             61
Other operating revenue......    (iv)       65       132       486         162            320
                                        ------    ------    ------      ------         ------
                                         1,471     2,454     3,717       1,666          2,093
                                        ------    ------    ------      ------         ------

LIAONING MOBILE:
Usage fees...................     (i)    1,363     2,128     2,872       1,329          1,623
Monthly fees.................    (ii)      293       550       895         406            511
Connection fees..............   (iii)      650       556       281         168             79
Other operating revenue......    (iv)      236       287       480         191            336
                                        ------    ------    ------      ------         ------
                                         2,542     3,521     4,528       2,094          2,549
                                        ------    ------    ------      ------         ------

SHANDONG MOBILE:
Usage fees...................     (i)    1,129     2,059     3,210       1,351          2,069
Monthly fees.................    (ii)      350       707       975         441            497
Connection fees..............   (iii)      529       350       135          91             24
Other operating revenue......    (iv)      164       287       508         230            293
                                        ------    ------    ------      ------         ------
                                         2,172     3,403     4,828       2,113          2,883
                                        ------    ------    ------      ------         ------

GUANGXI MOBILE:
Usage fees...................     (i)      584       810     1,228         522            793
Monthly fees.................    (ii)      132       238       338         156            217
Connection fees..............   (iii)      232       151       132          66             35
Other operating revenue......    (iv)       48        72       186          74            128
                                        ------    ------    ------      ------         ------
                                           996     1,271     1,884         818          1,173
                                        ------    ------    ------      ------         ------
          Total operating
            revenue..........           12,977    18,859    26,384      11,827         15,706
                                        ======    ======    ======      ======         ======

NOTES:

(i) Usage fees represent standard local usage fee for airtime and, where applicable, International Direct Dial ("IDD") and Domestic Direct Dial ("DDD") charges receivable from subscribers for the use of the Target's cellular communication networks and facilities; and fees in respect of roaming out calls. Roaming out calls are those made by the Target's subscribers outside the local service areas. See Note 4(ii).

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

3 OPERATING REVENUE (CONTINUED)
      Prior to April 1, 1999, IDD and certain DDD call charges receivable from subscribers, for which the Target was not entitled to retain any amounts, were not reflected as revenue except for Liaoning Mobile and Beijing Mobile. Pursuant to the interconnection agreements, with effect from April 1, 1999, the Target reflects IDD and DDD calls charges receivable from subscribers and the amounts payable by relevant PTAs to the Target for inbound calls to the Target's subscribers which originate from the public switched fixed line network ("PSTN") and other cellular telephone operators, as revenue. The public switched fixed line network previously operated by the Directorate General of Telecommunications ("DGT") is now operated by CTC, a company established to hold and operate the fixed line telephone and data communication services in the PRC.

(ii) Monthly fees represent fixed amounts charged to subscribers each month for their entitlement to use the Target's cellular telephone and related services.

(iii) Connection fees represent amounts charged to subscribers for the initial connection to the Target's cellular telecommunications network.

(iv) Other operating revenue mainly represents telephone number selection fees, charges for value added services, interconnection revenue and roaming in fees. Roaming in fees are received from China Mobile (previously the MII) in respect of calls made by non-subscribers using the Target's cellular telecommunications networks. All settlements of inter-provincial roaming and corresponding interconnection revenues are made through China Mobile (previously the MII).

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

4 OPERATING EXPENSES

     Operating expenses consist of:

                                               YEAR ENDED              SIX MONTHS ENDED
                                              DECEMBER 31,                 JUNE 30,
                                         -----------------------   -------------------------
                                  NOTE   1997     1998     1999       1999          2000
                                  ----   ----     ----     ----       ----          ----
                                                                       RMB
                                          RMB     RMB      RMB     (UNAUDITED)       RMB
BEIJING MOBILE:
Leased lines....................   (i)     210      411      403        190           212
Interconnection.................  (ii)     992    1,550    1,536        758           761
Depreciation....................  (iii)    232      401      514        244           262
Personnel.......................  (iv)      22       29       38         18            26
Other operating expenses........   (v)     274      629      618        289           375
                                         -----   ------   ------      -----         -----
                                         1,730    3,020    3,109      1,499         1,636
                                         -----   ------   ------      -----         -----
SHANGHAI MOBILE:
Leased lines....................   (i)     318      453      340        159           173
Interconnection.................  (ii)     118      199      948        360           594
Depreciation....................  (iii)    359      563      855        366           404
Personnel.......................  (iv)      45       71      111         50            57
Other operating expenses........   (v)     240      463      638        264           338
                                         -----   ------   ------      -----         -----
                                         1,080    1,749    2,892      1,199         1,566
                                         -----   ------   ------      -----         -----
TIANJIN MOBILE:
Leased lines....................   (i)     124      183      166         93            73
Interconnection.................  (ii)     115      166      308        127           179
Depreciation....................  (iii)     85      199      315        159           152
Personnel.......................  (iv)      28       31       33         15            16
Other operating expenses........   (v)     219      395      399        178           223
                                         -----   ------   ------      -----         -----
                                           571      974    1,221        572           643
                                         -----   ------   ------      -----         -----
HEBEI MOBILE:
Leased lines....................   (i)     309      578      493        254           207
Interconnection.................  (ii)      78      119      589        231           325
Depreciation....................  (iii)    159      283      562        244           377
Personnel.......................  (iv)      50       54       92         38            60
Other operating expenses........   (v)     301      508      770        356           461
                                         -----   ------   ------      -----         -----
                                           897    1,542    2,506      1,123         1,430
                                         -----   ------   ------      -----         -----
LIAONING MOBILE:
Leased lines....................   (i)     414      729      657        373           381
Interconnection.................  (ii)     386      421      575        262           348
Depreciation....................  (iii)    490      680    1,086        514           643
Personnel.......................  (iv)      25       87       92         38            69
Other operating expenses........   (v)     268      271      756        284           488
                                         -----   ------   ------      -----         -----
                                         1,583    2,188    3,166      1,471         1,929
                                         -----   ------   ------      -----         -----

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

4 OPERATING EXPENSES (CONTINUED)

                                               YEAR ENDED              SIX MONTHS ENDED
                                              DECEMBER 31,                 JUNE 30,
                                         -----------------------   -------------------------
                                  NOTE   1997     1998     1999       1999          2000
                                  ----   ----     ----     ----       ----          ----
                                                                       RMB
                                          RMB     RMB      RMB     (UNAUDITED)       RMB
SHANDONG MOBILE:
Leased lines....................   (i)     548      975      886        506           353
Interconnection.................  (ii)     128      239      632        243           365
Depreciation....................  (iii)    307      632      937        404           507
Personnel.......................  (iv)      81      115      137         54            75
Other operating expenses........   (v)     491      789      777        376           541
                                         -----   ------   ------      -----         -----
                                         1,555    2,750    3,369      1,583         1,841
                                         -----   ------   ------      -----         -----
GUANGXI MOBILE:
Leased lines....................   (i)     268      434      364        226           133
Interconnection.................  (ii)      33       59      279        101           177
Depreciation....................  (iii)    190      315      524        235           307
Personnel.......................  (iv)      25       28       43         19            23
Other operating expenses........   (v)     261      349      391        155           271
                                         -----   ------   ------      -----         -----
                                           777    1,185    1,601        736           911
                                         -----   ------   ------      -----         -----
Total operating expenses........         8,193   13,408   17,864      8,183         9,956
                                         =====   ======   ======      =====         =====

NOTES:

(i) Leased line charges represent expenses paid for the use of leased lines between the main switches, base transceiver stations, base station controllers, base stations, and fixed line network connectors. With effect from April 1, 1999, the Target also leased inter-provincial transmission lines between the mobile main switching centers with each of the Target's and China Mobile's mobile switching centers in other provinces in the PRC.

(ii) Interconnection charges represent amounts paid for the use of the fixed line network for facilitating the completion of calls that originate from the Target's cellular telecommunications networks. Prior to April 1, 1999, Interconnection charges payable to the relevant PTAs were not reflected as interconnection charges of the Target except for Beijing Mobile and Liaoning Mobile. Pursuant to the interconnection agreements, Beijing Mobile, Shanghai Mobile, Tianjin Mobile, Hebei Mobile, Liaoning Mobile, Shandong Mobile and Guangxi Mobile recorded the amounts payable to PTAs for calls which interconnect with the fixed line network or other cellular telephone operators as interconnection charges with effect from April 1, 1999. Also included in the amounts are charges in respect of the Target's subscribers roaming outside the service areas of Beijing Mobile, Shanghai Mobile, Tianjin Mobile, Hebei Mobile, Liaoning Mobile, Shandong Mobile and Guangxi Mobile. See Note 3(i).

(iii) Personnel expenses represent staff salaries, bonuses and medical benefits, provision for staff welfare expenses and contributions to the staff retirement scheme.

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

4 OPERATING EXPENSES (CONTINUED)
(iv) Other operating expenses consist of:

                                                                  SIX MONTHS
                                           YEAR ENDED                ENDED
                                          DECEMBER 31,             JUNE 30,
                                      ---------------------   -------------------
                                      1997    1998    1999       1999       2000
                                      ----    ----    ----       ----       ----
                                                                  RMB
                                       RMB     RMB     RMB    (UNAUDITED)    RMB
Selling and promotion...............    302     613   1,381        467      1,007
Maintenance.........................    343     468     498        207        354
Provision for doubtful accounts
  (Note 9)..........................    469   1,021     971        556        434
Operating lease charges.............    212     280     395        176        250
Other expenses (Note (a))...........    728   1,022   1,104        496        652
                                      -----   -----   -----      -----      -----
                                      2,054   3,404   4,349      1,902      2,697
                                      =====   =====   =====      =====      =====

These items are further analyzed as follows:

                                                                          SIX MONTHS
                                                   YEAR ENDED                ENDED
                                                  DECEMBER 31,             JUNE 30,
                                              ---------------------   -------------------
                                              1997    1998    1999       1999       2000
                                              ----    ----    ----       ----       ----
                                                                          RMB
                                               RMB     RMB     RMB    (UNAUDITED)
BEIJING MOBILE:
Selling and promotion.......................     87     157     237        109        134
Maintenance.................................     37      49      57         31         71
Provision for doubtful accounts.............     85     322     165         71         93
Operating lease charges.....................     21      36      58         29         24
Other expenses (Note (a))...................     44      65     101         49         53
                                              -----   -----   -----      -----      -----
                                                274     629     618        289        375
                                              -----   -----   -----      -----      -----
SHANGHAI MOBILE:
Selling and promotion.......................     67     117     211         61        141
Maintenance.................................     17      40      42         20         24
Provision for doubtful accounts.............     30     120     179         94         75
Operating lease charges.....................     41      52      62         29         35
Other expenses (Note (a))...................     85     134     144         60         63
                                              -----   -----   -----      -----      -----
                                                240     463     638        264        338
                                              -----   -----   -----      -----      -----
TIANJIN MOBILE:
Selling and promotion.......................     16      63     119         29         49
Maintenance.................................     11      29      26         12         12
Provision for doubtful accounts.............     38      80      89         62         39
Operating lease charges.....................     77      81      84         42         45
Other expenses (Note (a))...................     77     142      81         33         78
                                              -----   -----   -----      -----      -----
                                                219     395     399        178        223
                                              -----   -----   -----      -----      -----

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

4 OPERATING EXPENSES (CONTINUED)

                                                                          SIX MONTHS
                                                   YEAR ENDED                ENDED
                                                  DECEMBER 31,             JUNE 30,
                                              ---------------------   -------------------
                                              1997    1998    1999       1999       2000
                                              ----    ----    ----       ----       ----
                                                                          RMB
                                               RMB     RMB     RMB    (UNAUDITED)
HEBEI MOBILE:
Selling and promotion.......................     29      56     214         57        235
Maintenance.................................     32      38      60         23         37
Provision for doubtful accounts.............     92     160     178        131         34
Operating lease charges.....................     33      55      79         30         50
Other expenses (Note (a))...................    115     199     239        115        105
                                              -----   -----   -----      -----      -----
                                                301     508     770        356        461
                                              -----   -----   -----      -----      -----
LIAONING MOBILE:
Selling and promotion.......................     14      44     306        101        177
Maintenance.................................     44      25      84         13         72
Provision for doubtful accounts.............     64      65     111         82         80
Operating lease charges.....................     25      35      56         23         30
Other expenses (Note (a))...................    121     102     199         65        129
                                              -----   -----   -----      -----      -----
                                                268     271     756        284        488
                                              -----   -----   -----      -----      -----
SHANDONG MOBILE:
Selling and promotion.......................     63     139     206         89        161
Maintenance.................................    137     183     130         65         76
Provision for doubtful accounts.............    110     215     181         88         86
Operating lease charges.....................     10      16      49         20         60
Other expenses (Note (a))...................    171     236     211        114        158
                                              -----   -----   -----      -----      -----
                                                491     789     777        376        541
                                              -----   -----   -----      -----      -----
GUANGXI MOBILE:
Selling and promotion.......................     26      37      88         21        110
Maintenance.................................     65     104      99         43         62
Provision for doubtful accounts.............     50      59      68         28         27
Operating lease charges.....................      5       5       7          3          6
Other expenses (Note (a))...................    115     144     129         60         66
                                              -----   -----   -----      -----      -----
                                                261     349     391        155        271
                                              -----   -----   -----      -----      -----
                                              2,054   3,404   4,349      1,902      2,697
                                              =====   =====   =====      =====      =====

(a) Other expenses consist of offices expenses, utilities charges, travelling expenses, entertainment expenses, spectrum charges, insurance expenses, consumables and supplies, debt collection fees and other miscellaneous expenses.

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

5 WRITE-DOWN AND WRITE-OFF OF TACS NETWORK EQUIPMENT

                                                                                       SIX MONTHS
                                                                 YEAR ENDED              ENDED
                                                                DECEMBER 31,            JUNE 30,
                                                             -------------------   ------------------
                                                             1997   1998   1999       1999       2000
                                                             ----   ----   ----       ----       ----
                                                                                       RMB
                                                             RMB    RMB     RMB    (UNAUDITED)   RMB
Write-down of TACS network equipment (a)...................  --     --     4,482       --         --
Write-off of TACS network equipment (b)....................  --     --        26       --         --
                                                              --     --    -----        --       ---
                                                             --     --     4,508       --         --
                                                              ==     ==    =====        ==       ===

     TACS represents Total Assess Communication System, a European standard for analog mobile telephone transmissions in the 800 and 900 MHz frequency bands.

     (a) In light of the gradual opening of the telecommunications market in the PRC and the rapid change of digital technology, the Target has reviewed the carrying value of all TACS network and related equipment in 1999. Based on the estimated recoverable value of these assets, a write-down of RMB 4,482 has been made for the year ended December 31, 1999.

     (b) This represents the write-off of certain TACS network equipment which has been removed from service.

6 OTHER INCOME/(EXPENSES)

     Other income/(expenses) primarily consists of gross margin from sales of cellular telephone handsets and SIM cards.

7 NON-OPERATING INCOME, NET

     Non-operating income consists of:

                                                                             SIX MONTHS
                                                        YEAR ENDED             ENDED
                                                       DECEMBER 31,           JUNE 30,
                                                    ------------------   ------------------
                                                    1997   1998   1999      1999       2000
                                                    ----   ----   ----      ----       ----
                                                                             RMB
                                                    RMB    RMB    RMB    (UNAUDITED)   RMB
Interest income...................................   11      9     36        13         39
Exchange loss.....................................   (1)    (1)    (1)       (1)        (1)
Loss on sale of fixed assets......................   (1)    (8)   (13)       (9)       (51)
Penalty income on overdue accounts................   79     79     70        31         56
Others............................................  (11)   (11)    31        23          9
                                                    ---    ---    ---        --        ---
          Total non-operating income..............   77     68    123        57         52
                                                    ===    ===    ===        ==        ===

8 INCOME TAX

     Beijing Mobile, Shanghai Mobile, Tianjin Mobile, Hebei Mobile, Liaoning Mobile, Shandong Mobile and Guangxi Mobile are subject to the statutory income tax rate of

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

8 INCOME TAX (CONTINUED)
33% for each of the years ended December 31, 1997, 1998 and 1999 and for each of the six months ended June 30, 1999 and 2000.

     Income tax in the combined statements of income represents:

                                                                           SIX MONTHS
                                                     YEAR ENDED               ENDED
                                                    DECEMBER 31,            JUNE 30,
                                                 -------------------   -------------------
                                                 1997   1998   1999       1999       2000
                                                 ----   ----   ----       ----       ----
                                                                           RMB
                                                 RMB    RMB     RMB    (UNAUDITED)    RMB
Provision for PRC income tax...................  329    645    1,252       601       1,001
Deferred tax (assets)/liabilities (Note 14)....  (13)    (5)    (428)       (6)          1
                                                 ---    ---    -----       ---       -----
                                                 316    640      824       595       1,002
                                                 ===    ===    =====       ===       =====

     The provision for income tax differs from the amount computed by applying the PRC statutory income tax rate of 33% to profit before tax for the following reasons:

                                                                          SIX MONTHS
                                                   YEAR ENDED                ENDED
                                                  DECEMBER 31,             JUNE 30,
                                             ----------------------   -------------------
                                              1997    1998    1999       1999       2000
                                              ----    ----    ----       ----       ----
                                                                          RMB
                                              RMB      RMB     RMB    (UNAUDITED)    RMB
Expected PRC taxation at statutory tax
  rates....................................   1,535   1,724   1,158      1,140      1,801
Non-taxable items
  -- Connection fees.......................  (1,081)   (922)   (697)      (376)      (181)
  -- Surcharge.............................     (89)   (169)   (262)      (113)      (129)
  -- Others................................      --      --      (6)        --         (1)
Non-deductible expenses....................       3       8      16         11          3
Non-recognition of deferred taxes
  -- Non-recognition of net operating
     losses................................      36      81       7          8         27
  -- Generation of timing difference.......     (84)    (73)    835        (72)      (506)
  -- Reversal of timing difference.........      (4)     (9)   (223)        (1)       (45)
Others.....................................      --      --      (4)        (2)        33
                                             ------   -----   -----      -----      -----
Income tax.................................     316     640     824        595      1,002
                                             ======   =====   =====      =====      =====

     Connection fee revenue and certain surcharge revenue of the Target will be taxable at the income tax rate of 33% when Beijing Mobile, Shanghai Mobile, Tianjin Mobile, Hebei Mobile, Liaoning Mobile, Shandong Mobile and Guangxi Mobile are registered as wholly foreign-owned enterprises.

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

9 ACCOUNTS RECEIVABLE

                                                              DECEMBER 31,     JUNE 30,
                                                             ---------------   --------
                                                              1998     1999      2000
                                                              ----     ----      ----
                                                              RMB      RMB       RMB
Accounts receivable........................................   4,001    4,713     5,146
Less: Allowance for doubtful accounts......................  (1,734)  (2,028)   (2,323)
                                                             ------   ------    ------
                                                              2,267    2,685     2,823
                                                             ======   ======    ======

     Allowance for doubtful accounts is analyzed as follows:

                                                               RMB
                                                               ---
At January 1, 1997..........................................    281
Provision for the year......................................    469
Written-off.................................................    (11)
                                                              -----
At December 31, 1997........................................    739
Provision for the year......................................  1,021
Written-off.................................................    (26)
                                                              -----
At December 31, 1998........................................  1,734
Provision for the year......................................    971
Written-off.................................................   (677)
                                                              -----
At December 31, 1999........................................  2,028
Provision for the period....................................    434
Written-off.................................................   (139)
                                                              -----
At June 30, 2000............................................  2,323
                                                              =====

10 AMOUNTS DUE FROM/TO ULTIMATE HOLDING COMPANY

     Amounts due from ultimate holding company are unsecured, non-interest bearing, repayable on demand and arose in the ordinary course of business. See
Note 21.

11 AMOUNTS DUE FROM/TO RELATED PARTIES AND CTC

     Amounts due from/to related parties and CTC are unsecured, non-interest bearing, repayable on demand and arose in the ordinary course of business. As of June 30, 2000, balances of amounts due from/to CTC were separately disclosed from amounts due from/to related parties. See Note 21.

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

12 FIXED ASSETS

                                                              DECEMBER 31,     JUNE 30,
                                                            ----------------   --------
                                                             1998     1999       2000
                                                             ----     ----       ----
                                                             RMB       RMB       RMB
Land use rights and buildings.............................   1,329     1,914     3,515
Telecommunication transceivers, switching centers and
  other network equipment.................................  28,695    42,742    32,951
Office equipment, furniture and fixtures and others.......     692       956       786
                                                            ------   -------    ------
                                                            30,716    45,612    37,252
Less: Accumulated depreciation............................  (6,647)  (15,613)       --
                                                            ------   -------    ------
                                                            24,069    29,999    37,252
                                                            ======   =======    ======

     All of the Target's buildings are located outside Hong Kong.

     In connection with the Acquisition, the fixed assets of the Target as of June 30, 2000 were valued by China Assets Appraisal Corporation Ltd. ("CAAC") on a depreciated replacement cost basis. The value of fixed assets of the Target has been determined at RMB 37,252. The surplus on revaluation of approximately RMB 4,823 has been incorporated in the financial statements of the Target as of June 30, 2000.

     The Target's land and buildings were also valued separately by Chesterton Petty Limited as of June 30, 2000, independent qualified valuers in Hong Kong. The value of such report has been determined at approximately the same amount as the CAAC report.

     Other than revaluations carried out in compliance with relevant PRC rules and regulations, the Target has no plan to revalue its fixed assets on a regular basis.

     The effect of the above revaluation is to increase annual depreciation charges by approximately RMB 814 for future years commencing in 2001.

     The historical cost net book value of the fixed assets in the Target's financial statements as of June 30, 2000 and the revalued basis of these fixed assets are as follows:

                                                                               REVALUED
                                                              NET BOOK VALUE    AMOUNT
                                                              --------------   --------
                                                                   RMB           RMB
Land use rights and buildings...............................       2,197         3,515
Telecommunication transceivers, switching centers and other
  network equipment.........................................      29,468        32,951
Office equipment, furniture and fixtures and others.........         764           786
                                                                  ------        ------
                                                                  32,429        37,252
                                                                  ======        ======

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

12 FIXED ASSETS (CONTINUED)
     The Target is obligated under certain capital leases for telecommunication transceivers, switching centers and other network equipment. The gross amount of equipment and related accumulated depreciation recorded under capital leases are as follows:

                                                               DECEMBER 31,    JUNE 30,
                                                              --------------   --------
                                                              1998     1999      2000
                                                              ----     ----      ----
                                                               RMB     RMB       RMB
Telecommunication transceivers, switching centers and other
  network equipment.........................................  4,986    8,473    7,507
Less: accumulated depreciation..............................   (521)  (1,469)      --
                                                              -----   ------    -----
                                                              4,465    7,004    7,507
                                                              =====   ======    =====

13 INVESTMENT SECURITIES

                                                              DECEMBER 31,    JUNE 30,
                                                              ------------    --------
                                                              1998    1999      2000
                                                              ----    ----      ----
                                                              RMB     RMB       RMB
Unlisted equity securities in the PRC, at cost..............   51      88        35
                                                               ==      ==        ==

14 DEFERRED TAX ASSETS

     Movements on deferred tax assets comprise:

                                                              DECEMBER 31,    JUNE 30,
                                                              ------------    --------
                                                              1998    1999      2000
                                                              ----    ----      ----
                                                              RMB     RMB       RMB
Balance at beginning of year/period.........................   19      24       452
Transferred from combined statements of income (Note 8).....    5     428        (1)
                                                              ---     ---       ---
Balance at end of year/period...............................   24     452       451
                                                              ===     ===       ===

     Deferred tax assets of the Target provided for are as follows:

                                                              DECEMBER 31,    JUNE 30,
                                                              ------------    --------
                                                              1998    1999      2000
                                                              ----    ----      ----
                                                              RMB     RMB       RMB
Provision for obsolete inventories..........................   24      22        21
Write-down and write-off of TACS network equipment..........   --     430       430
                                                              ---     ---       ---
                                                               24     452       451
                                                              ===     ===       ===

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

14 DEFERRED TAX ASSETS (CONTINUED)
     Deferred tax assets and liabilities not provided for consist of the following components:

                                                            DECEMBER 31,     JUNE 30,
                                                           --------------    --------
                                                           1998     1999       2000
                                                           ----     ----       ----
                                                           RMB      RMB        RMB
Deferred tax assets:
Provision for doubtful accounts..........................   576       675      777
Write-down and write-off of TACS network equipment.......    --     1,049       --
Tax losses carried forward...............................    38        45       --
                                                           ----    ------      ---
                                                            614     1,769      777
Deferred tax liabilities:
Fixed assets basis differences...........................  (802)   (1,338)      --
                                                           ----    ------      ---
Net potential deferred tax (liabilities)/assets..........  (188)      431      777
                                                           ====    ======      ===

     As described in Note 12, in connection with the Acquisition, the fixed assets of Beijing Mobile, Shanghai Mobile, Tianjin Mobile, Hebei Mobile, Liaoning Mobile, Shandong Mobile and Guangxi Mobile have been revalued at June 30, 2000. As a result of such valuation, the fixed assets basis differences that gave rise to the potential deferred tax liabilities were eliminated (RMB 1,809 in total as of June 30, 2000). Additionally, the tax losses carried forward were eliminated (RMB 72 as of June 30, 2000).

15 BANK AND OTHER LOANS

  SHORT-TERM

                                                            DECEMBER 31,     JUNE 30,
                                                           --------------    --------
                                                           1998     1999       2000
                                                           ----     ----       ----
                                                            RMB      RMB       RMB
Bank loans...............................................  2,372    3,769     1,938
Loans from related parties...............................     72       --        --
                                                           -----    -----     -----
                                                           2,444    3,769     1,938
Current portion of long-term bank and other loans........    983    1,059     1,789
                                                           -----    -----     -----
                                                           3,427    4,828     3,727
                                                           =====    =====     =====

     Loans from related parties as of December 31, 1998 bore interest at various rates between 5.85% to 7.62% with maturities in 1999.

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

15 BANK AND OTHER LOANS (CONTINUED)
     As of June 30, 2000, certain short-term loans were guaranteed by the following parties:

                                                              RMB
                                                              ---
Tianjin PTA.................................................   15
Hebei PTA...................................................   93
Liaoning PTA................................................  400
Shandong PTA................................................   13
                                                              ---
                                                              521
                                                              ===

     The Target's borrowings under short-term loans are used primarily to finance construction projects and generally consist of unsecured loans and are repayable in full on respective due dates with interest rates ranging from 5.87% to 12.10% at December 31, 1998, from 5.58% to 12.06% at December 31, 1999 and from 5.56% to 9.00% at June 30, 2000. The Target's weighted average interest rate on short-term loans was 7.28%, 6.34% and 6.05% at December 31, 1998 and 1999 and June 30, 2000, respectively.

  LONG-TERM

                                                                  DECEMBER 31,      JUNE 30,
                                                                 ---------------    --------
                           INTEREST RATE AND FINAL MATURITY      1998      1999       2000
                           --------------------------------      ----      ----       ----
                                                                  RMB      RMB        RMB
RENMINBI DENOMINATED BANK LOANS:
For construction of     Fixed interest rates ranging from 5.88%
  telecommunications      to 11.7% per annum with maturities
  network                 through 2004                           3,394     6,561      6,978
For construction of     Floating interest rates of 5.94% per
  telecommunications      annum as of June 30, 2000 with
  network                 maturities through 2003                  400     2,265      2,515
US DOLLAR DENOMINATED BANK LOANS:
For construction of     Fixed interest rates ranging from 5.25%
  telecommunications      to 9.90% per annum with maturities
  network                 through 2005                             486       412        372
For construction of     Floating interest rates ranging from
  telecommunications      5.94% to LIBOR plus 1.5% per annum as
  network                 of December 31, 1999 with maturities
                          through 2000                             227        99         --
RENMINBI DENOMINATED LOANS FROM RELATED PARTIES:
For construction of     Fixed interest rates ranging from 7.11%
  telecommunications      to 9.36% per annum with maturities
  network                 through 2000                             318         6          6

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

15 BANK AND OTHER LOANS (CONTINUED)

                                                                  DECEMBER 31,      JUNE 30,
                                                                 ---------------    --------
                           INTEREST RATE AND FINAL MATURITY      1998      1999       2000
                           --------------------------------      ----      ----       ----
                                                                  RMB      RMB        RMB
US DOLLAR DENOMINATED OTHER LOANS:
For construction of     Majority at fixed interest rate of
  telecommunications      6.36% per annum as of June 30, 2000
  network                 with maturities through 2000             220        86         43
For construction of     Floating interest rate of LIBOR plus
  telecommunications      1.5% per annum as of June 30, 2000
  network                 with maturities through 2002             265       189        152
RENMINBI DENOMINATED BANK LOANS:
For general purpose     Fixed interest rates ranging from 5.94%
                          to 8.53% per annum with maturities
                          through 2001                              27       298        573
                                                                 -----    ------     ------
Total long-term loans                                            5,337     9,916     10,639
Less: current portion                                             (983)   (1,059)    (1,789)
                                                                 -----    ------     ------
                                                                 4,354     8,857      8,850
                                                                 =====    ======     ======

     At June 30, 2000, LIBOR was approximately 6.65%.

     As of June 30, 2000, certain long-term loans were guaranteed by the following parties:

                                                               RMB
                                                               ---
Beijing TA..................................................    250
Hebei PTA...................................................  1,102
Liaoning PTA................................................  3,186
Shandong PTA................................................    320
                                                              -----
                                                              4,858
                                                              =====

     The aggregate maturities of long-term bank and other loans subsequent to June 30, 2000 are as follows:

                                                               RMB
                                                               ---
2000 -- Subsequent to June 30...............................     819
2001........................................................   2,834
2002........................................................   3,968
2003........................................................   1,695
2004........................................................   1,262
2005........................................................      61
                                                              ------
                                                              10,639
                                                              ======

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

15 BANK AND OTHER LOANS (CONTINUED)
     Interest expense, net of the amounts capitalized, is as follows:

                                                                         SIX MONTHS
                                                                           ENDED
                                                   DECEMBER 31,           JUNE 30,
                                                ------------------   ------------------
                                                1997   1998   1999      1999       2000
                                                ----   ----   ----      ----       ----
                                                                         RMB
                                                RMB    RMB    RMB    (UNAUDITED)   RMB
Interest incurred.............................   192    298    751       322        402
Interest element of capital lease.............    73    140    262       129        108
Interest capitalized..........................  (142)  (257)  (375)     (210)      (114)
                                                ----   ----   ----      ----       ----
Interest expense..............................   123    181    638       241        396
                                                ====   ====   ====      ====       ====

16 OBLIGATIONS UNDER CAPITAL LEASE

     (i) During the relevant period, the Target entered into certain capital lease agreements to finance the purchase of telecommunications equipment. The leases are denominated in United States dollars and Renminbi and the lease term is expiring through 2003. The legal title of the equipment will be transferred to the Target when all outstanding lease payments are paid.

     (ii) The following is a schedule by years of future minimum lease payments under capital lease together with the present value of the net minimum lease payments as of June 30, 2000:

                                                                        RMB
                                                                        ---
         2000 -- Subsequent to June 30...............................     841
         2001........................................................   1,718
         2002........................................................   1,001
         2003........................................................     206
                                                                       ------
                   Total minimum lease payments......................   3,766
         Less: Amount representing interest..........................   (216)
                                                                       ------
         Present value of net minimum lease payments.................   3,550
         Less: Obligations under capital lease -- current portion....  (1,613)
                                                                       ------
                                                                        1,937
                                                                       ======

     (iii) As of June 30, 2000, certain capital lease is guaranteed by the following parties:

                                                                       RMB
                                                                       ---
         Hebei PTA...................................................   59
         Liaoning PTA................................................  308
                                                                       ---
                                                                       367
                                                                       ===

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

17 ACCRUED EXPENSES AND OTHER PAYABLES

                                                            DECEMBER 31,      JUNE 30,
                                                           --------------     --------
                                                           1998     1999        2000
                                                           ----     ----      --------
                                                           RMB       RMB        RMB
Other payables...........................................  815      1,546        2,183
Accrued salaries, wages and benefits.....................  107        280          222
Accrued expenses.........................................   58         66           62
Capital lease interest payable...........................   18         58           41
                                                           ---      -----     --------
                                                           998      1,950        2,508
                                                           ===      =====     ========

18 DEFERRED REVENUE

     Deferred revenue includes the prepaid services fee received from subscribers which is recognized as income when the cellular telephone services are rendered upon actual usage by subscribers.

                                                              DECEMBER 31,    JUNE 30,
                                                              ------------    --------
                                                              1998    1999      2000
                                                              ----    ----    --------
                                                              RMB     RMB       RMB
Additions during the year/period..........................    --      --         540
Recognized in the combined statements of income...........    --      --        (286)
                                                               --      --       ----
Balance at end of year/period.............................    --      --         254
                                                               ==      ==       ====

19 COMMITMENTS AND CONTINGENCIES

(A) OPERATING LEASES

     Future minimum lease payments as of June 30, 2000 under non-cancellable operating leases having initial or remaining lease terms of more than one year are as follows:

                                                               RMB
                                                               ---
2000 -- Subsequent to June 30...............................  1,543
2001........................................................  1,343
2002........................................................    220
2003........................................................    188
2004........................................................    135
2005........................................................     99
Thereafter..................................................    143
                                                              -----
                                                              3,671
                                                              =====

(B) CAPITAL COMMITMENTS

     As of June 30, 2000, the Target had capital commitments as follows:

                                                               RMB
                                                               ---
Authorized and contracted for...............................  4,454
Authorized but not contracted for...........................  3,278
                                                              -----
                                                              7,732
                                                              =====

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

19 COMMITMENTS AND CONTINGENCIES (CONTINUED)
(C) CONTINGENT LIABILITIES

     As of June 30, 2000, guarantees given to banks in respect of banking facilities granted to related parties and third parties were RMB 13 and RMB 378, respectively.

20 EMPLOYEE AND RETIREMENT BENEFITS

     The employees of the Target participate in defined benefit retirement plans managed by the local government authorities whereby the Target is required to contribute to the schemes at fixed rate of the employees' salary costs. The Target has no obligation for the payment of retirement and other post-retirement benefits of staff other than the contributions described above. Expenses incurred by the Target in connection with the retirement scheme were RMB 36, RMB 45 and RMB 63 respectively for three years ended December 31, 1997, 1998 and 1999 and RMB 33 (unaudited) and RMB 36 for the six months ended June 30, 1999 and 2000 respectively.

     Pursuant to PRC regulation, the Target is required to provide staff quarters to eligible employees and their immediate families. The Target has established separate employee housing reform schemes in order to comply with the regulation at the provincial level. Under such schemes, the Target is required to either purchase or build housing which is to be sold or rented to eligible employees. Prior to the Acquisition, housing was provided directly by the relevant PTAs except Liaoning Mobile. The cost of the subsidy incurred by Liaoning Mobile for each of the three years ended December 31, 1999 and the six months ended June 30, 1999 and 2000 were RMB NIL, RMB 40, RMB 21, RMB 8 (unaudited) and RMB 14, respectively. The previous costs incurred by the relevant PTAs for each of the three years ended December 31, 1999 and the six months ended June 30, 1999 and 2000 which have not been charged to the Target are RMB 41, RMB 301, RMB 170, RMB 92 (unaudited) and RMB 84 respectively. Subsequent to June 30, 2000, the housing program previously in place for the Target has been terminated.

21 RELATED PARTY TRANSACTIONS

     The operations of the Target are subject to extensive regulation by the PRC government. The MII, pursuant to the authority delegated to it by the PRC State Council, directly or indirectly regulates licensing, competition, interconnection, technology and equipment standards, and other aspects of the PRC telecommunications industry. The MII, together with other PRC government entities, also regulates tariff policy, foreign investment and spectrum allocation and spectrum usage fees. Specifically, the Target's tariffs are subject to the regulation by various Government authorities, including the State Development Planning Commission ("SDPC"), the MII, the relevant PTAs and the relevant provincial price regulatory authorities. Connection fees charged by the Target are based on a guidance price range set jointly by the MII and SDPC, with each actual fee determined by the Target in consultation with the relevant provincial price regulatory

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

21 RELATED PARTY TRANSACTIONS (CONTINUED) authorities. In general, the Target's base usage charges and domestic roaming usage charges are set by the MII and SDPC. International roaming charges are determined pursuant to agreements formed between the Directorate General of Telecommunications or China Mobile and other cellular operators. In May 2000, the Chinese government substantially completed the restructuring of the telecommunications industry in the PRC. As a result, the MII ceased to have controlling interests in China Mobile and CTC, and no longer exercises control over the telecommunications operations in the PRC, but continues in its capacity as the industry regulator. CTC is a state-owned company established to hold and operate the fixed line telephone and data communications services in the PRC. Accordingly, the MII, the PTAs, CTC or entities under the control of the CTC since its formation are considered to be no longer related parties of the Target and the transactions entered into with these entities are therefore not related party transactions.

     The principal recurring and non-recurring related party transactions, which were entered into by the Target with the MII, the PTAs, CTC or entities under the control of the CTC prior to May 2000 and with China Mobile or its subsidiaries, are as follows:

                                                                            SIX MONTHS
                                                     YEAR ENDED                ENDED
                                                    DECEMBER 31,             JUNE 30,
                                                ---------------------   -------------------
                                        NOTE    1997    1998    1999       1999       2000
                                        ----    ----    ----    ----       ----       ----
                                                                            RMB
                                                 RMB     RMB     RMB    (UNAUDITED)    RMB
RECURRING TRANSACTIONS
Interconnection revenue..............     (i)     318     488   1,003        371        649
Interconnection charges..............    (ii)   1,247   1,781   3,340      1,390      1,521
Leased line charges..................   (iii)   2,191   3,763   3,309      1,801      1,194
Roaming revenue......................    (iv)     703     963   1,625        707        906
Roaming expenses.....................     (v)     603     972   1,527        692        874
Spectrum fees........................    (vi)       8      10      14          7          8
Operating lease charges..............   (vii)      65      95     155         65         76
Sales commission.....................  (viii)      52       2      14          5          6
Debt collection service fees.........  (viii)       4       6      11          4          7
Billing service fees.................  (viii)       5       9      14          6          4
Equipment maintenance service fees...    (ix)      --      --       2          1          3
Rental charges of synchronized clock
  ports..............................     (x)      --      --       2          1          2
Purchase of mobile phones and
  equipment..........................             183     304      --         --         --
Interest paid/payable................    (xi)      --       3       5          2         --
NON-RECURRING TRANSACTIONS
Capital contributions................   (xii)   2,246     218     604      1,251        278
Distributions........................  (xiii)     457   1,292     849        785      1,297

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

21 RELATED PARTY TRANSACTIONS (CONTINUED)
---------------
NOTES:

(i) Interconnection revenue represents the amounts received or receivable from the relevant PTAs or China Mobile in respect of long distance calls made by non-subscribers and from the relevant PTAs in respect of calls which interconnect with the fixed line networks in Beijing, Shanghai, Tianjin, Hebei, Liaoning, Shandong and Guangxi. Prior to April 1, 1999, interconnection charges receivable from the relevant PTAs were not reflected as interconnection revenue by the Target except for Beijing Mobile and Liaoning Mobile. Pursuant to the interconnection agreements, with effect from April 1, 1999, the Target records the amounts receivable from the relevant PTAs for inbound calls which originate from the fixed line network and other cellular telephone operators and terminate on the Target's networks as interconnection revenue.

(ii) Interconnection charges represent the amounts paid or payable to the relevant PTAs or China Mobile in respect of long distance calls made by the Target's subscribers roaming outside their respective registered municipalities, provinces or autonomous region and to the relevant PTAs in respect of calls which interconnect with the fixed line networks or other cellular telephone operators in Beijing, Shanghai, Tianjin, Hebei, Liaoning, Shandong and Guangxi. Prior to April 1, 1999, Interconnection charges payable to the relevant PTAs were not reflected as interconnection charges of the Target except for Beijing Mobile and Liaoning Mobile. Pursuant to the interconnection agreements, with effect from April 1, 1999, the Target records the amounts payable by the Target for outbound calls from the subscribers which terminate on the fixed line network and other cellular telephone operators as interconnection charges.

(iii) Leased line charges represent expenses paid or payable to the relevant PTAs or China Mobile for the use of leased lines between the base transceiver stations, base station controllers, base stations, fixed line network connectors, long distance network connectors and main switches.

(iv) A cellular telephone user using roaming services is charged at the respective roaming usage rate for roaming in calls, in addition to applicable long distance charges. Roaming revenue represents domestic and international roaming in usage charges from non-subscribers received or receivable from the relevant domestic and international cellular telephone operators through China Mobile (previously the MII). With effect from April 1, 1999, all settlements of inter-provincial roaming and corresponding interconnection revenues are made through China Mobile (previously the MII).

(v) A cellular telephone user using roaming services is charged at the respective roaming usage rate for roaming out calls, in addition to applicable long distance charges. Roaming expenses represent the amount of domestic and international roaming out charges received or receivable from subscribers which is to be remitted to the relevant domestic and international cellular telephone operators for their share of the roaming revenue through China Mobile. With effect from April 1, 1999, all settlements of inter-provincial roaming and corresponding interconnection charges are made through China Mobile (previously the MII).

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

21 RELATED PARTY TRANSACTIONS (CONTINUED)
(vi) Spectrum fees represent the spectrum usage fees paid or payable to MII through China Mobile for the usage of the frequency bands allocated to the Target.

(vii) Operating lease charges represent the rental paid or payable to the relevant PTAs for operating leases in respect of land and buildings and others.

(viii) Sales commission represents the amounts paid or payable to the relevant PTAs for their marketing of the cellular services in the relevant provinces/cities.

      Debt collection service fees represent the amounts paid or payable to the relevant PTAs for their provision of debt collection services to the Target.

      Billing service fees represent the amounts paid or payable to the relevant PTAs for their provision of the billing services to the Target.

(ix) Equipment maintenance service fees represent the amount paid or payable to the relevant PTAs for their provision of the maintenance services to the Target.

(x) Rental charges of synchronized clock ports represent expenses paid or payable to the relevant PTAs for leasing of synchronized clock ports by the Target.

(xi) Interest paid/payable represents the interest incurred on loans borrowed from the relevant PTAs.

(xii) Capital contributions represent capital contributions in the form of cash received from the relevant PTAs or China Mobile.

(xiii) Distributions represent cash payments by the Target to the relevant PTAs or China Mobile.

22 FOREIGN CURRENCY EXCHANGE

     The Renminbi is not freely convertible into foreign currencies. All foreign exchange transactions involving Renminbi must take place through the People's Bank of China or other institutions authorized to buy and sell foreign exchange or at a swap center.

     Based on the current regulations, the Target will be able to purchase foreign exchange for settlement of "current account transactions" (as defined in the applicable regulations), including payment of dividends without the approval of the State Administration of Foreign Exchange ("SAFE"). However, there can be no assurance that the current authorization for Foreign Investment Enterprises to retain their foreign exchange to satisfy foreign exchange liabilities or to pay dividends in the future will not be limited or eliminated or that these companies will be able to obtain sufficient foreign exchange to pay dividends or satisfy their foreign exchange requirements. Foreign exchange transactions under the capital account continue to be subject to limitations and require approvals of the State Administration for Foreign Exchange, which could affect the ability of these companies to obtain foreign exchange through debt or equity financing, including by means of loans or capital contribution.

23 SIGNIFICANT DIFFERENCES BETWEEN HK GAAP AND US GAAP

     The Target's accounting policies conform with HK GAAP which differ in certain material respects from US GAAP. The significant differences relate principally to the

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

23 SIGNIFICANT DIFFERENCES BETWEEN HK GAAP AND US GAAP (CONTINUED) following items and the adjustments considered necessary to present the net profit and owner's equity in accordance with US GAAP are shown in the tables set out below.

  (A) CAPITALIZATION OF INTEREST

     Under HK GAAP, the Target capitalizes interest costs to the extent that the related borrowings are directly attributable to the acquisition or construction of an asset which necessarily takes a substantial period of time to get ready for its intended use.

     Under US GAAP, interest costs capitalized are determined based on specific borrowings related to the acquisition or construction of an asset, if an entity's financing plans associate a specific new borrowing with a qualifying asset. If average accumulated expenditures for the asset exceed the amounts of specific new borrowings associated with an asset, additional interest costs capitalized are based on the weighted average interest rate applicable to other borrowings of the entity.

  (B) REVALUATION AND IMPAIRMENT OF FIXED ASSETS

     In connection with the Acquisition, the fixed assets of the Target were revalued as of June 30, 2000. These fixed asset revaluations result in an increase in owner's equity with respect to the increase in carrying amount of certain fixed assets above their historical cost bases.

     The carrying amount of fixed assets under HK GAAP is reviewed periodically in order to assess whether the recoverable amount has declined below the carrying amount. When such a decline occurs, the carrying amount is reduced to the recoverable amount based on the expected future cash flows generated by the fixed assets, discounted to their present values. A subsequent increase in the recoverable amount is written back to the statement of income when circumstances and events that led to the write-down or write-off cease to exist.

     Under US GAAP, fixed assets are stated at their historical cost, less accumulated depreciation. However, as a result of the tax deductibility of the revaluation reserve, a deferred tax asset related to the reversal of the revaluation reserve is created under US GAAP with a corresponding increase in owner's equity.

     Under US GAAP, fixed assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

23 SIGNIFICANT DIFFERENCES BETWEEN HK GAAP AND US GAAP (CONTINUED)
  (C) EMPLOYEE HOUSING SCHEME

     The Target provides staff quarters under its employee housing schemes at below market prices. Under HK GAAP, employee housing scheme costs borne by the corresponding PTA and not charged to the Target are not recognized by the Target.

     Under US GAAP, employee housing scheme costs borne by the corresponding PTA and not charged to the Target are reflected as an expense in the combined statements of income and a corresponding capital contribution.

  (D) DEFERRED TAXATION

     Under HK GAAP, the Target provides for deferred tax liabilities only to the extent that there is a reasonable probability that such deferred tax liabilities will become payable in the foreseeable future. Deferred tax assets are not recognized unless their realization is assured beyond reasonable doubt.

     Under US GAAP, provisions are made for all deferred taxes as they arise, except a valuation allowance is provided against deferred tax assets when realization of such amounts does not meet the criterion of "more likely than not".

  (E) REVENUE RECOGNITION

     Until June 30, 1999, under both HK GAAP and US GAAP, connection fee and telephone number selection fees revenue were recognized as received. Under US GAAP, effective July 1, 1999, net connection fees and telephone number selection fees received in excess of direct costs are deferred and recognized over the estimated customer usage period for the related service.

  (F) RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and the type of hedge transaction. SFAS 133, as amended, is effective for fiscal years beginning after June 15, 2000. The Target has not yet assessed the impact of the adoption of SFAS 133.

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements ("SAB 101")." SAB 101 provides guidance on the

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

23 SIGNIFICANT DIFFERENCES BETWEEN HK GAAP AND US GAAP (CONTINUED) recognition, presentation and disclosure of revenue in financial statements. On June 26, 2000, the SEC issued Staff Accounting Bulletin No. 101B "Amendment:
Revenue Recognition in Financial Statements". SAB 101B allows companies to defer the reporting of a change in accounting principle, as required by SAB 101, until the fourth quarter of the current fiscal year. Management continues to analyze this bulletin and has not determined the impact of adoption.

     The effect on net profit of significant differences between HK GAAP and US GAAP is as follows:

                                                YEAR ENDED            SIX MONTHS ENDED
                                               DECEMBER 31,               JUNE 30,
                                          -----------------------   --------------------
                                          1997     1998     1999       1999        2000
                                          ----     ----     ----       ----        ----
                                                                        RMB
                                           RMB     RMB      RMB     (UNAUDITED)     RMB
Net profit under HK GAAP................  4,336    4,583    2,682      2,859       4,454
Adjustments:
  Capitalized interest..................     40       26       89         18          17
  Employee housing scheme...............    (41)    (301)    (170)       (92)        (84)
  Deferred taxation.....................    (52)      (1)     619        (65)       (525)
  Amortization of net connection fees
     and telephone number selection
     fees...............................     --       --     (297)        --         (71)
  Deferred tax effects of US GAAP
     adjustments........................    (13)      (9)    (164)        (6)        (57)
                                          -----   ------   ------      -----       -----
Net profit under US GAAP................  4,270    4,298    2,759      2,714       3,734
                                          =====   ======   ======      =====       =====

     The effect on owner's equity of significant differences between HK GAAP and US GAAP is as follows:

                                                                 AS OF
                                                              DECEMBER 31,      AS OF JUNE 30,
                                                            ----------------    --------------
                                                             1998      1999          2000
                                                             ----      ----          ----
                                                             RMB       RMB           RMB
Owner's equity under HK GAAP..............................  18,593    21,030        29,317
Adjustments:
  Capitalized interest....................................      85       174           191
  Revaluation of fixed assets -- Cost.....................      --        --        (4,823)
  Deferred tax adjustments on revaluations................      --        --         1,592
  Employee housing scheme.................................    (415)     (585)         (669)
  Deemed capital contribution for employee housing
     scheme...............................................     415       585           669
  Recognition of deferred taxes...........................    (188)      431           783
  Amortization of net connection fees and telephone number
     selection fees.......................................      --      (297)         (368)
  Deferred tax effects of US GAAP adjustments.............     (28)     (192)         (249)
                                                            ------    ------        ------
Owner's equity under US GAAP..............................  18,462    21,146        26,443
                                                            ======    ======        ======

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

23 SIGNIFICANT DIFFERENCES BETWEEN HK GAAP AND US GAAP (CONTINUED)
     The following are condensed combined balance sheets of the Target as of December 31, 1998 and 1999 and June 30, 2000, and the related condensed combined statements of income and cash flows for each of the years in the three-year period ended December 31, 1999, and each of the six-month periods ended June 30, 1999 and 2000 and total owner's equity for each of the years in the three-year period ended December 31, 1999 and of the six-month period ended June 30, 2000 restated to reflect the impact of the differences between HK GAAP and US GAAP.

  CONDENSED COMBINED STATEMENTS OF INCOME

                                                YEAR ENDED               SIX MONTHS ENDED
                                               DECEMBER 31,                  JUNE 30,
                                       ----------------------------    ---------------------
                                        1997      1998       1999         1999         2000
                                        ----      ----       ----         ----         ----
                                                                           RMB
                                        RMB        RMB        RMB      (UNAUDITED)     RMB
OPERATING REVENUE
Usage fees...........................   6,815     11,278     16,285       7,224       10,218
Monthly fees.........................   1,609      3,051      4,564       2,066        2,780
Connection fees......................   3,277      2,793      1,408       1,139          317
Other operating revenue..............   1,276      1,737      3,406       1,398        2,152
                                       ------    -------    -------      ------       ------
TOTAL OPERATING REVENUE..............  12,977     18,859     25,663      11,827       15,467
                                       ------    -------    -------      ------       ------
OPERATING EXPENSES
Leased lines.........................  (2,191)    (3,763)    (3,309)     (1,801)      (1,532)
Interconnection......................  (1,850)    (2,753)    (4,867)     (2,082)      (2,749)
Depreciation.........................  (1,824)    (3,076)    (4,800)     (2,169)      (2,658)
Personnel............................    (317)      (716)      (716)       (324)        (410)
Other operating expense..............  (2,054)    (3,404)    (3,925)     (1,902)      (2,529)
Write-down and write-off of TACS
  network equipment..................      --         --     (4,508)         --           --
                                       ------    -------    -------      ------       ------
TOTAL OPERATING EXPENSES.............  (8,236)   (13,712)   (22,125)     (8,278)      (9,878)
                                       ------    -------    -------      ------       ------
OPERATING PROFIT.....................   4,741      5,147      3,538       3,549        5,589
OTHER INCOME/(EXPENSES)..............     (86)      (115)         9          (6)          50
NON-OPERATING INCOME, NET............      77         68        123          57           52
FINANCE COSTS........................     (81)      (152)      (542)       (220)        (373)
                                       ------    -------    -------      ------       ------
PROFIT BEFORE TAX....................   4,651      4,948      3,128       3,380        5,318
INCOME TAX...........................    (381)      (650)      (369)       (666)      (1,584)
                                       ------    -------    -------      ------       ------
NET PROFIT...........................   4,270      4,298      2,759       2,714        3,734
                                       ======    =======    =======      ======       ======

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

23 SIGNIFICANT DIFFERENCES BETWEEN HK GAAP AND US GAAP (CONTINUED)
  CONDENSED COMBINED BALANCE SHEETS

                                                      DECEMBER 31,       JUNE 30,
                                                    ----------------    -----------
                                                     1998      1999        2000
                                                     ----      ----        ----
                                                     RMB       RMB          RMB
ASSETS
Current assets
  Cash and cash equivalents.......................     557     4,641       6,467
  Deposits with banks.............................      --        25          75
  Accounts receivable.............................   2,267     2,685       2,823
  Other receivables...............................     338       406         275
  Inventories.....................................     305       152         143
  Prepaid expenses and other current assets.......     288       451         519
  Amounts due from ultimate holding company.......       7       450          --
  Amounts due from related parties................     315     1,302         862
                                                    ------    ------      ------
          TOTAL CURRENT ASSETS....................   4,077    10,112      11,164
FIXED ASSETS......................................  24,154    30,173      32,620
CONSTRUCTION IN PROGRESS..........................   7,570     5,060       4,856
INVESTMENT SECURITIES.............................      51        88          35
DEFERRED TAX ASSETS...............................     638     2,221       2,820
                                                    ------    ------      ------
TOTAL ASSETS......................................  36,490    47,654      51,495
                                                    ======    ======      ======


LIABILITIES AND OWNER'S EQUITY
Current liabilities
  Accounts payable...................................   2,785     3,272      2,788
  Bank and other loans...............................   3,427     4,828      3,727
  Obligations under capital lease -- current
     portion.........................................   1,565     1,685      1,613
  Amounts due to ultimate holding company............      --        --         64
  Amounts due to related parties.....................     513     1,947      2,729
  Accrued expenses and other payables................     998     1,950      2,479
                                                       ------    ------     ------
          TOTAL CURRENT LIABILITIES..................   9,288    13,682     13,400

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

23 SIGNIFICANT DIFFERENCES BETWEEN HK GAAP AND US GAAP (CONTINUED)


BANK AND OTHER LOANS.................................   4,354     8,857      8,850
OBLIGATIONS UNDER CAPITAL LEASE -- LONG-TERM
  PORTION............................................   3,556     2,142      1,937
DEFERRED TAX LIABILITIES.............................     830     1,530        243
DEFERRED REVENUE.....................................      --       297        622
                                                       ------    ------     ------
TOTAL LIABILITIES....................................  18,028    26,508     25,052
OWNER'S EQUITY.......................................  18,462    21,146     26,443
                                                       ------    ------     ------
TOTAL LIABILITIES AND OWNER'S EQUITY.................  36,490    47,654     51,495
                                                       ======    ======     ======

  CONDENSED COMBINED STATEMENTS OF TOTAL OWNER'S EQUITY FOR THE FOLLOWING
PERIODS:

                                                               RMB
                                                               ---
Owner's equity at January 1, 1997...........................   8,837
Net profit for the year ended December 31, 1997.............   4,270
Distribution to owner.......................................    (457)
Contribution by owner.......................................   2,246
Deemed capital contribution for employee housing scheme.....      41
                                                              ------
Owner's equity at December 31, 1997.........................  14,937
Net profit for the year ended December 31, 1998.............   4,298
Distribution to owner.......................................  (1,292)
Contribution by owner.......................................     218
Deemed capital contribution for employee housing scheme.....     301
                                                              ------
Owner's equity at December 31, 1998.........................  18,462
Net profit for the year ended December 31, 1999.............   2,759
Distribution to owner.......................................    (849)
Contribution by owner.......................................     604
Deemed capital contribution for employee housing scheme.....     170
                                                              ------
Owner's equity at December 31, 1999.........................  21,146
Net profit for the six months ended June 30, 2000...........   3,734
Distribution to owner.......................................  (1,297)
Contribution by owner.......................................     278
Deemed capital contribution for employee housing scheme.....      84
Tax effect of revaluation...................................   2,469
Others......................................................      29
                                                              ------
Owner's equity at June 30, 2000.............................  26,443
                                                              ======

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

23 SIGNIFICANT DIFFERENCES BETWEEN HK GAAP AND US GAAP (CONTINUED)
  CONDENSED COMBINED STATEMENTS OF CASH FLOWS

     The Target applies Hong Kong Statement of Standard Accounting Practice No. 15 "Cash Flow Statements" ("HK SSAP 15"). Its objectives and principles are similar to those set out in Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows" ("SFAS 95"). The principal difference between the standards relates to classification. Under HK SSAP 15, the Target presents its cash flows for (a) operating activities; (b) returns on investments and servicing of finance; (c) taxation; (d) investing activities; and (e) financing activities. Cash flows from taxation and returns on investments and servicing of finance shown herein would be included as operating activities under SFAS 95, with the exception of distributions, which under SFAS 95 would be classified as financing activities. Summarized cash flow data by operating, investing and financing activities in accordance with SFAS 95 are as follows:

                                                                SIX MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,          JUNE 30,
                                  -------------------------   --------------------
                                   1997     1998     1999        1999        2000
                                   RMB      RMB       RMB         RMB        RMB
                                   ----     ----     ----        ----        ----
                                                              (UNAUDITED)
Net cash inflow/(outflow) from:
  Operating activities..........   5,265    6,730    11,637      5,348       9,539
  Investing activities..........  (6,352)  (9,864)  (11,401)    (5,179)     (4,614)
  Financing activities..........     903    3,297     3,848      2,608      (3,099)
                                  ------   ------   -------     ------      ------
(Decrease)/increase in cash and
  cash equivalents..............    (184)     163     4,084      2,777       1,826
Cash and cash equivalents at
  beginning of year/period......     578      394       557        557       4,641
                                  ------   ------   -------     ------      ------
Cash and cash equivalents at end
  of year/period................     394      557     4,641      3,334       6,467
                                  ======   ======   =======     ======      ======
Interest paid (net of amounts
  capitalized)..................      48      161       492        195         393
                                  ======   ======   =======     ======      ======
Income taxes paid...............     329      645       871        487         799
                                  ======   ======   =======     ======      ======

  SIGNIFICANT NON-CASH TRANSACTIONS

     The Target incurred payables of RMB 4,181, RMB 7,289 and RMB 3,864 from equipment suppliers for additions of construction in progress during the years ended December 31, 1997, 1998 and 1999 respectively.

     The Target also acquired equipment of RMB 2,128, RMB 3,818 and RMB 517 under capital lease during the years ended December 31, 1997, 1998 and 1999 respectively.

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

23 SIGNIFICANT DIFFERENCES BETWEEN HK GAAP AND US GAAP (CONTINUED)
     The Target incurred payables of RMB 2,564 (unaudited) and RMB 3,447 from equipment suppliers for additions of construction in progress during the six months ended June 30, 1999 and 2000 respectively.

     The Target also acquired equipment of RMB 486 (unaudited) and RMB 665 under capital lease during the six months ended June 30, 1999 and 2000 respectively.

24 ADDITIONAL INFORMATION REQUIRED BY US GAAP

     The following additional financial statement disclosures are required under US GAAP and are presented on a US GAAP basis.

  WRITE-DOWN AND WRITE-OFF OF TACS NETWORK EQUIPMENT

                                                                 SIX MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,          JUNE 30,
                                    -----------------------    --------------------
                                    1997     1998     1999        1999        2000
                                     RMB      RMB      RMB         RMB         RMB
                                    ----     ----     ----        ----        ----
                                                               (UNAUDITED)
Write-down of TACS network
  equipment.......................     --       --    4,482          --          --
Write-off of TACS network
  equipment.......................     --       --       26          --          --
                                    -----    -----    -----       -----       -----
                                       --       --    4,508          --          --
                                    =====    =====    =====       =====       =====

     In light of the gradual opening of the telecommunication market in the PRC and the rapid change of technology, the Target has re-assessed the recoverability of the carrying amount of the TACS network equipment which are held for use at December 31, 1999. The Target determined the existence of impairment by comparing the carrying amount of these equipment to their future undiscounted net cash flows expected to be generated over the economic life of each TACS network in service at December 31, 1999. The Target has recognized an impairment write-down of RMB 4,482 on these equipment for the year ended December 31, 1999. Such amount of loss is measured by the amount by which the carrying amounts of the individual TACS network assets exceed their fair value determined based on the discounted net cash flow expected to be generated by each TACS network. Additionally, the Target has written-off RMB 26 of certain TACS network equipment which have been removed from service at December 31, 1999.

  INCOME TAX

     Beijing Mobile, Shanghai Mobile, Tianjin Mobile, Hebei Mobile, Liaoning Mobile, Shandong Mobile and Guangxi Mobile are subject to the statutory income tax rate of 33%.

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

24 ADDITIONAL INFORMATION REQUIRED BY US GAAP (CONTINUED)

  INCOME TAX (CONTINUED)
     The components of income tax expense are as follows:

                                                                    SIX MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,           JUNE 30,
                                     -------------------------    --------------------
                                     1997     1998      1999         1999        2000
                                      RMB      RMB       RMB          RMB         RMB
                                     ----     ----      ----         ----        ----
                                                                  (UNAUDITED)
Current tax........................   329      645      1,252         601        1,001
Deferred tax.......................    52        5       (883)         65          583
                                      ---      ---      -----         ---        -----
                                      381      650        369         666        1,584
                                      ===      ===      =====         ===        =====

     The provision for income tax differs from the amount computed by applying the PRC statutory income tax rate of 33% to profit before tax for the following reasons:

                                                                         SIX MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,           JUNE 30,
                                           ------------------------    --------------------
                                            1997     1998     1999        1999        2000
                                            RMB       RMB      RMB         RMB         RMB
                                            ----     ----     ----        ----        ----
                                                                       (UNAUDITED)
Expected PRC taxation at statutory tax
  rates..................................   1,535    1,633    1,033       1,116       1,755
Non-taxable items
  -- Connection fees.....................  (1,081)    (922)    (464)       (376)       (105)
  -- Surcharge...........................     (89)    (169)    (262)       (113)       (129)
  -- Others..............................      --       --       (6)         --          (1)
Non-deductible expenses..................      16      108       72          41          31
Others...................................      --       --       (4)         (2)         33
                                           ------    -----    -----       -----       -----
Income tax...............................     381      650      369         666       1,584
                                           ======    =====    =====       =====       =====

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

24 ADDITIONAL INFORMATION REQUIRED BY US GAAP (CONTINUED)
     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below.

                                                              DECEMBER 31,    JUNE 30,
                                                              -------------   --------
                                                              1998    1999      2000
                                                              ----    ----      ----
                                                              RMB     RMB       RMB
Deferred tax assets:
  Provision for obsolete inventories........................    24       22        21
  Provision for doubtful accounts...........................   576      675       777
  Revaluation of fixed assets...............................    --       --     1,592
  Write-down and write-off of TACS network equipment........    --    1,479       430
  Tax loss carried forward..................................    38       45        --
                                                              ----   ------    ------
                                                               638    2,221     2,820
                                                              ====   ======    ======
Deferred tax liabilities:
  Fixed assets basis differences............................  (802)  (1,338)       --
  Capitalized interest......................................   (28)     (57)      (63)
  Deferral net connection fees and telephone number
     selection fees.........................................    --     (135)     (180)
                                                              ----   ------    ------
                                                              (830)  (1,530)     (243)
                                                              ====   ======    ======
Net deferred tax (liabilities)/assets.......................  (192)     691     2,577
                                                              ====   ======    ======

  FIXED ASSETS

                                                              DECEMBER 31,     JUNE 30,
                                                            ----------------   --------
                                                             1998     1999       2000
                                                             ----     ----       ----
                                                             RMB       RMB       RMB
Land use rights and buildings.............................   1,322     1,907     2,197
Telecommunication transceivers, switching centers and
  other network equipment.................................  28,796    42,941    29,659
Office equipment, furniture and fixtures and others.......     692       960       764
                                                            ------   -------    ------
                                                            30,810    45,808    32,620
Less: Accumulated depreciation............................  (6,656)  (15,635)       --
                                                            ------   -------    ------
                                                            24,154    30,173    32,620
                                                            ======   =======    ======

  DEFERRED REVENUE

                                                              DECEMBER 31,   JUNE 30,
                                                              ------------   --------
                                                              1998    1999     2000
                                                              ----    ----     ----
                                                              RMB     RMB      RMB
Balance at beginning of year/period.........................   --      --       297
Addition during the year/period.............................   --     317       660
Recognized in condensed combined statements of income.......   --     (20)     (335)
                                                              ---     ---      ----
Balance at end of year/period...............................   --     297       622
                                                              ===     ===      ====

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

24 ADDITIONAL INFORMATION REQUIRED BY US GAAP (CONTINUED)
Deferred revenue comprises:

     (i) the unamortized portion of net connection fees and telephone number selection fees received in excess of direct costs which are recognized over the estimated subscribers usage period for the related services; and

     (ii) the prepaid services fee received from subscribers which is recognized as income when the cellular telephone services are rendered upon actual usage by subscribers.

  FAIR VALUE

     Financial assets of the Target include cash and cash equivalents, deposits with banks, accounts receivable, other receivables and due from related parties. Financial liabilities of the Target include accounts payable, bank and other loans, other payables and due to related parties. It is not practicable to estimate the fair value of the amounts due from and due to related parties without incurring excessive cost.

     The following table presents the carrying amounts and fair values of the Target's bank and other loans as of December 31, 1998 and 1999 and June 30, 2000:

                                      DECEMBER 31,       DECEMBER 31,
                                          1998               1999            JUNE 30, 2000
                                    ----------------   -----------------   -----------------
                                    CARRYING   FAIR    CARRYING    FAIR    CARRYING    FAIR
                                     AMOUNT    VALUE    AMOUNT    VALUE     AMOUNT    VALUE
                                    --------   -----   --------   -----    --------   -----
                                      RMB       RMB      RMB       RMB       RMB       RMB
Fixed rate bank and other loans...   6,538     6,674    10,147    10,171     9,182     9,173
Variable rate bank and other
  loans...........................   1,243     1,243     3,538     3,538     3,395     3,395
                                     -----     -----    ------    ------    ------    ------
         Total bank and other
            loans.................   7,781     7,917    13,685    13,709    12,577    12,568
                                     =====     =====    ======    ======    ======    ======

     The fair values of all other financial instruments approximate their carrying amounts due to the nature or short maturity of these instruments.

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

24 ADDITIONAL INFORMATION REQUIRED BY US GAAP (CONTINUED)
  RELATED PARTY TRANSACTIONS

                                                 YEAR ENDED                SIX MONTHS ENDED
                                                DECEMBER 31,                   JUNE 30,
                                           -----------------------    --------------------------
                                NOTE 21    1997     1998     1999        1999           2000
                                -------    -----    -----    -----    -----------    -----------
                                                                          RMB            RMB
                                            RMB      RMB      RMB     (UNAUDITED)
RECURRING TRANSACTIONS
Interconnection revenue.......      (i)      318      488    1,003         371            719
Interconnection charges.......     (ii)    1,247    1,781    3,340       1,390          1,875
Leased line charges...........    (iii)    2,191    3,763    3,309       1,801          1,532
Roaming revenue...............     (iv)      703      963    1,625         707            906
Roaming expenses..............      (v)      603      972    1,527         692            874
Spectrum fees.................     (vi)        8       10       14           7              8
Operating lease charges.......    (vii)       65       95      155          65            101
Sales commission..............   (viii)       52        2       14           5              9
Debt collection service
  fees........................   (viii)        4        6       11           4              9
Billing service fees..........   (viii)        5        9       14           6              6
Equipment maintenance service
  fees........................     (ix)       --       --        2           1              4
Rental charges of synchronized
  clock ports.................      (x)       --       --        2           1              2
Purchase of mobile phones and
  equipment...................               183      304       --          --             --
Interest paid/payable.........     (xi)       --        3        5           2             --
NON-RECURRING TRANSACTIONS
Capital contributions.........    (xii)    2,246      218      604       1,251            278
Distributions.................   (xiii)      457    1,292      849         785          1,297

     Description of the nature of the related party transactions are set forth in Note 21.

  SEGMENT REPORTING

     Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information", established standards for reporting information about operating segments in financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.

     The operating segments of the Target are comprised of its cellular businesses operated within the Beijing, Shanghai, Tianjin, Hebei, Liaoning, Shandong and Guangxi of the PRC. The operating segments are managed separately because each operating segment represents a strategic business unit that serves different markets. All operating segments provide cellular services to individual customers within their geographic

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

24 ADDITIONAL INFORMATION REQUIRED BY US GAAP (CONTINUED) market. The Target's operating segments have been aggregated into a single operating segment as they are expected to exhibit similar future economic characteristics.

  BUSINESS RISKS

     The Target conducts its principal operations in the PRC and accordingly is subject to special considerations and significant risks not typically associated with investments in equity securities of United States and Western European companies. These include risks associated with, among others, the political, economic and legal environment, extensive government regulations and competition in the cellular telephone industry (see Note 21).

  NEW TELECOMMUNICATIONS LAW

     In order to provide a uniform regulatory framework for the telecommunications industry in the PRC, the MII, pursuant to the direction of the PRC State Council, is currently preparing a draft of the Telecommunications Law of the PRC (the "Telecommunications Law"). The draft law, when formulated, will be submitted to the National People's Congress for review and adoption. It is unclear if and when the Telecommunications Law will be adopted, and the nature and scope of regulation envisaged by the Telecommunications Law are not fully known. There can be no assurance that the Telecommunications Law, if adopted, would not have a material adverse effect on the Target's business, financial condition and results of operations.

  AMOUNT OF SPECTRUM AVAILABILITY

     The Target's cellular system's subscriber capacity is limited by the amount of spectrum available for use by the system. The former State Radio Regulatory Commission, now a department within the MII is responsible for the overall allocation of radio frequency spectrum in the PRC. There can be no assurance that the Target would be granted additional spectrum when and if required, and any resulting levels of system congestion could result in subscriber dissatisfaction, decreased system usage by subscribers and increased churn rate.

  DEPENDENCE ON THE PSTN AND INTERCONNECTION ARRANGEMENT

     The Target's cellular services depend in large part upon access to the fixed line network. Limitations on the fixed line network would lower local, long-distance and international call completion rates for the Target's subscribers. There can be no assurance that increasing usage of the network would not result in additional strain on the fixed line network switching capacity, or that the existing quality of the fixed line network will remain adequate.

         BEIJING MOBILE, SHANGHAI MOBILE, TIANJIN MOBILE, HEBEI MOBILE,
              LIAONING MOBILE, SHANDONG MOBILE AND GUANGXI MOBILE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN MILLIONS)

24 ADDITIONAL INFORMATION REQUIRED BY US GAAP (CONTINUED)
     In addition, the Target's operating revenues and expenses are affected by the terms of its interconnection arrangements. A material increase in interconnection charges payable by the Target could have a material adverse effect on the Target's results of operations. There can be no assurance that the commercial terms of future interconnection arrangements will be acceptable to the Target.

  SELF INSURANCE RISK

     The Target does not maintain any insurance policies to cover its assets.

  INTEREST RATE RISK

     The interest rates and terms of repayment of the bank and other loans payable of the Target are disclosed in Note 15.

  FOREIGN CURRENCY RISK

     The Target has foreign currency risk as certain loans and cash and cash equivalents are denominated in foreign currencies, principally US dollars and Hong Kong dollars. Depreciation or appreciation of the Renminbi against foreign currencies affects the Target's results of operations.

  CREDIT RISK

     Substantially all of the Target's cash and cash equivalents are deposited with PRC financial institutions. The accounts receivable of the Target are spread among a number of customers.

                        CHINA MOBILE (HONG KONG) LIMITED

       INTRODUCTION TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The accompanying Unaudited Pro Forma Combined Financial Information has been prepared giving effect to (i) the proposed acquisition of Beijing Mobile, Shanghai Mobile, Tianjin Mobile, Hebei Mobile, Liaoning Mobile, Shandong Mobile and Guangxi Mobile (the "Target") at consideration of HK$ 256,021 million in the form of cash and shares, and (ii) the issuance of certain shares and convertible notes and RMB bank loan borrowings by the Company, the proceeds of which will be used to finance the cash portion of the acquisition consideration.

PRO FORMA ADJUSTMENTS FOR CERTAIN EVENTS

     In connection with the proposed acquisition, the Target's fixed assets were revalued as of June 30, 2000 and connection fee revenue and certain surcharge revenue, previously not taxable under PRC regulations, will become subject to enterprise income tax at a 33% rate when the Targets are registered as wholly foreign-owned enterprises.

     The accompanying Unaudited Pro Forma Combined Statements of Income under HK GAAP for the year ended December 31, 1999 and for the six months ended June 30, 2000 have been adjusted to give effect to the above as if they had been consummated on January 1, 1999.

PRO FORMA ADJUSTMENTS FOR THE ACQUISITION AND FINANCINGS

     The acquisition of the Target will be accounted for as a purchase under HK GAAP. In order to finance the acquisition consideration, the Company expects to complete the following financing transactions:

          (a) the issuance of shares to China Mobile Hong Kong (BVI) Limited, credited as fully paid, as part of the acquisition consideration;

          (b) the issuance of shares by the Company pursuant to an international offering resulting in gross cash proceeds of approximately RMB 54,426 million;

          (c) the issuance of convertible notes of the Company resulting in gross cash proceeds of approximately RMB 4,967 million; and

          (d) raising of RMB 12,500 million in bank loan.

     The accompanying Unaudited Pro Forma Combined Balance Sheet under HK GAAP as of June 30, 2000 gives effect to the acquisition and the financing transactions described above as if they had been consummated on June 30, 2000. The accompanying Unaudited Pro Forma Combined Statements of Income under HK GAAP for the year ended December 31, 1999 and for the six-month period ended June 30, 2000 have been further adjusted to give effect to the acquisition and the financing transactions described above as if they had been consummated on January 1, 1999.

     For US GAAP, as a result of both the Target and the Company being under common control prior to the acquisition, such acquisition will be considered a "combination of entities under common control" and accounted for under the "as if pooling-of-interests method", whereby assets and liabilities will be accounted for at

                        CHINA MOBILE (HONG KONG) LIMITED

                  INTRODUCTION TO UNAUDITED PRO FORMA COMBINED
                      FINANCIAL INFORMATION -- (CONTINUED)

historical cost and the financial statements of the Company and the Target for periods prior to the combination will be restated on a combined basis. The cash portion of the purchase consideration paid by the Company will be treated as an equity transaction at the acquisition date. For the purposes of complying with
Article 11 of Regulation S-X of the U.S. Securities and Exchange Commission, Unaudited Pro Forma Combined Statements of Income have been prepared under US GAAP for each of the three years ended December 31, 1999, 1998 and 1997, and for each of the six-month periods ended June 30, 2000 and 1999 to reflect the combined results as if the combination had been consummated for all periods. The Unaudited Pro Forma Combined Statements of Income under US GAAP for the year ended December 31, 1999 and for the six months ended June 30, 2000, have been further adjusted for the financing transactions, and certain events as if consummated on January 1, 1999.

     In addition, separate Unaudited Pro Forma Combined Statements of Income under US GAAP for the Target for the year ended December 31, 1999 and for the six months ended June 30, 2000 have been prepared to give effect to certain events affecting the Target as if they had been consummated on January 1, 1999.

GENERAL

     The Unaudited Pro Forma Combined Financial Information is based upon the historical combined financial statements of the Target and the consolidated financial statements of the Company after giving effect to pro forma adjustments described in the accompanying notes.

     The Unaudited Pro Forma Combined Financial Information does not purport to represent what the results of operations of the Target and the Company would actually have been if the events described above had in fact occurred at the beginning of 1999, or any other date, or to project the net profit of the Target and the Company for any future period. The adjustments are based on currently available information and certain estimates and assumptions. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the events as contemplated and that the pro forma adjustments give effect to those assumptions and are properly applied in the pro forma financial information. The Unaudited Pro Forma Combined Financial Information should be read in conjunction with other financial information included elsewhere in this Prospectus.

                        CHINA MOBILE (HONG KONG) LIMITED

            UNAUDITED PRO FORMA COMBINED BALANCE SHEET UNDER HK GAAP
                              AS OF JUNE 30, 2000
                             (AMOUNTS IN MILLIONS)

                                                                             PRO FORMA         CHINA
                                                              CHINA       ADJUSTMENTS FOR     MOBILE
                                                              MOBILE      THE ACQUISITION      (HK)
                                                TARGET         (HK)        AND FINANCING     PRO FORMA
                                              HISTORICAL    HISTORICAL     TRANSACTIONS      COMBINED
                                              ----------    ----------    ---------------    ---------
                                                 RMB           RMB              RMB             RMB
Cash and cash equivalents...................     6,467        19,767           (4,139)(a)      22,095
Other current assets........................     4,697        22,509                           27,206
Fixed assets................................    37,252        44,399                           81,651
Other assets................................     5,342         9,949                           15,291
                                                ------        ------                          -------
  TOTAL ASSETS..............................    53,758        96,624                          146,243
                                                ======        ======                          =======
Current liabilities.........................    13,400        22,211                           35,611
Long-term bank and other loans..............    10,787         2,050           12,500(b)       25,337
Deferred revenue............................       254         1,583                            1,837
Fixed rate notes............................        --         4,957                            4,957
Convertible notes...........................        --            --            4,967(b)        4,967
                                                ------        ------                          -------
  TOTAL LIABILITIES.........................    24,441        30,801                           72,709
                                                                              250,250(c)
                                                                              (29,317)(d)
SHAREHOLDERS' EQUITY........................    29,317        65,823         (242,539)(e)      73,534
                                                ------        ------                          -------
  TOTAL LIABILITIES AND SHAREHOLDERS'
     EQUITY.................................    53,758        96,624                          146,243
                                                ======        ======                          =======

    See accompanying notes to Unaudited Pro Forma Combined Balance Sheet and
                      Statements of Income under HK GAAP.

                        CHINA MOBILE (HONG KONG) LIMITED

         UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME UNDER HK GAAP
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

                                                                                          PRO FORMA
                                                                                         ADJUSTMENTS      CHINA
                                                                             CHINA         FOR THE        MOBILE
                                                PRO FORMA                    MOBILE      ACQUISITION       (HK)
                                  TARGET     ADJUSTMENTS FOR    TARGET        (HK)      AND FINANCING   PRO FORMA
                                HISTORICAL   CERTAIN EVENTS    PRO FORMA   HISTORICAL   TRANSACTIONS     COMBINED
                                ----------   ---------------   ---------   ----------   -------------   ----------
                                   RMB             RMB            RMB         RMB            RMB           RMB
OPERATING REVENUE
  Usage fees..................    10,218                        10,218       20,143                         30,361
  Monthly fees................     2,780                         2,780        4,250                          7,030
  Connection fees.............       548                           548        1,532                          2,080
  Other operating revenue.....     2,160                         2,160        2,972                          5,132
                                  ------                        ------       ------                     ----------
Total operating revenue.......    15,706                        15,706       28,897                         44,603
                                  ------                        ------       ------                     ----------
OPERATING EXPENSES
  Leased lines................     1,532                         1,532        2,714                          4,246
  Interconnection.............     2,749                         2,749        3,604                          6,353
  Depreciation................     2,652           305(f)        2,957        4,165                          7,122
  Personnel...................       326                           326        1,476                          1,802
  Other operating expenses....     2,697                         2,697        4,616                          7,313
                                  ------                        ------       ------                     ----------
Total operating expenses......     9,956                        10,261       16,575                         26,836
                                  ------                        ------       ------                     ----------
OPERATING PROFIT..............     5,750                         5,445       12,322                         17,767
OTHER INCOME..................        50                            50          330                            380
NON-OPERATING
  INCOME/(EXPENSES)...........        52                            52          (12)                            40
INTEREST INCOME...............        --                            --          437         (125)(i)           312
FINANCE COSTS.................      (396)                         (396)        (335)        (428)(j)        (1,159)
                                  ------                        ------       ------                     ----------
PROFIT BEFORE TAX.............     5,456                         5,151       12,742                         17,340
                                                   101(g)
INCOME TAX....................    (1,002)         (310)(h)      (1,211)      (4,018)                        (5,229)
                                  ------                        ------       ------                     ----------
NET PROFIT....................     4,454                         3,940        8,724                         12,111
                                  ======                        ======       ======                     ==========
BASIC AND DILUTED NET PROFIT
  PER PRO FORMA SHARE.........                                                                                0.66
                                                                                                        ==========
PRO FORMA SHARES UTILIZED IN
  BASIC CALCULATION
  (THOUSANDS).................                                                                          18,327,351
                                                                                                        ==========
PRO FORMA SHARES UTILIZED IN
  DILUTED CALCULATION
  (THOUSANDS).................                                                                          18,337,418
                                                                                                        ==========

    See accompanying notes to Unaudited Pro Forma Combined Balance Sheet and
                      Statements of Income under HK GAAP.

                        CHINA MOBILE (HONG KONG) LIMITED

         UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME UNDER HK GAAP
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

                                                                                         PRO FORMA
                                                                                        ADJUSTMENTS      CHINA
                                              PRO FORMA                                   FOR THE        MOBILE
                                             ADJUSTMENTS                    CHINA       ACQUISITION       (HK)
                                 TARGET          FOR          TARGET     MOBILE (HK)   AND FINANCING   PRO FORMA
                               HISTORICAL   CERTAIN EVENTS   PRO FORMA   HISTORICAL    TRANSACTIONS     COMBINED
                               ----------   --------------   ---------   -----------   -------------   ----------
                                  RMB            RMB            RMB          RMB            RMB           RMB
OPERATING REVENUE
  Usage fees.................    16,285                       16,285       25,812                          42,097
  Monthly fees...............     4,564                        4,564        4,981                           9,545
  Connection fees............     2,113                        2,113        4,319                           6,432
  Other operating revenue....     3,422                        3,422        3,511                           6,933
                                 ------                       ------       ------                      ----------
Total operating revenue......    26,384                       26,384       38,623                          65,007
                                 ------                       ------       ------                      ----------
OPERATING EXPENSES
  Leased lines...............     3,309                        3,309        3,723                           7,032
  Interconnection............     4,867                        4,867        6,453                          11,320
  Depreciation...............     4,793           518(f)       5,311        7,411                          12,722
  Personnel..................       546                          546        2,256                           2,802
  Other operating expenses...     4,349                        4,349        5,140                           9,489
                                 ------                       ------       ------                      ----------
Total operating expenses.....    17,864                       18,382       24,983                          43,365
                                 ------                       ------       ------                      ----------
OPERATING PROFIT.............     8,520                        8,002       13,640                          21,642
WRITE-DOWN AND WRITE-OFF OF
  TACS NETWORK EQUIPMENT.....    (4,508)                      (4,508)      (8,242)                        (12,750)
OTHER INCOME.................         9                            9          552                             561
NON-OPERATING INCOME.........       123                          123           70                             193
INTEREST INCOME..............        --                           --          767             (207)(i)        560
FINANCE COSTS................      (638)                        (638)        (343)            (857)(j)     (1,838)
                                 ------                       ------       ------                      ----------
PROFIT BEFORE TAX............     3,506                        2,988        6,444                           8,368
                                                  171(g)
INCOME TAX...................      (824)         (959)(h)     (1,612)      (1,647)                         (3,259)
                                 ------                       ------       ------                      ----------
NET PROFIT...................     2,682                        1,376        4,797                           5,109
                                 ======                       ======       ======                      ==========
BASIC AND DILUTED NET PROFIT
  PER PRO FORMA SHARE........                                                                                0.31
                                                                                                       ==========
PRO FORMA SHARES UTILIZED IN
  BASIC CALCULATION
  (THOUSANDS)................                                                                          16,690,149
                                                                                                       ==========
PRO FORMA SHARES UTILIZED IN
  DILUTED CALCULATION
  (THOUSANDS)................                                                                          16,693,424
                                                                                                       ==========

    See accompanying notes to Unaudited Pro Forma Combined Balance Sheet and
                      Statements of Income under HK GAAP.

                        CHINA MOBILE (HONG KONG) LIMITED

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                     AND STATEMENTS OF INCOME UNDER HK GAAP
                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

DESCRIPTION OF PRO FORMA ADJUSTMENTS UNDER HK GAAP

     (a) To record the cash portion of the purchase consideration for the Target to be taken from the internal resources of the Company as at June 30, 2000.

     (b) To record the liability arising from the issuance of convertible notes and raising of the RMB bank loan for financing the Acquisition of the Target as at June 30, 2000.

     (c) To record the additional share capital arising from the issuance of shares pursuant to an international offering and to China Mobile Hong Kong (BVI) for financing the Acquisition of the Target as at June 30, 2000.

     (d) To eliminate the owners' equity of the Target as of June 30, 2000.

     (e) To record goodwill as a result of the acquisition of the Target as if the acquisition had taken place on June 30, 2000. The goodwill has been eliminated against reserves of the Company. Goodwill represents the difference between the purchase consideration of HK$ 256,021 million and the estimated fair value of the underlying net assets of the Target as of June 30, 2000.

     (f) The Target's fixed assets were revalued as of June 30, 2000, resulting in a revaluation surplus recorded on such date. The adjustment records the additional depreciation resulting from the revaluation of the fixed assets as if the revaluation surplus had been recorded on January 1, 1999.

     (g) The adjustment records the tax effect of the pro forma adjustment described in Note (f) above.

     (h) Previously, the connection fee revenue and certain surcharge revenue of the Target were not subject to enterprise income tax and, accordingly, no tax expense was included in the determination of the historical results of operations for the year ended December 31, 1999 and for the six-month period ended June 30, 2000. Upon the completion of the registration of the Target as wholly foreign-owned enterprises, in accordance with the Ministry of Finance ruling, such revenue will be taxable at an enterprise income tax rate of 33%. The adjustment records the applicable additional tax expense as if such revenue was taxable since January 1, 1999.

     (i) To adjust for the interest income for the cash portion of the purchase consideration to be taken from the internal resources of the Company as if the transaction had taken place on January 1, 1999. This interest income is not subject to income tax.

     (j) To record the interest expense of the convertible notes and the RMB bank loan at interest rates of 3.8125% per annum (being the mid point of a range from 2.875% to 4.750%, which range is shown for illustrative purpose only, and is determined from recent market transactions.) and 5.34% per annum (being the mid point of a range from 5.09% to 5.59%, which range is shown for illustrative purpose only.), respectively, as if the issuance of convertible notes and the RMB bank loan borrowings were

                        CHINA MOBILE (HONG KONG) LIMITED

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
             AND STATEMENTS OF INCOME UNDER HK GAAP -- (CONTINUED)

consummated on January 1, 1999. The interest expense of the convertible notes and the RMB bank loan are not deductible for income tax purposes. Had the interest rate on the notes and the RMB bank loan varied by 1/8%, the effect on the net profit would have been approximately RMB 22 million and RMB 11 million for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively.

SIGNIFICANT DIFFERENCES BETWEEN HK GAAP AND US GAAP

     The effect of US GAAP on the Company's pro forma combined shareholders' equity as of June 30, 2000 under HK GAAP, is as follows:

                                                                 CHINA
                                                              MOBILE (HK)
                                                               PRO FORMA
                                                               COMBINED
                                                              -----------
                                                                  RMB
PRO FORMA COMBINED SHAREHOLDERS' EQUITY UNDER HK GAAP.......     73,534
US GAAP ADJUSTMENTS:
Historical adjustments (i):
Capitalized interest........................................        486
Revaluation of fixed assets
  -- cost...................................................    (11,409)
  -- accumulated depreciation and other.....................      5,626
Deferred tax adjustments on revaluations....................      1,858
Employee housing scheme.....................................     (1,257)
Deemed capital contribution for employee housing scheme.....      1,194
Interconnection, roaming and leased line agreements.........       (586)
Recognition of deferred taxes...............................      1,355
Amortization of net connection fees and telephone number
  selection fees............................................     (2,157)
Deferred tax effects of US GAAP adjustments.................        313
                                                                -------
PRO FORMA COMBINED SHAREHOLDERS' EQUITY UNDER US GAAP.......     68,957
                                                                =======

---------------
(i) To record the historical US GAAP adjustments described in Note 23 to the Combined Financial Statements of the Target and Note 28 to the Consolidated Financial Statements of the Company.

                        CHINA MOBILE (HONG KONG) LIMITED

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
             AND STATEMENTS OF INCOME UNDER HK GAAP -- (CONTINUED)

SIGNIFICANT DIFFERENCES BETWEEN HK GAAP AND US GAAP

     The effect of US GAAP on the Company's pro forma combined net profit under HK GAAP for the year ended December 31, 1999 and the six-month period ended June 30, 2000, is as follows:

                                                                 YEAR ENDED       SIX MONTHS ENDED
                                                              DECEMBER 31, 1999    JUNE 30, 2000
                                                              -----------------   ----------------
                                                                     RMB                RMB
PRO FORMA COMBINED NET PROFIT UNDER HK GAAP.................          5,109              12,111
US GAAP ADJUSTMENTS:
Historical adjustments(i):
  Effect of combination of entities under common control....          2,204                  --
  Capitalized interest......................................             96                  11
  Revaluation of fixed assets...............................          3,781                 120
  Employee housing scheme...................................           (227)                (61)
  Interconnection, roaming and leased line agreements.......             --                (586)
  Deferred taxation.........................................            352                (355)
  Share option scheme.......................................            (22)                (28)
  Amortization of net connection fees and telephone number
     selection fees.........................................         (1,511)               (646)
  Deferred tax effects of US GAAP adjustments...............         (1,159)                259
                                                                 ----------          ----------
                                                                      8,623              10,825
Further US GAAP adjustments:
  Revaluation of fixed assets (ii)..........................            518                 305
  Deferred tax effects of US GAAP adjustments (iii).........           (171)               (101)
                                                                 ----------          ----------
PRO FORMA COMBINED NET PROFIT UNDER US GAAP.................          8,970              11,029
                                                                 ==========          ==========
PRO FORMA BASIC AND DILUTED NET PROFIT PER SHARE............           0.53                0.64
                                                                 ==========          ==========
PRO FORMA SHARES UTILIZED IN BASIC CALCULATION
  (THOUSANDS)...............................................     16,780,437          17,322,343
                                                                 ==========          ==========
PRO FORMA SHARES UTILIZED IN DILUTED CALCULATION
  (THOUSANDS)...............................................     16,783,712          17,332,410
                                                                 ==========          ==========

---------------
 (i) To record the historical US GAAP adjustments described in Note 23 to the Combined Financial Statements of the Target and Note 28 to the Consolidated Financial Statements of the Company.

 (ii) The adjustment records the reversal of additional depreciation resulting from revaluation of the Target's fixed assets described in Note (f) above.

(iii) The adjustment records the tax effect of the pro forma adjustment described in Note (ii) above.

                        CHINA MOBILE (HONG KONG) LIMITED

         UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME UNDER US GAAP
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

                                      PRO FORMA                                CHINA
                                     ADJUSTMENTS     TARGET                    MOBILE
                          TARGET     FOR CERTAIN     US GAAP      TARGET        (HK)      PRO FORMA     PRO FORMA      US GAAP
                        HISTORICAL     EVENTS       PRO FORMA   HISTORICAL   HISTORICAL    COMBINED    ADJUSTMENTS    PRO FORMA
                        ----------   -----------    ---------   ----------   ----------   ----------   -----------    ----------
                           RMB           RMB           RMB         RMB          RMB          RMB           RMB           RMB
OPERATING REVENUE
  Usage fees..........    10,218                     10,218       10,218       20,143         30,361                      30,361
  Monthly fees........     2,780                      2,780        2,780        4,250          7,030                       7,030
  Connection fees.....       317                        317          317          511            828                         828
  Other operating
    revenue...........     2,152                      2,152        2,152        2,930          5,082                       5,082
                          ------                     ------       ------       ------     ----------                  ----------
  Total operating
    revenue...........    15,467                     15,467       15,467       27,834         43,301                      43,301
                          ------                     ------       ------       ------     ----------                  ----------
OPERATING EXPENSES
Leased lines..........     1,532                      1,532        1,532        2,543          4,075                       4,075
Interconnection.......     2,749                      2,749        2,749        4,355          7,104                       7,104
Depreciation..........     2,658                      2,658        2,658        4,078          6,736                       6,736
Personnel.............       410                        410          410        1,482          1,892                       1,892
Other operating
  expenses............     2,529                      2,529        2,529        4,148          6,677                       6,677
Write-down and write-
  off of TACS network
  equipment...........        --                         --           --           --             --                          --
                          ------                     ------       ------       ------     ----------                  ----------
Total operating
  expenses............     9,878                      9,878        9,878       16,606         26,484                      26,484
                          ------                     ------       ------       ------     ----------                  ----------
OPERATING PROFIT......     5,589                      5,589        5,589       11,228         16,817                      16,817
OTHER INCOME..........        50                         50           50          330            380                         380
NON-OPERATING
  INCOME..............        52                         52           52            2             54                          54
INTEREST INCOME.......        --                         --           --          437            437      (125) (b)          312
FINANCE COSTS.........      (373)                      (373)        (373)        (307)          (680)     (428) (c)       (1,108)
                          ------                     ------       ------       ------     ----------                  ----------
PROFIT BEFORE TAX.....     5,318                      5,318        5,318       11,690         17,008                      16,455
INCOME TAX............    (1,584)       (310)(a)     (1,894)      (1,584)      (3,532)        (5,116)     (310) (a)       (5,426)
                          ------                     ------       ------       ------     ----------                  ----------
NET PROFIT............     3,734                      3,424        3,734        8,158         11,892                      11,029
                          ======                     ======       ======       ======     ==========                  ==========
BASIC AND DILUTED NET
  PROFIT PER PRO FORMA
  SHARE...............                                                                          0.69                        0.64
                                                                                          ==========                  ==========
PRO FORMA SHARES
  UTILIZED IN BASIC
  CALCULATION
  (THOUSANDS).........                                                                    17,322,343                  17,322,343
                                                                                          ==========                  ==========
PRO FORMA SHARES
  UTILIZED IN DILUTED
  CALCULATION
  (THOUSANDS).........                                                                    17,332,410                  17,332,410
                                                                                          ==========                  ==========

  See accompanying notes to Unaudited Pro Forma Combined Statements of Income under US GAAP.

                        CHINA MOBILE (HONG KONG) LIMITED

         UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME UNDER US GAAP
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

                                      PRO FORMA                                CHINA
                                     ADJUSTMENTS     TARGET                    MOBILE
                          TARGET     FOR CERTAIN     US GAAP      TARGET        (HK)      PRO FORMA     PRO FORMA      US GAAP
                        HISTORICAL     EVENTS       PRO FORMA   HISTORICAL   HISTORICAL    COMBINED    ADJUSTMENTS    PRO FORMA
                        ----------   -----------    ---------   ----------   ----------   ----------   -----------    ----------
                           RMB           RMB           RMB         RMB          RMB          RMB           RMB           RMB
OPERATING REVENUE
  Usage fees..........    16,285                     16,285       16,285       31,441         47,726                      47,726
  Monthly fees........     4,564                      4,564        4,564        6,371         10,935                      10,935
  Connection fees.....     1,408                      1,408        1,408        3,071          4,479                       4,479
  Other operating
    revenue...........     3,406                      3,406        3,406        4,057          7,463                       7,463
                          ------                     ------       ------       ------     ----------                  ----------
  Total operating
    revenue...........    25,663                     25,663       25,663       44,940         70,603                      70,603
                          ------                     ------       ------       ------     ----------                  ----------
OPERATING EXPENSES
Leased lines..........     3,309                      3,309        3,309        4,690          7,999                       7,999
Interconnection.......     4,867                      4,867        4,867        7,683         12,550                      12,550
Depreciation..........     4,800                      4,800        4,800        8,152         12,952                      12,952
Personnel.............       716                        716          716        2,555          3,271                       3,271
Other operating
  expenses............     3,925                      3,925        3,925        5,971          9,896                       9,896
Write-down and write-
  off of TACS network
  equipment...........     4,508                      4,508        4,508        5,267          9,775                       9,775
                          ------                     ------       ------       ------     ----------                  ----------
Total operating
  expenses............    22,125                     22,125       22,125       34,318         56,443                      56,443
                          ------                     ------       ------       ------     ----------                  ----------
OPERATING PROFIT......     3,538                      3,538        3,538       10,622         14,160                      14,160
OTHER INCOME..........         9                          9            9          619            628                         628
NON-OPERATING
  INCOME/(EXPENSES)...       123                        123          123         (136)           (13)                        (13)
INTEREST INCOME.......        --                         --           --          773            773      (207)(b)           566
FINANCE COSTS.........      (542)                      (542)        (542)        (396)          (938)     (857)(c)        (1,795)
                          ------                     ------       ------       ------     ----------                  ----------
PROFIT BEFORE TAX.....     3,128                      3,128        3,128       11,482         14,610                      13,546
INCOME TAX............      (369)       (959)(a)     (1,328)        (369)      (3,248)        (3,617)     (959)(a)        (4,576)
                          ------                     ------       ------       ------     ----------                  ----------
NET PROFIT............     2,759                      1,800        2,759        8,234         10,993                       8,970
                          ======                     ======       ======       ======     ==========                  ==========
BASIC AND DILUTED NET
  PROFIT PER PRO FORMA
  SHARE...............                                                                          0.66                        0.53
                                                                                          ==========                  ==========
PRO FORMA SHARES
  UTILIZED IN BASIC
  CALCULATION
  (THOUSANDS).........                                                                    16,780,437                  16,780,437
                                                                                          ==========                  ==========
PRO FORMA SHARES
  UTILIZED IN DILUTED
  CALCULATION
  (THOUSANDS).........                                                                    16,783,712                  16,783,712
                                                                                          ==========                  ==========

  See accompanying notes to Unaudited Pro Forma Combined Statements of Income under US GAAP.

                        CHINA MOBILE (HONG KONG) LIMITED

         UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME UNDER US GAAP
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

                                                                        CHINA
                                                                        MOBILE
                                                          TARGET         (HK)       PRO FORMA
                                                        HISTORICAL    HISTORICAL     COMBINED
                                                        ----------    ----------    ---------
                                                           RMB           RMB           RMB
OPERATING REVENUE
  Usage fees..........................................       7,224      14,173          21,397
  Monthly fees........................................       2,066       2,898           4,964
  Connection fees.....................................       1,139       2,715           3,854
  Other operating revenue.............................       1,398       1,697           3,095
                                                        ----------      ------      ----------
     Total operating revenue..........................      11,827      21,483          33,310
                                                        ----------      ------      ----------
OPERATING EXPENSES
  Leased lines........................................       1,801       2,561           4,362
  Interconnection.....................................       2,082       3,426           5,508
  Depreciation........................................       2,169       3,694           5,863
  Personnel...........................................         324         994           1,318
  Other operating expenses............................       1,902       2,873           4,775
  Write-down and write-off of TACS network
     equipment........................................          --         322             322
                                                        ----------      ------      ----------
     Total operating expenses.........................       8,278      13,870          22,148
                                                        ----------      ------      ----------
OPERATING PROFIT......................................       3,549       7,613          11,162
OTHER INCOME/(EXPENSES)...............................          (6)        293             287
NON-OPERATING INCOME, NET.............................          57          21              78
INTEREST INCOME.......................................          --         293             293
FINANCE COSTS.........................................        (220)       (176)           (396)
                                                        ----------      ------      ----------
PROFIT BEFORE TAX.....................................       3,380       8,044          11,424
INCOME TAX............................................        (666)     (2,460)         (3,126)
                                                        ----------      ------      ----------
NET PROFIT............................................       2,714       5,584           8,298
                                                        ==========      ======      ==========
BASIC AND DILUTED NET PROFIT PER PRO FORMA SHARE......                                    0.50
                                                                                    ==========
PRO FORMA SHARES UTILIZED IN BASIC CALCULATION
  (THOUSANDS).........................................                              16,672,113
                                                                                    ==========
PRO FORMA SHARES UTILIZED IN DILUTED CALCULATION
  (THOUSANDS).........................................                              16,674,675
                                                                                    ==========

  See accompanying notes to Unaudited Pro Forma Combined Statements of Income under US GAAP.

                        CHINA MOBILE (HONG KONG) LIMITED

         UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME UNDER US GAAP
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

                                                                        CHINA
                                                                        MOBILE
                                                          TARGET         (HK)       PRO FORMA
                                                        HISTORICAL    HISTORICAL     COMBINED
                                                        ----------    ----------    ---------
                                                           RMB           RMB           RMB
OPERATING REVENUE
  Usage fees..........................................      11,278      22,169          33,447
  Monthly fees........................................       3,051       5,755           8,806
  Connection fees.....................................       2,793       4,753           7,546
  Other operating revenue.............................       1,737       2,839           4,576
                                                        ----------      ------      ----------
     Total operating revenue..........................      18,859      35,516          54,375
                                                        ----------      ------      ----------
OPERATING EXPENSES
  Leased lines........................................       3,763       5,165           8,928
  Interconnection.....................................       2,753       5,511           8,264
  Depreciation........................................       3,076       5,463           8,539
  Personnel...........................................         716       1,844           2,560
  Other operating expenses............................       3,404       5,642           9,046
  Write-down and write-off of TACS network
     equipment........................................          --         136             136
                                                        ----------      ------      ----------
     Total operating expenses.........................      13,712      23,761          37,473
                                                        ----------      ------      ----------
OPERATING PROFIT......................................       5,147      11,755          16,902
OTHER INCOME/(EXPENSES)...............................        (115)        321             206
NON-OPERATING INCOME/(EXPENSES).......................          68          (1)             67
INTEREST INCOME.......................................          --       1,615           1,615
FINANCE COSTS.........................................        (152)       (142)           (294)
                                                        ----------      ------      ----------
PROFIT BEFORE TAX AND MINORITY INTERESTS..............       4,948      13,548          18,496
INCOME TAX............................................        (650)     (3,262)         (3,912)
                                                        ----------      ------      ----------
PROFIT BEFORE MINORITY INTERESTS......................       4,298      10,286          14,584
MINORITY INTERESTS....................................          --          (1)             (1)
                                                        ----------      ------      ----------
NET PROFIT............................................       4,298      10,285          14,583
                                                        ==========      ======      ==========
BASIC AND DILUTED NET PROFIT PER PRO FORMA SHARE......                                    0.87
                                                                                    ==========
PRO FORMA SHARES UTILIZED IN BASIC CALCULATION
  (THOUSANDS).........................................                              16,670,016
                                                                                    ==========
PRO FORMA SHARES UTILIZED IN DILUTED CALCULATION
  (THOUSANDS).........................................                              16,671,749
                                                                                    ==========

  See accompanying notes to Unaudited Pro Forma Combined Statements of Income under US GAAP.

                        CHINA MOBILE (HONG KONG) LIMITED

         UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME UNDER US GAAP
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

                                                                           CHINA
                                                                           MOBILE
                                                             TARGET         (HK)       PRO FORMA
                                                           HISTORICAL    HISTORICAL     COMBINED
                                                           ----------    ----------    ----------
                                                              RMB           RMB           RMB
OPERATING REVENUE
  Usage fees.............................................     6,815        13,379          20,194
  Monthly fees...........................................     1,609         3,707           5,316
  Connection fees........................................     3,277         5,509           8,786
  Other operating revenue................................     1,276         1,258           2,534
                                                             ------        ------      ----------
     Total operating revenue.............................    12,977        23,853          36,830
                                                             ------        ------      ----------
OPERATING EXPENSES
  Leased lines...........................................     2,191         4,518           6,709
  Interconnection........................................     1,850         1,589           3,439
  Depreciation...........................................     1,824         3,783           5,607
  Personnel..............................................       317         1,089           1,406
  Other operating expenses...............................     2,054         3,888           5,942
  Write-down and write-off of TACS network equipment.....        --            --              --
                                                             ------        ------      ----------
     Total operating expenses............................     8,236        14,867          23,103
                                                             ------        ------      ----------
OPERATING PROFIT.........................................     4,741         8,986          13,727
OTHER INCOME/(EXPENSES)..................................       (86)           52             (34)
NON-OPERATING INCOME/(EXPENSES)..........................        77           (12)             65
INTEREST INCOME..........................................        --           664             664
FINANCE COSTS............................................       (81)         (119)           (200)
                                                             ------        ------      ----------
PROFIT BEFORE TAX AND MINORITY INTERESTS.................     4,651         9,571          14,222
INCOME TAX...............................................      (381)       (1,416)         (1,797)
                                                             ------        ------      ----------
PROFIT BEFORE MINORITY INTERESTS.........................     4,270         8,155          12,425
MINORITY INTERESTS.......................................        --            (7)             (7)
                                                             ------        ------      ----------
NET PROFIT...............................................     4,270         8,148          12,418
                                                             ======        ======      ==========
BASIC AND DILUTED NET PROFIT PER PRO FORMA SHARE.........                                    0.86
                                                                                       ==========
PRO FORMA SHARES UTILIZED IN BASIC AND DILUTED
  CALCULATION (THOUSANDS)................................                              14,423,593
                                                                                       ==========

  See accompanying notes to Unaudited Pro Forma Combined Statements of Income under US GAAP.

                        CHINA MOBILE (HONG KONG) LIMITED

           NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
                                 UNDER US GAAP
                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

DESCRIPTION OF PRO FORMA ADJUSTMENTS

     (a) Previously, the connection fee revenue and certain surcharge revenue of the Target were not subject to enterprise income tax and, accordingly, no tax expense was included in the determination of the historical results of operations for the year ended December 31, 1999 and for the six-month period ended June 30, 2000. Upon the completion of the registration of the Target companies as wholly foreign-owned enterprises, in accordance with the Ministry of Finance ruling, such revenue will be taxable at an enterprise income tax rate of 33%. The adjustment records the applicable additional tax expense as if such revenue was taxable since January 1, 1999.

     (b) To adjust for the interest income for the cash portion of the purchase consideration to be taken from the internal resources of the Company as if the transaction had taken place on January 1, 1999. This interest income is not subject to income tax.

     (c) To record the interest expense of the convertible notes and the RMB bank loan at interest rates of 3.8125% per annum (being the mid point of a range from 2.875% to 4.750%, which range is shown for illustrative purpose only, and is determined from recent market transactions) and 5.34% per annum (being the mid point of a range from 5.09% to 5.59%, which range is shown for illustrative purpose only), respectively as if the issuance of the convertible note and the RMB bank borrowings were consummated at January 1, 1999. The interest expense for the convertible notes and the RMB bank loan are not deductible for income tax purposes. Had the interest rates on the RMB bank loan and the convertible notes varied by 1/8%, the effect on the net profit would have been approximately RMB 22 million and RMB 11 million for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively.

     No tax effect has been taken for the interest expense of the RMB bank Loan and the convertible notes as they are not deductible for income tax purposes.

----------------------------------------------------------
----------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                            ------------------------

                               TABLE OF CONTENTS

                                                PAGE
                                                ----
Prospectus Summary............................    1
Risk Factors..................................   19
Forward-Looking Statements....................   28
Our Company...................................   31
Use of Proceeds...............................   34
Dividends and Dividend Policy.................   34
Ratio of Earnings to Fixed Charges............   35
Capitalization................................   36
Exchange Rate Information.....................   38
Market Price Information......................   39
Our Selected Historical Consolidated Financial
  Information.................................   41
Selected Historical Combined Financial
  Information of the Companies................   45
Selected Pro Forma Financial Information......   48
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..................................   57
The Telecommunications Industry in China......   79
Business......................................   84
Our Proposed Strategic Alliance with Vodafone
  Group Plc...................................  112
The Acquisition...............................  114
Regulation....................................  130
Relationship with China Mobile Communications
  Corporation.................................  134
Relationship with China Telecommunications
  Corporation.................................  142
Management....................................  149
Ownership of China Mobile (HK)................  154
Description of Share Capital..................  155
Description of American Depositary Receipts...  158
Description of the Convertible Notes..........  165
Taxation......................................  190
Legal Matters.................................  200
Experts.......................................  200
Miscellaneous.................................  200
Enforceability of Civil Liabilities...........  200
Where You Can Find More Information...........  201
Underwriting..................................  203
Index to Financial Statements.................  F-1

----------------------------------------------------------
----------------------------------------------------------
----------------------------------------------------------
----------------------------------------------------------

                                  CHINA MOBILE
                              (HONG KONG) LIMITED
                        201,001,644 American Depositary
                                     Shares
                                  Representing
                         1,005,008,218 Ordinary Shares

                                      and

                        US$600,000,000    % Convertible
                               Notes due
                        -------------------------------

                            [CHINA MOBILE (HK) LOGO]

                        -------------------------------

                CHINA INTERNATIONAL CAPITAL CORPORATION LIMITED

                          GOLDMAN SACHS (ASIA) L.L.C.

                              MERRILL LYNCH & CO.

----------------------------------------------------------
----------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses, other than the underwriting discounts and commission, payable by the registrant in connection with the offering described in the registration statement (all amounts are estimated except the SEC registration fee):

Securities and Exchange Commission registration fee.........  $ *
NYSE subsequent listing fee.................................    *
Printing costs..............................................    *
Legal fees and expenses.....................................    *
Accounting fees and expenses................................    *
Property valuation expenses.................................    *
Miscellaneous...............................................    *
                                                              ---
          Total Expenses....................................  $ *
                                                              ===

---------------

* To be provided by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to the Articles of Association of China Mobile (HK) as qualified by the provisions of the Companies Ordinance of Hong Kong, every director and officer of China Mobile (HK) is indemnified out of the assets of China Mobile
(HK) against all costs, charges, expenses, losses and liabilities which may be sustained or incurred in the execution of, or in relation to, the office of a director or officer (except for such costs, charges, expenses, losses and liabilities which may arise as a result of any negligence, default, breach of duty or breach of trust of which such director or officer may be guilty).

ITEM 16.  EXHIBITS

     (a) EXHIBITS.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
1.1       Form of International Equity Underwriting Agreement.*
1.2       Form of Asia Equity Underwriting Agreement.*
1.3       Form of Convertible Note Underwriting Agreement.*
2.1       Conditional Sale and Purchase Agreement, dated October 4,
          2000, among China Mobile Communications Corporation, China
          Mobile Hong Kong (BVI) Limited and China Mobile (HK).*
4.1       Deposit Agreement among the registrant, The Bank of New
          York, as depositary, and owners and beneficial owners of
          American depositary receipts issued thereunder, including
          the form of American depositary receipt.(1)
4.2       Form of Indenture between the registrant and The Bank of New
          York, as trustee.*
4.3       Form of Global Notes (included in Exhibit 4.2).*

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
5.1       Opinion of Linklaters, Hong Kong counsel to the registrant, as to the validity of the ordinary shares.*
5.2       Opinion of Emmet, Marvin & Martin, LLP, United States
          counsel to the depositary, as to the validity of the
          American depositary receipts.(1)
5.3       Opinion of Linklaters, Hong Kong counsel to the registrant, as to the validity of the convertible notes (included in
          Exhibit 5.1).*
5.4       Opinion of Shearman & Sterling, United States counsel to the registrant as to the validity of the convertible notes.*
8.1       Hong Kong tax opinion of Linklaters (included in Exhibit
          5.1).*
10.1      Agreement Regarding the Use of Frequency/Number Resources,
          dated October 8, 1999, between China Mobile (HK) and China
          Mobile Communications Corporation.(2)
10.2      Agreement on Trademark Use, dated October 8, 1999, between
          China Mobile (HK) and China Mobile Communications
          Corporation.(2)
10.3      Inter-Provincial Long-Distance Transmission Leased Line Fee
          Sharing Agreement, dated May 5, 2000, between China Mobile
          Communications Corporation and China Mobile (HK).(3)
10.4      Inter-Provincial Network Interconnection, Domestic and
          International Roaming and Settlement Agreement, dated May 5,
          2000, between China Mobile Communications Corporation and
          China Mobile (HK).(3)
10.5      Supplemental Agreement to Spectrum/Number Resources Use
          Agreement, Trademark License Contract, Inter-provincial Long
          Distance Transmission Lines Fee Sharing Agreement and
          Inter-provincial Interconnection and Domestic and
          International Roaming Settlement Agreement, dated September
          19, 2000, among China Mobile Communications Corporation,
          China Mobile (HK), Beijing Mobile, Tianjin Mobile, Shanghai
          Mobile, Hebei Mobile, Liaoning Mobile, Shandong Mobile and
          Guangxi Mobile.*
10.6      Agreement Regarding the Roaming Settlement of "Shenzhonxing"
          Prepaid Services "Shenzhouxing" and Revenues Sharing for
          Sales of Stored Value for Stored Value Cards, dated
                         , 2000, between China Mobile Communications
          Corporation and China Mobile (HK).*
10.7      Contract on Termination of the Trademark Licensing, dated
          September 15, 2000, between China Telecommunications
          Corporation and China Mobile (HK).*
10.8      Tenancy Agreement, dated June 7, 2000, between Fu Hao
          Properties Limited and China Mobile (HK).(3)
10.9      Building Leasing and Property Management Agreement, dated
          September 18, 2000, between Beijing Mobile and Beijing
          Communications Service Company ("Beijing Service").*
10.10     Building Leasing and Property Management Agreement, dated
          September 18, 2000, between Beijing Mobile and Beijing
          Service (Leasing by Beijing Mobile to Beijing Service).*
10.11     Agreement on Mobile Communications Equipment Maintenance,
          and Modulation, dated September 18, 2000, between Beijing
          Mobile and Beijing Huarui Wireless Communications Equipment
          Installation Company ("Beijing Huarui").*
10.12     Agreement on Communications Projects Design and
          Consideration, dated September 18, 2000, between Beijing
          Mobile and Beijing Huarui.*

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
10.13     Capital Contribution Agreement, dated August 30, 2000, among
          China Mobile Communications Corporation, Beijing Mobile and
          Beijing Service.*
10.14     Agreement Regarding the Transfer of Personnel, Finances and
          Assets Not Directly Related to Mobile Communication
          Services, dated August 30, 2000, among China Mobile
          Communications Corporation, Beijing Mobile and Beijing
          Service.*
10.15     Agreement on the Confirmation of the Transfer of Personnel,
          Finances and Assets and the Related Rights and Obligations,
          dated August 30, 2000, between Beijing Mobile and Beijing
          Service.*
10.16     Agreement on Mobile Communications Equipment Maintenance,
          dated           , 2000, between Shanghai Mobile and Shanghai
          Long-distance Telecommunications Engineering Company
          ("Shanghai Engineering").*
10.17     Agreement on Contracting Mobile Communications Projects,
          dated September 20, 2000, between Shanghai Mobile and
          Shanghai Engineering.*
10.18     Building Leasing and Property Management Agreement, dated
          September 20, 2000, between Shanghai Mobile and Shanghai
          Communications Service Company ("Shanghai Service").*
10.19     Capital Contribution Agreement, dated August 30, 2000, among
          China Mobile Communications Corporation, Shanghai Mobile and
          Shanghai Service.*
10.20     Agreement Regarding the Transfer of Personnel, Finances and
          Assets Not Directly Related to Mobile Communication
          Services, dated August 30, 2000, among China Mobile
          Communications Corporation, Shanghai Mobile and Shanghai
          Service.*
10.21     Agreement on the Confirmation of the Transfer of Personnel,
          Finances and Assets and the Related Rights and Obligations,
          dated August 30, 2000, between Shanghai Mobile and Shanghai
          Service.*
10.22     Building Leasing Agreement, dated August 1, 2000, between
          Tianjin Mobile and Tianjin Communications Service Company
          ("Tianjin Service").*
10.23     Capital Contribution Agreement, dated August 30, 2000, among
          China Mobile Communications Corporation, Tianjin Mobile and
          Tianjin Service.*
10.24     Agreement Regarding the Transfer of Personnel, Finances and
          Assets Not Directly Related to Mobile Communication
          Services, dated August 30, 2000, among China Mobile
          Communications Corporation, Tianjin Mobile and Tianjin
          Service.*
10.25     Agreement on the Confirmation of the Transfer of Personnel,
          Finances and Assets and the Related Rights and Obligations,
          dated August 30, 2000, between Tianjin Mobile and Tianjin
          Service.*
10.26     Building Leasing and Property Management Agreement, dated
          August 1, 2000, between Hebei Mobile and Hebei
          Communications Service Company ("Hebei Service").*
10.27     Agreement on the Sales and Maintenance of Masts and
          Maintenance of Antennas and Feeder Lines, dated August 1,
          2000, between Hebei Mobile and Hebei Provincial Posts and
          Telecommunications Equipment and Machinery Plant.*
10.28     Capital Contribution Agreement, dated August 30, 2000, among
          China Mobile Communications Corporation, Hebei Mobile and
          Hebei Service.*

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
10.29     Agreement Regarding the Transfer of Personnel, Finances and
          Assets Not Directly Related to Mobile Communication
          Services, dated August 30, 2000, among China Mobile
          Communications Corporation, Hebei Mobile and Hebei Service.*
10.30     Agreement on the Confirmation of the Transfer of Personnel,
          Finances and Assets and the Related Rights and Obligations,
          dated August 30, 2000, between Hebei Mobile and Hebei
          Service.*
10.31     Building Leasing and Property Management Agreement, dated
          August 10, 2000, between Liaoning Mobile and Liaoning
          Communications Service Company ("Liaoning Service").*
10.32     Agreement on Communications Equipment Maintenance, dated
          September 8, 2000, between Liaoning Mobile and Liaoning
          Provincial Posts and Telecommunications Engineering Bureau
          ("Liaoning Engineering").*
10.33     Agreement on Mobile Communications Projects Construction,
          dated September 8, 2000, between Liaoning Mobile and
          Liaoning Engineering.*
10.34     Capital Contribution Agreement, dated August 30, 2000, among
          China Mobile Communications Corporation, Liaoning Mobile and
          Liaoning Service.*
10.35     Agreement Regarding the Transfer of Personnel, Finances and
          Assets Not Directly Related to Mobile Communication
          Services, dated August 30, 2000, among China Mobile
          Communications Corporation, Liaoning Mobile and Liaoning
          Service.*
10.36     Agreement on the Confirmation of the Transfer of Personnel,
          Finances and Assets and the Related Rights and Obligations,
          dated August 30, 2000, between Liaoning Mobile and Liaoning
          Service.*
10.37     Building Leasing and Property Management Agreement, dated
          September 1, 2000, between Shandong Mobile and Shandong
          Communications Service Company ("Shandong Service").*
10.38     Agreement on Contracting Mobile Communications Projects,
          dated September 1, 2000, between Shandong Mobile and
          Shandong Mobile Communications Engineering Bureau.*
10.39     Capital Contribution Agreement, dated August 30, 2000, among
          China Mobile Communications Corporation, Shandong Mobile and
          Shandong Service.*
10.40     Agreement Regarding the Transfer of Personnel, Finances and
          Assets Not Directly Related to Mobile Communication
          Services, dated August 30, 2000, among China Mobile
          Communications Corporation, Shandong Mobile and Shandong
          Service.*
10.41     Agreement on the Confirmation of the Transfer of Personnel,
          Finances and Assets and the Related Rights and Obligations,
          dated August 30, 2000, between Shandong Mobile and Shandong
          Service.*
10.42     Building Leasing Agreement, dated August 26, 2000, between
          Guangxi Mobile and Guangxi Communications Service Company
          ("Guangxi Service").*
10.43     Capital Contribution Agreement, dated August 30, 2000, among
          China Mobile Communications Corporation, Guangxi Mobile and
          Guangxi Service.*
10.44     Agreement Regarding the Transfer of Personnel, Finances and
          Assets Not Directly Related to Mobile Communication
          Services, dated August 30, 2000, among China Mobile
          Communications Corporation, Guangxi Mobile and Guangxi
          Service.*

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
10.45     Agreement on the Confirmation of the Transfer of Personnel,
          Finances and Assets and the Related Rights and Obligations,
          dated August 30, 2000, between Guangxi Mobile and Guangxi
          Service.*
10.46     Strategic Investor Placing Agreement among China Mobile
          (Hong Kong),    --   , China International Capital
          Corporation, Goldman Sachs (Asia) L.L.C. and Merrill Lynch
          Far East Limited, dated October 4, 2000.*
23.1      Consent of Linklaters (included in Exhibit 5.1).*
23.2      Consent of Emmet, Marvin & Martin, LLP (included in Exhibit
          5.2).
23.3      Consent of Commerce & Finance Law Office.
23.4      Consent of KPMG.
23.5      Consent of Chesterton Petty Limited.
23.6      Consent of N M Rothschild & Sons (Hong Kong) Limited.
23.7      Consent of China Mobile Communications Corporation.
24.1      Powers of attorney are set forth under "Signatures" in this
          Part II of the Registration Statement.
25.1      Form T-1 Statement of Eligibility and Qualification under
          the Trust Indenture Act of 1939 of the Bank of New York.

---------------
(1) Incorporated by reference to the depositary's Registration Statement on Form
    F-6 (File No. 333-      ), filed with the SEC on October 4, 2000.

(2) Incorporated by reference to our Registration Statement on Form F-3 (File No. 333-10956) filed with the SEC.

(3) Incorporated by reference to our Annual Report on Form 20-F (File No. 1-14696) filed with the SEC.

*  To be filed by amendment.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Hong Kong, China on October 4, 2000.

                                          CHINA MOBILE (HONG KONG) LIMITED

                                          By: /s/     WANG XIAOCHU
                                            ------------------------------------
                                              Name: Wang Xiaochu
                                              Title:  Chairman of the Board and
                                                       Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wang Xiaochu, Li Zhenqun and Ding Donghua, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities on October 4, 2000.

                      SIGNATURE                                            TITLE
                      ---------                                            -----
                  /s/ WANG XIAOCHU                     Chairman and Chief Executive Officer
 ---------------------------------------------------     (Principal Executive Officer)
                    Wang Xiaochu

                   /s/ LI ZHENQUN                      Vice Chairman and Chief Operating Officer
 ---------------------------------------------------
                     Li Zhenqun

                  /s/ DING DONGHUA                     Director and Chief Financial Officer
 ---------------------------------------------------     (Principal Financial and Accounting Officer)
                    Ding Donghua

                     /s/ LI GANG                       Director
 ---------------------------------------------------
                       Li Gang

                     /s/ XU LONG                       Director
 ---------------------------------------------------
                       Xu Long

                      SIGNATURE                                            TITLE
                      ---------                                            -----
                     /s/ HE NING                       Director
 ---------------------------------------------------
                       He Ning

                    /s/ LIU PING                       Director
 ---------------------------------------------------
                      Liu Ping

                  /s/ YUAN JIANGUO                     Director
 ---------------------------------------------------
                    Yuan Jianguo

                   /s/ WEI YIPING                      Director
 ---------------------------------------------------
                     Wei Yiping

              /s/ ARTHUR LI KWOK CHEUNG                Non-Executive Director
 ---------------------------------------------------
                Arthur Li Kwok Cheung

             /s/ ANTONY LEUNG KAM CHUNG                Non-Executive Director
 ---------------------------------------------------
               Antony Leung Kam Chung

            SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

     Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of China Mobile (Hong Kong) Limited, has signed this registration statement or amendment thereto in the City of Newark, State of Delaware, on October 4, 2000.

                                          PUGLISI & ASSOCIATES

                                          By:    /s/ DONALD J. PUGLISI
                                            ------------------------------------
                                              Name: Donald J. Puglisi
                                              Title:  Managing Director